UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

COMSTOCK RESOURCES, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)

Title of each class of securities to which transaction applies:

Common Stock, par value $0.50 per share, of Comstock Resources, Inc.

Series A Preferred Stock, par value $10.00 per share, of Comstock Resources, Inc.

	(2)	Aggregate number of securities to which transaction applies: (a) 28,833,000 shares of Common Stock (b) 210,000 shares of Series A Preferred Stock
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating this filing fee, the underlying value of the transaction was determined based upon the sum of (i) 28,833,000 shares of Common Stock, multiplied by $4.42 per share (the average of the high and low price of such Common Stock on June 7, 2019, as reported on the New York Stock Exchange), totaling $127,441,860; (ii) 210,000 shares of Series A Preferred Stock, par value $10.00, totaling $2,100,000, (iii) $700,000,000 in cash consideration, and (iv) $155,000,000 estimated consideration for the “Series A Preferred Balance,” as discussed herein.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001212 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $984,541,860
	(5)	Total fee paid: $119,326.47

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

COMSTOCK RESOURCES, INC.

5300 Town and Country Blvd.,

Suite 500

Frisco, Texas 75034

NOTICE OF ACTION BY WRITTEN CONSENT AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                         , 2019

Dear Stockholder:

This notice of action by written consent and the accompanying information statement (this “Information Statement”) is being furnished by the Board of Directors (the “Board”) of Comstock Resources, Inc., a Nevada corporation (“Comstock”, the “Company”, “we”, “us” or “our”) to the holders of record at the close of business on June 11, 2019 of the outstanding shares of our common stock, $0.50 par value (“Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The purpose of this Information Statement is to inform the Company’s stockholders that on June 7, 2019, holders of approximately 84% of the outstanding shares of Common Stock acted by written consent (the “Written Consent”) in lieu of a special meeting of stockholders to approve (i) an amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Charter Amendment”) to increase the number of authorized shares of Common Stock from 155,000,000 to 400,000,000 (the “Share Increase”), (ii) the Agreement and Plan of Merger dated as of June 7, 2019 (the “Merger Agreement”), by and among the Company, Covey Park Energy LLC, a Delaware limited liability company (“Covey Park”), New Covey Park Energy LLC, a Delaware limited liability company (“Holdings”), and, solely for the purposes of Section 5.14 thereof, Covey Park Energy Holdings LLC, a Delaware limited liability company (“Current Holdings”), and subject to the satisfaction or waiver of specified conditions, the merger of Covey Park with and into the Company, with the Company existing as the surviving corporation (the “Merger”), pursuant to which the limited liability company interests in Covey Park will, upon consummation of the Merger, be converted into the right to receive (x) 28,833,000 shares of Common Stock (subject to the terms and conditions of the Merger Agreement) (such shares of Common Stock, the “Common Stock Consideration”), (y) 210,000 shares of Series A Preferred Stock (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”), and (z) cash in an amount equal to $700.0 million plus the Series A Preferred Balance (as defined in the Merger Agreement) to be used to redeem the preferred units of Holdings (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), and (iii) in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Common Stock (the “Share Issuances”) (x) as Merger Consideration pursuant to the Merger, (y) pursuant to the Subscription Agreement (the “Subscription Agreement”), by and among the Company, Arkoma Drilling CP, LLC (“Arkoma LLC”) and Williston Drilling CP, LLC (“Williston LLC” and, together with Arkoma LLC, the “Jones LLCs”), under which, upon satisfaction of the terms and conditions therein, the Jones LLCs shall purchase in the aggregate (a) 50,000,000 shares of Common Stock for total consideration of $300.0 million and (b) 175,000 shares of Series B Preferred Stock for total consideration of $175.0 million, and (z) upon conversion of the Series A Preferred Stock and Series B Preferred Stock in accordance with the Certificate of Designations establishing the rights, preferences and privileges thereof (the “Certificate of Designations”). Copies of the Merger Agreement, the Subscription Agreement, and the Certificate of Designations have been included as Annex A, Annex B, and Annex C, respectively. Approval of the Charter

Amendment, the Merger Agreement and the Merger and the Share Issuances are referred to herein collectively as the “Shareholder Approved Actions.” The transactions contemplated by the Merger Agreement, the Subscription Agreement, the Certificate of Designations and the Registration Rights Agreement (as further described below) are referred to herein collectively as the “Transactions.”

Under Nevada law and the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, adoption of the Charter Amendment and Merger Agreement, and the transactions contemplated thereby, by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the voting power of all outstanding shares of Common Stock. In addition, our Common Stock is listed on the New York Stock Exchange (the “NYSE”). Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:

•

such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock;

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to more than 5% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock and such issuance is to a substantial security holder of the Company.

Because the maximum number of shares of our Common Stock issuable pursuant to the Share Issuances would represent greater than 20% of the number of shares of our Common Stock outstanding prior to the issuance of the Stock Consideration and the shares of Common Stock and Series B Preferred Stock to the Jones LLCs, stockholder approval of the Share Issuances is required under NYSE rules and regulations. See “The Merger Agreement—The Series A and Series B Preferred Stock” for more detail on the number of shares of Common Stock that may be issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock. In addition, because the shares of Common Stock to be issued to the Jones LLCs pursuant to the Subscription Agreement and that may be issuable to the Jones LLCs upon conversion of the Series B Preferred Stock represent more than 5% of the issued and outstanding shares of Common Stock prior to the Share Issuances, and the Jones LLCs together with their affiliates disclosed below collectively are substantial security holders of the Company, stockholder approval is required for the issuance of such shares of Common Stock to the Jones LLCs under the NYSE rules and regulations.

On June 7, 2019, Arkoma Drilling, LP (“Arkoma”) and Williston Drilling, LP (“Williston” and, together with Arkoma, the “Principal Stockholders”) delivered to the corporate secretary of the Company an irrevocable written consent approving the Shareholder Approved Actions. As of June 7, 2019, the Principal Stockholders held shares of Common Stock representing approximately 84% of the voting power of all outstanding shares of Common Stock. Accordingly, the adoption of the Shareholder Approved Actions by the Company’s stockholders was effected in accordance with Section 78.390 of the Nevada Revised Statutes as of June 7, 2019 and the NYSE rules and regulations. No further approval of the stockholders of the Company under the Nevada Revised Statutes or NYSE rules and regulations is required to complete the Shareholder Approved Actions. As a result, the Company has not solicited and will not be soliciting your vote for the Shareholder Approved Actions and does not intend to call a meeting of stockholders for purposes of voting on the adoption of either matter.

Pursuant to Rule 14c-2 of the Exchange Act, the actions contemplated by written consent may not be taken until                             , 2019, which is 20 calendar days following the date we first mail this Information Statement to our stockholders. The Charter Amendment will not become effective until it is filed with the Secretary of State of the State of Nevada, which will occur only if the other conditions under the Merger Agreement are satisfied.

The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board (i)(A) determined that the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its stockholders, (B) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, and (C) subject to certain provisions of the Merger Agreement described under “The Merger Agreement—No Solicitation” in the Information Statement, recommended that the holders of Common Stock vote in favor of adopting the Merger Agreement and (ii) directed that the Shareholder Approved Actions be submitted to the holders of the Common Stock for their adoption.

This notice of action by written consent and the Information Statement shall constitute notice to you from the Company that the Shareholder Approved Actions have been adopted by the holders of a majority of the voting power of the Common Stock by written consent in lieu of a meeting in accordance with Section 78.390 of the Nevada Revised Statutes and the NYSE regulations.

COMSTOCK IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND COMSTOCK A PROXY.

PLEASE NOTE THAT THE PRINCIPAL STOCKHOLDERS OF COMSTOCK HAVE VOTED TO APPROVE AND ADOPT THE SHAREHOLDER APPROVED ACTIONS. THE NUMBER OF VOTES HELD BY THE PRINCIPAL STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT UNDER THE NEVADA REVISED STATUTES AND NYSE RULE 312 FOR THESE ACTIONS AND CONSEQUENTLY, NO ADDITIONAL VOTES WILL BE NEEDED TO APPROVE THESE TRANSACTIONS. THE CORPORATE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT REQUIRED SHAREHOLDER APPROVAL FROM THE HOLDERS OF OUR OUTSTANDING COMMON STOCK BECAUSE OUR COMMON STOCK IS TRADED ON THE NYSE AND THE REQUIREMENTS OF NEVADA LAW.

The Information Statement accompanying this letter provides you with more specific information concerning the Charter Amendment, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read this Information Statement and the copy of the Merger Agreement included as Annex A to the Information Statement.

By order of the Board of Directors

Very truly yours,

M. Jay Allison

Chairman of the Board and Chief Executive Officer

The Merger has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities or other regulatory agency. Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has passed upon the merits or fairness of the Merger or upon the adequacy or accuracy of the information contained in this document or the Information Statement. Any representation to the contrary is a criminal offense.

The Information Statement is dated                         , 2019 and is first being mailed to our stockholders on or about                         , 2019.

i

ii

COMSTOCK RESOURCES, INC.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

INFORMATION STATEMENT

This information statement and notice of action by written consent (collectively, this “Information Statement”) contains information relating to (i) amending the Second Amended and Restated Articles of Incorporation (the “Charter Amendment”) of Comstock Resources, Inc., a Nevada corporation (“Comstock”, the “Company” “we”, “us” or “our”), to increase the number of authorized shares of Company common stock, par value $0.50 (“Common Stock”), from 155,000,000 to 400,000,000 (the “Share Increase”) and (ii) the Agreement and Plan of Merger, dated as of June 7, 2019 (the “Merger Agreement”), entered into by and among the Company, Covey Park Energy LLC, a Delaware limited liability company (“Covey Park”), New Covey Park Energy LLC, a Delaware limited liability company (“Holdings”), and, solely for the purposes of Section 5.14 thereof, Covey Park Energy Holdings LLC, a Delaware limited liability company (“Current Holdings”), and subject to the satisfaction or waiver of specified conditions, the merger of Covey Park with and into the Company, with the Company existing as the surviving corporation (the “Merger”), pursuant to which the limited liability company interests in Covey Park will, upon consummation of the Merger, be converted into the right to receive (x) 28,833,000 shares of Common Stock (subject to the terms and conditions of the Merger Agreement) (such shares of Common Stock, the “Common Stock Consideration”), (y) 210,000 shares of Series A Preferred Stock of the Company (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”), and (z) cash in an amount equal to $700.0 million plus the Series A Preferred Balance (as defined in the Merger Agreement) to be used to redeem the preferred units of Holdings (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), (iii) the Subscription Agreement (the “Subscription Agreement”), by and among the Company, Arkoma Drilling CP, LLC (“Arkoma LLC”) and Williston Drilling CP, LLC (“Williston LLC” and, together with Arkoma LLC, the “Jones LLCs”), pursuant to which, upon satisfaction of the terms and conditions therein, the Jones LLCs shall purchase in the aggregate (x) 50,000,000 shares of Common Stock for total consideration of $300.0 million and (y) 175,000 shares of Series B Preferred Stock of the Company for total consideration of $175.0 million, and (iv) in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Common Stock (the “Share Issuances”) (x) as Merger Consideration pursuant to the Merger, (y) to the Jones LLCs, pursuant to the Subscription Agreement and (z) upon conversion of the Series A Preferred Stock and Series B Preferred Stock in accordance with the Certificate of Designations establishing the rights, preferences and privileges thereof (the “Certificate of Designations”). The Charter Amendment, the Merger Agreement and the transactions contemplated thereby and the Share Issuances are referred to herein collectively as the “Shareholder Approved Actions.” The Merger Agreement, the Subscription Agreement, the Shareholders Agreement, the Charter Amendment, the Certificate of Designations and the Registration Rights Agreement (as further described below) are referred to herein collectively as the “Transaction Documents” and, the transactions contemplated thereby, including the Share Issuances, the “Transactions.” We are furnishing this Information Statement to stockholders of the Company pursuant to applicable provisions of Nevada law and certain securities regulations. This Information Statement is dated                         , 2019 and is first being mailed to our stockholders on or about                         , 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

SUMMARY

This summary highlights selected information in this Information Statement and may not contain all of the information about the Transactions that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this Information Statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the Transactions. You may obtain, without charge, copies of documents incorporated by reference into this Information Statement by following the instructions under the section of this Information Statement entitled “Where You Can Find Additional Information” beginning on page 121.

The Parties

Comstock is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and North Dakota. The Company’s stock is traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CRK.” Its principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and its telephone number is (972) 668-8800.

Covey Park is an independent natural gas company engaged in the acquisition, development, exploitation and exploration of natural gas properties targeting the Haynesville and Bossier shale plays. Its principal executive offices are located at 8401 N. Central Expressway, Suite 700, Dallas, Texas 75225 and its telephone number is (214) 548-6000.

Holdings is a Delaware limited liability company and wholly-owned subsidiary of Covey Park that was formed prior to the execution of the Merger Agreement to hold all of the equity interests in the Company following completion of the Restructuring (as defined below) and the Merger Consideration following completion of the Merger. Its principal executive offices are located at 8401 N. Central Expressway, Suite 700, Dallas, Texas 75225 and its telephone number is (214) 548-6000. Please see The Merger—Restructuring for more details regarding the Restructuring.

Current Holdings is a Delaware limited liability company and currently holds all of the outstanding common equity interests in Covey Park. Following completion of the Restructuring, the Merger and the redemption of the Series A Preferred Units (as defined below), Current Holdings will hold all of the outstanding limited liability company interests in Holdings. Its principal executive offices are located at 8401 N. Central Expressway, Suite 700, Dallas, Texas 75225 and its telephone number is (214) 548-6000.

Please see the section of this Information Statement entitled “The Parties” beginning on page 23.

The Merger

The Company, Covey Park, Holdings, and, solely for the purposes of Section 5.14 thereof, Current Holdings entered into the Merger Agreement on June 7, 2019. A copy of the Merger Agreement is included as Annex A to this Information Statement. Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Covey Park will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the Nevada Revised Statutes and the Delaware Limited Liability Company Act. As a result of the Merger, the separate existence of Covey Park shall cease and the Company shall continue its existence under the laws of the State of Nevada as the surviving entity (in such capacity, the Company is sometimes referred to herein as the “surviving corporation”).

At the effective time of the Merger (defined below under “The Merger Agreement—Closing and Effective Time of the Merger”), all of the equity of Covey Park (the “Covey Park Equity”) that is issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive (i) 28,833,000 shares of Common Stock (such shares of Common Stock, the “Common Stock Consideration”), (ii) 210,000 shares of Series A Preferred Stock (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”), and (iii) cash in an amount equal to $700.0 million plus the Series A Preferred Balance (as defined in the Merger Agreement) to be used to redeem the preferred units of Holdings (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

Please see the section of this Information Statement entitled “The Merger” beginning on page 24.

Contemporaneously with the consummation of the Merger and in order to fund certain payments required to be made by the Company in the Transactions, pursuant to the Subscription Agreement, the Jones LLCs shall purchase in the aggregate (i) 50,000,000 shares of Common Stock for total consideration of $300.0 million and (ii) 175,000 shares of Series B Preferred Stock of the Company for total consideration of $175.0 million.

The Series A Preferred Stock and the Series B Preferred Stock will be convertible into shares of Common Stock as more particularly described in the section of this Information Statement entitled “The Merger” beginning on page 24.

Recommendation of the Board; Reasons for the Merger

After careful consideration, the Company’s Board of Directors (the “Board”) approved the Merger Agreement and recommended the approval of the Shareholder Approved Actions by the Company’s stockholders.

The Board believes that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its stockholders. For a discussion of the material factors that the Board considered in determining to approve the Merger Agreement, please see the section of this Information Statement entitled “The Merger—Reasons for the Merger” beginning on page 28.

Approval of the Merger; Record Date; Action by Stockholder Consent

On June 7, 2019, Arkoma Drilling, LP (“Arkoma”) and Williston Drilling, LP (“Williston” and, together with Arkoma, the “Principal Stockholders”), delivered to the corporate secretary of the Company an irrevocable written consent approving the Shareholder Approved Actions (the “Written Consent”). As of June 7, 2019, the Principal Stockholders held shares of Common Stock representing approximately 84% of the voting power of all outstanding shares of Common Stock. Accordingly, the approval of the Shareholder Approved Actions by the Company’s stockholders was effected in accordance with the Nevada Revised Statutes on June 7, 2019 and the NYSE regulations. No further approval of the stockholders of the Company is required to approve the Shareholder Approved Actions. As a result, the Company has not solicited and will not be soliciting your vote for the approval of the Shareholder Approved Actions and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Shareholder Approved Actions. If the Merger Agreement is terminated in accordance with its terms, the Written Consent will be of no further force and effect.

Federal securities laws state that the Shareholder Approved Actions may not be completed until twenty (20) days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent (which was obtained concurrently with the execution of the Merger Agreement), the Shareholder Approved Actions will not occur until that time has elapsed. We currently expect the Merger to be completed before the end of the third quarter of 2019, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the Merger Agreement. However, there can be no assurance that the Merger will be completed on or prior to that time, or at all.

This Information Statement shall constitute notice to you from the Company that the Shareholder Approved Actions have been adopted by the holders of a majority of the voting power of the Common Stock by written consent in lieu of a meeting in accordance with the Nevada Revised Statutes.

Please see the section of this Information Statement entitled “The Merger Agreement—Action by Stockholder Consent” beginning on page 47.

Certain Effects of the Merger

Upon the consummation of the Merger, Covey Park will be merged with and into the Company, and the Company shall continue its existence under the laws of the State of Nevada as the surviving corporation. At the effective time of the Merger, all of the property, rights, privileges, powers, and franchises of the Company and Covey Park will vest in the Company, as the surviving corporation, and all debts liabilities, obligations, restrictions, disabilities, and duties of the Company and Covey Park shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Company, as the surviving corporation.

Please see the section of this Information Statement entitled “The Merger—Certain Effects of the Merger” beginning on page 31.

Governance Matters After the Merger

Following the effective time of the Merger, the parties to the Shareholders Agreement, which was executed in connection with the Merger Agreement but only to be effective upon the closing of the Merger, will take all necessary actions to cause the Board to include one (1) director who shall be designated by Holdings. The Jones Entities have agreed to vote their shares of Common Stock in support of any such designee. The initial designated Holdings individual will be Jordan T. Marye. In addition, pursuant to the Shareholders Agreement, the Corporate Governance and Nominating Committee of the Board will consider John D. Jacobi to be appointed to the Board. Upon completion of the Merger, the officers of the Company immediately prior to the Merger shall be the officers of the Company after the effective time of the Merger.

Please see the section of this Information Statement entitled “The Merger—Governance Matters After the Merger” beginning on page 31.

Effects on the Company if the Merger is Not Completed

If the Merger is not completed for any reason, the holder of the Covey Park Equity will not receive any payment in connection with the Merger, but may be entitled to certain payments as a result of the termination of the Merger Agreement. Instead, the Company and Covey Park will remain separate, independent companies and the holder of the Covey Park Equity will continue to own the Covey Park Equity.

Please see the section of this Information Statement entitled “The Merger—Effects on the Company if the Merger is Not Completed” beginning on page 32.

Conditions to the Merger

Mutual Conditions

Pursuant to the Merger Agreement each party’s obligation to effect the Merger is subject to the satisfaction or waiver (if permissible under applicable law), on or prior to the closing date of the Merger, which we refer to as the “Closing Date”, of the following conditions:

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the waiting period (including any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have expired or been terminated;

•

no governmental authority having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

•

this Information Statement shall have been mailed to the Company’s stockholders at least twenty (20) days prior to the Closing Date and the issuance of the Stock Consideration shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act);

Additional Conditions of the Obligations of Comstock

•

Subject to certain materiality qualifiers, the accuracy of the representations and warranties of Covey Park, the performance in all material respects by Covey Park of its obligations under the Merger Agreement, and Comstock’s receipt of an officer’s certificate from Covey Park to such effect;

•	Comstock’s receipt of a certificate of non-foreign status executed by Covey Park satisfying the requirements of Treasury Regulations Section 1.445-2(b) in a form satisfactory to Comstock;

•

The outstanding principal balance under Covey Park’s Amended and Restated Credit Agreement, dated as of December 22, 2016, by and among Covey Park, Wells Fargo Bank, N.A., as administrative agent and a syndicate of lenders, as amended (the “Covey Park Credit Facility”) does not exceed $390.0 million and the Company shall have paid off in full all indebtedness outstanding thereunder and secured the release in full of all encumbrances securing any indebtedness thereunder; and

•	the Restructuring (as defined in the section “The Merger—Restructuring”) shall have been consummated.

Additional Conditions of the Obligations of Covey Park

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Subject to certain materiality qualifiers, the accuracy of the representations and warranties of the Company, the performance in all material respects by the Company of its obligations under the Merger Agreement, and Covey Park’s receipt of an officer’s certificate from Comstock to such effect;

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the Company shall have executed and filed the Charter Amendment with the Secretary of State of the State of Nevada and the Charter Amendment shall have been accepted by the Secretary of State of the State of Nevada;

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the Company shall have executed and filed the Certificate of Designations with the Secretary of State of the State of Nevada and the Certificate of Designations shall have been accepted by the Secretary of State of the State of Nevada;

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the shares of Company Common Stock issuable as Stock Consideration and 106,250,000 shares of Common Stock to be issued upon any conversion of shares of Preferred Stock shall have been authorized for listing on the New York Stock Exchange;

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the Company shall have assumed the 7.5% Senior Notes due 2025 issued by Covey Park and Covey Park Finance Corp (the “Covey Park Notes”) in accordance with the requirements of the indenture governing the Covey Park Notes (the “Covey Park Notes Indenture”); and

•	the Company shall have paid off in full all indebtedness outstanding under the Covey Park Credit Facility.

The Company and Covey Park have agreed that the required regulatory approvals include only the expiration or termination of the applicable waiting period under the HSR Act.

Please see the section of this Information Statement entitled “The Merger Agreement—Conditions to the Merger” beginning on page 49.

As further discussed under the section titled “Risk Factors,” the Company cannot be certain when, or if, the conditions of the Merger will be satisfied or waived, or that the Merger will be completed.

Regulatory Approvals

The consummation of the Merger is subject to review under the HSR Act. As described below in the section entitled “The Merger Agreement—Conditions to the Merger”, the obligations of the Company, Covey Park, Holdings, and Current Holdings to effect the Merger are subject to the expiration or termination of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act.

The Merger Agreement generally requires each party to use reasonable best efforts to resolve objections that may be asserted under any antitrust law with respect to the transactions contemplated by the Merger Agreement, subject to certain exceptions (as described under “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”).

Please see the section of this Information Statement entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 39.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time in the following circumstances:

•	by mutual written consent of the Company and Covey Park;

•	by either the Company or Covey Park:

•

if any governmental authority having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and non-appealable, or if there shall be adopted any law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any material covenants or agreement has caused such legal restraint; or

•

if the Merger has not been consummated on or before 5:00 p.m. Dallas, Texas time, on November 30, 2019 (such date being the “End Date”); provided that the right to so terminate the Merger Agreement will not be available to a party whose material breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated on or before the End Date; provided, further, that either the Company or Covey Park shall have the unilateral right to extend the End Date by up to 30 additional days in the event that as of the End Date (prior to such extension) all conditions (other than conditions that by their nature are to be satisfied at the Closing) under certain circumstances have been satisfied or waived and the closing shall not have occurred due solely or in part to the failure of the Company to mail the Information Statement to its stockholders at least 20 days prior to the Closing Date.

•	by the Company:

•

in the event of certain breaches of the Merger Agreement by Covey Park, Holdings, and Current Holdings; provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement; provided, further, that said breach by Covey Park, Holdings, or Current Holdings cannot be or has not been cured pursuant to the terms of the Merger Agreement.

•	by Covey Park:

•

in the event of certain breaches of the Merger Agreement by the Company; provided that Covey Park, Holdings, and Current Holdings are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement; provided, further, that said breach by the Company cannot be or has not been cured pursuant to the terms of the Merger Agreement; or

•

upon written notice to the Company stating that all conditions to closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing) and that Covey Park is ready willing and able to consummate the transactions contemplated under the Merger Agreement and, following receipt of such written notice, that the Company fails to consummate the transactions contemplated under the Merger Agreement within five (5) business days.

In the event Covey Park terminates the Merger Agreement as a result of the Company’s inability to consummate the Merger solely because of the failure of the Company to secure the necessary debt financing in the amounts set forth in the Debt Financing Term Sheet and of the type described in the Debt Financing Term Sheet (the “Debt Financing”) to consummate the Merger (and at such time the parties to the Subscription Agreement stand ready, willing and able to consummate the transactions contemplated thereby and the Company is not in Willful and Material Breach (as defined in the Merger Agreement)), the Company shall be responsible for a financing termination fee in the amount of $100.0 million, which shall be payable to Covey Park within five (5) business days following the termination of the Merger Agreement (“Financing Termination Fee”). To the extent such fee is paid, it shall be in lieu of any other amounts for which the Company is responsible under the Merger Agreement.

Please see the section of this Information Statement entitled “The Merger Agreement—Termination” beginning on page 51.

Amendment to Second Amended and Restated Articles of Incorporation

Prior to the Closing Date of the Merger, the Company will file the Charter Amendment with the Secretary of State of the State of Nevada to increase the number of authorized shares of Common Stock from 155,000,000 to 400,000,000 in order to ensure there are enough shares of Common Stock to provide for the Share Issuances.

Please see the section of this Information Statement entitled “Amendment to the Second Amended and Restated Articles of Incorporation” beginning on page 73.

Amended and Restated Registration Rights Agreement

In connection with the transactions contemplated by the Merger Agreement, the Company, the Jones Entities and Holdings entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Agreement”), which among other things amends and restates the Registration Rights Agreement dated August 3, 2018 that was entered into by the Company and the Principal Stockholders. The A&R Registration Agreement will only be effective upon the closing of the Merger and grants certain registration rights to the Jones Entities and Holdings for Common Stock (including Common Stock issuable upon the conversion of Preferred Stock) issued in connection with the Transactions. For a more detailed discussion see “Agreements Related to the Merger—The Amended and Restated Registration Rights Agreement.”

Certificate of Designations

In connection with the issuances of the Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) and the Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock” and,

together with the Series A Preferred Stock the “Preferred Stock”) the Company will file a Certificate of Designations containing the material rights, preferences and privileges thereof. For a more detailed discussion see “Agreements Related to the Merger—The Certificate of Designations.”

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, the exchange of property for cash, Series A Preferred Stock, and Common Stock effected pursuant to the Merger and the issuance and sale of Common Stock and Series B Preferred Stock by the Company to the Jones LLCs (the Jones LLCs together with the Principal Stockholders, the “Jones Entities”) in exchange for cash pursuant to the Subscription Agreement (collectively, the “Exchanges”) are intended to qualify together as an “exchange” described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). If the Exchanges, taken together, qualify as an “exchange” within the meaning of Code Section 351(a), then holders of Common Stock receiving Common Stock in the Merger, if any, (“Exchangor(s)”) should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

For all holders of Common Stock that are not Exchangors, the Exchanges should not have U.S. federal income tax consequences for such holders. For a more detailed discussion, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated and the tax consequences of the Merger to any particular holder of Common Stock will depend on such holder’s particular facts and circumstances. Holders of Common Stock should consult their own tax advisors to determine the tax consequences of the Merger to them, including the effects of U.S. federal, state, local and foreign tax laws.

Please see the section of this Information Statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 36 for a more complete discussion of the material U.S. federal income tax consequences of the Merger.

Accounting Treatment of the Merger

The Company prepares its financial statements in accordance with GAAP and its pro forma financial statements as required by the SEC Article 11 of Regulation S-X. The Merger will be accounted for as an acquisition under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with the Company being considered the acquirer of Covey Park for accounting purposes. This means that the Company will allocate the purchase price to the fair value of Covey Park’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Please see the section of this Information Statement entitled “The Merger—Accounting Treatment of the Merger” beginning on page 39.

Risk Factors

An investment in the Company, as the surviving corporation, may include different risks than an investment in the Company on a stand-alone basis. You should carefully review the risks described in the section entitled “Risk Factors” beginning on page 19 together with all of the other information included in this Information Statement.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

Please see the section of this Information Statement entitled “Where You Can Find Additional Information” beginning on page 121.

Selected Historical Consolidated Financial Data of Comstock

The historical financial data presented in the table below sets forth the Company’s selected historical financial information that has been derived from (i) the Company’s consolidated financial statements as of and for each of the five years ended December 31, 2014, 2015, 2016, 2017 and 2018, and (ii) the Company’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2019. The financial results are not necessarily indicative of our future operations or future financial results. The data presented below is only a summary and is not necessarily indicative of our future operations nor does it include the effects of the Merger. You should read this financial information in conjunction with our consolidated financial statements, the notes thereto, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all which are incorporated into this Information Statement by reference.

Statement of Operations Data:

	Predecessor					Successor
	Year Ended December 31,
	2014	2015	2016	2017	For the Period from January 1, 2018 through August 13, 2018	For the Period from August 14, 2018 through December 31, 2018	For the Period from January 1, 2019 through March 31, 2019
	(In thousands, except per share data)
Revenues:
Natural gas sales	$165,461	$109,753	$122,623	$208,741	$147,897	$144,236	$90,132
Oil sales	389,770	142,669	53,083	46,590	18,733	79,385	36,749

Total oil and gas sales	555,231	252,422	175,706	255,331	166,630	223,621	126,881
Operating expenses:
Production taxes	23,797	10,286	4,933	5,373	3,659	11,155	5,939
Gathering and transportation	12,897	14,298	15,824	17,538	11,841	10,511	7,430
Lease operating(1)	60,283	64,502	47,696	37,859	21,139	20,736	14,885
Exploration	19,403	70,694	84,144	—	—	—	—
Depreciation, depletion and amortization	378,275	321,323	141,487	123,557	68,032	53,944	37,590
General and administrative	32,379	23,541	23,963	26,137	15,699	11,399	7,814
Impairment of oil and gas properties	60,268	801,347	27,134	43,990	—	—	—
Loss (gain) on sale of oil and gas properties	—	112,085	14,315	1,060	35,438	(155)	(1)

Total operating expenses	587,302	1,418,076	359,496	255,514	155,808	107,590	73,657

Operating income (loss)	(32,071)	(1,165,654)	(183,790)	(183)	10,822	116,031	53,224
Other income (expenses):
Gain (loss) from derivative financial instruments	8,175	2,676	(5,356)	16,753	881	10,465	(7,657)
Gain on extinguishment of debt	—	78,741	189,052	—	—	—	—
Transaction costs	—	—	—	—	(2,866)	—	—
Interest expense	(58,631)	(118,592)	(128,743)	(146,449)	(101,203)	(43,603)	(27,851)
Other income	727	1,275	872	530	677	173	93

Total other income (expenses)	(49,729)	(35,900)	55,825	(129,166)	(102,511)	(32,965)	(35,415)

Income (loss) before income taxes	(81,800)	(1,201,554)	(127,965)	(129,349)	(91,689)	83,066	17,809
Benefit from (provision for) income taxes	24,689	154,445	(7,169)	17,944	(1,065)	(18,944)	(4,234)

Net income (loss)	$(57,111)	$(1,047,109)	$(135,134)	$(111,405)	$(92,754)	$64,122	$13,575

Basic and diluted net income (loss) per share	$(6.20)	$(113.53)	$(11.52)	$(7.61)	$(6.08)	$0.61	$0.13

Dividends per common share	$2.50	$—	$—	$—	$—	$—	$—

Weighted average shares outstanding
Basic	9,309	9,223	11,729	14,644	15,262	105,453	105,457

Diluted	9,309	9,223	11,729	14,644	15,262	105,459	105,457

(1)	Includes ad valorem taxes.

Balance Sheet Data:

					Successor
	As of December 31,				As of December 31, 2018	As of March 31, 2019
	Predecessor
	2014	2015	2016	2017
	(In thousands)
Cash and cash equivalents	$2,071	$134,006	$65,904	$61,255	$23,193	$29,324
Property and equipment, net	2,198,169	1,038,420	798,662	607,929	1,667,979	1,722,558
Total assets	2,264,546	1,195,850	889,874	930,419	2,187,840	2,221,888
Total debt	1,060,654	1,249,330	1,044,506	1,110,529	1,244,363	1,265,847
Stockholders’ equity (deficit)	870,272	(171,258)	(271,269)	(369,272)	569,571	583,794

Cash Flow Data:

	Predecessor					Successor
	Year Ended December 31,
	2014	2015	2016	2017	For the Period from January 1, 2018 through August 13, 2018	For the Period from August 14, 2018 through December 31, 2018	For the Period from January 1, 2019 through March 31, 2019
	(In thousands)
Cash flows provided by (used for) operating activities	$400,984	$30,086	$(23,728)	$174,614	$85,735	$102,302	$74,715
Cash flows used for investing activities	(634,787)	(161,725)	(29,569)	(178,953)	(50,205)	(161,634)	(88,494)
Cash flows provided by (used for) financing activities	232,907	263,574	(14,805)	(310)	797,402	(811,662)	19,910

Selected Historical Financial Data of Covey Park

The selected historical financial data of Covey Park as of December 31, 2018 and 2017 and for each of the years ended December 31, 2016, December 31, 2017 and December 31, 2018 were derived from the audited historical consolidated financial statements of Covey Park Energy LLC included elsewhere in this Information Statement. The selected historical financial data of Covey Park Energy LLC as of and for the three months ended March 31, 2019 and 2018 are derived from the unaudited interim financial statements of Covey Park Energy LLC included elsewhere in this Information Statement.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations nor does it include the effects of the Merger. You should read the following selected data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covey Park” and Covey Park’s historical financial statements and related notes included elsewhere in this Information Statement.

	Historical Year Ended December 31,			Historical Three Months Ended March 31,
	2016	2017	2018	2018	2019
	(audited)			(unaudited)
Statements of operations data:
Revenues
Natural gas	$146,128	$358,682	$603,395	$106,333	$182,455
Oil	1,539	2,082	2,350	630	503
NGL	3,417	8,594	11,179	2,596	2,024
Other revenues	3,221	1,206	1,114	226	461

Total revenues	154,305	370,564	618,038	109,785	185,443
Expenses
Lease operating	23,357	38,784	48,615	10,320	13,893
Gathering and transportation	34,010	65,838	69,871	17,128	17,794
Production and ad valorem	6,704	12,462	18,434	4,003	6,142
Exploration and abandonment	3,021	1,799	6,537	199	3,751
General and administrative	15,218	28,911	33,906	6,058	8,037
Depletion, depreciation and accretion of discount on asset retirement obligations	65,576	121,436	202,615	33,949	68,154
Other expense	3,269	1,409	782	56	414

Total operating expense	151,155	270,639	380,760	71,713	118,185

Operating income	3,150	99,925	237,278	38,072	67,258

Other income (expense)
Interest expense	(18,442)	(50,799)	(60,968)	(14,405)	(17,215)
Derivative gain (loss)	(74,112)	103,344	(56,688)	(4,866)	(3,547)

Total other income (expense)	(92,554)	52,545	(117,656)	(19,271)	(20,762)

Income (loss) before income taxes	(89,404)	152,470	119,622	18,801	46,496
Income tax (expense)(1)	308	(591)	(122)	(27)	(19)

Net income (loss)	(89,096)	151,879	119,500	18,774	46,477

Preferred dividends and accretion, Series A Preferred Units	—	(27,299)	(34,192)	(8,284)	(4,943)

Net Income (loss) available to member	$(89,096)	$124,580	$85,308	$10,490	$41,534

	Historical Year Ended December 31,			Historical Three Months Ended March 31,
	2016	2017	2018	2018	2019
	(audited)			(unaudited)
Statements of cash flows data:
Operating activities	$66,543	$190,724	$340,248	$59,869	$132,392
Investing activities	(668,689)	(677,313)	(385,146)	(99,839)	(129,945)
Financing activities	603,146	486,589	44,898	39,970	(2,447)
Balance Sheets Data (at period end):
Cash and cash equivalents	$—	$—	$—	$—	$—
Total assets	1,232,357	1,881,549	2,144,152	1,953,830	2,160,051
Total liabilities	662,386	941,364	1,244,306	994,871	1,216,175
Mezzanine equity, Series A Preferred Units	—	245,634	146,748	253,918	149,244
Total member equity	569,971	694,551	753,098	705,041	794,632

(1)	Covey Park Energy LLC is a limited liability company and not subject to U.S. federal income taxes. However, certain operations in Texas are subject to a Texas margin tax.

Summary Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined consolidated statements have been prepared to reflect the effects of the Merger on the financial statements of the Company. The unaudited pro forma combined statements of operations for the three months ended March 31, 2019 and for the year ended December 31, 2018, are presented as if the Merger had been completed on January 1, 2018. The unaudited pro forma combined balance sheet is presented as if the Merger had been completed on March 31, 2019.

The following selected unaudited pro forma combined consolidated financial information is not necessarily indicative of the results that might have occurred had the Merger taken place on January 1, 2018 for statement of operations purposes or on March 31, 2019 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following selected unaudited pro forma combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” and related notes included in this Information Statement.

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
	(in millions, except per share amounts)
Pro Forma Statement of Operations Data
Total oil and gas sales	$315.3	$1,168.6
Net income	$63.2	207.3
Earnings per share, basic	$0.29	0.91
Earnings per share, diluted	$0.22	0.74

As of March 31, 2019
(in millions)
Pro Forma Balance Sheet Data
Cash and cash equivalents	$29.3
Total assets	$4,590.2
Long-term debt	$2,591.4
Stockholders’ equity	$1,386.6

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE CHARTER AMENDMENT

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger and Charter Amendment. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

Q:	Why am I receiving this Information Statement?

A:

On June 7, 2019, the Company entered into the Merger Agreement with Covey Park, Holdings, and Current Holdings, and the Principal Stockholders approved the Shareholder Approved Actions. Prior to the Closing Date, the Company will need to amend its Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock in order to provide for the Share Issuances. The filing of the Charter Amendment with the Secretary of State of the State of Nevada is being undertaken solely for the purposes of effecting the Merger Agreement. Applicable provisions of Nevada law and certain securities regulations require us to provide you with information regarding the Shareholder Approved Actions, even though your vote or consent is neither required nor requested to adopt the Charter Amendment or Merger Agreement or to complete the Shareholder Approved Actions.

Q:	If the Merger occurs, what happens to my shares of Common Stock in the Company?

A:

Your ownership of shares of Common Stock will not change as a result of the Closing. There will be neither any exchange of nor any new consideration received for your shares of Common Stock. All of the preferences, relative rights and other rights you have in your shares of Common Stock will be unaffected.

Q:	When is the Merger expected to close?

A:

The closing of the Merger cannot occur until 20 days after the Company mails this Information Statement to its stockholders, assuming all of the other closing conditions specified in the Merger Agreement have been satisfied. We currently expect the Transactions to be completed before the end of the third quarter of 2019, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the Transaction Documents. However, there can be no assurance that the Transactions will be completed on or prior to that time, or at all.

Q:	What happens if the Merger does not close?

A:

If the Merger does not close for any reason, the holder of the Covey Park Equity will not receive any payment in connection with the Merger other than the Financing Termination Fee (see “Merger Agreement—Financing Termination Fee” for more information), but only if applicable, the reimbursement of transaction related expenses in certain circumstances or potentially other payments in connection with certain breaches of the Merger Agreement prior to its termination, if applicable. Instead, the Company and Covey Park will remain separate, independent companies. In addition, if the closing of the Merger does not occur, the Charter Amendment will not be filed with the Secretary of State of the State of Nevada and will not become effective.

Q:	Why did the Board approve the Merger and the Merger Agreement?

A:	After careful consideration and evaluation of the Merger, our Board approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

For a discussion of the factors that the Board considered in determining to approve the Merger Agreement, please see the section of this Information Statement entitled “The Merger—Reasons for the Merger.”

Q:	What factors did the Board consider in evaluating the Merger Agreement and the Merger?

A:

In evaluating the Merger Agreement and the Merger, the Board consulted with the senior management of the Company, as well as representatives of Wells Fargo Securities (“Wells Fargo”), BMO Capital Markets Corp. (“BMO”) and Locke Lord LLP (“Locke Lord”). In the course of making the determination that the Merger is fair to, and in the best interests of, the Company and its stockholders, approving and declaring advisable the Merger Agreement and the Merger and recommending that the holders of Common Stock vote in favor of adopting the Merger Agreement, the Board considered numerous factors, including the following material factors and benefits of the Merger:

•

The Merger complements and expands the Company’s position in the Haynesville shale and accelerates its progress towards its strategic and financial goals of sustainable free cash flow generation and reduced leverage.

•	The Merger will make the Company a basin leader in the Haynesville shale play, a premiere natural gas basin with preferential economics.

•	The transaction will enhance the Company’s capital efficiency and will provide significant anticipated annual corporate G&A savings.

•	The terms of the Merger Agreement and other transaction documents, including the Shareholders Agreement, the Support Agreement and the Subscription Agreement.

The foregoing factors are some of the principal factors considered by the Board. The Board did not assign relative weights to the factors it considered or determine that any factor was of particular importance. For a discussion of the factors that the Board considered in determining to approve the Merger Agreement, please see the section of this Information Statement entitled “The Merger—Reasons for the Merger.”

Q:	Is the approval of stockholders necessary to adopt the Merger Agreement and Charter Amendment? Why am I not being asked to vote on the Merger Agreement and Charter Amendment?

A:

Under Nevada law, the approval of the Merger Agreement, the Merger and the Charter Amendments requires approval by the Board and a majority of the outstanding shares of the Common Stock voting as a single class. Per the Nevada Revised Statutes, stockholder approval may be had at a stockholders’ meeting or by written consent in lieu of a stockholders’ meeting. The stockholder approval was obtained on June 7, 2019, the date on which the Principal Stockholders delivered to the corporate secretary of the Company the Written Consent adopting the Shareholder Approved Actions. As of June 7, 2019, the Principal Stockholders held approximately 84% of the voting power of all outstanding shares of Common Stock. Accordingly, the approval of the Shareholder Approved Actions by the Company’s stockholders was effected in accordance with the Nevada Revised Statutes.

We are also subject to Rule 312 of the NYSE Listed Company Manual (“Rule 312”), which requires that we obtain stockholder approval in certain circumstances, including before issuing shares of common stock in excess of 20% of our outstanding common stock prior to such issuance and before issuing shares of common stock to related parties in excess of 5% of our outstanding common stock prior to such issuance. The number of votes held by the Principal Stockholders is sufficient to satisfy the stockholder vote requirement under Rule 312 for these actions. Therefore, no additional votes will be needed to approve these transactions.

No further approval of the stockholders of the Company is required to adopt the Shareholder Approved Actions. As a result, the Company has not solicited and will not be soliciting your vote for the approval of the Shareholder Approved Actions and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Shareholder Approved Actions.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:

As no further stockholder approval is required for the Shareholder Approved Actions, dissenter’s appraisal rights or similar rights are inapplicable. Dissenters to the other Shareholder Approved Actions do not have any appraisal rights or similar rights.

Q:	What are the U.S. federal income tax consequences?

A:

For U.S. federal income tax purposes, the Exchanges are intended to qualify together as an “exchange” described in Section 351 of the Code. If the Exchanges, taken together, qualify as an “exchange” within the meaning of Code Section 351(a), then the Exchangors should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

For all holders of Common Stock that are not Exchangors, the Merger should not have U.S. federal income tax consequences for such holders.

For a more detailed discussion, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Tax matters can be complicated and the tax consequences of the Merger to any particular holder of Common Stock will depend on such holder’s particular facts and circumstances. Holders of Common Stock should consult their own tax advisors to determine the tax consequences of the Merger to them, including the effects of U.S. federal, state, local and foreign tax laws.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (972) 668-8800 or by mail to Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. We will promptly send additional copies of this Information Statement upon receipt of such request.

Q:	Who can help answer my questions?

A:

If you have questions about the Merger after reading this Information Statement, please contact the Company by phone at (972) 668-8800 or by mail to Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this Information Statement regarding the Charter Amendment, the Merger, the expected timetable for completing the Merger, future financial and operating results, future capital structure and liquidity, benefits and synergies of the Merger, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the Board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and their variants and other similar expressions) are intended to identify forward-looking statements.

There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:

•

risks and uncertainties relating to the Merger, including the possibility that the Merger does not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;

•	timing of the Merger;

•

the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	oil, natural gas liquids (“NGLs”) and natural gas price volatility, including regional price differentials;

•	changes in operational and capital plans;

•

costs, availability and timing of build-out of third-party facilities for gathering, processing, refining and transportation; delays or other impediments to drilling and completing wells arising from political or judicial developments at the local, state or federal level, including voter initiatives related to hydraulic fracturing; development drilling and testing results;

•	the potential for production decline rates to be greater than expected;

•	delays, including seasonal or other wildlife restrictions on federal lands;

•	exploration risks such as drilling unsuccessful wells;

•	higher than expected costs and expenses, including the availability and cost of services and material and the surviving corporation’s potential inability to achieve expected cost savings;

•	unexpected future capital expenditures;

•	economic and competitive conditions;

•	debt and equity market conditions, including the availability and costs of financing to fund the surviving corporation’s operations;

•	the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested;

•	declines in the values of the surviving corporation’s oil and gas properties resulting in impairments;

•	changes in estimates of proved reserves;

•	compliance with environmental and other regulations;

•	derivative and hedging activities;

•	risks associated with operating in one major geographic area;

•	the success of the surviving corporation’s risk management activities;

•	title to properties, including those to be acquired in the Merger;

•	litigation, including litigation concerning the Merger;

•	environmental liabilities; and

•

the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports on Form 10-Q and 8-K filed with the SEC, all of which are or may in the future be incorporated by reference into this Information Statement.

The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

RISK FACTORS

An investment in the surviving corporation may include different risks than an investment in the Company on a stand-alone basis. Moreover, by reason of the pending Merger, and the potential change in the business of the surviving corporation as compared to the Company’s business as currently conducted, the nature of the investment by each stockholder of the Company will change. In addition to the other information contained in or incorporated by reference in this Information Statement, including the risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are all incorporated by reference in this Information Statement, you should carefully review the risks described below together with all of the other information included in this Information Statement. Additional risks and uncertainties not presently known to the Company or Covey Park, or that are not currently believed to be important to you, if they materialize, may also adversely affect the Merger and the Company as the surviving corporation. See “Where You Can Find Additional Information” for the location of information incorporated by reference into this Information Statement.

Risks Relating to the Merger

The Company and Covey Park may fail to complete the Merger if certain required conditions, many of which are outside the companies’ control, are not satisfied.

Completion of the Merger is subject to various customary closing conditions, including, but not limited to, (i) the expiration or termination of any applicable waiting period under the HSR Act, (ii) the absence of any order of injunction prohibiting the consummation of the Merger, (iii) no material adverse effect occurring with respect to the Company or Covey Park, (iv) subject to certain exceptions and materiality and material adverse effect standards, the accuracy of the representations and warranties of the parties to the Merger Agreement and (v) performance and compliance by the parties to the Merger Agreement in all material respects with the agreements and covenants contained in the Merger Agreement. Despite the companies’ best efforts, they may not be able to satisfy or receive the various closing conditions and obtain the necessary approvals in a timely fashion or at all.

Failure to complete the Merger could negatively impact the Company’s stock price, future business and financial results.

If the Merger is not completed, the Company will be subject to several risks, including the following:

•

payment for certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees, including the Financing Termination Fee and other potential damages in certain circumstances (see “Merger Agreement—Financing Termination Fee” for more information);

•

negative reactions from the financial markets, including declines in the price of the Common Stock due to the fact that current prices may reflect a market assumption that the Merger will be completed;

•	diverted attention of Company management to the Merger rather than to the Company’s operations and pursuit of other opportunities that could have been beneficial to it; and

•	negative impact on the Company’s future growth plan, including with regard to potential acquisitions, for which the Company is likely to provide a stronger foundation.

The Company will be subject to various uncertainties and contractual restrictions while the Merger is pending that could adversely affect its business and operations.

Uncertainty about the effect of the Merger on customers, suppliers and vendors may have an adverse effect on the Company’s business, financial condition and results of operations. It is possible that some customers, suppliers and other persons with whom the Company has business relationships may delay or defer certain business decisions, or might decide to seek to terminate, change or renegotiate their relationship with the Company as a result of the Merger, which could negatively affect the Company’s financial results, as well as the market price of the Common Stock, regardless of whether the Merger is completed.

Additionally, under the terms of the Merger Agreement, the Company is subject to certain restrictions on the conduct of its business prior to the consummation of the Merger, which may adversely affect its ability to execute certain aspects of its business strategies. These restrictions may, among other matters, prevent the Company from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the Merger Agreement, entering into other transactions or making other changes to the Company’s business prior to consummation of the Merger or termination of the Merger Agreement. Such limitations could negatively affect the Company’s businesses and operations prior to the completion of the Merger.

The Company may have difficulty attracting, motivating and retaining executives and other employees in light of the Merger.

Uncertainty about the effect of the Merger on the Company’s employees may impair its ability to attract, retain and motivate personnel until the Merger is completed. Employee retention may be particularly challenging during the pendency of the Merger, as employees may feel uncertain about their future roles with the Company. In addition, the Company may have to provide additional compensation in order to retain employees. If employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the Company, the Company’s ability to realize the anticipated benefits of the Merger could be adversely affected.

In connection with the Merger, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of the Company.

Although the Company has conducted extensive due diligence in connection with the Merger, it cannot assure you that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s control will not later arise. Even if the Company’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s preliminary risk analysis. Further, as a result of the Merger, purchase accounting, and the proposed operation of the Company going forward, the Company may be required to take write-offs or write-downs, restructuring and impairment or other charges. As a result, the Company may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of the Company.

In the event the Covey Park Notes are downgraded within 90 days following the consummation of the Transactions, the Company may be obligated to repurchase the Covey Park Notes at 101% of the principal amount of the Covey Park Notes.

Pursuant to the Covey Park Notes Indenture, the Transactions will result in a “Change of Control” if, within 90 days following the consummation of the Transactions, the ratings of the Covey Park Notes are decreased by either Moody’s or S&P by one or more gradations. In such an instance, the Company would be required to make an offer to repurchase the Covey Park Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Covey Park Notes, plus accrued and unpaid interest, if any, to the date of purchase. As of the date of this Information Statement, the aggregate principal amount of the Covey Park Notes is $625.0 million. If the holders of the Covey Park Notes accept any such offer, such repurchase could significantly affect the liquidity, business, assets, liabilities, prospects, outlook, financial condition and results of operations of the Company.

The market price of the Common Stock may be volatile, and holders of the Common Stock could lose a significant portion of their investment due to drops in the market price of the Common Stock following completion of the Merger.

The market price of the Common Stock may be volatile, including changes in price caused by factors unrelated to the Company’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for the Common Stock include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding the Common Stock, other companies comparable to it or companies in the industries they serve;

•	actual or anticipated fluctuations in the Company’s operating results of future prospects;

•	reaction to public announcements by the Company;

•	strategic actions taken by the Company or its competitors, such as the intended business separations, acquisitions or restructurings;

•

failure of the Company to achieve the perceived benefits of the Merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of Common Stock by the Company, members of its management team or significant stockholders.

Risks Relating to the Business of the Company upon Completion of the Merger

The Company may fail to realize the anticipated benefits of the Merger and may assume unanticipated liabilities.

The success of the Merger will depend on, among other things, the Company’s ability to combine the Company’s and Covey Park’s businesses in a manner that realizes the various benefits, growth opportunities and synergies identified by the companies. Achieving the anticipated benefits of the transaction is subject to a number of risks and uncertainties. It is uncertain whether the Company’s and Covey Park’s existing operations and the acquired properties and assets can be integrated in an efficient and effective manner.

The pro forma financial statements presented for illustrative purposes may not be indicative of the Company’s financial condition or results of operations following the Merger.

The pro forma financial statements contained in this Information Statement are presented for illustrative purposes only and may not be indicative of the Company’s financial condition or results of operations following the Merger for several reasons. The pro forma financial statements have been derived from the Company’s and Covey Park’s historical financial statements, and certain adjustments and assumptions have been made regarding the Company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the Company in connection with the Merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the Company following the Merger may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Company’s financial condition or results of operations following the Merger. Any potential decline in the Company’s financial condition or results of operations could cause the stock price of the Company to decline.

Combining the businesses of the Company and Covey Park may be more difficult, costly and time-consuming than expected, which may adversely affect the Company’s results and negatively affect the value of the Common Stock following the Merger.

The Company and Covey Park have entered into the Merger Agreement because each believes that combining the businesses of the Company and Covey Park will produce benefits and cost savings. However, the Company and Covey Park have historically operated as independent companies and will continue to do so until the completion of the Merger. Following the completion of the Merger, the Company’s management will need to integrate the Company’s and Covey Park’s respective business. The combination of two independent businesses is a complex, costly and time-consuming process and the Company’s management may face significant challenges in implementing such integration, many of which may be beyond the control of management, including, without limitation:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	the possibility of faulty assumptions underlying expectations regarding the integration process, including with respect to the intended tax efficient transactions;

•	unanticipated changes in applicable laws and regulations; and

•	unforeseen expenses or delays associated with the Merger.

Some of these factors will be outside of the control of the Company and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue that could materially impact the business, financial conditions and results of operations of the Company. The integration process and other disruptions resulting from the Merger may also adversely affect the Company’s relationships with employees, suppliers, customers, distributors, licensors and others with whom the Company and Covey Park have business or other dealings, and difficulties in integrating the businesses of the Company and Covey Park could harm the reputation of the Company.

If the Company is not able to successfully combine the businesses of the Company and Covey Park in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of the Common Stock, the revenues, levels of expenses and results of operations of the Company may be affected adversely. If the Company is not able to adequately address integration challenges, the Company may be unable to successfully integrate the Company’s and Covey Park’s operations or realize the anticipated benefits of the Merger.

The Share Issuances and potentially the preferred stock if converted, will dilute the percentage ownership interests of the Company’s stockholders.

If the Merger is completed, the Company will issue to Holdings 28,833,000 shares of Common Stock, representing approximately 16% of the Company’s outstanding Common Stock. The issuance of Common Stock to Holdings will cause a reduction in the relative percentage interest of the Company’s current stockholders in the Company’s earnings, if any, voting power, and market capitalization. In addition, the Company will issue to Holdings 210,000 shares of the Company’s Series A Redeemable Convertible Preferred Stock. Under certain circumstances, the Series A Redeemable Convertible Preferred Stock is convertible into Common Stock, which could represent up to an additional approximate 22% of the Company’s outstanding Common Stock.

THE PARTIES

Comstock Resources, Inc.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana, and North Dakota. The Company’s Common Stock is traded on the NYSE under the ticker symbol “CRK.” Its principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and its telephone number is (972) 668-8800.

Covey Park Energy LLC

Covey Park is an independent natural gas company engaged in the acquisition, development, exploitation and exploration of natural gas properties targeting the Haynesville and Bossier shale plays in North Louisiana and East Texas. Its principal executive offices are located at 8401 N. Central Expressway, Suite 700, Dallas, Texas 75225 and its telephone number is (214) 548-6000.

New Covey Park Energy LLC

Holdings is a Delaware limited liability Company and wholly-owned subsidiary of Covey Park that was formed prior to the execution of the Merger Agreement to hold all of the equity interests in the Company following completion of the Restructuring and the Merger Consideration following completion of the Merger. Its principal executive offices are located at 8401 N. Central Expressway, Suite 700, Dallas, Texas 75225 and its telephone number is (214) 548-6000. Please see The Merger—Restructuring for more details regarding the Restructuring.

Covey Park Energy Holdings LLC

Current Holdings is a Delaware limited liability company and currently holds all of the outstanding common equity interests in Covey Park. Following completion of the Restructuring, the Merger and the redemption of the Series A Preferred Units, Current Holdings will hold all of the outstanding limited liability company interests in Holdings. Its principal executive offices are located at 8401 N. Central Expressway, Suite 700, Dallas, Texas 75225 and its telephone number is (214) 548-6000.

THE MERGER

Overview

Under the terms of the Merger Agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Covey Park will be merged with and into the Company, with the Company surviving the Merger as the surviving corporation. The Board approved the Merger Agreement on June 5, 2019 and the Principal Stockholders, among other things, approved and adopted the Shareholder Approved Actions on June 7, 2019. This section of the Information Statement describes material aspects of the Merger, including the Merger Agreement and other transactions that are being entered into in connection with the Merger. While the Company believes that the description covers the material terms of the Merger, the Merger Agreement, and the other documents in connection thereto, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which the Company refers, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger and the Merger Agreement.

Background of the Merger

The Board and the Company’s senior management periodically review the Company’s long-term strategic plan and prospects in light of the Company’s business and developments.

On April 24, 2018, Mr. Roland Burns, Comstock President and Chief Financial Officer met with Mr. Richard Burnett, Chief Financial Officer of Covey Park after the announcement of the investment by Dallas businessman Jerry Jones in Comstock. Mr. Burnett suggested that the companies meet after the transaction between Comstock and the principal stockholders closed to look at a potential merger given that the companies’ operations were so similar.

On May 25, 2018, Mr. Jay Allison, Chief Executive Officer of Comstock, discussed the potential acquisition of Covey Park with Messrs. Jerry and Stephen Jones who indicated that they would be interested in evaluting such a transaction.

During the week of June 18, 2018, the Company requested that BMO arrange for Mr. Allison to meet Mr. Alan Levande, Co-CEO of Covey Park. On June 20, 2018, Messrs. Allison and Levande met, where they discussed a potential combination of Comstock and Covey Park.

On September 26, 2018, Mr. Allison and Mr. Burns met with Mr. Levande at an investor conference where they discussed the potential of the companies meeting to consider a combination.

On October 8, 2018, Mr. Allison, Mr. Burns, as well as Mr. Mike McCoy and Mr. Bob Roth of Arkoma and Messrs. Jerry and Stephen Jones met with Messrs. Jacobi, Levande and Burnett to discuss a potential combination of the two companies.

As a result of these communications, on October 10, 2018, the Company and Covey Park entered into a confidentiality agreement enabling confidential negotiations and the conduct by the Company of due diligence on Covey Park.

On October 17, 2018, the management teams of both companies met with representatives of Wells Fargo to discuss the process for exchanging data and high-level deal parameters.

On October 24, 2018, Mr. Allison and Mr. Burns met with Messrs. Jacobi, Levande and Burnett and representatives of Wells Fargo to discuss materials that laid out possible transaction structures and objectives for the transaction, to ultimately be shared with Mr. Jerry Jones and Denham Capital, the principal equityholder of Covey Park.

On October 26, 2018, Messrs. Burns and Burnett along with representatives of Wells Fargo met to discuss the financial model of a combined company.

On October 29, 2018, Messrs. Burns, Jacobi, Levande and Burnett met to discuss the potential merger and potential terms of such merger.

On October 30, 2018, the management teams of Comstock and Covey Park along with representatives of Wells Fargo held a teleconference call to discuss the terms of a potential merger in anticipation of a meeting with Mr. Jerry Jones.

On November 2, 2018, representatives of Wells Fargo along with Messrs. Allison and Burns met with Mr. Jerry Jones to walk through the overview of a possible transaction with Covey Park.

On November 6, 2018, the Covey Park and Comstock management teams met with Messrs. Jerry and Stephen Jones to discuss Covey Park, its assets and a possible transaction. Representatives of Wells Fargo also attended this meeting.

On November 7, 2018, the Covey Park and Comstock management teams and representatives of Wells Fargo met to talk through the various workstreams and prepared a timeline for how to consummate the proposed transaction.

On November 9, 2018, the Covey Park and Comstock management teams, representatives of Wells Fargo, Locke Lord, outside counsel to Comstock, Vinson & Elkins L.L.P. (“V&E”), outside counsel to Covey Park, held a teleconference call to discuss the potential transaction structure in connection with a proposed merger of Comstock and Covey Park.

On November 13, 2018, BMO was verbally retained as a financial advisor to Comstock.

On November 14, 2018, representatives of Wells Fargo and the Comstock management team met to discuss a preliminary term sheet, with Covey Park later joining the discussion.

On November 15, 2018, Mr. Jacobi called Mr. Allison and Mr. Jerry Jones to discuss the terms of a potential merger.

On November 16, 2018, Comstock and Covey Park agreed to exchange technical data of their respective businesses.

On November 20, 2018, Mr. Jacobi continued discussions of the potential merger with Mr. Allison and Mr. Burns and began the initial steps for diligence and set forth the terms of the potential merger.

On November 28, 2018, Messrs. Allison, Burns, Burnett and Levande held an in-person meeting to discuss potential merger terms.

On December 3, 2018, the management teams of both companies and Mr. Carl Tricoli and Mr. Jordan Marye of Denham Capital met with Messrs. Jerry and Stephen Jones to discuss the potential merger plan.

On December 11, 2018, the Board held a meeting where it discussed the potential merger with Covey Park. Mr. Burns reviewed Covey Park’s corporate presentation and discussed the term sheet that was given to Covey Park under which Comstock would complete a merger. Covey Park’s principal equityholder, Denham Capital, was still considering the proposal.

On December 12, 2018, Messrs. Allison and Mr. Burns along with Mr. McCoy and Mr. Roth of Arkoma met with the Covey Park management team. The Covey Park management informed Comstock that a merger would only be possible if Comstock increased the cash consideration or if Comstock would complete a stock offering in order to set the price of any stock issued in the potential merger. Given market conditions, talks of a merger ceased.

On January 9, 2019, Messrs. Allison and Jacobi met to reassess the potential merger and discuss potential terms of such merger.

On February 6, 2019, during a teleconference Messrs. Allison, Burns, Jacobi, Levande and Burnett and representatives of Wells Fargo discussed a proposal from Denham Capital for an all-cash offer from Comstock to acquire Covey Park.

On February 18, 2019, the Board held a meeting where one of the topics discussed was the potential merger with Covey Park. Management presented a financial analysis supporting a $2.2 billion acquisition price for Covey Park. The analysis included several financing scenarios, including an equity contribution by the Company’s majority stockholder, Mr. Jerry Jones. The Board authorized management to continue to negotiate with Covey Park and Mr. Jerry Jones the terms for a potential merger.

On February 19, 2019, representative of Wells Fargo called Mr. Jacobi to explore avenues to narrow the difference between what Comstock would pay and what Denham Capital would accept in an all-cash offer.

On February 22, 2019, Messrs. Allison, Burns, Jacobi and Burnett met to discuss a possible offer of $800.0 million in cash and Common Stock representing 14% of Comstock. Under the proposal, Covey Park would retain certain of its assets and Comstock would issue preferred stock to a third party to finance a portion of the transaction.

On March 1, 2019, the management teams of Covey Park and Comstock held a meeting to discuss the proposed structure of a merger.

On March 2, 2019, Mr. Jacobi sent an email to Messrs. Allison and Burns to agree to Comstock’s proposal of $800.0 million of cash and $233.0 million Common Stock to be valued based on a volume weighted average market price and exclusion of certain Covey Park assets (the “March 2 Proposal”).

On March 4, 2019, Locke Lord, representatives of Wells Fargo and the Comstock management team held a teleconference call to discuss a potential timeline to complete the transaction.

On March 11, 2019, Locke Lord delivered a draft of the Merger Agreement to V&E.

On March 21, 2019, V&E delivered a revised draft of the Merger Agreement and provided the terms of the Subscription Agreement, Registration Rights Agreement and Support Agreement.

On March 23, 2019, Locke Lord, representatives of Wells Fargo and the Comstock management team held a teleconference call to discuss the various transaction documents, including the draft Merger Agreement.

During the remainder of March, the management teams met on numerous occasions to discuss the Merger, create a combined drilling program and prepare projections for the combined company. Each of Covey Park and Comstock conducted extensive due diligence and prepared material for Comstock’s marketing of a preferred stock issuance to secure additional financing for the transaction.

On March 28 and March 29, 2019, the Comstock management team, Wells Fargo, and Messrs. Jerry Jones and Burnett met with Standard & Poor and Moody’s Investor Service, the rating agencies of the outstanding debt for Comstock and Covey Park, to confirm their respective ratings for the combined company.

On April 9, 2019, Comstock engaged Wells Fargo, Barclays Capital Inc., Bank of America Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO as placement agents (the “Placement Agents”) for a preferred stock issuance to finance part of the merger consideration.

From April 11, 2019 until May 2, 2019, representatives of the Placement Agents met with various third parties to discuss the potential private placement of preferred stock.

On May 13, 2019, Mr. Allison met with Mr. Jacobi to discuss alternative solutions to preferred stock financing.

On May 23, 2019, representatives from Wells Fargo met with the management of the Company to discuss the submission of a revised proposal to Covey Park and Denham Capital. In addition, Messrs. Allison and Burns, and a representative of Wells Fargo met with Mr. Jerry Jones to discuss the revised proposal.

On May 24, 2019, Comstock submitted a revised proposal under which Denham Capital and Mr. Jerry Jones would provide the preferred stock.

On May 29, 2019, Mr. Jerry Jones had multiple discussions with representatives of Denham Capital and Mr. Jacobi. Mr. Jerry Jones and representatives to Denham Capital agreed to propose to Comstock that Covey Park would receive the Stock Consideration and Cash Consideration. Mr. Jerry Jones would invest $475.0 million, in the form of Common Stock and Series B Preferred Stock. Under the proposal Comstock would agree to increase the purchase price by $50.0 million to adjust the deal value for the inclusion of the assets previously excluded from the March 2 Proposal.

On May 31, 2019, the Board held a meeting attended by all of the directors as well as BMO. BMO presented its work on the potential merger and management provided its analysis on the potential merger. Following this discussion, BMO delivered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the share consideration and the mixed consideration, taken in the aggregate, to be paid by the Company for the outstanding equity of Covey Park pursuant to the Merger Agreement was fair from a financial point of view to the Company.

Over the course of June 1 through June 5, 2019, the parties, including Locke Lord and V&E, finalized negotiation of the transaction documentation.

On June 4, 2019, the Company executed an engagement letter with Wells Fargo as lead financial advisor. On the same day, representatives from Wells Fargo joined the Board to discuss the merger, preferred stock marketing process, and Series A and Series B Preferred Stock.

On June 5, 2019, the Board held a telephonic meeting attended by all of the directors as well as representatives of Wells Fargo and Locke Lord. A representative of Locke Lord gave an updated presentation summarizing the proposed terms of the Merger Agreement. Comstock management then recommended that the Board approve the Transactions. After considering the proposed terms of the Merger and the terms of the Merger Agreement and transactions contemplated by the Merger Agreement, the Board (i)(A) determined that the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its stockholders and (B) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, recommended that the holders of Common Stock vote in favor of adopting the Merger Agreement and (ii) directed that the Merger Agreement be submitted to the holders of the Common Stock for their adoption.

Later in the day of June 7, 2019, Comstock and Covey Park executed and delivered the Merger Agreement and related transaction agreements. On June 10, 2019, Comstock and Covey Park issued a joint press release announcing entry into the Merger Agreement.

Reasons for the Merger

In evaluating the Merger, the Board consulted with Comstock’s management, as well as Comstock’s legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the Merger as well as potential risks of the Merger. In the course of its deliberations, the Board considered a variety of factors and information that it believes support its determinations and recommendations, including the following (which are not all-inclusive and not necessarily presented in order of relative importance):

•

The Company’s expectation that the Merger will transform its portfolio with an expanded growth platform, by (1) adding approximately 248,830 net acres and 5.4 Tcfe of reserves in the Haynesville shale basin with strategic access to premium Gulf Coast markets, (2) expanding and enhancing natural gas marketing opportunity by adding 500 miles of gas gathering infrastructure and (3) adding an experienced management team.

•	The Company’s expectation that the Merger will provide substantial cost savings from the increase scale of the Company including an estimated $25.0 million of annual corporate overhaul savings.

•	The Company’s expectation that the Merger will provide significant deleveraging.

•	The Company’s expectation that the Merger will provide significant EBITDAX accretion as a result of enhanced capital efficiency and operating margins on a per unit basis.

•

The Company’s expectation that the combination will materially enhance the Company’s financial, operational, and credit metrics by improving daily production, provided reserves, lifting costs, and leverage ratios.

•

The attractiveness of the Merger to the Company in comparison to other acquisition opportunities reasonably available to the Company, including Covey Park’s desirable asset quality, potential synergies between the companies, accretive cash flow and the immediate actionability of the Covey Park acquisition opportunity.

•	The recommendation of the Merger by the Company’s management team.

•

The delivery on May 31, 2019, by BMO to the Company’s Board of its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the share consideration and the mixed consideration, taken in the aggregate, to be paid by the Company for the outstanding equity of Covey Park pursuant to the Merger Agreement was fair from a financial point of view to the Company. See the section titled “The Merger — Opinion of BMO Capital Markets Corp.” for additional information.

•	That the Company’s Board believes the restrictions imposed on the Company’s business and operations during the pendency of the Merger are reasonable and not unduly burdensome.

•	The likelihood of consummation of the Merger and the Board’s evaluation of the likely time period necessary to close the Merger.

•

That the Company will continue to be led by the current strong and experienced management team and that the addition of the first and second directors to the Company’s Board in connection with the Merger will add further valuable expertise and experience and in-depth familiarity with Covey Park to the Company’s Board, which will enhance the likelihood of realizing the strategic benefits that the Company expects to derive from the Merger.

In the course of its deliberations, the Company’s Board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily all-inclusive and not presented in order of relative importance):

•	That the Merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

•

The effect that the length of time from announcement of the Merger until completion of the Merger could have on the market price of the Company’s Common Stock, its operating results and the relationship with the Company’s employees, shareholders, customers, suppliers, regulators and others who do business with the Company.

•

That the integration of Covey Park and the Company may not be as successful as expected and that the anticipated benefits of the Merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved or not achieved in the expected time frame.

•

That the attention of the Company’s management team may be diverted from other strategic priorities to implement the Merger and make arrangements for the integration of Covey Park’s and the Company’s operations, assets and employees following the Merger.

•

The impact of the Merger on the existing debt financing arrangements of the Company and Covey Park and the risk that any refinancing that may be undertaken in connection with the Merger may not ultimately be available at all or on the terms anticipated by the Company.

•

The risk that antitrust regulatory authorities may not approve the Merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the Company following the Merger.

•	That if the the Merger Agreement is terminated by Covey Park and all other closing conditions are otherwise satisfied, the Company will be required to pay to Covey Park the Financing Termination Fee.

•	The transaction costs to be incurred by the Company in connection with the Merger.

•

The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Covey Park and its subsidiaries but that will not entitle the Company to terminate the Merger Agreement.

•	The potential impact on the market price of the Company’s Common Stock as a result of the issuance of the Merger Consideration to Covey Park stockholders.

•	Various other risks described in the section entitled “Risk Factors” beginning on page 19.

The Company’s Board considered all of these factors as a whole and unanimously concluded that they supported a determination to approve the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of the Company’s Common Stock and Preferred Stock in connection with the Merger. The foregoing discussion of the information and factors considered by the Board is not exhaustive. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Merger and the complexity of these matters, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the Board may have viewed factors differently or given different weight or merit to different factors.

Required Approval of the Shareholder Approved Actions; Record Date; Action by Stockholder Consent

Under Nevada law and the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Shareholder Approved Actions required the affirmative vote or written consent of the holders of a majority of the voting power of all outstanding shares of Common Stock. On June 11, 2019, the record date, there were 105,953,681 shares of Common Stock outstanding and entitled to vote.

On June 7, 2019, the Principal Stockholders delivered to the corporate secretary of the Company the Written Consent in respect of shares of Common Stock representing approximately 84% of the voting power of all outstanding shares of Common Stock. Such Written Consent constituted approval of the Shareholder Approved Actions by the holders of the requisite number of shares of Common Stock in accordance with the Nevada

Revised Statutes and, accordingly, the approval of the Shareholder Approved Actions by the Company’s stockholders was effected on June 7, 2019. No further approval of the stockholders of the Company is required to approve the Shareholder Approved Actions. As a result, the Company has not solicited and will not be soliciting your vote for the approval of the Shareholder Approved Actions and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Shareholder Approved Actions.

Federal securities laws state that the Shareholder Approved Actions may not be completed until 20 days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent (which was obtained concurrently with the execution of the Merger Agreement), the Merger will not occur until that time has elapsed. We currently expect the Merger to be completed on or around July 31, 2019, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the Merger Agreement. However, there can be no assurance that the Merger will be completed on or prior to that time, or at all.

Recommendation of the Board

At the meeting of the Board on June 5, 2019, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board:

•

determined that the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its stockholders;

•

approved, adopted, declared advisable and authorized the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement;

•

subject to certain provisions of the Merger Agreement described below under “The Merger Agreement—No Solicitation; Board Recommendation,” recommended that the holders of Common Stock vote in favor of adopting the Merger Agreement; and

•	directed that the Merger Agreement be submitted to the holders of the Common Stock for their adoption.

Opinion of BMO Capital Markets Corp.

Introduction

The Board retained BMO as its financial advisor and in connection therewith to provide an opinion to the Board as to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement.

On May 31, 2019, at a meeting of the Board held to evaluate the transactions, BMO delivered its opinion to the effect that, as of May 31, 2019 and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion and other matters BMO considered relevant, the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company.

The opinion speaks only as of the date and time it was rendered and not as of the time the transactions may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based. Neither BMO’s opinion nor the summary of its opinion herein are intended to be, and they do not constitute, advice or a recommendation to the Board, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the Merger. The full text of BMO’s written opinion, dated May 31, 2019, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by BMO in rendering its opinion, is attached as Annex D to this Information Statement and is incorporated herein by reference. Stockholders of the Company are urged to read the opinion carefully in its entirety.

In connection with BMO’s services as the financial advisor to the Board, the Company has agreed to pay BMO a fee of $2.0 million. In addition, the Company has agreed to reimburse certain of BMO’s expenses arising, and to indemnify BMO against certain liabilities that may arise, out of BMO’s engagement.

Certain Effects of the Merger

Upon the consummation of the Merger, Covey Park will be merged with and into the Company, and the Company shall continue its existence under the laws of the State of Nevada as the surviving corporation. At the effective time of the Merger, all of the property, rights, privileges, powers, and franchises of the Company and Covey Park will vest in the Company, as the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Company and Covey Park shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Company, as the surviving corporation.

At the effective time, the organizational documents of the Company in effect immediately prior to the effective time shall continue to be the organizational documents of the Company, as the surviving corporation. Subject to the terms and conditions of the Shareholders Agreement, the directors and officers of the Company immediately prior to the effective time of the Merger shall continue to be the directors and officers of the Company, as the surviving corporation.

Governance Matters After the Merger

Following the closing of the Merger, the parties to the Shareholders Agreement will take all necessary actions to cause the Board to include one director who shall be designated by Holdings. The initial designated Holdings director will be Jordan Marye. In addition, pursuant to the Shareholders Agreement, the Corporate Governance and Nominating Committee of the Board will consider John Jacobi to be appointed to the Board. Therefore, following the consummation of the Merger and the transactions contemplated in connection with the Merger Agreement, the Board will consist of six, or possibly seven, directors, five of whom will have been directors of the Company prior to the consummation of the Merger and one (or two) of whom will be persons appointed to the Board in accordance with the terms of the Shareholders Agreement.

The following is a list of the directors and executive officers of the Company following the Merger.

Name	Age	Position
M. Jay Allison	63	Chairman of the Board and Chief Executive Officer
Roland O. Burns	59	Director, President, Chief Financial Officer, and Secretary
Elizabeth B. Davis, PhD	56	Director
Morris E. Foster	76	Director
Jim L. Turner	73	Director
Jordan T. Marye	38	Director
John D. Jacobi	65	Director Nominee

Directors

Biographical information for the Company’s current directors who will serve on the Board is incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Jordan T. Marye. Mr. Marye has been a Managing Partner of Denham Capital Management since 2014, where he leads the firm’s Oil & Gas investment effort. He joined Denham Capital in 2006. Prior to joining Denham, Mr. Marye worked in the Global Energy Group of UBS Investment Bank and the Energy Practice of Huron Consulting Group. He currently serves on the Board of Directors of multiple Denham portfolio companies, including Covey Park Energy, Fairway Resources III, Clear Creek Resource Partners, Spire HoldCo, Atlantic Resources I & II and Rockies Resources. A native of south Louisiana, Mr. Marye received a Bachelor of Science from Louisiana State University.

John D. Jacobi. Mr. Jacobi has served as Co-CEO of Covey Park since June 2013. From 1999 through June 2013, he served as Vice President of Business Development and Marketing at EXCO Resources, Inc., where he led the acquisition efforts on over 100 transactions valued at approximately $8 billion. In 1991, he co-founded Jacobi-Johnson Energy, Inc., an independent oil and natural gas producer, and served as its President focusing on acquisitions in the Ark-La-Tex and Gulf Coast Basins before it was sold to EXCO Resources in 1998. Mr. Jacobi began his full-time employment in the energy business in 1981 working for Woolf & Magee, Inc., a drilling and exploration and production company where he was involved in acquisitions for the exploration and production company and contract negotiations for the drilling company. Mr. Jacobi previously served on the board of directors for three joint ventures between BG Group plc and EXCO Resources Inc.: TGGT Holdings, LLC, an intrastate pipeline company serving the East Texas & North Louisiana area; EXCO Resources (PA), LLC, an operating company that owns and operates wells and natural gas gathering systems throughout Ohio, Pennsylvania, West Virginia, and Kentucky; and Appalachia Midstream Company, LLC, a natural gas gathering and transportation company.

Executive Officers

Biographical information for the Company’s executive officers who will continue to serve as executive officers of the Company is incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Effects on the Company if the Merger is not Completed

If the Merger is not completed for any reason, Holdings will not receive any payment for its Covey Park Equity in connection with the Merger other than, under certain circumstances, the Financing Termination Fee. Instead, the Company and Covey Park will remain separate, independent companies and the Holdings will continue to own the Covey Park Equity.

If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of the Common Stock may decline to the extent that the current market price of the Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the Merger Agreement, under certain circumstances the Company and Covey Park are permitted to terminate the Merger Agreement. Please see the section of this Information Statement entitled “The Merger Agreement—Termination.”

Financing of the Merger

Subscription Agreement

Concurrent with the execution of the Merger Agreement, the Company executed the Subscription Agreement. Pursuant to the Subscription Agreement, the Company shall issue and sell to the Jones LLCs an aggregate of (i) 175,000 shares of Series B Preferred Stock, par value $10.00 per share of the Company (the “Series B Preferred Stock”), and (ii) 50,000,000 shares of Common Stock. The parties to the Subscription

Agreement, as well as Holdings and the Principal Stockholders, will also enter into an Amended and Restated Registration Rights Agreement, which will govern certain rights and obligations of the parties thereto with respect to the registration of Common Stock issuable to the Jones LLCs pursuant to the Subscription Agreement as well as the Stock Consideration issuable under the Merger Agreement. The issuance of the Series B Preferred Stock and Common Stock will be exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company has also agreed to apply for NYSE listing of the Common Stock issuable pursuant to the Subscription Agreement and to take all appropriate action to increase the authorized number of shares of Common Stock available for issuance by the filing of the Charter Amendment. The closing of the Subscription Agreement is subject to certain conditions including the following: (1) all conditions to closing of the transactions contemplated by the Merger Agreement shall have been satisfied (or waived) and the parties thereto be ready to consummate the transactions contemplated by the Merger Agreement, (2) no order shall have been entered (or be in effect) by a court of competent jurisdiction which enjoins, prohibits or materially restrains the transactions contemplated by the Subscription Agreement, (3) the Charter Amendment shall have been filed with the Secretary of State of the State of Nevada, (4) each of the representations and warranties of the parties to the Subscription Agreement shall be true and correct in all material respects on the closing date and (5) each of the parties to the Subscription Agreement shall have executed the Registration Rights Agreement.

Series A and Series B Preferred Stock

The following is a summary of the material rights, preferences and privileges of the cumulative redeemable convertible perpetual preferred stock, designated the Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) and the Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the Series A Preferred Stock the “Preferred Stock”), as contained in the Certificate of Designations, which is Exhibit G to the Merger Agreement (the “Certificate of Designations”). This summary is qualified in its entirety by reference to the complete Certificate of Designations included as part of Annex C to this Information Statement and incorporated by reference herein.

Dividends

Holders of Preferred Stock shall be entitled to receive cumulative cash dividends accrued on the liquidation value of $1,000 per share of Preferred Stock (the “Liquidation Value”) in an amount equal to a dividend rate of 10% per annum (the “Dividend Rate”). Dividends will be paid in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2019.

In the event the Company fails to pay in cash in full all or any part of any dividend when due and payable, the Company’s Common Stock ceases to be listed or quoted on any national securities exchange, or the Company fails to cause a shelf registration statement with respect to the Registrable Securities (as defined in the Registration Rights Agreement) to be declared effective 30 days prior to the first anniversary of the initial issue date of the Preferred Stock, the Dividend Rate will be increased by up to 7.0% per annum, in accordance with the terms of the Certificate of Designations.

Dividends will be paid in cash if the Company has funds legally available for payment and the Board declares a cash dividend payable.

Liquidation Preference

In the event of any liquidation, winding up or dissolution of the Company, each holder of Preferred Stock will be entitled to receive out of the Company’s assets legally available for distribution to its stockholders, in accordance with the ranking of the Preferred Stock discussed below, an amount in cash equal to the greater of (i) the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share of Preferred Stock, and (ii) if a liquidation, winding up or dissolution of the Company occurs following the 12-month anniversary of the initial issue date of the Preferred Stock, the total market value of the Common Stock into which all of a holder’s shares of Preferred Stock are convertible determined as of the trading day immediately prior to such liquidation, winding up or dissolution.

Ranking

The Preferred Stock ranks senior to the Company’s Common Stock and any shares of capital stock of the Company not expressly ranking senior to or pari passu with the Preferred Stock as to the payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company. Between the Series A and Series B Preferred Stock, Series A Preferred Stock ranks senior to all Series B Preferred Stock and the Series B Preferred Stock shall not receive any proceeds on the liquidation, dissolution or winding up of the Company unless and until the Series A Preferred Stock has been paid.

Voting Rights

Holders of Preferred Stock have limited voting rights under Nevada law, the Company’s Articles of Incorporation and the terms of the Certificate of Designations. Under the terms of the Certificate of Designations, in addition to certain other actions, the Company may not, without the affirmative vote of at least a majority of the holders of the Series A Preferred stock voting as a single class and the Series B Preferred Stock voting as a single class: (i) pay any dividends in respect of junior stock, subject to customary exceptions; (ii) issue any capital stock ranking senior or pari passu to the Preferred Stock; (iii) delist its Common Stock from a national securities exchange or enter into certain merger or acquisition transactions; however, the Preferred Stock will not have a right to vote on any material sale of assets, merger, consolidation or Change of Control transaction (discussed below) if the Company agrees to redeem the Preferred Stock in full for cash in the amount determined pursuant to the terms of the Certificate of Designations; (iv) amend the terms of the Company’s Second Amended and Restated Articles of Incorporation or the Certificate of Designations in whole or in part, by merger, consolidation or otherwise, so as to adversely affect the rights, preferences, privileges or powers of the shares of Preferred Stock; (v) voluntarily authorize, declare or initiate any bankruptcy, liquidation or dissolution proceedings, may not issue any equity securities of its subsidiaries other than to another subsidiary or in connection with the contribution of any assets or cash in excess of $10.0 million to any person that is not wholly-owned by the Company; or (vi) enter into any agreement that expressly prohibits the Company from declaring and paying dividends to the holders of the Preferred Stock.

Holder Conversion

The conversion price of each share of Preferred Stock is $4.00 per share, subject to adjustment pursuant to customary anti-dilution provisions as contained in the Certificate of Designations (the “Conversion Price”). At any time following the 12-month anniversary of the initial issue date of the Preferred Stock each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the then prevailing conversion rate, equal to the quotient of (a) the Liquidation Value per share plus an amount equal to all accrued dividends on such share, and (b) the Conversion Price (the “Conversion Rate”). Holders may receive cash in lieu of fractional shares.

Special Rights Upon a Change of Control

In connection with any Change of Control, defined in the Certificate of Designations but generally meaning (i) the consummation of any transaction the result of which is that any person, with certain exceptions, becomes to beneficial owner of more than 50% of the voting stock of the Company, (ii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company, or (iii) the adoption of a plan relating to the liquidation or dissolution of the Company, holders of Preferred Stock may convert all but not less than all shares of Preferred Stock into Common Stock at the then prevailing

Conversion Rate. Alternatively, holders may elect to require the Company to purchase all but not less than all of its shares of Preferred Stock for cash at a purchase price per share equal to the Liquidation Value per share plus an amount equal to all accrued dividends on such share if such Change of Control occurs during the period prior to the 12-month anniversary of the initial issue date, or at a purchase price equal to the greater of (1) the Liquidation Value per share plus an amount equal to all accrued dividends on such share and (2) an amount equal to (A) the number of shares of Common Stock into which such share of Preferred Stock is convertible at the Conversion Rate then in effect as of immediately prior to such Change of Control multiplied by (B) the closing sale price of the Common Stock on the trading day immediately prior to such Change of Control, if the Change of Control occurs following the 12-month anniversary of the initial issue date (as applicable, the “Change of Control Cash Price”). The Company will only be required to pay the Change of Control Cash Price to the extent permitted by specified contract terms in the Covey Park Notes Indenture and that certain indenture dated as of August 3, 2018, by and between Comstock Escrow Corporation, as issuer, and the American Stock Transfer & Trust Company LLC, as trustee (the “Comstock Indenture”), as such terms relate to the purchase of Preferred Stock in connection with a Change of Control as contemplated by the definition of “Disqualified Stock” under the Covey Park Indenture and “Disqualified Capital Stock” under the Comstock Indenture.

In addition, each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the Conversion Rate in connection with the consummation of a Change of Control or Take-Private Transaction (as defined in the Certificate of Designations) in which all of such holder’s shares are not redeemed in full for the Change of Control Cash Price except that the price paid per share of Common Stock in the applicable Take-Private Transaction shall be substituted for the closing sale price of the Common Stock on the trading day immediately prior to a Change of Control transaction in calculating the cash price per share.

Company Optional Redemption

At any time the Company may elect to cause any and all shares of Preferred Stock to be redeemed for cash at a redemption price equal to the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share. In no event may Series B Preferred Stock be redeemed to the extent any shares of Series A Preferred Stock remain outstanding. Customary notice and redemption procedure provisions apply. The Company may assign the right to exercise its redemption right to a third party, subject to certain conditions, and such third party will be entitled to exercise such right on the same terms as the Company provided that such party will be required to convert any acquired shares of Series A Preferred Stock immediately following the acquisition of such shares.

Debt Financing

The Company has a received a Debt Financing Term Sheet (as such term is defined in the Merger Agreement) from certain lenders (and other lender parties to be identified following the date of the Merger Agreement) in the amounts set forth in the Debt Financing Term Sheet for the purposes of funding a portion of the Cash Consideration, the Company’s other obligations (including the repayment of the Indebtedness under the Company’s revolving credit facility) and related fees and expenses required to be paid by the Company in connection with the transactions contemplated by the Merger Agreement. The Company must use reasonable best efforts under the Merger Agreement to obtain Debt Financing on the terms set forth in the Debt Financing Term Sheet.

Interests of the Company’s Directors and Executive Officers in the Merger

Certain of the Company’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests may present actual or potential conflicts of interest and you should be aware of these interests. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be fair to, and in the best interests of, the Company and its stockholders.

Merger Consideration

At the effective time of the Merger, and subject to the terms and conditions of the Merger Agreement, all of the Covey Park Equity that is issued and outstanding immediately prior to the effective time will be converted into the right to receive (i) the Stock Consideration, which shall consist of 28,833,000 shares of Common Stock and 210,000 shares of Series A Preferred Stock, and (ii) the Cash Consideration, which will be in an amount equal to $700.0 million plus the Series A Preferred Balance (as defined in the Merger Agreement) to be used to redeem the preferred units of Holdings. Following the consummation of the Merger it is expected that Holdings will own approximately 16% of the outstanding shares of Common Stock.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material United States federal income tax consequences of the Merger to holders of Common Stock. This discussion is limited to U.S. holders and non-U.S. holders that hold their shares of the Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations, judicial authorities and published positions of the Internal Revenue Service (“IRS”) all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; holders that exercise dissenters’ rights; dealers in securities or currencies; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the Merger) 5% or more of the equity exchanged, directly or constructively; holders that hold stock of the Company as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated or risk reduction transaction; “controlled foreign corporations”; “passive foreign investment companies”; and holders that acquired the equity exchanged through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

This discussion does not address any tax consequences of the Merger under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of the Common Stock, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the Merger to them.

All holders of the Common Stock are urged to consult with their tax advisors as to the specific tax consequences of the Merger to them in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Common Stock that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the Common Stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Tax Consequences of the Merger Generally

For U.S. federal income tax purposes, together with the rest of the Exchanges, the Company is intended to qualify as a transaction described in Section 351 of the Code. The Company has not sought and will not seek any opinion of counsel with respect to the U.S. federal income tax treatment of the Exchanges. The Company has not sought and will not seek any ruling from the IRS as to the U.S. federal income tax consequences of the Exchanges. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The remainder of this discussion proceeds on the basis that the Exchanges, taken together, will qualify as a transaction described in Section 351 of the Code.

Tax Consequences to U.S. Holders

The U.S. federal income tax consequences of the Merger to U.S. holders that are Exchangors (“U.S. Exchangors”) generally are as follows:

•	a U.S. Exchangor will not recognize gain or loss in connection with the Merger if such Exchangor only receives Common Stock pursuant to the Merger;

•

the aggregate tax basis of the Common Stock received by such U.S. Exchangor will be equal to the aggregate tax basis of the equity exchanged therefor (decreased by any cash received and increased by any gain recognized in connection with the Merger) plus the amount of any cash contributed; and

•	the holding period of the Common Stock received by a U.S. Exchangor pursuant to the Merger will include such U.S. Exchangor’s holding period of the equity surrendered in exchange therefor.

U.S. Exchangors who acquired different blocks of the equity being surrendered at different times or different prices should consult their tax advisors as to the determination of the tax bases and holding periods of the Common Stock received in the Merger.

The Merger should not have U.S. federal income tax consequences for a U.S. Holder that is not an Exchangor.

Non-U.S. Holders

The U.S. federal income tax consequences of the Merger to non-U.S. holders that are Exchangors (“Non-U.S. Exchangors”) generally will be the same as those described above for U.S. Exchangors, except that a Non-U.S. Exchangor generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Merger unless:

•

such gain is effectively connected with such Non-U.S. Exchangor’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of such Non-U.S. Exchangor in the United States);

•	such Non-U.S. Exchangor is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met; or

•

the Common Stock constitutes a U.S. real property interest by reason of the Company’s status as a “U.S. real property holding corporation”, as defined in the Code, at any time within the five-year period preceding the Merger or the Non-U.S. Exchangor’s holding period, whichever is shorter. We believe that we currently are, and expect to be for the foreseeable future, a U.S. real property holding corporation. However, so long as the Common Stock is regularly traded on an established securities market, the Common Stock will be treated as a U.S. real property interest for these purposes only if the Non-U.S. Exchangor actually or constructively held more than five percent (5%) of the Common Stock at any time during the five year (or shorter) period that is described above.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Exchangor were a U.S. person. A Non-U.S. Exchangor that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the Non-U.S. Exchangor.

The Merger should not have U.S. federal income tax consequences for a non-U.S. holder that is not an Exchangor.

Backup Withholding and Information Reporting

Payments of cash to an Exchangor in connection with the Merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the Exchangor provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Non-U.S. Exchangors may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding.

The preceding discussion is intended only as a general discussion of the material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Holders of Common Stock should consult their own tax advisors as to the particular tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

Restructuring

Covey Park is currently a wholly-owned subsidiary of Current Holdings. In connection with the Merger, Holdings formed CPE Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) as a wholly owned subsidiary of Holdings. Immediately prior to, but conditioned upon, the closing of the transactions contemplated by the Merger Agreement, Merger Sub shall merge with and into Covey Park, with Covey Park surviving as a wholly owned subsidiary of New Holdings (the “Restructuring”). In connection with the Restructuring, all issued and outstanding equity interests in Covey Park shall be converted into an equal number and class of equity interests in Holdings having the same rights, designations, preferences and obligations as such converted equity interests.

Regulatory Approvals Required for the Merger

Under the HSR Act, and the related rules and regulations issued by the FTC, certain transactions, including the Merger, may not be consummated until notification and report forms have been filed by each of the Company and Covey Park with the FTC and the DOJ and the applicable waiting periods have expired or terminated. The Company and Covey Park filed their respective notification and report forms under the HSR Act with the FTC and the DOJ on                         , 2019.

At any time before or after the effective time of the Merger, the DOJ, the FTC or the U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the consummation of the Merger, conditionally approving the Merger upon the divestiture of assets of the Company or Covey Park, subjecting the consummation of the Merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the Merger Agreement, the respective obligations of the Company, Covey Park, Holdings, and Current Holdings to effect the Merger are subject to, among other things, the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act and the receipt of the non-U.S. jurisdiction governmental approvals.

For a description of the Company’s and Covey Park’s respective obligations under the Merger Agreement with respect to regulatory approvals, please see the section of this Information Statement entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations.”

We currently expect to obtain all antitrust and other regulatory approvals that are required for the consummation of the Merger on or before July  31, 2019; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Accounting Treatment of the Merger

The Company prepares its financial statements in accordance with GAAP and its pro forma financial statements as required by the SEC Article 11 of Regulation S-X. The Merger will be accounted for as an acquisition under FASB ASC Topic 805, Business Combinations, with the Company being considered the acquirer of Covey Park for accounting purposes. This means that the Company will allocate the purchase price to the fair value of Covey Park’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Dividend Policy

Since February 13, 2015, the Company has not paid any cash dividends. Because the Company anticipates that all earnings will be retained for the development of its business, the Company does not expect that any cash dividends will be paid on the Common Stock for the foreseeable future.

Subject to limited exceptions, the Merger Agreement prohibits the Company (unless consented to in writing in advance by Covey Park) from paying dividends to holders of Common Stock until the earlier of the effective time and the termination of the Merger Agreement in accordance with its terms.

For additional information on the Company’s dividend policy, see “Description of Capital Stock.” For additional information on the treatment of dividends under the Merger Agreement, see “The Merger Agreement—Operating Covenants.”

THE MERGER AGREEMENT

The following summary of the material provisions of the Merger Agreement, and such summary and the description of the Merger Agreement elsewhere in this Information Statement are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is included as Annex A to this Information Statement and is incorporated into this Information Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to carefully read this entire Information Statement, including the annexes and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information.”

The Merger Agreement has been included for your convenience to provide you with information regarding its terms and we recommend that you read it in its entirety. The Merger Agreement is not intended to be a source of factual, business or operational information about the Company, Covey Park, Holdings, or Current Holdings, and the following summary of the Merger Agreement and the copy thereof included as Annex A to this Information Statement are not intended to modify or supplement any factual disclosure about the Company in any documents it publicly files with the SEC. The Merger Agreement is a contractual document that establishes and governs the legal relations between the Company, Covey Park, Holdings, and Current Holdings, and allocates risks between the parties, with respect to the Merger. The Merger Agreement contains representations and warranties made by the Company, on the one hand, and Covey Park, Holdings, and Current Holdings, on the other hand, that are qualified in several important respects, which you should consider as you read them in the Merger Agreement.

The representations and warranties are qualified by certain information of the Company filed with the SEC prior to the date of the Merger Agreement. Certain of the representations and warranties made by the Company, on the one hand, and Covey Park and Holdings, on the other hand, were also made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than as establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this Information Statement or the Company’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.

The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the Delaware General Corporate Law and Nevada Revised Statutes, Covey Park will merge with and into the Company. The separate corporate existence of Covey Park will cease and the Company will be the surviving corporation of the Merger. The Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company as in effect immediately prior to the effective time will be the Articles of Incorporation and the Bylaws of the surviving corporation. Subject to the appointment of additional directors at the effective time of the Merger (see “Agreements Related to the Merger—The Shareholders Agreement”), the directors and officers of the Company immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the directors and officers of the surviving corporation until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Closing and Effective Time of the Merger

The closing of the Merger will take place at 9:00 a.m., Dallas, Texas time, on a date that is two (2) business days following the satisfaction or (to the extent permitted by applicable law) waiver (in accordance with the

Merger Agreement) of all of the conditions described in the section below entitled “The Merger Agreement—Conditions to the Merger” (other than any such conditions that by their nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of any such condition), unless the Company and Covey Park agree to another time in writing.

The Merger will become effective upon the filing and acceptance of the articles of merger with the offices of the Secretaries of State of Nevada and Delaware, or at such later time as shall be agreed upon in writing by the Company and Covey Park and specified in the articles of merger, which is referred to as the “effective time” of the Merger.

Consideration to be Received in the Merger

The Merger Agreement provides that, at the effective time of the Merger, all of the issued and outstanding Covey Park Equity outstanding immediately prior to the effective time of the Merger, shall be converted into the right to receive from the Company (i) 28,833,000 shares of Common Stock, (ii) 210,000 shares of Series A Preferred Stock, and (iii) cash in an amount equal to $700.0 million plus the Series A Preferred Balance. At the time of Closing, the Company will pay the Cash Consideration to Holdings by wire transfer and deliver to Holdings the Stock Consideration, in book entry form, together with an executed certificate of the transfer agent, certifying as to the book entry issuance thereof and any other evidence of issuance reasonably requested by Holdings.

The “Series A Preferred Balance” is defined as the aggregate Series A Preferred Liquidation Preference attributable to Holdings’ outstanding Series A Preferred Units as of the effective time of the Merger. The Company estimates such amount to be approximately $155.0 million.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	authorization of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and enforceability of the Merger Agreement against the Company;

•

required governmental filings and consents, applicable expiration or termination of the HSR Act waiting period, and absence of violation of applicable laws in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•

absence of conflicts with, violation or breach of, defaults under, the Company’s organizational documents and certain contracts and permits in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	brokers’, finders’ and similar fees or commissions payable in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of any current or pending bankruptcy, insolvency, or reorganization proceedings;

•	legal proceedings;

•

the registration of the Common Stock under the Exchange Act, the listing of the Common Stock on the NYSE, and the absence of any order or other proceeding which would suspend or prevent the public trading of the Common Stock;

•	the accuracy and sufficiency of reports and financial statements filed with the SEC;

•	the absence of undisclosed liabilities;

•	internal controls over financial reporting;

•	ownership of the Common Stock;

•	accuracy of the information in this Information Statement;

•	taxes;

•	environmental matters and compliance with environmental laws;

•	oil and gas matters;

•	material contracts;

•	relationships with related parties and affiliates;

•	financing matters;

•	exemption from registering as an “investment company” under the Investment Company Act of 1940;

•	compliance with applicable laws, court orders and certain regulatory matters; and

•	receipt of opinion from the financial advisor to the Board.

The Merger Agreement also contains a number of representations and warranties made by Covey Park and Holdings, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	authorization of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and enforceability of the Merger Agreement against Covey Park;

•	capital structure and equity securities;

•

required governmental filings and consents, applicable expiration or termination of the HSR Act waiting period, and absence of violation of applicable laws in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•

absence of conflicts with, violation or breach of, defaults under, Covey Park’s organizational documents and certain contracts and permits in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	financial statement matters;

•	the absence of undisclosed liabilities;

•	absence of certain changes or events and the conduct of business in the ordinary course of business since March 31, 2019;

•	the absence of any current or pending bankruptcy, insolvency, or reorganization proceedings;

•	legal proceedings;

•	taxes;

•	compliance with applicable laws, court orders and certain regulatory matters;

•	permits;

•	real property;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor and employment matters;

•	material contracts;

•	insurance;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	oil and gas matters;

•	the existence of any preferential rights and consents that will be triggered by the Merger;

•	rights-of-way, easements, and other surface or sub-surface use, ingress, or egress right;

•	brokers’, finders’ and similar fees or commissions payable in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•	maintenance of books and records;

•	ownership of the Covey Park Equity;

•	accuracy of certain information in this Information Statement;

•	the absence of any breach, violation, acceleration of payment, or default arising under the Covey Park Notes Indenture, as a result of the Restructing; and

•	Holdings’ status as an accredited investor with no intention to resell the Common Stock after the consummation of the Merger.

Significant portions of the representations and warranties of each of the Company, Covey Park and Holdings are qualified as to “materiality” or “material adverse effect.”

Under the Merger Agreement, a Company material adverse effect means a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of the Company and its affiliates, taken as a whole, or (b) the Company’s ability to perform its obligations under the Merger Agreement (or the other transaction documents contemplated therein) or to consummate the transactions contemplated by the Merger Agreement (or the other transaction documents contemplated therein); provided, however, that the following shall not be considered when determining whether a Company material adverse effect has occurred or would reasonably be expected to occur:

(i)	general changes in Hydrocarbon (as defined in the Merger Agreement) prices;

(ii)	changes in conditions or developments generally applicable to the oil and gas industry in the United States;

(iii)	general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates;

(iv)	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)	changes in laws or GAAP or the interpretation thereof;

(vi)	any effect resulting from any action taken by Covey Park or any of its affiliates;

(vii)

any effect resulting from any action taken by the Company or any affiliates of the Company that is expressly required hereunder or failure of the Company or any affiliate of the Company to take any action that is prohibited under the Merger Agreement;

(viii)	any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items; or

(ix)

any effects or changes resulting from entering into the Merger Agreement or the announcement of the transactions contemplated thereby, except to the extent and then only to the extent any of the events, changes or circumstances referred to in (i) through (v) above disproportionately affect the Company as compared to other participants in the industries and areas in which the Company operates.

Under the Merger Agreement, a Covey Park material adverse effect means a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of Covey Park or any of its affiliates, taken as a whole, or (b) Covey Park’s or any of its affiliates’ ability to perform their respective obligations under Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; provided, however, that the following shall not be considered in determining whether a Covey Park material adverse effect has occurred or would be reasonably expected to occur:

(i)	general changes in Hydrocarbon (as defined in the Merger Agreement) prices;

(ii)	changes in condition or developments generally applicable to the oil and gas industry in the United States;

(iii)	general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates;

(iv)	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)	changes in laws or GAAP or the interpretation thereof;

(vi)	any effect resulting from any action taken by the Company or any affiliate of the Company;

(vii)

any effect resulting from any action taken by Covey Park or any affiliate of Covey Park that is expressly required under the Merger Agreement or any failure of Covey Park or any affiliate of Covey Park to take any action that is prohibited under the Merger Agreement;

(viii)	any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items; or

(ix)

any effects or changes resulting from entering into the Merger Agreement or the announcement of the transactions contemplated thereby, except to the extent and then only to the extent any of the events, changes or circumstances referred to in (i) through (v) above disproportionately affect Covey Park or any of its affiliates as compared to other participants in the industries and areas in which Covey Park operates.

Operating Covenants

The Company has agreed, with certain exceptions or with the prior written consent of Covey Park, that during the period from the date of the Merger Agreement until the closing of the Merger (or the termination of the Merger Agreement, as applicable):

•	the Company and its subsidiaries will conduct its business in the ordinary course consistent with past practice;

•

neither the Company nor any of its subsidiaries will (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the Equity Securities (as defined in the Merger Agreement) of the Company or any subsidiary, (ii) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, Equity Securities of the Company or any subsidiary or any options, warrants, or rights to acquire any Equity Securities in the Company or any subsidiary or (iii) split, combine, reclassify or otherwise amend the terms of the Equity Securities of the Company or any subsidiary;

•

neither the Company nor any of its subsidiaries will, other than pursuant to the Company’s 2019 Long-term Incentive Plan or otherwise issued in connection with the financing of the Merger, issue, deliver, sell, grant, pledge or otherwise encumber any Equity Securities of the Company or subsidiary or any securities convertible into, exchangeable for or exercisable for any Equity Securities in the Company or its subsidiaries, or any rights, warrants or options to acquire, any such Equity Securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive Equity Securities on a deferred basis or other rights linked to the value of equity interests, including pursuant to agreements as in effect on the date of the Merger Agreement;

•	neither the Company nor any of its subsidiaries will amend or otherwise change, or authorize or propose to amend or otherwise changes, its organizational documents;

•

neither the Company nor any of its subsidiaries will (i) incur, create, assume or otherwise become liable for, or prepay, any indebtedness, or amend, modify or refinance any indebtedness, other than borrowings under the Company’s revolving credit facility in the ordinary course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to a subsidiary of the Company;

•

neither the Company nor any of its subsidiaries will incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that in the aggregate are in excess of $25.0 million not provided for in the capital expenditure budget previously provided to Covey Park;

•

neither the Company nor any of its subsidiaries will consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merge, consolidate, combine or amalgamate with any other person or entity;

•

neither the Company nor any of its subsidiaries will acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by another manner), any business or any person or other business organization or division thereof, in each case other than acquisitions for which the purchase price is less than $50.0 million individually and $100.0 million in the aggregate;

•

neither the Company nor any of its subsidiaries will enter into any related party contract or other contract or transaction with any related party, in each case involving payments, receipts or liabilities in excess of $2.0 million;

•

neither the Company nor any of its subsidiaries will directly or indirectly sell, lease, license, farmout, allow to lapse, sell and leaseback, abandon, mortgage or otherwise subject to any encumbrance (other than Permitted Encumbrances (as defined in the Merger Agreement)) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory or hydrocarbons in the ordinary course of business consistent with past practice;

•

neither the Company nor any of its subsidiaries will change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law;

•

neither the Company nor any of its subsidiaries will take any action that would or would reasonably be expected to prevent or materially delay the closing and the consummation of the transactions contemplated by the Merger Agreement or the other transaction documents contemplated therein; and

•	neither the Company nor any of its subsidiaries will authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

The Merger Agreement also contains pre-closing covenants by Covey Park similar to those, and in certain instances, beyond those by which the Company is bound, during the period from the date of the Merger Agreement until the closing of the Merger (or termination of the Merger Agreement, as applicable).

Action by Stockholder Consent

Contemporaneously with the execution of the Merger Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company submitted a form of irrevocable written consent approving and adopting the (i) Charter Amendment in connection with the Share Increase, (ii) Merger Agreement, and (iii) the Share Issuances to the Principal Stockholders, which was executed by the Principal Stockholders on June 7, 2019 and became effective immediately following the execution of the Merger Agreement. No further approval of the stockholders of the Company is required to adopt the Merger Agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.

Reasonable Best Efforts and Certain Pre-Closing Obligations

The Merger Agreement requires the parties to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including:

•	substantially complying with a request for additional documents or information under the HSR Act or any comparable request from any other governmental entity;

•

the obtaining of all necessary actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a proceeding by any governmental entity with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

In addition, the Company and Covey Park have agreed to consult and cooperate with each other in connection with regulatory filings, including furnishing to the other party such necessary information and reasonable assistance as the other parties may request, and to within fifteen business days of the date of the Merger Agreement, file with the FTC and the DOJ the notification and report form, if any, required under the HSR Act for the Merger or any of the other transactions contemplated by the Merger Agreement.

Finally, the Company has agreed to take all action necessary to cause the Common Stock that will be issued as part of the Merger to be approved for listing on the NYSE prior to the effective time of the Merger, subject to official notice of issuance.

Employment Matters

Under the Merger Agreement, the Company has agreed, with respect to each individual who is employed by Covey Park or its subsidiaries immediately prior to the Closing (the “Continuing Employees”), that, for twelve (12) months following the Closing Date, the Company will maintain base salaries at the level in effect immediately prior to the Closing and provide employee benefits that are substantially comparable in aggregate value to those the Continuing Employees were eligible to receive immediately prior to the Closing. With respect to its benefit plans, the Company has also agreed to recognize eligibility, service, vesting, and benefit accruals and to provide credit for costs incurred by the Continuing Employees during the current plan year under the plans maintained by Covey Park to provide as seamless a transition as possible for the Continuing Employees.

In addition, the Company has agreed to provide a severance payment to each Continuing Employee who experiences an involuntary termination from the Company within twelve (12) months following the Closing Date. An involuntary termination is one that does not result from: (A) a resignation by a Continuing Employee without “Good Reason,” (B) “Cause”, or (C) the Continuing Employee’s death or “Disability” (as each term is defined in the Merger Agreement). The severance payment shall be based upon the number of completed years of service with the Company or its affiliates (including service with Covey Park and its subsidiaries or within the industry), with a minimum of 6 months and maximum of 12 months of base salary. Such Continuing Employee who incurs an involuntary termination will also receive up to six (6) months of continued health coverage at the same cost sharing rate as paid by active employees of the Company, but in no event less than 15% of the cost of coverage. This right is in addition to any rights to elect health continuation coverage under COBRA.

With respect to each of the individuals identified as “Employment Agreement Recipient” in the Merger Agreement, the Company agrees to pay a portion of any applicable cash severance payment that becomes payable as a result of an Employment Agreement Recipient’s involuntary termination of employment without “Cause”, “Non-Renewal”, or voluntary termination for “Good Reason,” each as defined in the Employment Agreement Recipient’s applicable employment, severance, or change in control agreement governing the employment of the Employment Agreement Recipient. During the first twelve (12) months following the Closing Date, such obligation of the Company shall be limited to an amount up to twelve (12) months of base salary; any severance payable under the terms of the applicable agreement that is in excess of such amount shall be the obligation of Holdings or one of its affiliates. Following the end of the first twelve (12) months after the Closing Date, in the event an Employment Agreement Recipient’s employment is terminated in a manner that results in the Employment Agreement Recipient becoming entitled to severance under the Employment Agreement Recipient’s applicable employment, severance, or change in control agreement, the Company shall be the sole responsible party for making such payment.

D&O Indemnification

Under the Merger Agreement, the Company has agreed that, from the Closing Date to the six year anniversary of the Closing Date, it will not, and will cause its subsidiaries and affiliates not to amend, repeal, or modify any obligation relating to indemnification of each present and former director, manager, or officer of Covey Park and its subsidiaries arising under Covey Park’s or its subsidiaries’ governing documents in existence as of the Closing Date in any manner that would adversely affect the rights of any individual and will, and will cause its subsidiaries and affiliates to, indemnify and hold harmless any such Covey Park indemnified parties as provided in the applicable Covey Park entity’s governing documents in existence as of the Closing Date.

In addition, at or prior to the Closing Date, Covey Park has agreed to purchase, at its sole cost and expense, “tail” directors’ and officers’ liability insurance, which the Company will maintain for a period of six years following the effective time of the Merger. The “tail” directors’ and officers’ liability insurance shall provide coverage for acts or omissions occurring prior to the effective time of the Merger and cover each indemnified party and containing terms and conditions that are no less favorable to any indemnified party than those of Covey Park’s directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement; provided, however, that in no event shall Covey Park expend for such insurance an aggregate amount in excess of 300% of the amount per annum that Covey Park paid in its last full fiscal year for its existing coverage; and provided, further, however, that if the aggregate premium for such insurance coverage exceeds 300% of such annual amount, Covey Park shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount.

From the Closing date to the six year anniversary of the Closing date, if the Company, or any of its successors or assigns, consolidates with or merges into any other person and shall not be the continuing or surviving corporation, then the Company will make proper provision to honor the indemnifications obligations described above.

Financing Cooperation

The Merger Agreement requires Covey Park to, and to cause its subsidiaries and representatives to, use their reasonable best efforts to cooperate reasonably in connection with the Debt Financing (as reasonably requested by the Company), including reasonable best efforts to (A) provide financial and other information regarding the Company and its subsidiaries, including (x) proved reserve reports with respect to the oil and gas properties of Covey Park and its subsidiaries, (y) information with respect to property descriptions of the oil and gas properties of Covey Park and its subsidiaries necessary to execute and record mortgages and (z) information relating to applicable “know your customer” and anti-money laundering rules and regulations and (B) assist the Company in preparing pro forma financial statements.

Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the business or ongoing operations of Covey Park or its subsidiaries, (B) such requested cooperation shall not require Covey Park to waive or amend any terms of the Merger Agreement, (C) neither Covey Park nor its subsidiaries shall be obligated to adopt resolutions or execute consents to approve or authorize the Debt Financing prior to Closing, (D) no obligation of Covey Park or its subsidiaries under any certificate, document or instrument of any financing shall be effective until the Closing, (E) neither Covey Park nor its subsidiaries shall be required to pay any commitment or similar fee or incur any other liability in connection with the arrangement of any Debt Financing prior to the Closing, (F) any information required to be provided pursuant to the Merger Agreement shall be reasonably available to Covey Park and its subsidiaries and (G) such requested cooperation shall not require Covey Park or its subsidiaries to take any action that would conflict with any applicable law, the organizational documents of any of the foregoing or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any contract to which any of the foregoing is a party.

In addition, the Company will, promptly upon written request by Covey Park, reimburse Covey Park and its subsidiaries for any and all reasonable and customarily documented out-of-pocket costs and expenses incurred, paid or payable by Covey Park and its subsidiaries or their affiliates and representatives in connection with their respective obligations regarding the Debt Financing. The Company will indemnify and hold harmless Covey Park and its subsidiaries and their respective affiliates and representatives from and against any and all claims and losses suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith.

Additional Agreements

The Merger Agreement contains additional agreements between the Company and Covey Park relating to, among other things:

•	the filing of this Information Statement;

•	consultations regarding public announcements;

•	stockholder litigation relating to the transactions contemplated by the Merger Agreement;

•	non-solicitation; and

•	notification of certain matters.

Conditions to the Merger

The obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver (if permissible under applicable law), on or prior to the closing of the Merger, of the following conditions:

•	the waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated;

•

the absence of any judgment issued by any governmental entity or other legal restraint or prohibition (in each case, with respect to any competition, merger control, antitrust or similar law, solely with respect to the required regulatory approvals) preventing or prohibiting the consummation of the Merger; and

•

this Information Statement shall have been mailed to the Company’s stockholders at least 20 days prior to the Closing Date in accordance with the terms and conditions of the Merger Agreement, and the issuance of the Stock Consideration shall be permitted by Regulation 14C of the Exchange Act.

The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company (if permissible under applicable law), on or prior to the Closing Date of the Merger, of the following conditions:

•

subject to certain materiality qualifiers, accuracy as of the date of the Merger Agreement and as of the Closing of the Merger of the representations and warranties made by Covey Park and Holdings to the extent specified in the Merger Agreement;

•

performance of or compliance in all material respects with the covenants and agreements contained in the Merger Agreement to be performed or complied with by Covey Park, Holdings, and Current Holdings prior to or on the Closing Date to the extent specified in the Merger Agreement;

•

receipt of a certificate, dated as of the Closing Date, executed by an executive officer of Covey Park confirming the satisfaction of certain conditions required to be performed and accuracy of representations and warranties made under the Merger Agreement;

•

receipt of a certificate, dated as of the Closing Date, executed by an executive officer of Holdings confirming the satisfaction of certain conditions required to be performed and accuracy of representations and warranties made under the Merger Agreement;

•	receipt of a certificate of non-foreign status executed by Holdings satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form satisfactory to the Company;

•

there shall not have been, since the date of the Merger Agreement, any event, change, effect, or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect;

•	the outstanding principal balance under Covey Park’s existing revolving credit facility does not exceed $390.0 million; and

•	the Restructuring shall have been consummated.

The obligation of Covey Park and Holdings to effect the Merger is further subject to the satisfaction, or waiver by Covey Park (if permissible under applicable law), on or prior to the closing date of the Merger, of the following conditions:

•

subject to certain materiality qualifiers, accuracy as of the date of the Merger Agreement and as of the closing of the Merger of the representations and warranties made by the Company to the extent specified in the Merger Agreement;

•

performance of or compliance in all material respects with the covenants and agreements of the Company contained in the Merger Agreement to be performed or complied with by it prior to or on the closing date to the extent specified in the Merger Agreement;

•

receipt of a certificate, dated as of the Closing Date, executed by an executive officer of the Company confirming the satisfaction of certain conditions required to be performed and accuracy of representations and warranties made under the Merger Agreement;

•

the Company shall have executed and filed the Charter Amendment with the Secretary of State of the State of Nevada and the Charter Amendment shall have been accepted by the Secretary of State of the State of Nevada;

•	the Common Stock that shall be issued as the Stock Consideration shall be authorized for listing on the NYSE;

•

there shall not have been, since the date of the Merger Agreement, any event, change, effect, or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect;

•	the Company shall have assumed the Covey Park Notes in accordance with the requirements of the Covey Park Indenture; and

•	the Company shall have paid off in full all indebtedness outstanding under Covey Park’s revolving credit facility, and secured the full release of all encumbrances securing the indebtedness.

The Company and Covey Park can provide no assurance that all of the conditions precedent to the Merger will be satisfied or waived by the party permitted to do so.

Termination

The Merger Agreement may be terminated at any time prior to the closing of the Merger in the following circumstances:

•	by mutual written consent of the Company and Covey Park;

•	by either the Company and Covey Park:

•

if any governmental authority has issued any order or ruling or taken any other action permanently restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger and such order, ruling or other action shall have become final and nonappealable, or if there shall be adopted any law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; or

•

if the Merger shall not have been consummated on or before the “End Date”, which shall be 5:00 p.m. Dallas, Texas time, on November 30, 2019; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose material breach is the cause of or resulted in the failure of the Merger to occur on or before such date; provided, further, that either the Company or Covey Park shall have the unilateral right to extend the End Date by up to thirty 30 additional days in the event that as of the End Date (prior to such extension) all conditions (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and the Closing shall not have occurred due solely or in part to the failure of the Company to mail the Information Statement to its stockholders at least 20 days prior to the Closing Date.

•	by the Company:

•

in the event of certain breaches of the Merger Agreement by Covey Park, Holdings, or Current Holdings; provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement; provided, further, that said breach by Covey Park, Holdings, or Current Holdings cannot be or has not been cured pursuant to the terms of the Merger Agreement.

•	by Covey Park:

•

in the event of certain breaches of the Merger Agreement by the Company; provided that Covey Park, Current Holdings, and Holdings are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement; provided, further, that said breach by the Company cannot be or has not been cured pursuant to the terms of the Merger Agreement; or

•	upon written notice to the Company stating that all conditions to closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing) and that Covey Park is ready willing and able to consummate the transactions contemplated under the Merger Agreement; provided that the Company fails to consummate the transactions contemplated under the Merger Agreement within five (5) business days after Covey Park has delivered the foregoing written notice to the Company.

Effect of Termination

If the Merger Agreement is terminated by the Company or Covey Park in accordance with its terms, the Merger Agreement will become void and of no effect, without any liability or obligation on the part of the Company, on the one hand, or Covey Park and Holdings, on the other hand (except to the extent that such termination results from the willful and material breach by a party or fraud), other than certain specified sections of the Merger Agreement.

Financing Termination Fee

In the event Covey Park terminates the Merger Agreement as a result of the Company’s inability to consummate the Merger solely because of the failure of the Company to secure the necessary Debt Financing to consummate the Merger (and at such time parties to the Subscription Agreement stand ready, willing and able to consummate the transactions contemplated thereby and the Company is not in Willful and Material Breach (as defined in the Merger Agreement)), the Company shall be responsible for the Financing Termination Fee in the amount of $100.0 million, which shall be payable to Covey Park within five (5) business days following the termination of the Merger Agreement. To the extent such fee is paid, it shall be in lieu of any other amounts for which the Company is responsible under the Merger Agreement.

Expenses

Subject to certain exceptions, each party shall pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the transactions contemplated thereby, whether or not the Merger will be consummated. Holdings will be responsible for all third-party expenses incurred in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby of Covey Park that have not been paid prior to Closing.

Notwithstanding the foregoing, in the event the Merger Agreement is terminated (other than by Parent due to a terminable breach by Covey Park or Holdings or under circumstances where the financing Termination Fee is payable), then, the Company shall reimburse Covey Park and Holdings for all of Holdings’ and Covey Park’s reasonable, documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Holdings or Covey Park or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby for all expenses to date of execution of the Merger Agreement as set forth on a schedule to the Merger Agreement plus such additional amounts incurred after such date, but not to exceed $2.5 million in the aggregate without the prior written consent of the Company; subject to certain exceptions as set forth in the Merger Agreement.

Amendment; Extension; Waiver

Subject to the requirements of applicable law, the Merger Agreement may not be amended by the parties except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. At any time prior to the effective time of the Merger, the Company and Covey Park may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties by the other parties contained in the Merger Agreement or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

Specific Performance

In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent or restrain real or threatened breaches of the Merger Agreement and to enforce specifically its terms and provisions, provided that solely to the extent a Financing Failure exists, Covey Park will not be entitled to specifically enforce the Company’s obligation to consummate the closing of the transactions contemplated by the Merger Agreement.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

AGREEMENTS RELATED TO THE MERGER

The Subscription Agreement

Concurrent with the execution of the Merger Agreement, the Company executed a Subscription Agreement (the “Subscription Agreement”) by and among the Company and the Jones LLCs. Pursuant to the Subscription Agreement, the Company shall issue and sell to the Jones LLCs an aggregate of (i) 175,000 shares of Series B Preferred Stock, and (ii) 50,000,000 shares of Common Stock. The rights, preferences and privileges of the Series B Preferred Stock shall be set forth in the Certificate of Designations. The parties to the Subscription Agreement will also enter into the Registration Rights Agreement, which will govern certain rights and obligations of the parties thereto with respect to the registration of Common Stock issuable to the Jones LLCs pursuant to the Subscription Agreement. The issuance of Series B Preferred Stock and Common Stock will be exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act.

The Company has also agreed to apply for NYSE listing of the Common Stock issuable pursuant to the Subscription Agreement and to take all appropriate action increase the authorized number of share of Common Stock available for issuance by the filing of the Charter Amendment. The closing of the Subscription Agreement is subject to certain conditions including the following: (1) all conditions to closing of the transactions contemplated by the Merger Agreement shall have been satisfied (or waived) and the parties thereto be ready to consummate the transactions contemplated by the Merger Agreement, (2) no order shall have been entered by a court of competent jurisdiction which enjoins or prohibits the transactions contemplated by the Subscription Agreement, (3) the Charter Amendment shall have been filed with the Secretary of State of Nevada, (4) each of the representations and warranties of the parties to the Subscription Agreement shall be true and correct in all material respects on the closing date and (5)  each of the parties to the Subscription Agreement shall have executed the Registration Rights Agreement.

Certificate of Designations

The following is a summary of the material rights, preferences and privileges of the cumulative redeemable convertible perpetual preferred stock, designated the Series A Redeemable Convertible Preferred Stock and the Series B Redeemable Convertible Preferred Stock, as contained in the Certificate of Designations. This summary is qualified in its entirety by reference to the complete Certificate of Designations included as Annex C to this Information Statement and incorporated by reference herein.

Dividends

Holders of Preferred Stock shall be entitled to receive dividends in an amount equal to a dividend rate of 10% per annum on the Liquidation Value. Dividends will be paid in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2019.

In the event that:

•	the Company does not pay a dividend in full on the applicable dividend date,

•	the Company’s Common Stock ceases to be listed or quoted on any national securities exchange, or

•

the Company fails to cause a shelf registration statement with respect to the Registrable Securities (as defined in the Registration Rights Agreement) to be declared effective 30 days prior to the first anniversary of the initial issue date of the Preferred Stock, then the Dividend Rate will be increased by up to 6% per annum, in accordance with the terms of the Certificate of Designations.

Dividends will be paid in cash if the Company has funds legally available for payment and the Board declares a cash dividend payable. Unless all accrued dividends are paid, the Company may not declare dividends on shares of the Company’s capital stock ranking junior to the Preferred Stock, subject to customary exceptions.

Liquidation Preference

In the event of any liquidation, winding up or dissolution of the Company, each holder of Preferred Stock will be entitled to receive out of the Company’s assets legally available for distribution to its stockholders, in accordance with the ranking of the Preferred Stock discussed below, an amount in cash per share of Preferred Stock equal to the greater of (i) the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share of Preferred Stock, and (ii) solely in the event that a liquidation, winding up or dissolution of the Company occurs following the 12-month anniversary of the initial issue date of the Preferred Stock, the market value of the number of shares of Common Stock into which a share of Preferred Stock is convertible determined as of the trading day immediately prior to such liquidation, winding up or dissolution.

Ranking

The Preferred Stock ranks senior to the Company’s Common Stock and any shares of capital stock of the Company not expressly ranking senior to or pari passu with the Preferred Stock as to the payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company. Between the Series A and Series B Preferred Stock, Series A Preferred Stock ranks senior to the Series B Preferred Stock.

Voting Rights

Holders of Preferred Stock have limited voting rights under Nevada law, the Company’s Articles of Incorporation and the terms of the Certificate of Designations. Under the terms of the Certificate of Designations, in addition to certain other actions, the Company may not, without the affirmative vote of at least a majority of the holders of the Series A Preferred stock voting as a single class and the Series B Preferred Stock voting as a single class: (i) pay any dividends in respect of junior stock, subject to customary exceptions; (ii) issue any capital stock ranking senior or pari passu to the Preferred Stock; (iii) delist its Common Stock from a national securities exchange or enter into certain merger or acquisition transactions; however, the Preferred Stock will not have a right to vote on any material sale of assets, merger, consolidation or Change of Control transaction (discussed below) if the Company agrees to redeem the Preferred Stock in full for cash in the amount determined pursuant to the terms of the Certificate of Designations; (iv) amend the terms of the Company’s Second Amended and Restated Articles of Incorporation or the Certificate of Designations in whole or in part, by merger, consolidation or otherwise, so as to adversely affect the rights, preferences, privileges or powers of the shares of Preferred Stock; (v) voluntarily authorize, declare or initiate any bankruptcy, liquidation or dissolution proceedings, may not issue any equity securities of its subsidiaries other than to another subsidiary or in connection with the contribution of any assets or cash in excess of $10.0 million to any person that is not wholly-owned by the Company; or (vi) enter into any agreement that expressly prohibits the Company from declaring and paying dividends to the holders of the Preferred Stock.

Holder Conversion

The Conversion Price of the Preferred Stock is $4.00 per share of Common Stock, subject to adjustment pursuant to customary anti-dilution provisions as contained in the Certificate of Designations. At any time following the 12-month anniversary of the initial issue date of the Preferred Stock each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the then prevailing Conversion Rate. Holders may receive cash in lieu of fractional shares.

Special Rights Upon a Change of Control

In connection with any Change of Control, defined in the Certificate of Designations but generally meaning (i) the consummation of any transaction the result of which is that any person, other than any Permitted Holder (as defined in the Certificate of Designations), becomes the beneficial owner of more than 50% of the voting stock of the Company, (ii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company, or (iii) the adoption of a plan relating to the liquidation or dissolution of the Company, holders of Preferred Stock may convert all but not less than all shares of Preferred Stock into Common Stock at the then prevailing Conversion Rate. Alternatively, holders may elect to require the Company to purchase all but not less than all of its shares of Preferred Stock for cash at a purchase price per share equal to the Change of Control Cash Price. The Company will only be required to pay the Change of Control Cash Price to the extent permitted by the Covey Park Notes Indenture and the Comstock Notes Indenture.

In addition, each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the Conversion Rate in connection with the consummation of a Change of Control or Take-Private Transaction (as defined in the Certificate of Designations) in which all of such holder’s shares are not redeemed in full for the Change of Control Cash Price or the Take-Private Cash Price, equal to the Change of Control Cash Price except that the price paid per share of Common Stock in the applicable Take-Private Transaction shall be substituted for the closing sale price of the Common Stock on the trading day immediately prior to a Change of Control transaction in calculating the cash price per share.

Company Optional Redemption

At any time, but subject to the right of the holders to convert their shares of Preferred Stock into Common Stock following the 12-month anniversary of closing, the Company may elect to cause any and all shares of Preferred Stock to be redeemed for cash at a redemption price equal to the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share. In no event may Series B Preferred Stock be redeemed to the extent any shares of Series A Preferred Stock remain outstanding. Customary notice and redemption procedure provisions apply. The Company may assign the right to exercise its redemption right to a third party, and such third party will be entitled to exercise such right on the same terms as the Company provided that such party will be required to convert any acquired shares of Series A Preferred Stock immediately following the acquisition of such shares.

The Shareholders Agreement

Concurrent with the execution of the Merger Agreement, the Company, the Jones Entities, Jerry Jones and Holdings entered into a Shareholders Agreement (the “Shareholders Agreement”), which agreement will become effective only upon the closing of the Merger. If the Merger is completed, the Jones Entities will collectively represent approximately 75% of the Common Stock, each of which is controlled by Jerry Jones. The parties to the Shareholders Agreement entered into the Shareholders Agreement to establish various arrangements with respect to the governance of the Company after the closing of the Merger and the other transactions contemplated by the Merger Agreement.

Composition of the Board

Effective immediately following the Closing, the parties to the Shareholders Agreement have agreed to take all necessary action to cause the Board to include one (1) director who has been designated by Holdings, who will initially be Jordan Marye. In addition, the parties have agreed that the Corporate Governance and Nominating Committee of the Board will consider John Jacobi to be appointed to the Board.

So long as Holdings or its affiliates hold at least (i) 10% of the issued and outstanding Common Stock or (ii) 21,000 shares of the Series A Preferred Stock (the “Minimum Governance Percentage”), the Company, Jerry Jones and the other parties to the Shareholders Agreement shall take all action necessary to cause one (1) individual designated by Holdings to serve on the Board.

Size of the Board and Committees

So long as Holdings or its affiliates collectively hold the Minimum Governance Percentage, the Company, Jerry Jones and the other parties to the Shareholders Agreement have agreed to take all necessary action to ensure that the number of directors serving on the Board does not exceed nine (9) directors, subject to the requirements of applicable law or NYSE rules and regulations.

The Board member designated by Holdings shall have the right to be appointed to serve on such number of committees of the Board as is equal to the average number of committees on which all other members of the Board serve (rounded to the nearest whole number) (other than the audit committee) as determined by the Board.

Voting Agreement

The Jones Entities and Jerry Jones have agreed to vote their shares of Common Stock (whether at any annual or special meeting, by written consent or otherwise) to cause the nominee designated pursuant to the Shareholders Agreement to be nominated in accordance with the Shareholders Agreement. The Jones Entities, Jerry Jones and the Company have also agreed not to take any actions that would interfere with the intention of the parties with respect to the composition of the Board as provided by the Shareholders Agreement.

Restrictions on Transfers

Any stockholder of the Company that is a party to the Shareholders Agreement may transfer their shares of any equity securities that are convertible into or exchangeable for shares of Common Stock provided such transfer is in compliance with the Shareholders Agreement and such transferees agree to become parties to the Shareholders Agreement.

Tag-Along Rights

If the Jones Entities or Jerry Jones propose to undertake certain sales of Common Stock or Series B Preferred Stock as described in the Shareholders Agreement: (i) with respect to such sales of Common Stock, for so long as Holdings owns at least 1% of the issued and outstanding Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock) and (ii) with respect to such sales of Series B Preferred Stock, for so long as Holdings owns any shares of Series A Preferred Stock; the applicable seller must provide any Holdings stockholders with an opportunity to participate in such transfer. If any Holdings stockholders exercise such right, such Holdings stockholder shall have the right to include its shares in the proposed sale on the same terms and conditions as applicable to the sale of Common Stock or Series B Preferred Stock (as applicable) by the initiating stockholder. In the case of a proposed sale of Common Stock and pursuant to the terms of the Shareholders Agreement, the number of shares that such Holdings stockholder is permitted to include in such sale is equal to the number of such Holdings stockholder’s own shares of Common Stock (including any shares of Common Stock issuable upon conversion of the Series A Preferred Stock) but only up to a maximum of up to 50% of the aggregate number of shares of Common Stock proposed to be sold. In the case of a proposed sale of Series B Preferred Stock and pursuant to the terms of the Shareholders Agreement, the maximum number of shares of Series A Preferred Stock that such Holdings stockholder is permitted to include in such sale is equal to a maximum of up to 50% of the aggregate number of shares of Series A Preferred Stock and Series B Preferred Stock, collectively, that are proposed to be sold. The participating Holdings stockholder will not be required to (A) make any representations or warranties (other than customary representations and warranties concerning itself and the ownership of the Common Stock to be transferred by it and compliance with laws), (B) participate in any indemnification obligations of the Jones Entities, Jerry Jones, and any of their respective affiliates that beneficially owns shares of the Company (collectively, “Comstock Stockholder”) (outside of any obligations arising out the Holdings stockholders’ customary representations and warranties) or (C) agree to any post-closing covenants in connection with such proposed sale.

The applicable Comstock Stockholder shall provide the Holdings stockholders with notice prior to any sale subject to the tag-along rights. In order to exercise the tag-along rights, a Holdings stockholder must send written notice indicating its interest within ten (10) business days of receiving the initial notice of sale or in the event any of the material terms set forth in the initial notice are thereafter amended and a new amended notice is delivered to the Holdings stockholder, within five (5) business days of receiving such amended notice.

Certain Actions of Comstock Stockholder

In the event any Comstock Stockholder proposes to acquire additional shares of Common Stock through an open-market purchase of shares, such Comstock Stockholder must give prior written notice of the proposed acquisition to the Holdings stockholders. Such notice must contain an offer to buy from the Holdings stockholder, on a pro rata basis, an equal number of shares at the same price as the original proposed acquisition. The Holdings stockholders shall have two (2) business days to respond to such offer.

Certain Actions of the Company

So long as the Holdings stockholders beneficially own the Minimum Governance Percentage, the Company may not do the following actions without approval from Holdings:

•

adopt or propose any amendment or restatement of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws that would reasonably be expected to have a disproportionate material and adverse impact on any Holdings stockholder as compared to the Comstock Stockholders (whether by merger, consolidation, sale of equity securities or otherwise);

•

at anytime during the twenty-four (24) months following the Closing, directly or indirectly, acquire (a) any Person (as such term is defined in the Shareholders Agreement) by merger, consolidation, or any other manner of investment in such Person or (b) any assets in each case other than acquisitions or series or related acquisitions for which the purchase price is less than $500.0 million;

•

at anytime during the twenty-four (24) months following the Closing, authorize any capital expenditure of the type set forth in the Budget (as defined in the Shareholders’ Agreement) (excluding items described in the preceding bullet point) that would cause the Company and its subsidiaries to exceed the Budget by more than $500.0 million taking into account such overage and all prior overages; or

•	enter into any agreement or arrangement with respect to any of the foregoing.

The Company has also agreed not to enter into any Related Party Transactions (as defined in the Shareholders Agreement) with any Comstock Stockholder, Jerry Jones or their respective affiliates unless such transactions are approved in accordance with a conflicts of interest policy approved by the Audit Committee of the Board.

The Company has further agreed that, from and after the twelve (12) month anniversary of the closing of the Merger Agreement and unless and until either Holdings and its affiliates collectively no longer hold the Minimum Governance Percentage, neither the Company nor its subsidiaries will, without the prior written consent of Holdings, incur, create, assume, or guarantee any indebtedness that would cause the Company’s total consolidated indebtedness as of the date immediately prior to the date on which such indebtedness is incurred, created, assumed or guaranteed to exceed the Company’s consolidated LTM EBITDAX multiplied by 2.25 (after giving pro forma effect to such incurrence, creation, assumption or guarantee and that application of the proceeds thereof). Notwithstanding the foregoing, the Company may incur indebtedness of up to $2.975 million consisting solely of (i) indebtedness under its current credit facility and (ii) indebtedness similar to indebtedness under the Company’s Notes Indenture and Covey Park’s Notes Indenture and consistent with market terms for high yield issuances by issuers of the type and financial position of the Company.

For so long as the Holdings stockholders own at least 21,000 shares of Series A Preferred Stock, the Company shall not without the prior written consent of Holdings, in one transaction or a series of related transactions, acquire (A) any person by merger, consolidation or investment in, or (B) any assets, in each case other than acquisitions in which the purchase price is less than $50.0 million.

Termination

The Shareholders Agreement shall terminate as to any particular party who is a holder of Common Stock at such time as such person no longer beneficially own in the aggregate at least 5% of the issued and outstanding

Common Stock. The provisions described in “Composition of the Board, Size of Board and Committees,” and “Voting Agreement” shall terminate at such time as the Holdings stockholders no longer beneficially own the Minimum Governance Percentage.

The Amended and Restated Registration Rights Agreement

In connection with the transactions contemplated by the Merger Agreement, the Company, the Jones Entities and Holdings entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Agreement”), which among other things amends and restates the Registration Rights Agreement dated August 3, 2018 that was entered into by the Company and the Principal Stockholders. The A&R Registration Agreement will only be effective upon the closing of the Merger. The A&R Registration Agreement adds the Jones LLCs and the Covey Holders (as defined in the A&R Registration Agreement) as parties thereto and will, among other things, require the Company to file, not later than 45 days after closing, a shelf registration statement under the Securities Act to permit the public resale of all of the Registrable Securities held by the Jones LLCs and the Covey Holders from time to time as permitted by Rule 415 under the Securities Act (a “Shelf Registration Statement”) and use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable. The Company shall use commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, to be supplemented and amended as necessary to ensure that such Shelf Registration Statement is available, or if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Covey Holders and other Holders (as defined in the A&R Registration Agreement) and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as (a) a Registration Statement (as defined in the A&R Registration Agreement) with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such Registrable Securities cease to be outstanding.

For the purposes of the A&R Registration Agreement, “Registrable Securities” means (a) the shares of Common Stock held by the Jones Holders or the Covey Holders (each as defined in the A&R Registration Agreement) as of the date of Closing and any shares of Common Stock issued or issuable upon the conversion of the Preferred Stock and (b) any securities issued or then issuable upon any stock split, dividend or other distribution, or in connection with a combination of shares, or any security into which such Common Stock will have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange distribution or similar event with respect to the foregoing. Pursuant to the A&R Registration Agreement, if the Company proposes to conduct an Underwritten Offering (including a Secondary Offering, as such terms are defined in the A&R Registration Agreement), each Holder shall have the right to include in such Underwritten Offering all or part of the Registrable Securities held by such Holder (the “Piggyback Rights”). Any Holder wishing to exercise its Piggyback Rights must submit timely and complete notice to participate in such offering. The Company will use its commercially reasonable efforts to effect the registration under the Securities Act of, and to include in the Underwritten Offering, all Registrable Securities which the Company has been so requested to register by the Holders thereof, to the extent requisite to permit the disposition of the Registrable Securities so to be registered and sold, subject to the limitations and requirements of the A&R Registration Agreement.

If, in connection with a Piggyback registration (as defined in the A&R Registration Agreement), the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number that can be sold without adversely affecting the marketability of such offering, the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, to the Company, (ii) second, among the Selling Holders (as defined in the A&R Registration Agreement), with the maximum that is allocable under this clause (ii) to be allocated 50% to the Jones Holders (pro rata among such Jones Holders) and 50% to the Covey Holders (pro rata among such Covey Holders); provided, that if either the Jones

Holders or the Covey Holders do not elect the entire 50% allocation, the other Party may include their securities for the remaining portion, and (iii) third, pro rata among any other Persons who have been or are granted registration rights after the date of the A&R Registration Agreement based on the number of securities validly requested to be included by such Persons. In the event of a secondary offering proposed by a Holder, the foregoing priorities are adjusted and are determined based on when such an offering was proposed and the identity of the initiating holder.

The terms of the A&R Registration Agreement also permit a Holder to request an Underwritten Offering; provided, however, that in the case of each such Underwritten Offering, such Holder will be entitled to make such demand only if (i) the proceeds from the sale of Registrable Securities in the offering (before the deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50.0 million) or (ii) such Underwritten Offering includes all of the Registrable Securities held by such Holder and the proceeds from the sale of Registrable Securities in the offering (before the deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $30.0 million.

In connection with any Underwritten Offering (including any Secondary Offering), any Holder that together with its Affiliates owns 10% or more of the outstanding Common Stock, shall execute a customary “lock-up” agreement with the underwriters of such Underwritten Offering containing a lock-up period equal to 45 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering. In connection with any Secondary Offering, the Company will, and will use its commercially reasonable efforts to cause the members of the Company’s Board and the officers of the Company that are “executive officers” as defined under Section 16 of the Exchange Act to, execute a customary “lock-up” agreement with the underwriters of such Secondary Offering containing a lock-up period equal to 45 days from the date of the execution of the underwriting agreement with respect to such Secondary Offering.

All fees and expenses incident to the performance of or compliance with the A&R Registration Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. Such fees and expenses include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants), (ii) printing and delivery expenses, (iii) fees and disbursements of counsel, auditors, independent engineers and accountants for the Company, including any special audits or “cold comfort” letters required by or incident to such performance and compliance, and (iv) all expenses related to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show.” In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by the A&R Agreement, the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. However, the Company will not be responsible for any broker or similar commissions of any Holder or any legal fees or other costs of the Holders.

The Support Agreement

Concurrent with the execution of the Merger Agreement, Holdings and Jerry Jones entered into a Support Agreement. Jerry Jones makes certain covenants relating to the transactions contemplated by the Merger Agreement including the following:

HSR Act

Jerry Jones will cause his controlled affiliates to make the appropriate filings required pursuant to the HSR Act in connection with the transactions contemplated by the Merger Agreement within fifteen (15) business days of the date the Merger Agreement was executed and use reasonable best efforts to (i) provide any additional information or documentary material requested by governmental authorities in connection therewith, (ii) take all other actions necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act, and (iii) to obtain early termination of any applicable waiting periods under the HSR Act.

No Solicitation

During the period prior to the closing of the Merger Agreement or termination of the Support Agreement, Jerry Jones will not, and shall cause his affiliates and representatives to not, directly or indirectly, solicit or respond to any proposals or enter into any negotiations relating to any potential transactions pursuant to which any person, directly or indirectly, would acquire more than 15% of the outstanding equity securities of the Company or gain control of more than 15% of the fair market value of all the assets of the Company.

Lock -Up

During the period between the date the Merger Agreement was signed and one hundred eighty (180) days following the Closing (the “Lock-Up Period”), Jerry Jones shall not and shall cause his affiliates and representatives to not (i) directly or indirectly, offer, pledge (other than required under existing credit facilities and debt instruments), sell (including entry into contracts for the sale), enter into any agreement to sell or purchase any options, grant any rights or warrants to purchase or otherwise transfer or dispose of any shares of Equity Securities (as defined in the Merger Agreement) of the Company owned or acquired by Jerry Jones or its controlled affiliates (such securities the “Lock-Up Securities”), (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, or (iii) distribute any Lock-Up Securities to any person, including affiliates, members, managers, partners, or any stockholders of any controlled affiliates. Notwithstanding the foregoing, the Lock-Up Period shall immediately terminate if (i) the Holdings stockholder no longer own any shares of Common Stock or (ii) the Holdings stockholders collectively sell a percentage of the shares of Common Stock or Series A Preferred Stock.

Restriction on Share Purchases

During the Lock-Up Period, except as consented to in writing by Holdings, Jerry Jones shall not, and shall cause his controlled entities not to, acquire any shares of Common Stock other than (i) as a result of any stock split, stock dividend or subdivision of shares of Common Stock, (ii) in connection with the transactions contemplated by the Merger Agreement or pursuant to the Subscription Agreement, or (iii) pursuant to the exercise of the preemptive rights set forth in Section 10.18 of the Contribution Agreement dated May 9, 2018 by and among the Company, Arkoma, and Williston Drilling.

COMSTOCK RESOURCES, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

Following are the unaudited pro forma combined financial statements and accompanying notes as of and for the three months ended March 31, 2019 and for the year ended December 31, 2018, which have been prepared by the Company’s management and are derived from, and should be read in conjunction with, (a) the Company’s audited consolidated financial statements as of and for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K; (b) the Company’s unaudited consolidated financial statements as of and for the three months ended March 31, 2019 included in the Company’s Quarterly Report on Form 10-Q for the period then ended; (c) the audited consolidated financial statements of Covey Park for the year ended December 31, 2018; and (d) the unaudited consolidated financial statements of Covey Park as of and for the three months ended March 31, 2019, which are included herein. Certain of Covey Park’s historical amounts have been reclassified to conform to the Company’s financial statement presentation. The unaudited pro forma balance sheet as of March 31, 2019 gives effect to the Merger and related transactions as if these transactions had been completed on March 31, 2019. The unaudited pro forma combined statements of operations for the year ended December 31, 2018 and the three months ended March 31, 2019 give effect to the Merger and related transactions as if these transactions had been completed on January 1, 2018.

On June 7, 2019, the Company entered into the Merger Agreement under which subject to certain conditions Covey Park will merge with and into the Company with the Company as the surviving entity. The unaudited pro forma combined financial information presented gives effect to the transactions contemplated in the Merger Agreement and the related financing transactions, including the issuance of additional shares of Common Stock, the issuance of Preferred Stock and additional borrowings under an amended and restated bank credit facility.

The pro forma financial statements have been prepared in accordance with SEC Article 11 of Regulation S-X. In addition, the acquisition method of accounting was used per ASC 805, Business Combinations, with the Company treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not purport to represent the financial position or results of operations of Comstock which would have occurred had the Merger been consummated on the dates indicated or the Company’s financial position or results of operations for any future date or period. The pro forma statements of operations are not necessarily indicative of the Company’s operations going forward.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

PRO FORMA COMBINED BALANCE SHEET

(Unaudited)

AS OF MARCH 31, 2019

(In thousands)

	Comstock	Covey Park	Total Pro Forma Adjustments		As Adjusted
ASSETS
Cash and Cash Equivalents	$29,324	$—	$—			$29,324
Accounts Receivable:
Oil and gas sales	76,772	90,579	—			167,351
Joint interest operations	9,231	27,407	—			36,638
Derivative Financial Instruments	2,356	21,144	—			23,500
Income Taxes Receivable	10,218	—	—			10,218
Other Current Assets	6,222	7,144	—			13,366

Total current assets	134,123	146,274	—			280,397

Property and Equipment:
Oil and gas properties, successful efforts method:
Proved	1,777,325	2,459,983	249,515	(a)
			(511,974	)(a)		3,974,849
Unproved	188,801	37,490	(37,490	)(a)		188,801
Other	4,449	9,724	(775	)(a)
			(5,480	)(a)		7,918
Accumulated depreciation, depletion and amortization	(248,017)	(517,454)	517,454	(a)		(248,017)

Net property and equipment	1,722,558	1,989,743	211,250			3,923,551

Goodwill	350,214	—	—			350,214
Derivative Financial Instruments	—	20,989	—			20,989
Income Taxes Receivable	10,218	—	—			10,218
Other Assets	4,775	76	—			4,851

	$2,221,888	$2,157,082	$211,250			$4,590,220

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable and Accrued Expenses	$196,079	$176,231	$(522	)(a)	$
	—	—	35,340	(c)		407,128
Derivative Financial Instruments	—	15,207	—			15,207
Operating Leases	2,007	—	—			2,007

Total current liabilities	198,086	191,438	34,818			424,342

Long-term Debt	1,265,847	984,247	(38,122	)(a)
			379,436	(b)		2,591,408
Deferred Income Taxes	166,152	988	(988	)(a)		166,152
Derivative Financial Instruments	—	3,681	—			3,681
Other Non-current Liabilities	2,766	849	1,097	(a)		4,712
Reserve for Future Abandonment Costs	5,243	32,003	(23,876	)(a)		13,370

Total liabilities	1,638,094	1,213,206	352,365			3,203,665

Mezzanine Equity:
8% Series A Preferred Units, net of issuance costs	—	149,244	(149,244	)(b)		—

Member and Stockholders’ Equity (Deficit):
10% Convertible Preferred Stock	—	—	385,000	(b)		385,000
Member Equity—Covey Park	—	794,632	(794,632	)(b)		—
Common stock	52,934	—	39,417	(b)		92,351
Additional paid-in capital	453,163	—	418,876	(a)		872,039
Accumulated earnings	77,697	—	(35,340	)(c)
			(5,192	)(b)		37,165

Total member / stockholders’ equity	583,794	794,632	8,129			1,386,555

	$2,221,888	$2,157,082	$211,250			$4,590,220

See accompanying notes to unaudited pro forma

combined financial statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2018

(In thousands)

	Predecessor Comstock	Jones Adjustments		Successor Comstock	Combined Comstock	Covey Park	Adjustments		As Adjusted
Revenues:
Natural gas sales	$147,897	$11,087	(d)	$144,236	$303,220	$614,574	$10,139	(h)	$927,933
Oil sales	18,733	140,166	(d)	79,385	238,284	2,350	18	(h)	240,652

Total oil and gas sales	166,630	151,253		223,621	541,504	616,924	10,157	(h)	1,168,585
Operating expenses:
Production taxes	3,659	14,327	(d)	11,155	29,141	10,554	552	(h)	40,247
Gathering and transportation	11,841	—		10,511	22,352	69,871	2,864	(h)	95,087
Lease operating	21,139	14,936	(d)	20,736	56,811	56,495	269	(h)	113,575
Exploration	—	—		—	—	6,537	—		6,537
Depreciation, depletion and amortization	68,032	46,382	(d)	53,944	168,358	202,615	753	(h)
							(68,036	)(i)	303,690
General and administrative	15,382	—		11,399	26,781	33,906	—		60,687
Loss (gain) on sale of oil and gas properties	35,438	—		(155)	35,283	—	—		35,283

Total operating expenses	155,491	75,645		107,590	338,726	379,978	(63,598)		655,106

Operating income	11,139	75,608		116,031	202,778	236,946	73,755		513,479
Other income (expenses):
Gain (loss) from derivative financial instruments	881	—		10,465	11,346	(56,688)	—		(45,342)
Other income	677	—		173	850	332	—		1,182
Transaction costs	(3,183)	3,183	(e)	—	—	—	—		—
Interest expense	(101,203)	35,611	(e)	(43,603)	(109,195)	(60,968)	(422	)(h)
							(24,447	)(j)	(195,032)

Total other income (expenses)	(102,828)	38,794		(32,965)	(96,999)	(117,324)	(24,869)		(239,192)

Income (loss) before income taxes	(91,689)	114,402	(f)	83,066	105,779	119,622	48,886		274,287
Provision for income taxes	(1,065)	(5,813)		(18,944)	(25,822)	(122)	(40,994	)(k)	(66,938)

Net income (loss)	(92,754)	108,589		64,122	79,957	119,500	7,892		207,349
Preferred dividends and accretion on Series A Preferred Units	—	—		—	—	(34,192)	34,192 (38,500	(j) )(j)	(38,500)

Net income (loss) available to member equity / common stockholders	$(92,754)	$108,589		$64,122	$79,957	$85,308	$3,584		$168,849

Net income (loss) per common share—
Basic	$(6.08)			$0.61	$0.76				$0.91

Diluted	$(6.08)			$0.61	$0.76				$0.74

Weighted average common shares outstanding—
Basic	15,262	88,571	(g)	105,453	105,453		78,833	(l)	184,286

Diluted	15,262	88,571	(g)	105,459	105,459		175,083	(l)	280,542

See accompanying notes to unaudited pro forma

combined financial statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2019

(In thousands)

	Comstock	Covey Park	Total Pro Forma Adjustments		As Adjusted
Revenues:
Natural gas sales	$90,132	$184,479	$3,437	(h)	$278,048
Oil sales	36,749	503	3	(h)	37,255

Total oil and gas sales	126,881	184,982	3,440		315,303

Operating expenses:
Production taxes	5,939	4,705	219	(h)	10,863
Gathering and transportation	7,430	17,794	1,002	(h)	26,226
Lease operating	14,885	15,330	142	(h)	30,357
Exploration	—	3,751	—		3,751
Depreciation, depletion and amortization	37,590	68,154	448	(h)
			(23,954	)(i)	82,238
General and administrative	7,814	8,037	—		15,851
Gain on sale of oil and gas properties	(1)	—	—		(1)

Total operating expenses	73,657	117,771	(22,143)		169,285

Operating income	53,224	67,211	25,583		146,018

Other income (expenses):
Loss from derivative financial instruments	(7,657)	(3,547)	—		(11,204)
Other income	93	47	—		140
Interest expense	(27,851)	(17,215)	(282	)(h)
			(6,181	)(j)	(51,529)

Total other income (expenses)	(35,415)	(20,715)	(6,463)		(62,593)

Income before income taxes	17,809	46,496	19,120		83,425
Provision for income taxes	(4,234)	(19)	(15,991	)(k)	(20,244)

Net income	13,575	46,477	3,129		63,181
Preferred dividends and accretion on Series A Preferred Units	—	(4,943)	4,943 (9,625	(j) )(j)	(9,625)

Net income (loss) available to member equity / common stockholders	$13,575	$41,534	$(1,553)		$53,556

Net income per common share—
Basic	$0.13				$0.29

Diluted	$0.13				$0.22

Weighted average common shares outstanding—
Basic	105,457		78,833	(l)	184,290

Diluted	105,457		177,083	(l)	280,540

See accompanying notes to unaudited pro forma

combined financial statements

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Introduction and Basis of Presentation

On June 7, 2019, the Company entered into the Merger Agreement with Covey Park and the other parties listed therein. The effective date of the Merger will be the date of closing of the transactions contemplated under the Merger Agreement.

The Company, as the accounting acquirer, will record the transactions as the acquisition of Covey Park. Covey Park’s historical capital accounts and retained earnings will be recognized at the fair value of its assets and liabilities upon closing of the Merger Agreement.

The unaudited pro forma combined balance sheet was prepared assuming that the Merger had occurred on March 31, 2019. The unaudited pro forma combined statements of operations for the year ended December 31, 2018 and for the three months ended March 31, 2019 were prepared assuming the Merger had occurred on January 1, 2018.

Transaction-related costs (i.e., advisory, legal, accounting, valuation, other professional or consulting fees) and certain transaction related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred and the services received. Accordingly, none of the costs are reflected in the accompanying pro forma unaudited combined financial statements. Costs incurred associated with the issuance of Common Stock and Preferred Stock as partial consideration in the Merger are expected to be immaterial and will be accounted for as a reduction of additional paid in capital.

On August 14, 2018, the Principal Stockholders contributed certain oil and gas properties in North Dakota and Montana (the “Bakken Shale Properties”) in exchange for 88,571,429 newly issued shares of Common Stock representing approximately 84% of the Company’s outstanding Common Stock (the “Jones Contribution”). The Principal Stockholders are wholly owned and controlled by Dallas businessman Jerry Jones and his children (collectively, the “Jones Group”).

The Company assessed the Bakken Shale Properties to determine whether they met the definition of a business under US generally accepted accounting principles, determining that they did not meet the definition of a business. As a result, the Jones Contribution was not accounted for as a business combination. Upon the issuance of the shares of Comstock Common Stock, the Jones Group obtained control over Comstock through their ownership of the Jones Partnerships. Through the Jones Partnerships, the Jones Group owns a majority of the voting common stock as well as the ability to control the composition of the majority of the Board of Comstock. As a result of the change of control that occurred upon the issuance of the common stock, the Jones Group controls Comstock and, thereby, continues to control the Bakken Shale Properties. Accordingly, the basis of the Bakken Shale Properties recognized by Comstock is the historical basis of the Jones Group. The change in control of Comstock results in a new basis for Comstock as the Company has elected to apply pushdown accounting pursuant to ASC 805, Business Combinations. The new basis is pushed down to Comstock for financial reporting purposes, resulting in Comstock’s assets, liabilities and equity accounts being recognized at fair value upon the closing of the Jones Contribution.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the Company subsequent to August 13, 2018. Reference to “Predecessor” or “Predecessor Company” relate to the results of operations of the Company prior to August 14, 2018. The Consolidated Statement of Operations for the year ended December 31, 2018 is presented on a combined basis to include the operating results of the Predecessor, the results of the Bakken Shale Properties for the period January 1, 2018 through August 13, 2018, pro forma adjustments related to the Jones Contribution, and the operating results of the Successor which when

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

combined represent the pro forma presentation full year of combined results for the Company. The results of Covey Park and the pro forma adjustments related to the transactions pursuant to the Merger Agreement are further included in arriving at the fully combined pro forma statement of operations results for the year ended December 31, 2018.

Certain reclassifications have been made to conform the presentation of Covey Park’s results with the historical financial statement classifications of the Company.

(2) Unaudited Pro Forma Balance Sheet

In preparing these pro forma financial statements, the fair value of Covey Park is being estimated based upon the estimated fair market value of the shares of Common Stock that are being issued, the estimated fair value of the Preferred Stock that is being issued, and the additional cash borrowings anticipated from the Company’s amended bank credit agreement. Estimates of fair value are based on management’s preliminary valuation estimates. These valuations will be finalized at closing, and as a result the final fair values may differ, possibly materially, from those being presented in the accompanying unaudited pro forma financial statements. The final value of Covey Park will be determined based upon the then fair value of the Common Stock, the Preferred Stock and the cash borrowings on the closing date of the transaction. As a result, the final fair value of Covey Park will differ, possibly materially, from the current estimates. A change in the price of Common Stock of $1.00 per share would affect the purchase consideration by approximately $28.8 million.

The fair value of the purchase consideration and of Covey Park’s assets and liabilities as of March 31, 2019 is estimated as follows:

(In thousands)
Consideration:
Fair Value of Comstock common stock to be issued	$158,293
Fair Value of Comstock convertible preferred stock to be issued	210,000
Cash	700,000

Total Fair Value of Consideration	$1,068,293

Fair Value of Liabilities Assumed—
Current Liabilities	$190,916
Long-Term Debt	946,125
Other Non-current Liabilities	5,627
Reserve for Future Abandonment Costs	8,127

Net Liabilities Assumed	1,150,795
Convertible Preferred Units Assumed(1)	149,244
Fair Value of Assets Acquired—
Current Assets	146,274
Oil and Gas Properties	2,197,524
Other Property & Equipment	3,469
Derivative Financial Instruments	20,989
Other Assets	76

Total Assets	2,368,332

Net Assets Acquired	$1,068,293

(1)	Upon completion of the Merger,these units will be redeemed for cash.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Covey Park is organized as a limited liability company and has been treated as a flow-through entity for federal and state income tax purposes other than in Texas, where Covey Park has provided for the Texas margin tax which is an entity-level tax. As a result, the net taxable income of the Covey Park operating results and any related tax credits were passed through to its members and were included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been recorded in the financial statements of Covey Park.

These unaudited pro forma combined financial statements have been prepared in anticipation of a proposed transaction where Covey Park would be merged into the Company in exchange for cash and common and preferred stock of the Company. The Company is a corporation, which is treated as a taxable C corporation and thus is subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if Covey Park was organized as a taxable corporation for the most recent period presented. For Covey Park, pro forma tax expense was computed using a 24.4% blended corporate level federal and state tax rate. If Covey Park had effected a change in tax status on March 31, 2019, no adjustment would have been recognized related to the tax basis of its long-lived assets being different from its book basis in those assets due to the amount of cash and other property treated as proceeds, or boot, in the transaction.

(3) Pro Forma Adjustments

Adjustments to the unaudited pro forma combined financial statements are as follows:

The accompanying unaudited pro forma balance sheet as of March 31, 2019 reflects the following adjustments:

(a)	To record the adjustment to fair value of the Covey Park assets and liabilities based upon the consideration to be paid.

(b)

To record the Merger and related financing transactions, including the issuance of 78,833,000 shares of common stock, the issuance of $210.0 million of Series A convertible preferred stock, the issuance of $175.0 million of Series B convertible preferred stock, the redemption of the Covey Park preferred units and cash borrowings related thereto. Also includes the capitalization of the debt offering costs associated with the Company’s bank credit facility and the write-off of the unamortized deferred costs associated with its bank credit facility. The value of Common Stock was estimated based upon a value of $5.49 per share as of June 7, 2019. Minimal out-of-pocket costs expected to be incurred associated with the issuance of Common Stock and the new convertible Preferred Stock.

(c)	To record estimated costs attributable to the Merger. Such costs are reflected in the pro forma balance sheet only as an increase in accrued expenses and will be expensed as incurred.

The accompanying unaudited pro forma statements of operations for the year ended December 31, 2018 reflect the following adjustments for the Comstock combined results:

(d)

To record revenues and operating costs, including depletion, depreciation, and amortization expense for the Bakken Shale Properties for the period January 1, 2018 through August 13, 2018. These properties were owned by the Principal Stockholders prior to their contribution to the Company on August 14, 2018 in exchange for 88,571,429 newly issued shares of Common Stock.

(e)

Reflects reversal of transaction costs incurred during the Predecessor period and recognition of the change in interest expense for the Predecessor period due to the debt refinancing that occurred as a part of the Jones Contribution.

(f)	To record income taxes for the combined operations of Comstock and the Bakken Shale Properties during the Predecessor period.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(g)	To adjust basic and diluted shares outstanding to give effect to the share issuance pursuant to the Jones Contribution.

The accompanying unaudited pro forma statements of operations for the year ended December 31, 2018 and for the three months ended March 31, 2019 reflect the following adjustments:

(h)

To record revenues, operating costs including depletion, depreciation, and amortization expense, and interest expense for the oil and gas properties acquired by Covey Park in its Thunderbird acquisition that closed on March 5, 2019. The production volumes added through this pro forma adjustment were 1,023 MMcf and 2,883 MMcf of natural gas for the three months ended March 31, 2019 and the year ended December 31, 2018, respectively.

(i)

Reflects the elimination of Covey Park’s historical depreciation, depletion and amortization (“DD&A”) expense offset by the impact of DD&A expense calculated using Comstock’s depletion rate as adjusted for the Merger, which was calculated in accordance with the successful efforts method of accounting.

(j)	Reflects the change in interest expense and dividends on preferred stock associated with the Merger.

(k)	To record income taxes for the combined operations of Comstock and Covey Park.

(l)

To adjust basic and diluted shares outstanding to give effect to the Share Issuance pursuant to the Merger. Diluted shares include the dilutive effect of the convertible preferred stock using the if-converted method.

(4) Pro Forma Oil and Natural Gas Information

The following combined reserve information is not necessarily indicative of the results that might have occurred had the Merger taken place on January 1, 2018 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.”

Presentation of the changes in quantities of oil and natural gas reserves, and the standardized measure of oil and gas reserves include the results of the Predecessor period January 1, 2018 through August 13, 2018 separate from the results of the Successor period August 14, 2018 through December 31, 2018. The Successor period includes the reserves of the Bakken Shale Properties as if they had been contributed to the Company on August 14, 2018. Where presented, the Comstock combined results reflect changes in reserves and the standardized measure of oil and gas reserves for the period January 1, 2018 through December 31, 2018 for combined Predecessor and Successor periods. Pro Forma Combined reserves and changes in the standardized measure of oil and gas reserves include the Comstock Combined reserves and the reserves of Covey Park for the period January 1, 2018 through December 31, 2018.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma oil and natural gas reserve information reflects how the oil and natural gas reserves and the standardized measure information of the combined entities may have appeared had the Merger closed as of January 1, 2018, including the impact of Covey Park’s Thunderbird transaction in 2019:

	Crude Oil—MBbls
	Comstock Predecessor(1)	Comstock Successor(2)	Comstock Combined	Covey Park(3)	Pro Forma Combined
Proved Reserves:
Beginning of period/year	7,552	6,050	7,552	253	7,805
Bakken Shale Property Contribution	—	22,944	22,944	—	22,944
Revisions of previous estimates	4	5	9	(6)	3
Extensions and discoveries	5,651	—	5,651	3	5,654
Sale of mineral in place	(6,870)	(4,002)	(10,872)	—	(10,872)
Production	(287)	(1,385)	(1,672)	(37)	(1,709)

End of year	6,050	23,612	23,612	213	23,825

Proved Developed Reserves:
Beginning of year	7,552	6,050	7,552	253	7,805

End of year	403	21,466	21,466	213	21,679

Proved Undeveloped Reserves:
Beginning of year	—	—	—	—	—

End of year	5,647	2,146	2,146	—	2,146

(1)	Period January 1, 2018 through August 13, 2018.
(2)	Period beginning August 14, 2018 through December 31, 2018.
(3)	Includes reserves acquired during the three months ended March 31, 2019 as part of the Thunderbird acquisition which are attributable to wells owned as of December 31, 2018.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

	Natural Gas—MMcf

	Comstock Predecessor(1)	Comstock (Successor)(2)	Comstock Combined	Covey Park(3)	Pro Forma Combined
Proved Reserves:
Beginning of period/year	1,116,956	2,195,273	1,116,956	3,613,025	4,729,981
Bakken Shale Property Contribution	—	51,228	51,228	—	51,228
Revisions of previous estimates	17,778	23,949	41,727	(1,068,527)	(1,026,800)
Extensions and discoveries	950,032	30,126	980,158	545,295	1,525,453
Acquisitions of minerals in place	220,088	33,612	253,700	52,723	306,423
Sale of mineral in place	(54,341)	(6,399)	(60,740)	—	(60,740)
Production	(55,240)	(45,031)	(100,271)	(203,902)	(304,173)

End of year	2,195,273	2,282,758	2,282,758	2,938,614	5,221,372

Proved Developed Reserves:
Beginning of year	436,114	550,198	436,114	887,418	1,323,532

End of year	500,031	583,107	583,107	1,038,387	1,621,494

Proved Undeveloped Reserves:
Beginning of year	680,842	1,645,075	680,842	2,725,607	3,406,449

End of year	1,695,242	1,699,651	1,699,651	1,900,227	3,599,878

(1)	Period January 1, 2018 through August 13, 2018.
(2)	Period beginning August 14, 2018 through December 31, 2018.
(3)	Includes reserves acquired during the three months ended March 31, 2019 as part of the Thunderbird acquisition which are attributable to wells owned as of December 31, 2018.

	As of December 31, 2018
	Comstock (Successor)	Covey Park(1)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Cash Flows Relating to Proved Reserves:
Future Cash Flows	$8,054,092	$8,630,663	$—		$16,684,755
Future Costs:			—
Production	(2,160,912)	(2,426,446)	—		(4,587,358)
Development and Abandonment	(1,800,335)	(1,876,396)	—		(3,676,731)
Future Income Taxes	(622,241)	(11,135)	(897,707	)(2)	(1,531,083)

Future Net Cash Flows	3,470,604	4,316,686	(897,707)		6,889,583
10% Discount Factor	(1,996,764)	(1,965,481)	418,507	(2)	(3,543,738)

Standardized Measure of Discounted Future Net Cash Flows	$1,473,840	$2,351,205	$(479,200	)(2)	$3,345,845

(1)	Includes reserves acquired during the three months ended March 31, 2019 as part of the Thunderbird acquisition which are attributable to wells owned as of December 31, 2018.
(2)	Adjustment for the assumed impact of the Merger including the adjustment of Covey Park’s cash flows to reflect its operations as being subject to corporate federal and state income taxes.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

	Comstock Predecessor(1)	Comstock (Successor)(2)	Comstock Combined	Covey Park(3)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Standardized Measure, Beginning of Period/Year	$881,544	$877,987	$881,544	$2,329,568	$—		$3,211,112
Bakken Shale Property Contribution	—	439,396	439,396	—	—		439,396
Net change in sales price, net of production costs	(61,662)	223,731	162,069	188,231	—		350,300
Development costs incurred during the year which were previously estimated	86,086	112,073	198,159	158,974	—		357,133
Revisions of quantity estimates	19,815	27,090	46,905	(518,135)	—		(471,230)
Accretion of discount	53,413	55,692	109,105	233,682	—		342,787
Changes in future development and abandonment costs	(27,489)	23,139	(4,350)	(62,334)	—		(66,684)
Changes in timing and other	(17,723)	9,434	(8,289)	85,084	—		76,795
Extensions and discoveries	167,986	15,263	183,249	366,101	—		549,350
Acquisitions of minerals in place	72,738	54,143	126,881	48,488	—		175,369
Sales of minerals in place	(124,083)	(42,870)	(166,953)	—	—		(166,953)
Sales, net of production costs	(129,991)	(181,218)	(311,209)	(480,004)	—		(791,213)
Net changes in income taxes	(42,647)	(140,020)	(182,667)	1,550	(479,200	)(4)	(660,317)

Standardized Measure, End of Period/Year	$877,987	$1,473,840	$1,473,840	$2,351,205	$(479,200	)(4)	$3,345,845

(1)	Period January 1, 2018 through August 13, 2018.
(2)	Period beginning August 14, 2018 through December 31, 2018.
(3)

Period January 1, 2018 through December 31, 2018 and also including reserves acquired during the three months ended March 31, 2019 as part of the Thunderbird acquisition which are attributable to wells owned as of December 31, 2018.

(4)	Adjustment for the assumed impact of the Merger including the adjustment of Covey Park’s cash flows to reflect its operations as being subject to corporate federal and state income taxes.

AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

Description of the Proposed Amendment

On June 7, 2019, the Company’s Board unanimously approved the Merger Agreement, the Subscription Agreement, the Merger, and the transactions contemplated therein, including the amendment to the Company’s Second Amended and Restated Articles of Incorporation, subject to required stockholder approval and the requirements of Regulation 14C, to increase the number of authorized shares of Common Stock from 155,000,000 to 400,000,000. The Charter Amendment will be effected upon a filing with the Secretary of State of the State of Nevada. The full text of the proposed Charter Amendment is set out in Annex E to this Information Statement. The text of the proposed Charter Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada or as the Company’s Board deems necessary and advisable to effect the Share Increase.

Following approval of the Charter Amendment by the Company’s Board, action was taken without a meeting of the stockholders on June 7, 2019 to approve the Charter Amendment by written consent signed by a majority of the voting power of the stockholders as required by Nevada law. As of the record date of June 11, 2019, there were 105,953,681 shares of Common Stock issued and outstanding of which each share of Common Stock was entitled to one vote. On June 7, 2019, the Principal Stockholders, who collectively own shares of Common Stock representing approximately 84% of the voting power of all the outstanding shares of Common Stock, delivered to the corporate secretary of the Company an irrevocable written consent adopting the Charter Amendment

Therefore, the Charter Amendment has been approved by the Company’s Board of Directors and a majority of the stockholders but will not become effective until the Charter Amendment is filed with the Secretary of State of the State of Nevada. No filing of the Charter Amendment can be made with the Secretary of State of the State of Nevada until at least twenty (20) calendar days following the filing of this Information Statement with the SEC and the transmission of this Information Statement to all holders of record of the Company’s Common Stock as of the record date of June 11, 2019.

Purpose and Reasons for the Share Increase

The Board determined to increase the number of authorized shares of Common Stock because the current number of authorized shares of Common Stock is insufficient to issue the Common Stock Consideration to the Covey Park Equity holder, to issue the shares contemplated under the Subscription Agreement and to reserve the appropriate number of shares upon conversion of Series A Preferred Stock and Series B Preferred Stock contemplated under the Certificate of Designations as well as have shares available for future issuances. Currently there are 155,000,000 shares of Common Stock authorized, and 105,953,681 shares of Common Stock issued and outstanding. On the Closing Date of the Merger, the Covey Park Equity holder will receive 28,833,000 shares of Common Stock and 210,000 shares of Series A Preferred Stock (which is potentially convertible into shares of Common Stock), which shall represent the Stock Consideration under the Merger Agreement. Furthermore, the Company Board believes that the current number is insufficient for existing and future corporate purposes, and that the increase is needed to provide flexibility for issuances of Common Stock to raise additional capital, to support strategic business opportunities that may be presented from time to time, and to reserve and make available shares of Common Stock for issuance under any equity incentive plan that the Company Board may approve and adopt.

Therefore, the Company Board has determined that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock from 155,000,000 to 400,000,000. The increase would become effective upon filing the proposed Charter Amendment with the Secretary of State of the State of Nevada.

Effect of the Share Increase

The Share Increase will not change the number of outstanding shares of Common Stock but will provide the Company Board with the ability to issue additional shares of Common Stock as the Board determines to be for proper corporate purposes and in the best interests of the Company.

With the exception of the number of authorized shares of Common Stock, the rights and preferences of the shares of Common Stock prior and subsequent to the Share Increase will remain the same. After the effectiveness of the Share Increase, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company’s stockholders or any aspect of the Company’s business would materially change solely as a result of the Share Increase.

The Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Share Increase will not affect the registration of the Common Stock under the Exchange Act. If the proposed Amendments are implemented, the Company’s Common Stock will continue to be reported on the NYSE under the symbol “CRK.”

DESCRIPTION OF CAPITAL STOCK

The following description of our Common Stock is intended as a summary only and therefore is not complete. This description is based upon, and is qualified by reference to, our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended from time to time, and by applicable provisions of the common law of the State of Nevada. For the complete terms of the Common Stock, please refer to our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which are incorporated by reference into this Information Statement.

General

We are a company incorporated under the laws of the State of Nevada and our affairs are governed by our Second Amended and Restated Articles of Incorporation (which includes all amendments thereto), our Amended and Restated Bylaws, and the common law of the State of Nevada. Our authorized capital stock consists of 155,000,000 shares of Common Stock, par value $0.50 per share as well as 5,000,000 shares of preferred stock, par value $10.00 per share. As of June 11, 2019, there were 105,953,681 shares of Common Stock issued and outstanding. No shares of preferred stock were outstanding. The following description summarizes certain terms of our shares as set out more particularly in our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have no right to cumulate votes in the election of directors, thus, the holders of a majority of the shares of Common Stock can elect all of the members of the board of directors standing for election. All outstanding shares of Common Stock are fully paid and non-assessable.

Dividends may be paid to the holders of Common Stock when, as, and if declared by the Board out of funds legally available for their payment, subject to the rights of the holders of preferred stock, if any. On February 13, 2015, we announced that the dividend was being suspended until oil and natural gas prices improve. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our Board may deem relevant.

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share equally, in proportion to the number of shares of Common Stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full. Holders of Common Stock are not entitled to preemptive purchase rights in future offerings of our Common Stock. Although our Second Amended and Restated Articles of Incorporation do not specifically deny preemptive rights, pursuant to Nevada law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Exchange Act and our Common Stock is so registered.

Anti-Takeover Provisions

Our Second Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and Nevada common law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes, which apply to any Nevada corporation subject to the reporting requirements of Section 12 of the Exchange Act, including us, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. A “combination” includes:

•

any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

•	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

•	having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or

•	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation;

•

the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

•

the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

•	if any of the following actions occurs:

•

a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

•	recapitalization of the corporation;

•	merger or consolidation of the corporation with any subsidiary;

•	or any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

•

any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

•	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•

an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of Common Stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the Nevada Revised Statutes only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect ten (10) days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds that constitute a controlling interest:

•	at least one-fifth but less than one-third;

•	at least one-third but less than a majority; and

•	a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the Nevada Revised Statutes.

Our Transfer Agent

American Stock Transfer & Trust Company, LLC is transfer agent and registrar for our Common Stock.

Listing of Common Stock

Our Common Stock trades on the NYSE under the symbol “CRK.”

NO DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, as well as the Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, the stockholders of the Company are not entitled to dissenters’ rights in connection with the Charter Amendment, the Merger and the other transactions contemplated under the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of Common Stock issued and outstanding as of June 11, 2019, by the Chief Executive Officer, by the Chief Financial Officer, by each of the other named executive officers, by each director, and by the directors and executive officers of the Company as a group. The following table also lists the stockholders (other than our directors and executive officers) known to have been the beneficial owners of more than 5% of our common stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 105,953,681 shares outstanding. Except as indicated in footnotes to this table, each of the individuals named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

Unless otherwise indicated, the address for each of the Company’s directors and named executive officers and each beneficial owner of more than five percent of Common Stock listed in the tables below is 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent
Arkoma Drilling, L.P. One Cowboy Way, Frisco, Texas 75034	66,806,077	(1)	63.1%
Williston Drilling, L.P. One Cowboy Way, Frisco, Texas 75034	21,765,352	(1)	20.5%
M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer	1,075,357	(2)	1.0%
Roland O. Burns Director, President, Chief Financial Officer and Secretary	617,826	(2)	*
Elizabeth B. Davis, PhD Director	70,198	(2)	*
Morris E. Foster Director	64,749	(2)	*
Daniel S. Harrison Vice President of Operations	124,713	(2)	*
Michael D. McBurney Vice President of Marketing	64,155	(2)	*
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	80,052	(2)	*
Russell W. Romoser Vice President of Reservoir Engineering	65,735	(2)	*
LaRae L. Sanders Vice President of Land	71,583	(2)	*
Richard D. Singer Vice President of Financial Reporting	48,209	(2)	*
Blaine M. Stribling Vice President of Corporate Development	78,960	(2)	*
Jim L. Turner Director	89,470	(2)	*

All Executive Officers and Directors as a Group (12 Persons)	2,451,007		2.3%

All Beneficial Owners as a Group	91,022,436		85.9%

*	Indicates less than one percent
(1)

Represents shares held on December 31, 2018, based on filing on Form 3 dated August 20, 2018. Blue Star Exploration Company is the sole general partner of each of Arkoma Drilling, L.P. and Williston Drilling, L.P. Jerry Jones is a director and sole shareholder of Blue Star Exploration Company. Each of the filing persons disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(2)	The address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd, Suite 500, Frisco, Texas 75034.

INFORMATION ABOUT COVEY PARK

Business Overview

Covey Park is an independent natural gas company engaged in the acquisition, development and exploration of oil and gas properties in the Haynesville and Bossier shale plays of North Louisiana and East Texas. As of March 31, 2019, Covey Park has accumulated approximately 245,000 net acres, of which it operates 89% and 99% is held by production. Covey Park’s proved reserves as of December 31, 2018 were approximately 2.9 Tcfe, of which 65% is proved undeveloped. Covey Park’s average net daily production for the three months ended March 31, 2019 was approximately 693 MMcfe/d, and approximately 428 MMcfe/d for the month of March 2018.

In 2016 and 2017, Covey Park closed three significant acquisitions of Haynesville and Bossier shale assets. A substantial amount of those assets represented acreage that was largely held by production, with one producing well holding the leases for a unit with multiple undeveloped locations. Covey Park commenced with a horizontal drilling program in 2016 that, together with its recent acquisition activity, has resulted in substantial growth in production and reserves. Covey Park’s current drilling activities are primarily focused on natural gas production from the Haynesville shale. The Bossier shale overlays the Haynesville shale and, while less developed, demonstrates similar characteristics to the Haynesville and offers further development opportunities.

Drilling Results

Covey Park is focused on drilling longer, cross-unit laterals and utilizing enhanced completion techniques to maximize returns. Covey Park commenced its horizontal drilling program in April 2016. During 2018, Covey Park drilled a total of 38 gross (33.4 net) operated horizontal wells and completed a total of 37 gross (31.2 net) operated horizontal wells. During the first quarter of 2019, Covey Park drilled a total of 7 gross (6.3 net) horizontal wells and completed a total of 12 gross (11.7 net) horizontal wells. Covey Park’s enhanced completion design includes tighter frac stage spacing as well as higher proppant intensity and longer lateral lengths. Covey Park’s 2018 drilling program resulted in extensions and discoveries of 0.5 Tcfe of proved reserves, and over 75% of its average production for the first quarter of 2019 of approximately 693 MMcfe per day was attributable to organic growth through the drill bit.

Properties

Covey Park’s North Louisiana and East Texas acreage is highly concentrated and targets the Haynesville and Bossier shale plays as well as certain conventional reservoirs. Covey Park’s approximately 245,000 net acres as of March 31, 2019 are located in De Soto, Bossier, Bienville, Caddo, Red River, Sabine and Webster Parishes in North Louisiana and Harrison, Panola, Rusk, Nacogdoches, San Augustine, Leon, Robertson, Sabine, Madison and Brazos Counties in East Texas. Covey Park’s average net production for the three months ended March 31, 2019 was approximately 693 MMcfe/d. Covey Park believes that the vast majority of its net acreage is prospective for both the Haynesville and Bossier shale plays, which are the exclusive focus of its drilling activities.

Natural Gas Data

Reserves

Evaluation and Review of Reserves. Covey Park’s reserves estimates shown herein have been independently prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), a worldwide leader of petroleum property analysis for industry and financial organizations and government agencies. NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. Within NSAI, the technical persons primarily responsible for preparing the estimates set forth in the NSAI reserves report incorporated herein are Mr. Matthew T. Dalka and Mr. William J. Knights.

Mr. Dalka, a Licensed Professional Engineer in the State of Texas (No. 125306), has been practicing consulting petroleum engineering at NSAI since 2013 and has over 7 years of prior industry experience. He graduated from Carnegie Mellon University in 2005 with a Bachelor of Science Degree in Chemical Engineering / Engineering and Public Policy. Mr. Knights, a Licensed Professional Geoscientist in the State of Texas (No. 1532), has been practicing consulting petroleum geoscience at NSAI since 1991 and has over 10 years of prior industry experience. He graduated from Texas Christian University in 1981 with a Bachelor of Science Degree in Geology and in 1984 with a Master of Science Degree in Geophysics. Both technical principals meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.

Covey Park maintains an internal staff of engineers and geoscience professionals who worked closely with the independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate Covey Park’s reserves relating to its assets. Covey Park’s internal technical team members meet with the independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the reserve estimation process. Covey Park provides historical information to the independent reserve engineers for its properties, such as ownership interest, natural gas production, well test data, commodity prices and operating and development costs. For all of its properties, Covey Park’s internally prepared reserve estimates and the reserve reports prepared by NSAI are reviewed and approved by its Executive Vice President, Engineering, David Terry. He has been with Covey Park since its formation and has over 13 years of experience in reservoir engineering and reserve management.

The preparation of Covey Park’s reserve estimates are completed in accordance with its internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•	review and verification of historical production data, which data is based on actual production as reported by Covey Park;

•	preparation of reserve estimates; and

•	verification of property ownership by Covey Park’s land department.

Estimation of Reserves. Under SEC rules, proved reserves are those quantities of natural gas and oil, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” All of Covey Park’s reserves as of December 31, 2018 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable natural gas and oil and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable natural gas and oil reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (1) production performance-based methods; (2) material balance-based methods; (3) volumetric-based methods; and (4) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves for Covey Park’s properties, due to the mature nature of the properties targeted for development and an abundance of subsurface control data.

With respect to Covey Park’s SEC reserves, to estimate economically recoverable proved reserves and related future net cash flows, NSAI considered many factors and assumptions, including the use of reservoir parameters derived from geological and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to Covey Park’s estimated proved reserves, the technologies and economic data used in the estimation of Covey Park’s proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, historical well cost and operating expense data.

Summary of Natural Gas, NGL and Oil Reserves.

The following table presents Covey Park’s estimated net proved natural gas, NGL and oil reserves as of December 31, 2018. The reserve estimates presented in the table below are based on reports prepared by NSAI, which reports were prepared in accordance with current SEC rules and regulations regarding natural gas reserve reporting.

SEC pricing(1)
Estimated Proved Reserves:
Natural gas (MMcf)	2,867,795
NGL (MBbls)	3,016
Oil (MBbls)	213
Total Proved Reserves (MMcfe)(2)	2,887,169
Standardized Measure (Thousands)	$2,302,717
Estimated Proved Developed Reserves:(3)
Natural gas (MMcf)	1,012,999
NGL (MBbls)	1,170
Oil (MBbls)	213
Total Proved Developed Reserves (MMcfe)(2)	1,021,297
Estimated Proved Undeveloped Reserves:
Natural gas (MMcf)	1,854,796
NGL (MBbls)	1,846
Oil (MBbls)	—
Total Proved Undeveloped Reserves (MMcfe)(2)	1,865,872

(1)

Estimated net SEC reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $3.10/MMBtu for natural gas and $65.56/Bbl for NGL and oil at December 31, 2018. These prices were adjusted by lease for quality, fuel deductions, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. All prices were held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties were $2.914/Mcf for natural gas, $64.17/Bbl for oil and $29.63/Bbl for NGL.
(2)

Covey Park presents total reserves on an Mcfe basis calculated at the rate of one barrel per six Mcf based upon the relative energy content. This is an energy content correlation and does not reflect a value or price relationship between the commodities. Totals May Not Sum or Recalculate Due to Rounding.

(3)	Includes PDNP reserves of 52.8 Bcfe.

Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read “Risk Factors” appearing elsewhere in this Information Statement.

Additional information regarding Covey Park’s proved reserves can be found in the notes to Covey Park Energy LLC’s financial statements included elsewhere in this Information Statement.

Proved Undeveloped Reserves (PUDs)

Set forth below is a discussion of Covey Park’s proved undeveloped reserves as of December 31, 2018. PUDs will be converted from undeveloped to developed as the applicable wells begin production. As Covey Park continues to develop its properties and have more well production and completion data, it believes it will continue to realize cost savings and experience lower relative drilling and completion costs as it converts PUDs into proved developed reserves in upcoming years. All of Covey Park’s PUD drilling locations, are scheduled to be drilled within five years of their initial booking.

Covey Park incurred $225.8 million of capital costs in 2018 related to the conversion of 263.1 MMcfe of proved undeveloped reserves to proved developed producing reserves. The remainder of the $360 million of capital costs incurred in developing Covey Park properties in 2018 was related to wells in progress as of December 31, 2018, development capital on unproved reserves, leasehold acquisition, midstream infrastructure and other capital expenditures including capital workovers and re-fracs.

Covey Park commenced a horizontal drilling program in April 2016 with a two drilling rig program and increased its operated drilling rig program to four during 2017. The amount of PUDs converted to proved reserves during the year ended 2018 was driven primarily by this four-rig program.

Historical Results for the year ended December 31, 2018

As of December 31, 2018, Covey Park’s proved undeveloped reserves were composed of 1,854,796 MMcf of natural gas, 1,846 MBbls of NGLs and zero for MBbls of oil, for a total of 1,865,872 MMcfe. Costs incurred relating to the development of proved undeveloped oil and gas reserves to proved developed producing reserves were $225.8 million during the year ended December 31, 2018. There were an additional 10 gross (9.7 net) wells drilled but not completed at December 31, 2018.

The following table summarizes Covey Park’s changes in PUDs during the year ended December 31, 2018 (in MMcfe):

Balance, December 31, 2017	2,725,607
Acquisitions of reserves	—
Sales of reserves	—
Extensions and discoveries	449,572
Revisions of previous estimates	(1,046,476)
Transfers to proved developed	(263,131)

December 31, 2018	1,865,872

Extensions and discoveries of 449.6 is attributable to the successful 2018 drilling program primarily in the East Texas and North Louisiana Haynesville project areas, resulting in expanded future drilling plans within cash flows.

Revisions of previous estimates of 1,046 MMcfe during the year ended December 31, 2018 primarily resulted from negative revisions caused by a change in development plan and removal of certain locations from the five-year development plan due to a change in corporate objectives, partially offset by improved pricing.

Transfers to proved developed reserves of 263.1 MMcfe during the year ended December 31, 2018 resulted from drilling proved undeveloped locations.

Natural Gas, Oil and NGL Production Prices and Production Costs

Production and Price History

The following table sets forth information regarding Covey Park’s production, realized pricing and operating costs for 2018, 2017 and 2016 and the quarters ended March 31, 2019 and 2018.

	Three Months ended March 31,		Year ended December 31,
	2019	2018	2018	2017	2016
Production:
Natural gas (MMcf)	61,665	37,925	201,508	122,727	59,507
Oil (MBbl)	9	10	37	44	39
NGL (MBbl)	105	84	399	324	149

Total (MMcfe)(1)(2)	62,349	38,489	204,124	124,935	60,635

Average net daily production (MMcfe/d)	693	428	559	342	166
Average sales prices(3):
Natural gas sales (per Mcf)	$2.96	$2.80	$2.99	$2.92	$2.46
Oil sales (per Bbl)	$55.89	$63.00	$63.51	$47.32	$39.46
NGL sales (per Bbl)	$19.28	$30.90	$28.02	$26.52	$29.93
Total wellhead (per Mcfe) (before impact of cash settled derivatives)	$2.97	$2.85	$3.02	$2.96	$2.49
Total wellhead (per Mcfe) (after impact of cash settled derivatives)	$2.80	$2.97	$2.96	$3.15	$2.98
Expense per Mcfe:
Direct operating expense	$0.20	$0.24	$0.21	$0.29	$0.35
Workover expense	$0.02	$0.03	$0.02	$0.02	$0.04
Gathering and transportation	$0.29	$0.45	$0.34	$0.53	$0.56
Production and ad valorem taxes	$0.10	$0.10	$0.09	$0.10	$0.11
Exploration and abandonment	$0.06	$0.01	$0.03	$0.01	$0.05
General and administrative	$0.13	$0.16	$0.17	$0.23	$0.25
Depletion, depreciation and accretion of discount on asset retirement obligations	$1.09	$0.88	$0.99	$0.97	$1.08
Other expenses	$0.01	$—	$—	$0.01	$0.05

Total Operating Expense per Mcfe	$1.90	$1.87	$1.85	$2.16	$2.49

(1)	Totals may not sum or recalculate due to rounding.
(2)

Covey Park presents total production on an Mcfe basis calculated at the rate of one barrel per six Mcf based upon the relative energy content. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(3)

Average prices shown in the table reflect prices both before and after the effects of realized commodity hedging transactions. Calculation of such effects includes both realized gains or losses on cash settlements for commodity derivative transactions and that settled during the period.

Productive Wells

As of March 31, 2019, Covey Park owned an average 8/8th net revenue interest of 78% in 1,360 gross (875.8 net) gas wells and 6 gross (3.8 net) productive oil wells. Productive wells consist of producing wells and wells capable of production, including wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which Covey Park has an interest, and net wells are the sum of Covey Park’s fractional working interests owned in gross wells.

Developed and Undeveloped Acreage

The following tables set forth information as of March 31, 2019 relating to Covey Park’s leasehold acreage. Developed acreage is acres spaced or assigned to productive wells and does not include undrilled acreage held by production under the terms of the lease. Undeveloped acreage is acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas, regardless of whether such acreage contains proved reserves. A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned. A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Louisiana	41,820	33,401	80,338	64,163	122,158	97,564
Texas	44,886	32,477	156,431	114,550	201,317	147,026

	86,706	65,878	236,769	178,713	323,475	244,590

The following tables set forth the undeveloped acreage, as of March 31, 2019, that will expire in the years indicated below unless production is established within the spacing units covering the acreage or the lease is renewed or extended under continuous drilling provisions prior to the primary term expiration dates. Covey Park does not anticipate material delay rental or lease extension payments in connection with such acreage.

	2019	2020	2021	2022	Totals
Gross Acres	3,710	1,180	280	—	5,169
Net Acres	2,294	960	420	—	3,674

Drilling Results

The following table sets forth information with respect to the number of wells completed during the periods indicated.

	Three Months Ended March 31, 2019		Year Ended December 31, 2018		Year Ended December 31, 2017		Year Ended December 31, 2016
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Development Wells:
Productive	21	12.5	64	33.1	50.0	25.1	9.0	6.9
Dry	—	—	—	—	—	—	—	—
Exploratory Wells:
Productive	—	—	—	—	—	—	—	—
Dry	—	—	—	—	—	—	—	—
Total:
Productive	21	12.5	64	33.1	50.0	25.1	9.0	6.9
Dry	—	—	—	—	—	—	—	—

During the year ended December 31, 2018, 38 gross (33.4 net) operated horizontal wells were drilled, and 37 gross (31.3 net) operated horizontal wells were completed. During the quarter ended March 31, 2019, 7 gross (6.3 net) operated horizontal wells were drilled, and 12 gross (11.7 net) were completed. Covey Park did not drill any unproductive wells in 2017 or 2018. Covey Park’s historical performance should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

As of March 31, 2019, Covey Park had 10 gross (9.7 net) drilled, non-producing wells waiting on gathering system connections or commencement of completion activities.

Operations

General

Covey Park’s average working interest in its operated horizontal producing wells was 83% as of March 31, 2019. As operator, Covey Park designs and manages the development of a well and supervise operation and maintenance activities on a day-to-day basis. Independent contractors engaged by Covey Park provide all the equipment and personnel associated with these activities. Covey Park employs petroleum engineers, geologists and land professionals who work to improve production rates, increase reserves and lower the cost of operating its oil and natural gas properties.

Marketing and Customers

Covey Park markets the majority of its natural gas, NGLs, crude oil and condensate production from the properties it operates for its interest, and that of the other working interest owners. Covey Park pays its royalty owners from the sales attributable to its working interest. Natural gas, NGLs and oil purchasers are selected on the basis of price, credit quality and service reliability. While alternative purchasers of natural gas and oil are usually readily available, the future availability of a ready market for natural gas depends on numerous factors outside of Covey Park’s control, none of which can be predicted with certainty. Production from Covey Park’s properties is marketed using methods that are consistent with industry practice. Sales prices for natural gas, NGLs and oil production are negotiated based on factors normally considered in the industry, such as index or spot price, distance from the well to the pipeline, commodity quality and prevailing supply and demand conditions. Covey Park’s natural gas production is sold to utilities and marketing and midstream companies. Covey Park’s NGLs production is typically sold to natural gas processors. Covey Park’s oil and condensate production is sold to transporters and marketing companies in the area. Market volatility due to fluctuating weather conditions, international political developments, overall energy supply and demand, economic growth rates and other factors in the United States and worldwide have had, and will continue to have, a significant effect on energy prices.

Covey Park markets the majority of the production from properties it operates for both its account and the account of the other working interest owners in these properties. Covey Park sells its production to purchasers at market prices.

During the quarter ended March 31, 2019 and the quarter ended March 31, 2018, approximately 53% and 41%, respectively, of Covey Park’s production was sold to one customer. During the year ended December 31, 2018, the year ended December 31, 2017 and the year ended December 31, 2016, respectively, approximately 71%, 55% and 46% of Covey Park’s production was sold to four customers, respectively. However, Covey Park does not believe that the loss of a single purchaser, including one of these customers, would materially affect its business because there are numerous other potential purchasers in the area in which it sells its production. For the quarter ended March 31, 2019, purchases by Enterprise represented 53% of Covey Park’s total gas and NGL revenues. For the quarter ended March 31, 2018, purchases by Enterprise Products Operating represented 41% of Covey Park’s total gas and NGL revenues. For the year ended December 31, 2018, purchases by Enterprise, DTE Energy, Southwest Energy and BP Energy represented 49%, 10%, 8% and 4%, respectively, of Covey Park’s total gas and NGL revenues. For the year ended December 31, 2017, purchases by Enterprise, DTE Energy, Southwest Energy and BP Energy represented 29%, 4%, 10% and 12%, respectively, of Covey Park’s total gas and NGL revenues. For the year ended December 31, 2016, purchases by Enterprise, DTE Energy, Southwest Energy and BP Energy represented 18%, Nil, 4% and 24%, respectively, of Covey Park’s total gas and NGL revenues.

Gathering and Transportation

Covey Park incurs gathering and transportation expense to move its production from the wellhead and tanks to purchaser-specified delivery points. These expenses vary based on volume, distance shipped and the fee charged by the third-party gatherers and transporters. In the Robertson Leon area of Texas, Covey Park’s production is transported primarily through purchaser-owned or third-party field gathering systems and transmission pipelines. Transportation capacity on these gathering and transportation systems and pipelines is occasionally constrained. Covey Park attempts to balance sales, storage and transportation positions, which can include purchase of commodities from third parties for resale, to satisfy transportation commitments. In Haynesville—Louisiana, Bossier and Haynesville—East Texas areas, Covey Park sells substantially all of its production, which is gathered primarily by its owned gathering systems and transported on third-party pipelines, to a variety of purchasers. Further, Covey Park owns, operates, and gathers a significant portion of its operated production and it has contracted attractive transportation rates for the vast majority of its current and projected horizontal gas production. Covey Park also has entered into gas transportation agreements that have minimum volumetric requirements; at certain times in 2016 Covey Park did not meet certain of the minimum volumetric requirements under these agreements but it is currently covering these minimum requirements and expects to be able to cover these requirements in the future.

Covey Park has not experienced significant difficulty to date in finding a market for all of its production as it becomes available or in transporting its production to those markets and have been able to negotiate new long-haul transportation contracts on favorable terms; however, there is no assurance that Covey Park will always be able to transport and market all of its production or obtain favorable prices.

Competition

The natural gas industry is intensely competitive, and Covey Park competes with other companies that have greater resources. Many of these companies not only explore for and produce natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may have a greater ability to continue exploration activities during periods of low natural gas market prices. There is also competition between natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which Covey Park operates. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon Covey Park’s future operations. Such laws and regulations may substantially increase the costs of exploring for, developing or producing natural gas and may prevent or delay the commencement or continuation of a given operation. Covey Park’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than Covey Park can, which would adversely affect its competitive position.

Title to Properties

As is customary in the oil and natural gas industry, Covey Park initially conducts only a cursory review of the title to its properties in connection with acquisition of leasehold acreage. At such time as it determines to conduct drilling operations on those properties, Covey Park conducts a thorough title examination and performs curative work with respect to significant defects prior to commencement of drilling operations. To the extent title opinions or other investigations reflect title defects on those properties, Covey Park is typically responsible for curing any title defects at its expense. Covey Park generally will not commence drilling operations on a property until it has cured any material title defects on such property. Covey Park has obtained title opinions on substantially all of its producing properties and believe that it has satisfactory title to its producing properties in accordance with standards generally accepted in the oil and natural gas industry.

Prior to completing an acquisition of producing natural gas leases, Covey Park performs title reviews on the most significant leases and, depending on the materiality of properties, it may obtain a title opinion, obtain an updated title review or opinion or review previously obtained title opinions. Covey Park’s natural gas properties are subject to customary royalty and other interests, liens for current taxes and other burdens which it believes do not materially interfere with the use of or affect its carrying value of the properties.

Covey Park believes that it has satisfactory title to all of its material assets. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, Covey Park believes that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from its interest in these properties or materially interfere with its use of these properties in the operation of its business. In addition, Covey Park believes that it has obtained sufficient rights-of-way grants and permits from public authorities and private parties for it to operate its business in all material respects as described in this information statement.

Seasonality of Business

Generally, but not always, the demand for natural gas decreases during the summer months and increases during the winter months. Seasonal anomalies such as mild winters or hot summers also may impact this demand. In addition, pipelines, utilities, local distribution companies and industrial end-users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also impact the seasonality of demand. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Leases

The typical lease agreement covering Covey Park’s properties provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens average 20% over Covey Park’s acreage.

Employees

As of March 31, 2019, Covey Park employed 185 people. Covey Park is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages. Covey Park considers its relations with its employees to be satisfactory.

From time to time Covey Park utilizes the services of independent contractors to perform various field and other services.

Facilities

As of March 31, 2019, Covey Park’s corporate headquarters is located in Dallas, Texas.

Legal Proceedings

Covey Park is party to lawsuits arising in the ordinary course of its business. Covey Park cannot predict the outcome of any such lawsuits with certainty, but its management believes it is remote that pending or threatened legal matters will have a material adverse impact on its financial condition.

Due to the nature of its business, Covey Park is, from time to time, involved in other routine litigation or subject to disputes or claims related to its business activities, including workers’ compensation claims and employment related disputes. In the opinion of its management, none of these other pending litigation, disputes or claims against Covey Park, if decided adversely, will have a material adverse effect on its financial condition, cash flows or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COVEY PARK

The following discussion and analysis of Covey Park’s financial condition and results of operations should be read in conjunction with the “Selected Historical Financial Data” and the accompanying financial statements and related notes included elsewhere in this Information Statement. The following discussion contains forward-looking statements that reflect Covey Park’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Covey Park’s control. Covey Park’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, natural gas prices, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this information statement, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Covey Park does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Covey Park is an independent natural gas company engaged in the acquisition, development and exploration of oil and gas properties in the Haynesville and Bossier shale plays of North Louisiana and East Texas.

How Covey Park Evaluates Its Operations

Covey Park’s management uses a variety of financial and operational metrics to assess the performance of its operations, including:

•	reserve and production levels;

•	realized prices on the sale of natural gas, including the effect of commodity derivative contracts;

•	lease operating expenses (“LOE”);

•	capital expenditures and drilling and completion costs per well and per lateral foot drilled;

•	net income; and

•	Netback price.

Sources of Revenues

Most of Covey Park’s revenues are derived from the sale of its natural gas production. However, Covey Park also derives a portion of its revenues from the sale of NGLs that are extracted from natural gas during processing and the sale of oil it produces. Covey Park sells natural gas, NGLs or oil at a specific delivery point, pays transportation to third parties and receives proceeds from the purchaser with no transportation deduction, thus it records transportation costs it pays to third parties as transportation, gathering and compression expense. The cost of processing plant products by Covey Park’s midstream service provider is accounted for within gathering and transportation expense. Cash settlements of derivative contracts that are not accounted for as hedges are included in derivative fair value in the accompanying statements of operations. Covey Park’s revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices.

Sales Volumes

Most of Covey Park’s revenues are derived from natural gas. For the quarter ended March 31, 2019, Covey Park’s revenues were derived 98.6% from natural gas revenues, 1.1% from NGL revenues and 0.3% from oil.

For the quarter ended March 31, 2018, Covey Park’s revenues were derived 97.1% from natural gas revenues, 2.3% from NGL revenues and 0.6% from oil revenues. For the year ended December 31, 2018, Covey Park’s revenues were derived 97.8% from natural gas revenues, 1.8% from NGL revenues and 0.4% from oil revenues. For the year ended December 31, 2017, Covey Park’s revenues were derived 97.1% from natural gas revenues, 2.3% from NGL revenues and 0.6% from oil revenues. For the year ended December 31, 2016, Covey Park’s revenues were derived 96.7% from natural gas revenues, 2.3% from NGL revenues and 1.0% from oil revenues. The following table presents historical sales volumes for Covey Park’s properties for the quarters ended March 31, 2019 and 2018 and years ended December 31, 2018, 2017 and 2016.

	Quarter Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016
Natural gas (MMcf)	61,665	37,925	201,508	122,727	59,507
NGL (MBbls)	105	84	399	324	149
Oil (MBbls)	9	10	37	44	39
Total (MMcfe)	62,349	38,489	204,124	124,935	60,635
Average net daily production (MMcfe/d)	693	428	559	342	166

Sales volumes directly impact Covey Park’s results of operations. For more information about Covey Park’s sales volumes, please read “Historical Results of Operations and Operating Expenses.”

Realized Prices on the Sale of Natural Gas

Covey Park’s results of operations depend upon many factors, particularly the price of natural gas and Covey Park’s ability to market its production effectively. Natural gas prices are among the most volatile of all commodity prices. Natural gas prices vary by region and locality, depending upon the distance to markets, availability of pipeline capacity and supply and demand relationships in that region or locality. The NYMEX Henry Hub price of natural gas is a widely used benchmark for the pricing of natural gas in the United States. The actual prices realized from the sale of natural gas differ from the quoted NYMEX Henry Hub price as a result of quality and location differentials.

The following table provides the high and low prices for NYMEX Henry Hub prompt month contract prices and Covey Park’s differential to the average of those benchmark prices for the periods indicated. In the table below, the NYMEX averages and Covey Park’s average realized prices, with and without derivative settlements, are calculated based on the average of each month’s prices for the periods indicated. The differential varies, but Covey Park’s natural gas normally sells at a discount to the NYMEX Henry Hub price.

	Quarter Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016
Natural Gas
NYMEX Henry Hub High ($/MMBtu)	$4.25	$6.24	$4.72	$3.71	$3.80
NYMEX Henry Hub Low ($/MMBtu)	$2.54	$2.49	$2.64	$2.44	$1.49
NYMEX Henry Hub Average ($/MMBtu)	$3.15	$3.08	$3.09	$2.99	$2.52
Average Realized Price ($/Mcf)	$2.96	$2.80	$2.99	$2.92	$2.46
Average Realized Price, with derivative settlements ($/Mcf)	$2.78	$2.93	$2.94	$3.12	$2.96
Averaged Realized Price as a % of Average NYMEX Henry Hub	88%	91%	97%	98%	98%
Differential ($/Mcf) to Average NYMEX Henry Hub(1)	$(0.19)	$(0.28)	$(0.10)	$(0.07)	$(0.06)
Netback price	$2.51	$2.52	$2.62	$2.62	$2.44

(1)	Based on the difference between Covey Park’s average realized price and the NYMEX Henry Hub Average as converted into Mcf.
(2)	Netback price is calculated as realized wellhead sales price after the impact of cash settled derivatives less gathering and transportation per Mcfe.

Derivative Arrangements

To achieve more predictable cash flow and to reduce its exposure to adverse fluctuations in commodity prices, from time to time Covey Park enters into derivative arrangements for its production. In a portion of its current positions, Covey Park’s hedging activity may also reduce its ability to benefit from increases in natural gas prices. Covey Park will sustain losses to the extent its derivatives contract prices are lower than market prices and, conversely, Covey Park will sustain gains to the extent its derivatives contract prices are higher than market prices. In certain circumstances, where Covey Park has unrealized gains in its derivative portfolio, Covey Park may choose to restructure existing derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of its existing positions. See “—Quantitative and Qualitative Disclosure About Market Risk—Commodity Price Risk” for information regarding Covey Park’s exposure to market risk, including the effects of changes in commodity prices, and its commodity derivative contracts. As a result of recent volatility in the price of natural gas, Covey Park has relied on fixed price swaps, basis swaps and collars in Covey Park’s hedging strategy to hedge its future price risk.

A swap has an established fixed price. When the settlement price is below the fixed price, the counterparty pays us an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume. When the settlement price is above the fixed price, Covey Park pays its counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume.

A collar is a combination of options including a sold call and a purchased put. Covey Park receives the excess, if any, of the fixed floor over the floating rate or pay the excess, if any, of the floating rate over the fixed ceiling price as well as purchase puts, whereby Covey Park would pay a premium for the right to receive the excess, if any, of the fixed floor over the floating rate.

Covey Park may combine swaps, purchased put options, sold put options, and sold call options in order to achieve various hedging strategies. Covey Park has historically relied on commodity derivative contracts to mitigate its exposure to lower commodity prices. Covey Park has historically been able to hedge its natural gas production at prices that are significantly higher than current strip prices. However, in the current commodity price environment, its ability to enter into comparable derivative arrangements at favorable prices may be limited, which may adversely impact its future revenues and cash flows as compared to historical periods during which Covey Park was able to hedge its production volumes at higher prices.

Covey Park’s open positions as of March 31, 2019, were as follows:

	Remaining 2019	2020	2021 & Thereafter
NYMEX HH(1) Natural Gas Swaps:
Notional volume (BBtu/d)	423.2	246.1	43.6
Weighted average fixed price ($/MMBtu)	$2.88	2.81	2.85
NYMEX 3—Way Collars:
Notional volume (BBtu/d)	140	72.4	—
Floor price ($/MMBtu)	$2.79	2.65	—
Short put ($/MMBtu)	$2.42	2.33	—
Weighted average cap ($/MMBtu)	$3.10	2.99	—
NYMEX HH(1)/HSC and CGML Basis Swaps(2):
Notional volume (BBtu/d)	60	60	35
Weighted average fixed price ($/MMBtu)	$(0.08)	(0.08)	(0.14)

(1)	NYMEX HH refers to the Henry Hub natural gas price on the New York Mercantile Exchange.
(2)

HSC refers to Houston Ship Channel Inside FERC first of month price. CGML refers to Columbia Gulf Mainline Inside FERC first of month price. The basis swap is quoted as the difference between the HSC or CGML and NYMEX HH.

The following table summarizes Covey Park’s historical derivative positions and the settlement amounts for each of the periods indicated.

	Quarter Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016
NYMEX HH(1) Natural Gas Swaps:
Notional volume (BBtu)	48,295	32,770	163,475	104,168	50,998
Weighted average fixed price ($/MMBtu)	$2.95	$3.13	$3.07	$3.32	$3.21
NYMEX 3—Way Collars
Notional volume (BBtu)	6,920	—	1,840	—	—
Floor price (long put) ($/MMBtu)	2.86	$—	$2.80	$—	$—
Short put ($/MMBtu)	2.47	$—	$2.40	$—	$—
Weighted average cap (short call) ($/MMBtu)	3.19	$—	$3.10	$—	$—
NYMEX HH(1)/HSC or CGML Basis Swaps(2):
Notional volume (BBtu)	5,400	3,910	33,520	10,390	—
Weighted average fixed price ($/MMBtu)	$(0.081)	$(0.016)	$(0.041)	$(0.004)	—
Total Amounts Received/(Paid) from Settlement (in thousands)	$(11,172)	$4,794	$(10,859)	$24,084	$26,265
Cash provided by closing hedge positions with counterparty no longer in banking group	328	—	929	—	3,627

Cash Settlements on Commodity Derivatives per Consolidated Statements of Cash Flows (in thousands)	$(10,844)	$4,794	$(11,788)	$24,084	$29,892

(1)	NYMEX HH refers to the Henry Hub natural gas price on the New York Mercantile Exchange.
(2)

HSC refers to Houston Ship Channel Inside FERC first of month price. CGML refers to Columbia Gulf Mainline Inside FERC first of month price. The basis swap is quoted as the difference between the HSC or CGML and NYMEX HH.

Principal Components of Cost Structure

Lease Operating Expenses. Covey Park tracks lease operating expenses in two categories, direct operating expenses (“DOE”), which are normal recurring operating costs, and workover expenses (“WOE”), which are typically single projects on various wells that include significant repairs, or clean-outs that tend to be infrequent in nature. Direct and allocated indirect operating costs of lifting hydrocarbons from a producing formation to the surface constituting part of the current operating expenses of a working interest are considered normal recurring operating costs. Such costs include labor, superintendence, supplies, repairs, maintenance, allocated overhead charges, insurance and other expenses incidental to production, but exclude lease acquisition or drilling or completion expenses. Covey Park’s lease operating expenses also includes costs to operate and maintain its company-owned gathering system.

Gathering and transportation. These are costs incurred to transport natural gas, NGL, and oil to the market. Such costs include the costs to operate and maintain Covey Park’s low- and high-pressure gathering and compression systems, as well as fees paid to third parties who operate low and high pressure gathering systems that transport Covey Park’s gas. They also include costs to process and extract NGL from produced gas.

Production and Ad Valorem Taxes. Production taxes in Texas are paid on produced volumes of natural gas, NGL and oil based on a percentage of revenues from production sold at rates established by the state of Texas. Covey Park is subject to certain tax holidays or reduced rates on horizontal wells in Texas. Production taxes in Louisiana are paid on produced natural gas based on rates established by the state of Louisiana on the amount of gas produced subject to certain tax holidays on horizontal wells. Generally, the production taxes Covey Park pays correlate to the changes in natural gas revenues, although the state of Louisiana resets rates every July.

Covey Park is also subject to ad valorem taxes in parishes in Louisiana and counties in Texas where its production is located. These taxes are based on formulas of future net cash flows established by the various governing agencies.

Exploration and Abandonment. Exploration and abandonment expenses are comprised primarily of geological and geophysical expenditures, acreage expirations and losses incurred from plugging and abandonment operations.

Depletion, Depreciation, Amortization and Accretion. Covey Park uses the successful efforts method of accounting for natural gas activities and, as such, it capitalizes all costs associated with its acquisition and development efforts and all successful exploration efforts, which are then allocated to each unit of production using the unit of production method.

General and Administrative. These are costs incurred for overhead, including payroll and benefits for corporate staff, costs of maintaining headquarters, costs of managing production and development operations including numerous software applications, audit and other fees for professional services and legal compliance.

Factors Affecting the Comparability of Financial Condition and Results of Operations

Covey Park’s historical financial condition and results of operations for the periods presented may not be comparable, either from period to period or going forward, for the following reasons:

Property Acquisitions

The following is a summary of Covey Park’s acquisition activity that occurred during 2016, 2017 and 2018:

EP Energy Acquisition. On May 3, 2016, Covey Park acquired interests in leaseholds and related producing properties located in Louisiana, along with various other related rights, permits, contracts, equipment and other assets (the “EP Energy Acquisition”) for $396.5 million (including post-close adjustments), which was financed through member contributions and borrowings under Covey Park’s revolving credit facility.

HNVL—ETX Acquisition. On November 1, 2016, Covey Park acquired interests in leaseholds and related producing properties located primarily in East Texas and North Louisiana, along with various related rights, permits, contracts, equipment and other assets (the “HNVL—ETX Acquisition” and such assets the “HNVL—ETX Properties”) for $169.6 million, which was financed through member contributions and borrowings under Covey Park’s revolving credit facility.

Chesapeake Energy Acquisition. On February 15, 2017, Covey Park acquired leaseholds and related producing properties located in Louisiana, along with various other related rights, permits, contracts, equipment and other assets for total consideration of $445.8 million, net of customary closing adjustments, from Chesapeake Energy Corporation (the “Chesapeake Acquisition”), funded with $225 million of Series A Preferred Units, $150 million under the term loan and the balance from borrowings under Covey Park’s revolving credit facility and cash on hand. Covey Park did not assume any firm transportation contractual obligations in connection with the Chesapeake Acquisition.

Convertible Preferred Units

In connection with the Chesapeake Acquisition, on February 15, 2017, Covey Park Energy, LLC, issued to, among others, investment funds affiliated with Magnetar Capital (“Magnetar”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”), $225.0 million of convertible preferred securities (the “Series A Preferred Units”) to fund a portion of the purchase price for the Chesapeake Acquisition. At the closing, Covey Park issued a total of 225,000 Series A Preferred Units at a per unit price of $1,000. The Series A Preferred Units are entitled to receive a cash dividend of 8% per year, payable quarterly in arrears, and Covey Park has the ability to pay the quarterly dividend in kind for up to eight quarters, which may be non-consecutive. On October 15, 2018, Covey Park redeemed an aggregate 113,098 Series A Preferred Units for an aggregate cash payment of $150 million. See “—Liquidity and Capital Resources—Series A Preferred Units” for more information regarding the terms of the Series A Preferred Units.

As discussed further under “—Liquidity and Capital Resources—Series A Preferred Units,” all of the Series A Preferred Units are expected to be redeemed in connection with the consummation of the Merger.

Bridge Term Loan, Credit Facility, Notes Offerings and Revolving Credit Facility Amendment

On February 15, 2017, Covey Park entered into a $150 million unsecured, bridge term loan facility with Goldman Sachs Bank USA, as administrative agent (the “term loan”), through a syndicate of seven lenders, all of which are lenders under its revolving credit facility. The term loan was put in place to partially finance the Chesapeake Acquisition. Covey Park used a portion of the proceeds of the Initial Notes Offering described below to repay the full balance of the term loan and terminate it.

On December 22, 2016, Covey Park entered into an amended and restated credit agreement (the “RBL Credit Agreement”) with Wells Fargo Bank, National Association as administrative agent (the “RBL Agent”) and the lenders named therein, that provides for a senior secured revolving credit facility (the “revolving credit facility”) with commitments of $1.5 billion. The amount available to be borrowed under the revolving credit facility is subject to a borrowing base that is redetermined semiannually on each April 1 and October 1, and will depend on the volumes of Covey Park’s proved oil and gas reserves and estimated cash flows from those reserves and other information deemed relevant by the RBL Agent. The revolving credit facility matures on December 21, 2021. Amounts repaid under the revolving credit facility may be re-borrowed from time to time, subject to the terms of the facility. In November 2017, pursuant to a regular semi-annual redetermination, Covey Park entered into the Fourth Amended and Restated Credit Agreement. Concurrent with the execution of the amendment, the RBL Credit Agreement’s borrowing base increased from $562.5 million to $630.0 million with a company-elected commitment of $450.0 million. In connection with the Tack-On Notes Offering described below, Covey Park’s borrowing base was reduced to $586.0 million on December 11, 2017. Covey Park elected to have the commitment remain at $450.0 million as of December 31, 2017. In addition, the amendment also included a reduction in interest margins, minor modification of the covenants, and other technical modifications. In May 2018, pursuant to a regular semi-annual redetermination, Covey Park entered into the fifth amendment to the RBL Credit Agreement. Concurrent with the execution of this amendment, the RBL Credit Agreement’s borrowing base increased from $586.0 million to $650.0 million and the company-elected commitment of $450.0 million was increased to $650.0 million. In addition, the amendment also included minor modification of the covenants, and other technical modifications.

On May 3, 2017, Covey Park placed $450.0 million in aggregate principal amount of initial notes (the “Initial Notes Offering”). Subsequently, on December 7, 2017, Covey Park placed an additional $175.0 million at 104.250% of par in aggregate principal amount of tack-on notes (the “Tack-On Notes Offering” and, together with the Initial Notes Offering, the “Notes Offerings”). The Tack-On Notes Offering is governed by the same indenture as the Initial Notes Offering. The notes bear interest at 7.5% per annum and mature in 2025 (the “2025 Notes”). Covey Park received approximately $440.0 million in net proceeds from the Initial Notes Offering, inclusive of the premium accrued interest and after deducting expenses and the initial purchasers’ discount, and approximately $181.0 million in net proceeds from the Tack-On Notes Offering after deducting expenses and the initial purchasers’ discount. A portion of the proceeds from the Initial Notes Offering were used to repay the Term Loan in its entirety. The remaining proceeds were used to reduce outstanding borrowings under the RBL Credit Agreement. The proceeds from the Tack-On Notes Offering were used to repay borrowings under the revolving credit facility.

Historical Capital Expenditures

For the years ended December 31, 2018, 2017 and 2016, Covey Park’s aggregate drilling, completion and leasehold capital expenditures, excluding acquisitions were approximately $389.9 million, $265.4 million and $92.2 million, respectively. During the first quarter of 2019, aggregate drilling, completion and leasehold capital expenditures, excluding acquisitions, were approximately $165.8 million.

The amount and timing of these capital expenditures is within Covey Park’s control and subject to its management’s discretion. Covey Park retains the flexibility to defer a portion of these planned capital expenditures depending on a variety of factors, including but not limited to the success of its drilling activities, prevailing and anticipated prices for natural gas, oil and NGL, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs and the level of participation by other interest owners. Any postponement or elimination of Covey Park’s development drilling program could result in a reduction of proved reserve volumes and related standardized measure. These risks could materially affect its business, financial condition and results of operations.

Historical Results of Operations and Operating Expenses

Natural Gas, NGL and Oil Sales Revenues, Operating Expenses and Other Income (Expense).

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

The following table provides the components of revenues, operating expenses, other income (expense) and net income for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2019	March 31, 2018	Change
	(unaudited)
Revenues:
Natural gas	$182,455	$106,333	$76,122
Oil	503	630	(127)
Natural gas liquids	2,024	2,596	(572)
Other revenue	461	226	235

Total revenues	185,443	109,785	75,658

Expenses:
Lease operating	13,893	10,320	3,573
Gathering and transportation	17,794	17,128	666
Production and ad valorem taxes	6,142	4,003	2,139
Exploration and abandonment	3,751	199	3,552
General and administrative	8,037	6,058	1,979
Depletion and depreciation	67,601	33,533	34,068
Other expense	414	56	358
Accretion of discount on asset retirement obligation	553	416	137

Total expenses	118,185	71,713	46,472

Operating income	67,258	38,072	29,186
Other income (expense):
Interest	(17,215)	(14,405)	(2,810)
Derivative gain (loss)	(3,547)	(4,866)	1,319

Total other income (expense)	(20,762)	(19,271)	(1,491)

Income before income taxes	46,496	18,801	27,695
Income tax (expense) benefit	(19)	(27)	8

Net income	46,477	18,774	27,703
Preferred dividends and accretion on Series A Preferred Units	(4,943)	(8,284)	3,341

Net income available to member	$41,534	$10,490	$31,044

The following table provides a summary of sales volumes, average prices and operating expenses on a per Mcfe basis for the periods indicated:

	Three Months Ended March 31,
	2019	2018	Change
	(unaudited)
Sales:
Natural gas sales (MMcf)	61,665	37,925	23,740
NGL sales (MBbl)	105	84	21
Oil sales (MBbl)	9	10	(1)

Total (MMcfe)(1)(2)	62,349	38,489	23,860

Sales (MMcfe/d)(1)(2):
Total sales (MMcfe/d)	693	428	265
Average sales prices(3):
Natural gas sales (per Mcf)	$2.96	$2.80	$0.16
Oil sales (per Bbl)	$55.89	$63.00	$(7.11)
NGL sales (per Bbl)	$19.28	$30.90	$(11.62)
Total wellhead (per Mcfe) (before impact of cash settled derivatives)	$2.97	$2.85	$0.12
Total wellhead (per Mcfe) (after impact of cash settled derivatives)	$2.80	$2.97	$(0.17)
Expense per Mcfe:
Lease operating	$0.22	$0.27	$(0.05)
Gathering and transportation	$0.29	$0.45	$(0.16)
Production and ad valorem taxes	$0.10	$0.10	$—
Exploration and abandonment	$0.06	$0.01	$0.05
General and administrative	$0.13	$0.16	$(0.03)
Depletion, depreciation and accretion of discount on asset retirement obligations	$1.09	$0.88	$0.21
Other expenses	$0.01	$—	$0.01

Total Operating Expense per Mcfe	$1.90	$1.87	$0.03

(1)	Totals may not sum or recalculate due to rounding.
(2)

Covey Park presents its total production on an Mcfe basis calculated at the rate of one barrel per six Mcf based on the relative energy content. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(3)

Average prices shown in the table reflect prices both before and after the effects of realized commodity hedging transactions. The calculation of such effects includes both realized gains or losses on cash settlements for commodity derivative transactions and that settled during the period.

Revenues. Total revenues increased by $75.7 million to $185.4 million for the three months ended March 31, 2019 as compared to revenues of $109.8 million for the three months ended March 31, 2018. The change in total revenues is primarily attributable to increased natural gas revenues, which increased by $76.1 million to $182.5 million for the three months ended March 31, 2019 compared to natural gas revenues of $106.3 million for the three months ended March 31, 2018. Increased natural gas volumes between these periods contributed a $66.6 million favorable impact, in addition to a $9.5 million favorable impact from increases in natural gas prices from the prior year’s quarter.

For the three months ended March 31, 2019, natural gas sales volumes increased by 63% to 61.7 Bcf as compared to 37.9 Bcf for the three months ended March 31, 2018. The volume increase is primarily attributable to Covey Park’s drilling program. For the period from April 1, 2018 through March 31, 2019, Covey Park completed 40 gross (35.4 net) operated wells. Offsetting the increased production from these new wells is the normal decline of the existing producing properties. The acquisitions that were closed during the first quarter of 2019 did not have significant impact on production.

The average price Covey Park realized on the sale of its natural gas was $2.96 per Mcf for the three months ended March 31, 2019 compared to $2.80 per Mcf for the three months ended March 31, 2018.

Covey Park’s netback price, which reflects its wellhead price including cash settled derivatives less gathering and transportation, was $2.51 for the three months ended March 31, 2019, and $2.52 for the three months ended March 31, 2018.

Lease operating expense (LOE). Covey Park’s LOE and Workover expense (WOE), (collectively LOE) increased by $3.6 million to $13.9 million for the three months ended March 31, 2019, from $10.3 million for the three months ended March 31, 2018.

On a per unit basis, LOE decreased to $0.22 per Mcfe sold for the three months ended March 31, 2019 from $0.27 per Mcfe sold for the three months ended March 31, 2018, which is primarily due to higher volumes in Covey Park’s Louisiana Haynesville operating area, which have lower operating unit costs than its Texas areas. Absent additional production volume from Covey Park’s drilling program, as production from its new wells declines, the LOE rate may increase.

Gathering and Transportation. Covey Park’s gathering and transportation costs increased by $0.7 million to $17.8 million for the three months ended March 31, 2019, from $17.1 million for the three months ended March 31, 2018.

On a per unit, basis gathering and transportation costs decreased to $0.29 per Mcfe sold for the three months ended March 31, 2019 from $0.45 per Mcfe sold for the three months ended March 31, 2018. New production volumes under transportation contracts, a portion of which have fixed costs, resulted in a decline in the overall weighted average rate per Mcfe which resulted in a favorable impact to costs. In addition, many of the new wells that have turned to sales in 2018 and 2019 flow through Covey Park’s internal gathering system, which have lower rates than third party midstream providers.

Production and ad valorem taxes. Covey Park’s production and ad valorem taxes increased by $2.1 million to $6.1 million for the three months ended March 31, 2019 as compared to $4.0 million for the three months ended March 31, 2018. The increase is attributable to the higher production volumes attributable to Covey Park’s drilling program. Ad valorem taxes were $1.4 million and $2.0 million for the three months ended March 31, 2019 and 2018, respectively. Production and ad valorem taxes on a per unit basis remained consistent at $0.10 per Mcfe for the three months ended March 31, 2019 and 2018.

Exploration and abandonment. Covey Park’s exploration and abandonment expenses increased $3.6 to $3.8 million for the three months ended March 31, 2019 compared to $0.2 million for the three months ended March 31, 2018 due to geological and geophysical costs incurred to support its future drilling program.

General and administrative. General and administrative (“G&A”) expense increased by $2.0 million to $8.0 million for the three months ended March 31, 2019 as compared to $6.1 million for the three months ended March 31, 2018. This increase is primarily due to an increase in payroll and professional service expenses incurred during the three months ended March 31, 2019.

On a per unit basis, G&A expense decreased from $0.16 per Mcfe for the three months ended March 31, 2018 to $0.13 per Mcfe during the three months ended March 31, 2019. The decrease is primarily due to Covey Park’s growth in sales volumes from its ongoing development program.

Depletion and depreciation. Covey Park’s depletion and depreciation expense increased $34.1 million to $67.6 million for the three months ended March 31, 2019 as compared to $33.5 million for the three months ended March 31, 2018. This increase is primarily due to higher sales volumes for the three months ended March 31, 2019 as volumes increased by approximately 23.9 Bcfe. Due to Covey Park’s drilling program, Covey Park has converted $39.1 million of unproved property to proved since December 31, 2017. As a result, its depletion rate has increased as compared to the prior year quarter.

Accretion. Accretion expenses increased from $0.4 million for the three months ended March 31, 2018 to $0.6 million for the three months ended March 31, 2019.

On a per unit basis, depletion, depreciation, and accretion expense increased from $0.88 per Mcfe for the three months ended March 31, 2018 to $1.09 per Mcfe for the three months ended March 31, 2019.

Other expenses. Other expenses, which include purchased gas sold and related marketing expenses, increased from $0.1 million for the three months ended March 31, 2018 to $0.4 million for the three months ended March 31, 2019.

Interest expense. Interest expense consists of interest expense on Covey Park’s RBL Credit Agreement, the 2025 Notes and related amortization of debt issuance costs. For the three months ended March 31, 2019, Covey Park recognized interest expense of approximately $17.2 million as compared to $14.4 million for the three months ended March 31, 2018. The increase is the result of higher levels of debt outstanding during the three months ended March 31, 2019 compared to the prior year’s three month period. The higher debt balances are primarily the result of borrowing under the RBL Credit Agreement to fund the redemption of the Series A Preferred Units and the acquisition of certain oil and natural gas assets from Thunderbird Resources LP (the “Thunderbird Acquisition”).

Derivative gain (loss). Covey Park incurred a net loss on its commodity derivatives of $3.5 million (including $10.8 million of realized settlement losses) for the three months ended March 31, 2019 primarily due to settlements of derivative positions and offset by changes in fair value of its derivative positions. Covey Park incurred a loss on its commodity derivatives of $4.9 million (of which $4.8 million was realized settlement gains) for the three months ended March 31, 2018 primarily due to changes in fair value of its derivative positions. The net loss for the three months ended March 31, 2019 and 2018 are the result of Covey Park’s hedging program, which is used to mitigate its exposure to commodity price fluctuations. The fair value of the open commodity derivative instruments will continue to change in value until the transactions are settled and Covey Park will likely continue to add to its hedging program. Therefore, Covey Park expects its net income to reflect the volatility of commodity price forward markets. Covey Park’s cash flow will only be affected upon settlement of the transactions at the current market prices at that time.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The following table provides the components of revenues, operating expenses, other income (expense) and net income (loss) for the periods indicated (in thousands):

	Year Ended
	December 31, 2018	December 31, 2017	Change
	(audited)
Revenues:
Natural gas	$603,395	$358,682	$244,713
Oil	2,350	2,082	268
Natural gas liquids	11,179	8,594	2,585
Other revenue	1,114	1,206	(92)

Total Revenues	618,038	370,564	247,474

Expenses:
Direct operating expense	43,710	35,757	7,953
Workover expense	4,905	3,027	1,878

Total lease operating expense	48,615	38,784	9,831
Gathering and transportation	69,871	65,838	4,033
Production and ad valorem taxes	18,434	12,462	5,972
Exploration and abandonment	6,537	1,799	4,738
General and administrative	33,906	28,911	4,995
Depletion and depreciation	200,900	119,590	81,310
Other expense	782	1,409	(627)
Accretion of discount on asset retirement obligation	1,715	1,846	(131)

Total expenses	380,760	270,639	110,121

Operating income	237,278	99,925	137,353
Other income (expense):
Interest	(60,968)	(50,799)	(10,169)
Derivative gain (loss)	(56,688)	103,344	(160,032)

Total other income (expense)	(117,656)	52,545	(170,201)
Income (loss) before income taxes	119,622	152,470	(32,848)
Income tax (expense) benefit	(122)	(591)	469

Net income (loss)	119,500	151,879	(32,379)
Preferred dividends and accretion on Series A Preferred Units	(34,192)	(27,299)	(6,893)

Net income (loss) available to member equity	$85,308	$124,580	$(39,272)

The following table provides a summary of sales volumes, average prices and operating expenses on a per Mcfe basis for the periods indicated:

	Year Ended
	December 31, 2018	December 31, 2017	Change
	(audited)
Sales
Natural gas sales (MMcf)	201,508	122,727	78,781
Oil sales (MBbl)	37	44	(7)
NGL sales (MBbl)	399	324	75
Total (Mmcfe)(1)(2)	204,124	124,935	79,189
Sales (MMcfe/d)(1)(2):
Total sales (MMcfe/d)	559	342	217
Average sales prices(3):
Natural gas sales (per Mcf)	$2.99	$2.92	$0.07
Oil sales (per Bbl)	$63.51	$47.32	$16.19
NGL sales (per Bbl)	$28.02	$26.52	$1.50
Total wellhead (per Mcfe) (before impact of cash settled derivatives)	$3.02	$2.96	$0.06
Total wellhead (per Mcfe) (after impact of cash settled derivatives)	$2.96	$3.15	$(0.19)
Expense per Mcfe:
Direct operating expense	$0.21	$0.29	$(0.08)
Workover expense	$0.02	$0.02	$—
Gathering and transportation	$0.34	$0.53	$(0.19)
Production and ad valorem taxes	$0.09	$0.10	$(0.01)
Exploration and abandonment	$0.03	$0.01	$0.02
General and administrative	$0.17	$0.23	$(0.06)
Depletion, depreciation and accretion of discount on asset retirement obligations	$0.99	$0.97	$0.02
Other expenses	$—	$0.01	$(0.01)

Total Operating Expense per Mcfe	$1.85	$2.16	$(0.31)

(1)	Totals may not sum or recalculate due to rounding.
(2)

Covey Park presents its total production on an Mcfe basis calculated at the rate of one barrel per six Mcf based upon the relative energy content. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(3)

Average prices shown in the table reflect prices both before and after the effects of realized commodity hedging transactions. Calculation of such effects includes both realized gains or losses on cash settlements for commodity derivative transactions that settled during the period.

Revenues. Total revenues increased by $247.5 million to $618.0 million for the year ended December 31, 2018 as compared to revenues of $370.6 million for the year ended December 31, 2017. Substantially all of the change in total revenues is attributable to changes in natural gas revenues, which increased by $244.7 million to $603.4 million for the year ended December 31, 2018 as compared to natural gas revenues of $358.7 million for the year ended December 31, 2017. Increased natural gas volumes between these periods contributed a $230.2 million favorable impact and the remaining increase of $14.5 million is attributable to an increase in realized natural gas prices.

Natural gas production volumes increased by 64% to 201,508 MMcf for the year ended December 31, 2018 as compared to 122,727 MMcf for the year ended December 31, 2017. The volume increase is primarily attributable to Covey Park’s drilling program where it completed 37 gross (31.3 net) operated wells during 2018. Offsetting the increased production from these new wells is the normal decline of its existing producing properties.

The average price Covey Park realized before derivative settlements on the sale of its natural gas was $2.99 per Mcf for the year ended December 31, 2018 compared to $2.92 per Mcf for the year ended December 31, 2017.

Covey Park’s netback price, which reflects its wellhead price including cash-settled derivatives less gathering and transportation, was $2.62 for the years ended December 31, 2018 and 2017.

Direct operating expense. Covey Park’s DOE increased by $8.0 million to $43.7 million for the year ended December 31, 2018, from $35.8 million for the year ended December 31, 2017.

On a per unit basis, DOE decreased from $0.29 per Mcfe for the year ended December 31, 2017 to $0.21 per Mcfe for the year ended December 31, 2018, which is primarily due to higher volumes in Covey Park’s Haynesville operating area, which have lower operating unit costs than its Texas areas. Absent additional production volume from Covey Park’s drilling program, as production from Covey Park’s new wells declines, the DOE rate may increase.

Workover expenses. WOE is variable year over year as it consists of identification of well issues that can be economically resolved. Covey Park’s WOE increased by $1.9 million to $4.9 million for the year ended December 31, 2018, from $3.0 million for the year ended December 31, 2017.

On a per unit basis, WOE remained at $0.02 per Mcfe for years ended December 31, 2018 and 2017.

Gathering and transportation. Covey Park’s gathering and transportation costs increased by $4.0 million to $69.9 million for the year ended December 31, 2018, from $65.8 million for the year ended December 31, 2017.

On a per unit basis gathering and transportation costs decreased from $0.53 per Mcfe sold for the year ended December 31, 2017 to $0.34 per Mcfe sold for the year ended December 31, 2018. New production volumes under transportation contracts, a portion of which have fixed costs, resulted in a decline in the overall weighted average rate per Mcfe which offset the increase in production. In addition, many of the new wells that have turned to sales in 2018 flow through Covey Park’s internal gathering system.

Production and Ad Valorem taxes. Covey Park’s production and ad valorem taxes increased by $6.0 million to $18.4 million for the year ended December 31, 2018 as compared to $12.5 million for the year ended December 31, 2017. The increase in production taxes is attributable to increased revenue and increased ad valorem taxes due to Covey Park’s drilling program. Ad valorem taxes were $7.9 million and $5.7 million for the year ended December 31, 2018 and 2017, respectively. Production and ad valorem taxes on a per unit basis decreased to $0.09 per Mcfe for the year ended December 31, 2018 as compared to $0.10 per Mcfe for the year ended December 31, 2017.

Exploration and abandonment. Covey Park’s exploration and abandonment expenses increased to $6.5 million for the year ended December 31, 2018 as compared to $1.8 million for the year ended December 31, 2017. The increase relates to geological and geophysical costs incurred to support its future drilling program.

General and administrative. General and administrative (“G&A”) expense increased by $5.0 million to $33.9 million for the year ended December 31, 2018 as compared to $28.9 million for the year ended December 31, 2017. This increase is primarily due to increased professional service expenses incurred during the year ended December 31, 2018. On a per unit basis, G&A expense decreased from $0.23 per Mcfe for the year ended December 31, 2017 to $0.17 per Mcfe during the year ended December 31, 2018. The decrease is primarily due to Covey Park’s growth in sales volumes from the ongoing development program exceeding its growth in expenses.

Depletion, depreciation, and accretion. Covey Park’s DD&A expense increased $81.3 million to $200.9 million for the year ended December 31, 2018 as compared to $119.6 million for the year ended December 31, 2017. This increase is due to higher production for the year ended December 31, 2018 which increased by approximately 79.2 Bcfe. On a per unit basis, DD&A expense increased from $0.97 per Mcfe for the year ended December 31, 2017 to $0.99 per Mcfe for the year ended December 31, 2018.

Other expenses. Marketing and other expenses for the year ended December 31, 2018 are comprised of purchased gas sold and related marketing expenses of $0.8 million compared to $1.4 million for the year ended December 31, 2017.

Interest expense. Interest expense consists of interest expense on the RBL Credit Agreement and the 2025 Notes and related amortization of debt issuance costs. For the year ended December 31, 2018, Covey Park recognized interest expense of approximately $61.0 million as compared to $50.8 million for the year ended December 31, 2017. The increase of $10.2 million is the result of higher levels of debt outstanding during the year ended December 31, 2018 compared to the prior year. The higher debt balances are primarily the result of borrowing under the RBL Credit Agreement to partially redeem the Series A Preferred Units, as well as, to fund Covey Park’s drilling program.

Derivative gain (loss). Covey Park incurred a net loss on its commodity derivatives of $56.7 million, of which $11.8 million was realized settlement losses, for the year ended December 31, 2018 primarily due to changes in fair value of Covey Park’s derivative positions resulting from an increase in NYMEX natural gas futures prices at December 31, 2018. Covey Park incurred a net gain of $103.3 million for the year ended December 31, 2017, of which $24.1 million was realized settlement gains primarily due to changes in fair value of its derivative positions resulting from a decrease in NYMEX natural gas prices at December 31, 2017. The fair value of the open commodity derivative instruments will continue to change in value until the transactions are settled and Covey Park will likely add to its hedging program. Therefore, Covey Park expects its net income (loss) to reflect the volatility of commodity price forward markets. Covey Park’s cash flow will only be affected upon settlement of the transactions at the current market prices at that time.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The following table provides the components of revenues, operating expenses, other income (expense) and net income (loss) for the periods indicated (in thousands):

	Year Ended
	December 31, 2017	December 31, 2016	Change
	(audited)
Revenues:
Natural gas	$358,682	$146,128	$212,554
Oil	2,082	1,539	543
Natural gas liquids	8,594	3,417	5,177
Other revenue	1,206	3,221	(2,015)

Total Revenues	370,564	154,305	216,259

Expenses:
Direct operating expense	35,757	20,714	15,043
Workover expense	3,027	2,643	384
Total lease operating expense	38,784	23,357	15,427
Gathering and transportation	65,838	34,010	31,828
Production and ad valorem taxes	12,462	6,704	5,758
Exploration and abandonment	1,799	3,021	(1,222)
General and administrative	28,911	15,218	13,693
Depletion and depreciation	119,590	64,200	55,390
Other expense	1,409	3,269	(1,860)
Accretion of discount on asset retirement obligation	1,846	1,376	470

Total expenses	270,639	151,155	119,484

Operating income	99,925	3,150	96,775
Other income (expense):
Interest	(50,799)	(18,442)	(32,357)
Derivative gain (loss)	103,344	(74,112)	177,456

Total other income (expense)	52,545	(92,554)	145,099
Income (loss) before income taxes	152,470	(89,404)	241,874
Income tax (expense) benefit	(591)	308	(899)

Net income (loss)	151,879	(89,096)	240,975
Preferred dividends and accretion on Series A Preferred Units	(27,299)	—	(27,299)

Net income (loss) available to member equity	$124,580	$(89,096)	$213,676

The following table provides a summary of sales volumes, average prices and operating expenses on a per Mcfe basis for the periods indicated:

	Year Ended
	December 31, 2017	December 31, 2016	Change
Sales
Natural gas sales (MMcf)	122,727	59,507	63,220
Oil sales (MBbl)	44	39	5
NGL sales (MBbl)	324	149	175
Total (Mmcfe)(1)(2)	124,935	60,635	64,300
Sales (MMcfe/d)(1)(2):
Total sales (MMcfe/d)	342	166	177
Average sales prices(3):
Natural gas sales (per Mcf)	$2.92	$2.46	$0.46
Oil sales (per Bbl)	$47.32	$39.46	$7.86
NGL sales (per Bbl)	$26.52	$29.93	$(3.41)
Total wellhead (per Mcfe) (before impact of cash settled derivatives)	$2.96	$2.49	$0.47
Total wellhead (per Mcfe) (after impact of cash settled derivatives)	$3.15	$2.98	$0.17
Expense per Mcfe:
Direct operating expense	$0.29	$0.35	$(0.06)
Workover expense	$0.02	$0.04	$(0.02)
Gathering and transportation	$0.53	$0.56	$(0.03)
Production and ad valorem taxes	$0.10	$0.11	$(0.01)
Exploration and abandonment	$0.01	$0.05	$(0.04)
General and administrative	$0.23	$0.25	$(0.02)
Depletion, depreciation and accretion of discount on asset retirement obligations	$0.97	$1.08	$(0.11)
Other expenses	$0.01	$0.05	$(0.04)

Total Operating Expense per Mcfe	$2.16	$2.49	$(0.32)

(1)	Totals may not sum or recalculate due to rounding.
(2)

Covey Park presents total production on an Mcfe basis calculated at the rate of one barrel per six Mcf based upon the relative energy content. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(3)

Average prices shown in the table reflect prices both before and after the effects of Covey Park’s realized commodity hedging transactions. Calculation of such effects includes both realized gains or losses on cash settlements for commodity derivative transactions that settled during the period.

Revenues. Total revenues increased by $216.3 million to $370.6 million for the year ended December 31, 2017 as compared to revenues of $154.3 million for the year ended December 31, 2016. Substantially all of the change in total revenues is attributable to changes in natural gas revenues, which increased by $212.6 million to $358.7 million for the year ended December 31, 2017 as compared to natural gas revenues of $146.1 million for the year ended December 31, 2016. The change between periods is due to an increase in natural gas sales volumes between these periods contributed a $155.2 million positive impact, and a $57.4 million positive impact due to increased natural gas prices received.

For the year ended December 31, 2017, natural gas production averaged 336 MMcf/d. Natural gas production volumes increased by 106% to 122,727 MMcf for the year ended December 31, 2017 as compared to 59,507 MMcf for the year ended December 31, 2016. The volume increase is primarily attributable to Covey

Park’s drilling program where Covey Park completed 25 gross (22.1 net) operated wells during 2017. Offsetting the increased production from these new wells is the normal decline on the existing producing properties.

The average price Covey Park realized before derivative settlements on the sale of its natural gas was $2.92 per Mcf for the year ended December 31, 2017 compared to $2.46 per Mcf for the year ended December 31, 2016.

Direct operating expense. DOE increased by $15.0 million to $35.8 million for the year ended December 31, 2017, from $20.7 million for the year ended December 31, 2016.

On a per unit basis, DOE decreased from $0.35 per Mcfe for the year ended December 31, 2016 to $0.29 per Mcfe for the year ended December 31, 2017, which is primarily due to higher volumes in Covey Park’s Haynesville operating area.

Workover expenses. WOE is variable year over year as it consists of identification of well issues that can be economically resolved. WOE increased by $0.4 million to $3.0 million for the year ended December 31, 2017, from $2.6 million for the year ended December 31, 2016.

On a per unit basis, WOE decreased from $0.04 per Mcfe for the year ended December, 2016 to $0.02 per Mcfe for the year ended December 31, 2017.

Gathering and transportation. Gathering and transportation costs increased by $31.8 million to $65.8 million for the year ended December 31, 2017, from $34.0 million for the year ended December 31, 2016. This increase is primarily attributable to higher volumes, which resulted in an increase of $36.0 million that were partially offset by a reduced gathering rate of $4.2 million.

On a per unit basis gathering and transportation costs decreased from $0.56 per Mcfe sold for the year ended December 31, 2016 to $0.53 per Mcfe sold for the year ended December 31, 2017. The decrease is primarily the result of higher production from Covey Park’s Haynesville properties.

Production and Ad Valorem taxes. Production and ad valorem taxes increased by $5.8 million to $12.5 million for the year ended December 31, 2017 as compared to $6.7 million for the year ended December 31, 2016. The increase in production taxes is attributable to increased revenue and an increase in ad valorem tax due to increases from Covey Park’s drilling program and acquisitions. Ad valorem taxes were $5.7 million and $3.6 million for the year ended December 31, 2017 and 2016, respectively. Production and ad valorem taxes on a per unit basis decreased to $0.10 per Mcfe for the year ended December 31, 2017 as compared to $0.11 per Mcfe for the year ended December 31, 2016.

Exploration and abandonment. Exploration and abandonment expenses were $1.8 million for the year ended December 31, 2017 and $3.0 million for the year ended December 31, 2016. Amounts relate to geological and geophysical seismic and data processing expenses as well as losses on abandonment of wells.

General and administrative. G&A expense increased by $13.7 million to $28.9 million for the year ended December 31, 2017 as compared to $15.2 million for the year ended December 31, 2016. This increase is primarily due to increased personnel, acquisition costs and professional service expenses incurred during the year ended December 31, 2017. On a per unit basis, G&A expense decreased from $0.25 per Mcfe for the year ended December 31, 2016 to $0.23 per Mcfe during the year ended December 31, 2017. The decrease is primarily due to growth in sales volumes from ongoing development program exceeding growth in expenses.

Depletion, depreciation, amortization and accretion. DD&A expense increased $55.4 million to $119.6 million for the year ended December 31, 2017 as compared to $64.2 million for the year ended December 31, 2016. This increase is due to higher production for the year ended December 31, 2017 which increased by approximately 64,300 MMcfe offset by a decrease in the DD&A rate. On a per unit basis, DD&A expense decreased from $1.08 per Mcfe for the year ended December 31, 2016 to $0.97 per Mcfe for the year ended December 31, 2017.

Other expenses. Marketing and other expenses for the year ended December 31, 2017 are comprised of purchased gas sold and related marketing expenses of $1.4 million compared to $3.3 million for the year ended December 31, 2016.

Derivative gain (loss). Covey Park incurred a net gain on its commodity derivatives of $103.3 million, of which $24.1 million was realized settlement gains, for the year ended December 31, 2017, compared with net loss of $74.1 million for the year ended December 31, 2016, of which $29.9 million was realized settlement gains. The fair value of the open commodity derivative instruments will continue to change in value until the transactions are settled and Covey Park will likely add to its hedging program. Therefore, Covey Park expects its net income (loss) to reflect the volatility of commodity price forward markets. Covey Park’s cash flow will only be affected upon settlement of the transactions at the current market prices at that time.

Interest expense. Interest expense consists of interest expense on long-term debt and debt issuance costs. For the year ended December 31, 2017, Covey Park recognized interest expense of approximately $50.8 million as compared to $18.4 million for the year ended December 31, 2016, as a result of higher levels of debt related to funding its drilling program and financing of its 2016 and 2017 acquisitions.

Liquidity and Capital Resources

Covey Park’s primary sources of liquidity and capital resources have historically been cash flows from operations, borrowings under the revolving credit facility, the 2025 Notes, the term loan, and equity provided by investors, including Covey Park’s management team and the holders of the Series A Preferred Units. To date, the primary use of capital has been for the acquisition of oil and gas properties to increase Covey Park’s acreage position, as well as development and exploration of oil and gas properties. Covey Park’s total debt was $990 million as of March 31, 2019 and December 31, 2018 and $785.0 million as of December 31, 2017. As of March 31, 2019 and as of December 31, 2018, Covey Park’s available borrowing capacity was $285 million.

Cash Flows

The following table summarizes Covey Park’s cash flows for the periods indicated (in thousands):

	For the Quarter Ended March 31,		For the Year Ended
	2019	2018	2018	2017	2016
	(unaudited)		(audited)
Net cash provided by operating activities	$132,392	$59,869	$340,248	$190,724	$65,543
Net cash used in investing activities	(129,945)	(99,839)	(385,146)	(677,313)	(668,689)
Net cash provided by financing activities	$(2,447)	$39,970	$44,898	$486,589	$603,146

Quarter Ended March 31, 2019 Compared to Quarter Ended March 31, 2018

Net cash provided by operating activities. For the three months ended March 31, 2019 compared with the three months ended March 31, 2018, Covey Park’s net cash provided by operating activities increased by $72.5 million. The increase in cash provided by operating activities is primarily due to the increase in revenues less direct operating costs reflecting its increasing production. Revenue less direct operating costs grew $69.3 million from the three months ending March 31, 2018 to the three month ending March 31, 2019.

Net cash used in investing activities. For the three months ended March 31, 2019 compared to the three months ended March 31, 2018, Covey Park’s net cash used in investing activities increased by $30.1 million. Covey Park’s 2019 investing cash flows included the Thunderbird Acquisition for $30.3 million, as well as other small acreage and working interest acquisitions.

Net cash provided by (used in) financing activities. For the three months ended March 31, 2019 compared to the three months ended March 31, 2018, Covey Park’s net cash provided by (used in) financing activities decreased by $42.4 million. The decrease is primarily due reduced need to rely on the revolving credit facility to fund Covey Park’s development program as a result of the increase in operating cash flow.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Net cash provided by operating activities. For the year ended December 31, 2018, as compared to the year ended December 31, 2017, Covey Park’s net cash provided by operating activities increased by $149.5 million, primarily due to increased production, offset by an $16.8 million increase in the changes in operating assets and liabilities, as well as an increase in cash interest expenses of $23.1 million.

Net cash used in investing activities. For the year ended December 31, 2018, as compared to the year ended December 31, 2017, Covey Park’s net cash used in investing activities decreased by $292.2 million. Development activity increased by $128.2 million due to increased drilling and completion activities in the year ended 2018 compared to 2017. Covey Park’s 2017 investing cash flows included the Chesapeake Acquisition for $416 million including release of the escrow.

Net cash provided by financing activities. For the year ended December 31, 2018, as compared to the year ended December 31, 2017, Covey Park’s net cash provided by financing activities decreased by $441.7 million. The decrease is primarily due to 2017 activity related to the Chesapeake acquisition, including the issuance of $225 million of preferred units and the 2025 Notes incurred in connection with the Chesapeake Acquisition.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net cash provided by operating activities. For the year ended December 31, 2017 as compared to the year ended December 31, 2016, Covey Park’s net cash provided by operating activities increased by $125.2 million, primarily due to an increased earnings net of an increase in cash interest expenses of $22.0 million.

Net cash used in investing activities. For the year ended December 31, 2017 as compared to the year ended December 31, 2016, Covey Park’s net cash used in investing activities increased by $8.6 million. In 2017, Covey Park used $450.9 million in the Chesapeake Acquisition, and $259.1 million in development of properties compared to cash spent in 2016 where Covey Park used $561.1 million in the EP and HNVL Acquisitions, and $70.1 million in development of properties.

Net cash provided by financing activities. For the year ended December 31, 2017 as compared to the year ended December 31, 2016, Covey Park’s net cash provided by financing activities decreased by $116.6 million, primarily as a result of the increase in operating cash flow in 2017. In 2016, acquisitions and drilling activities required $207.0 million of revolving credit facility increases and $403.2 million of member contributions. In 2017 Covey Park’s financing activities of $486.6 million primarily funded the Chesapeake Acquisition, while Covey Park’s drilling activities were funded primarily via cash flow from operations.

Working Capital

Covey Park’s working capital deficit excluding the fair value of derivatives was $51.1 million, $3.8 million, $30.2 million and $27.4 million at March 31, 2019, December 31, 2018, 2017 and 2016, respectively. The change in working capital deficit is primarily a result of higher NYMEX Henry Hub prices and volumes during November and December of 2018 and the related impact on revenue accruals and payables.

Due to the amounts that Covey Park incurs related to its drilling and completion program and the timing of such expenditures, Covey Park may periodically incur working capital deficits in the future. Covey Park expects that its cash flows from operating activities and availability under the revolving credit facility will be sufficient to fund its working capital needs. Covey Park expects that its pace of development, production volumes, commodity prices and differentials to NYMEX prices for its natural gas, NGL and oil production will be the largest variables affecting its working capital.

Debt Arrangements

Revolving Credit Facility

On December 22, 2016, Covey Park entered into an amended and restated credit agreement with Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein, that provides for a senior secured revolving credit facility with commitments of $1.5 billion. The amount available to be borrowed under the revolving credit facility is subject to a borrowing base that is redetermined semiannually on each April 1 and October 1, and will depend on the volumes of Covey Park’s proved oil and gas reserves and estimated cash flows from those reserves and other information deemed relevant by the RBL Agent. On November 13, 2017, the borrowing base increased to $630.0 million. In connection with the Tack-On Notes Offering, the borrowing base was reduced to $586.0 million on December 11, 2017. Covey Park elected to have the commitment remain at $450.0 million as of December 31, 2017.

In May 2018, pursuant to a regular semi-annual redetermination, Covey Park entered into the fifth amendment to the RBL Credit Agreement. Concurrent with the execution of this amendment, the RBL Credit Agreement’s borrowing base increased from $586 million to $650 million and the company-elected commitment of $450 million was increased to $650 million. In addition, the amendment also included minor modification of the covenants, and other technical modifications.

In November 2018, pursuant to a regular semi-annual redetermination, Covey Park’s borrowing base was increased to $825.0 million, but Covey Park elected to have the commitment remain at $650.0 million as of December 31, 2018.

Principal amounts borrowed will be payable on the maturity date, and Covey Park may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs. Loans under the revolving credit facility may be comprised of either Eurodollar borrowings or alternate base rate borrowings, and interest on such borrowings will be payable (i) quarterly for alternate base rate borrowings and (ii) at the end of the applicable interest period for Eurodollar borrowings. Eurodollar borrowings bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to the product of: (a) the LIBOR rate, multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentages (expressed as a decimal) established by the Board of Governors of the Federal Reserve System to which the RBL Agent is subject with respect to such adjusted LIBOR rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 200 to 300 basis points, depending on the percentage of the borrowing base utilization. Alternate base rate borrowings bear interest at a rate per annum equal to the greatest of (i) the RBL Agent’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the adjusted one-month LIBOR rate (as calculated above) plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the percentage of the borrowing base utilization. As of March 31, 2019, the weighted average interest rate on borrowings under the revolving credit facility was approximately 5.6%.

The revolving credit facility is secured by liens on substantially all of Covey Park’s properties and unconditionally guaranteed by each of its direct and indirect subsidiaries pursuant to a guaranty agreement executed in connection with the revolving credit facility and guarantees from Covey Park and its current and future subsidiaries.

The revolving credit facility contains restrictive covenants that may limit Covey Park’s ability to, among other things:

•	incur or guarantee additional indebtedness;

•	enter into transactions with its affiliates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

The revolving credit facility requires Covey Park to maintain the following financial ratios:

•

a current ratio, which is the ratio of consolidated current assets (including the unused commitments under the revolving credit facility and excluding derivative assets) to consolidated current liabilities (excluding obligations under the revolving credit facility, certain suspended liabilities and assets, and certain derivative assets), of not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

a consolidated total leverage ratio, which is the ratio of (i) net debt, or total consolidated debt as of the last day of each fiscal quarter, subject to certain customary exclusions, minus cash of up to $50 million to (ii) consolidated EBITDAX for the four fiscal quarter period most recently ended, not to exceed 4.0 to 1.0 as of the last day of such fiscal quarter, and provided that EBITDAX shall be subject to pro forma adjustments for material acquisitions and material dispositions assuming that such transactions had occurred on the first day of the applicable calculation period, which adjustments shall be made in a manner reasonably acceptable to the RBL Agent.

The revolving credit facility contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, material indebtedness; (d) bankruptcy or insolvency events involving Covey Park or certain of its subsidiaries and (e) a change in control, as defined in the revolving credit facility.

If an event of default under the revolving credit facility exists and is continuing, the lenders may accelerate the maturity of Covey Park’s outstanding obligations under the revolving credit facility. As of March 31, 2019, Covey Park was in compliance with covenants of the RBL Credit Agreement.

Senior Notes Offerings

On May 3, 2017, Covey Park placed $450.0 million in aggregate principal amount of initial notes. Subsequently, on December 7, 2017, Covey Park placed an additional $175.0 million at 104.250% of par in aggregate principal amount of tack-on notes. The Tack-On Notes Offering is governed by the same indenture as the Initial Notes Offering. The notes bear interest at 7.5% per annum and mature in 2025 (the “2025 Notes”). Covey Park received approximately $440.0 million in net proceeds from the Initial Notes Offering, inclusive of the premium accrued interest and after deducting expenses and the initial purchasers’ discount, and approximately $181.0 million in net proceeds from the Tack-On Notes Offering after deducting expenses and the initial purchasers’ discount. A portion of the proceeds from the Initial Notes Offering was used to repay the Term Loan in its entirety. The remaining proceeds were used to reduce outstanding borrowings under the RBL Credit Agreement. The proceeds from the Tack-On Notes Offering were used to repay borrowings under the RBL Credit Agreement.

Covey Park may, at its option, redeem all or a portion of the 2025 Notes at any time on or after May 15, 2020. Covey Park is also entitled to redeem up to 35.0% of the aggregate principal amount of the 2025 Notes before May 15, 2020, with an amount of cash not greater than the net proceeds that it raises in certain equity offerings at a redemption price equal to 107.5% of the principal amount of the 2025 Notes being redeemed, plus accrued and unpaid interest, if any. In addition, prior to May 15, 2020, Covey Park may redeem some or all of the 2025 Notes at a price equal to 100.0% of the principal amount thereof, plus a “make-whole” premium, plus any accrued and unpaid interest. If Covey Park experiences certain kinds of changes of control, holders of the 2025 Notes may have the right to require Covey Park to repurchase their notes at 101.0% of the principal amount of the 2025 Notes, plus accrued and unpaid interest, if any.

The 2025 Notes are senior unsecured obligations and rank equally in right of payment with all of Covey Park’s other senior indebtedness and senior to any of its subordinated indebtedness. The notes are fully and unconditionally guaranteed on a senior unsecured basis by each of Covey Park’s current subsidiaries (other than Covey Park Finance Corp., the co-issuer of the 2025 Notes) and by certain future subsidiaries. The 2025 Notes and related guarantees are effectively subordinated to all of Covey Park’s secured indebtedness (including all borrowings and other obligations under the revolving credit facility) to the extent of the value of the collateral securing such indebtedness, and structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of any future subsidiaries that do not guarantee the 2025 Notes.

The indenture governing the 2025 Notes contains restrictive covenants that may limit Covey Park’s ability to, among other things:

•	incur or guarantee additional indebtedness or issue certain types of preferred stock;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness;

•	transfer or sell assets;

•	make investments;

•	create certain liens;

•	consolidate, merge or transfer all or substantially all of Covey Park’s assets; and

•	engage in transactions with affiliates.

The indenture governing the 2025 Notes contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, material indebtedness and (d) bankruptcy or insolvency events involving Covey Park or certain of its subsidiaries.

Bridge Term Loan

On February 15, 2017, Covey Park entered into a term loan agreement with Goldman Sachs Bank USA, as administrative agent (the “Bridge Agent”), and the lenders named therein, that provided for a $150.0 million unsecured term loan facility (the “term loan”), which was to mature on August 15, 2018. The term loan was fully drawn on February 15, 2017. Borrowings under the term loan were used to, among other things, finance a portion of the Chesapeake Acquisition. On May 3, 2017, Covey Park used a portion of the proceeds from the Initial Notes Offering to repay all of the outstanding borrowings under the term loan and terminated it.

Series A Preferred Units

In connection with the Chesapeake Acquisition, on February 15, 2017, Covey Park Energy, LLC issued to, among others, investment funds affiliated with Magnetar and KKR $225.0 million in Series A Preferred Units to fund a portion of the purchase price for the Chesapeake Acquisition. At the closing, Covey Park issued a total of 225,000 Series A Preferred Units at a per unit price of $1,000.

The Series A Preferred Units are entitled to receive a cash dividend of 8% per year, payable quarterly in arrears, and Covey Park has the ability to pay the quarterly dividend in kind for up to eight quarters, which may be non-consecutive. Covey Park may redeem the Series A Preferred Units at any time for cash in an amount (such amount, the “Series A Preferred Liquidation Preference”) equal to the greater of (A) 140% of the original issue amount of the Series A Preferred Units and (B) a 14% annualized internal rate of return on issue amount of the Series A Preferred Units, in each case net of any cash distributions previously paid in respect of the Series A

Preferred Units. The holders may cause Covey Park to redeem the Series A Preferred Units for cash at the Series A Preferred Liquidation Preference in connection with a change of control and at any time following December 31, 2026.

On October 15, 2018, Covey Park redeemed 113,098 of the Series A Preferred Units for an aggregate redemption payment of $150,000,000. As of March 31, 2019, the redemption value of the Series A Preferred Units was $152.6 million. As discussed further in “—Liquidity and Capital Resources—Series A Preferred Units,” all of the Series A Preferred Units are expected to be redeemed in connection with the consummation of the merger.

Contractual Obligations

A summary of Covey Park’s contractual obligations as of December 31, 2018 is provided in the following table.

	Payments due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(In thousands)
Office lease(1)	$3,378	$1,286	$1,918	$174	$—
Transportation contracts(2)	65,310	31,661	33,649	—	—
Drilling and Completion(3)	31,053	31,053	—	—	—
Credit facility and interest payable(4)	425,599	20,367	405,232	—	—
2025 Notes(5)	929,688	46,875	93,750	93,750	695,313
Software Contracts	916	784	132	—	—

Total(6)(7)(8)	$1,455,944	$132,026	$534,681	$93,924	$695,313

(1)	Includes leased office spaces and office equipment.
(2)

Covey Park has entered into or acquired agreements that require it to deliver minimum amounts of natural gas on a gross production basis. Under certain circumstances Covey Park may be required to pay penalties or damages pursuant to these agreements if it is unable to fulfill its contractual obligation from its own production. As of December 31, 2018, Covey Park estimates it will not pay any penalties under these obligations. See Note 12 to Covey Park’s historical consolidated financial statements for further discussion of its minimum volume commitments.

(3)	During 2018, the Company entered into $31.7 million of capital commitments for drilling and completion activities to be performed and consumed over the period through December 2019.
(4)

Calculated based on December 31, 2018 outstanding borrowings under the revolving credit facility of $365 million and assumes no principal repayment until the maturity date of the notes and 5.58% interest using an option of 3 month LIBOR rate.

(5)	Calculated based on December 31, 2018 outstanding 2025 Notes balance of $625 million, 7.5% interest rate, and assumes no principal repayment until the maturity date.
(6)

The above contractual obligations schedule does not include future anticipated settlement of derivative contracts or estimated amounts expected to be incurred in the future associated with the abandonment of oil and gas properties, as Covey Park cannot determine with accuracy the timing of such payments. For further discussion regarding derivative contracts and estimated future costs associated with the abandonment of oil and gas properties, please refer to Note 5 — Fair Value Measurements and Note 7 — Asset Retirement Obligations of Covey Park’s historical audited financial statements for the years ended December 31, 2018, 2017 and 2016.

(7)

Covey Park may enter into arrangements and transaction that give rise to open purchase or drilling commitments to make certain capital expenditures (authorized purchases for work or AFEs) on a recurring basis as part of its ongoing development program. These commitments generally relate to capital projects that occur during the subsequent several months and are part of normal operating expenses or capital budgets but are excluded from the above table.

(8)

The above contractual obligations schedule does not include payments related to the outstanding Series A Preferred Units, which are redeemable at any time by the holder subsequent to December 31, 2026. Covey Park may redeem the Series A Preferred Units for cash at any time prior, and as of April 30, 2019 the redemption value is $151.8 million. As discussed further in “ —Liquidity and Capital Resources—Series A Preferred Units,” all of the outstanding Series A Preferred Units are expected to be redeemed in connection with the consummation of the merger.

During April 2019, Covey Park extended $15.8 million of capital commitments for drilling and completion activities to be performed through the period through December 31, 2020.

Off-Balance Sheet Arrangements

As of March 31, 2019, Covey Park had no off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

For a discussion of recent accounting pronouncements that will affect us, see Note 2, “Summary of Significant Accounting Policies” to Covey Park Energy LLC’s historical consolidated financial statements as of and for the years ended December 31, 2018, 2017 and 2016 included elsewhere in this Information Statement.

Quantitative and Qualitative Disclosure About Market Risk

Covey Park is exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide quantitative and qualitative information about Covey Park’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of Covey Park’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

Covey Park’s major market risk exposure is in the pricing that it receives for its natural gas production. Pricing for natural gas has been volatile and unpredictable for several years, and this volatility is expected to continue in the future. The prices Covey Park receives for its natural gas production depends on many factors outside of its control, such as the strength of the global economy and global supply and demand for the commodities it produces.

To reduce the impact of fluctuations in natural gas prices on its revenues, Covey Park has periodically entered into commodity derivative contracts with respect to certain of its gas production through various transactions that limit the downside of future prices received. Covey Park plans to continue its practice of entering into such transactions to reduce the impact of commodity price volatility on its cash flow from operations. Future transactions may include price swaps whereby Covey Park will receive a fixed price for its production and pay a variable market price to the contract counterparty. Additionally, Covey Park may enter into collars, whereby it receives the excess, if any, of the fixed floor over the floating rate or pay the excess, if any, of the floating rate over the fixed ceiling price as well as purchase puts, whereby Covey Park would pay a premium for the right to receive the excess, if any, of the fixed floor over the floating rate. These hedging activities, as well as other instruments, are intended to support gas prices at targeted levels and to manage Covey Park’s exposure to gas price fluctuations.

As of March 31, 2019, the fair market value of Covey Park’s natural gas derivative contracts was a net asset of $23.2 million. Based upon Covey Park’s open commodity derivative positions at March 31, 2019, a 10% increase in the NYMEX Henry Hub price would decrease its net natural gas derivative asset by approximately $60.7 million, while a 10% decrease in the NYMEX Henry Hub price would increase its net natural gas derivative asset by approximately $59.7 million. Please see “—Derivative Arrangements.”

Counterparty and Customer Credit Risk

Covey Park’s cash and cash equivalents are exposed to concentrations of credit risk. Covey Park manages and controls this risk by investing these funds with major financial institutions. Covey Park often has balances in excess of the federally insured limits.

Covey Park sells natural gas to various types of customers. Credit is extended based on an evaluation of the customer’s financial conditions and historical payment record. The future availability of a ready market for natural gas depends on numerous factors outside of Covey Park’s control, none of which can be predicted with certainty. For the quarter ended March 31, 2019 and the year ended December 31, 2018, Covey Park had certain major customers that exceeded 10% of total natural gas revenues. See “Business—Operations—Marketing and Customers.” Covey Park does not believe the loss of any single purchaser would materially impact its operating results because natural gas are fungible products with well-established markets and numerous purchasers.

At March 31, 2019, Covey Park had commodity derivative contracts with 14 counterparties, 13 of whom are in its banking group. Covey Park is currently not required to provide collateral or other security from counterparties to support derivative instruments; however, to minimize the credit risk in derivative instruments, it is Covey Park’s policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market-makers. Additionally, Covey Park uses master netting agreements to minimize credit-risk exposure. The creditworthiness of counterparties is subject to periodic review. Nine of the 14 counterparties to the derivative instruments are highly rated entities with corporate ratings at A3 classifications or above by Moody’s. The other counterparties had a corporate rating of Baa1 by Moody’s. For the quarter ended March 31, 2019 and the year ended December 31, 2018, Covey Park did not incur any losses with respect to counterparty contracts. None of Covey Park’s existing derivative instrument contracts contains credit-risk related contingent features.

Interest Rate Risk

At March 31, 2019, Covey Park had $365 million of variable-rate debt outstanding under the RBL Credit Agreement. Assuming no change in the amount outstanding, the impact on interest expense of a 1% increase or decrease in the average interest rate would be approximately $3.7 million per year. See “Liquidity and Capital Resources—Debt Arrangements.”

Critical Accounting Policies and Estimates

Use of Estimates in the Preparation of Financial Statements

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of oil and gas reserves, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of assumptions, judgments and estimates include (1) oil and gas reserves; (2) cash flow estimates used in impairment testing of oil and gas properties; and (3) assigning fair value and allocating purchase price in connection with business combinations, including the determination of any resulting goodwill. Although management believes these estimates are reasonable, actual results could differ from these estimates. Covey Park evaluates its estimates on an on-going basis and base its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances. Although actual results may differ from these estimates under different assumptions or conditions, Covey Park believes its estimates are reasonable.

Natural Gas and Oil Properties

Covey Park uses the successful efforts method of accounting to account for its natural gas and oil properties. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if a determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties are subject to depreciation and depletion. Depletion of capitalized costs is provided using the units-of-production method based on proved natural gas and oil reserves related to the associated field. Capitalized drilling and development costs of producing natural gas and oil properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

On the sale or retirement of a complete or partial unit of a proved property or pipeline and related facilities, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and any gain or loss is recognized.

Proved Natural Gas and Oil Reserves

The estimates of proved natural gas and oil reserves utilized in the preparation of the consolidated and combined financial statements of Covey Park are estimated in accordance with the rules established by the SEC and the FASB. These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. Covey Park intends to have its internally prepared reserve report as of December 31 of each year audited for a vast majority of its proved reserves and to prepare internal estimates of its proved reserves as of June 30 of each year. Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Oil and gas properties are depleted by field using the units-of-production method. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of natural gas and oil reserves, the remaining estimated lives of natural gas and oil properties, or any combination of the above may be increased or reduced. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

A decline in proved reserves may result from lower market prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of Covey Park’s assessment of oil and gas producing properties for impairment.

Impairment of Proved Oil and Gas Properties

Proved oil and gas properties are reviewed for impairment annually or when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. Covey Park estimates the expected future cash flows of its oil and gas properties and compares these undiscounted cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, Covey Park will write down the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures, estimated future operating costs, and discount rates commensurate with the risk associated with realizing the projected cash flows. Forward commodity prices and estimates of future production also play a significant role in determining impairment of proved oil and gas properties. As a result of lower commodity prices and their impact on Covey Park’s estimated future cash flows, it has continued to review its proved oil and gas properties for impairment. At December 31, 2018, Covey Park’s expected undiscounted future cash flows exceeded the carrying value of its proved oil and gas properties.

Allocation of Purchase Price in Business Combinations

As part of its business strategy, Covey Park regularly pursued the acquisition of oil and natural gas properties. The purchase price in an acquisition is allocated to the assets acquired and liabilities assumed based on their relative fair values as of the acquisition date, which may occur many months after the announcement date. Therefore, while the consideration to be paid may be fixed, the fair value of the assets acquired and liabilities assumed is subject to change during the period between the announcement date and the acquisition date. The most significant estimates in the allocation typically relate to the value assigned to future recoverable oil and natural gas reserves and unproved properties. As the allocation of the purchase price is subject to significant estimates and subjective judgments, the accuracy of this assessment is inherently uncertain.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this Information Statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company by phone at (972) 668-8800 or by mail to Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact the Company at the address or telephone number above to request that only a single copy of an information statement be mailed in the future.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investors” section of our website at http://crkfrisco.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this Information Statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge on our website.

This Information Statement incorporates important business and financial information about the Company from documents that are not attached to this Information Statement. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this Information Statement free of charge by requesting them in writing or by telephone from the Company at the following addresses and telephone number:

Comstock Resources, Inc.

Attention: Roland O. Burns, President

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone number: (972) 668-8800

INFORMATION INCORPORATED BY REFERENCE

Statements contained in this Information Statement, or in any document incorporated in this Information Statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this Information Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Information Statement. We also incorporate by reference into this Information Statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2019;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2019, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Current Reports on Form 8-K filed on June 3, 2019 and June 10, 2019; and

•	our amendment to our Current Report on Form 8-K/A filed on October 30, 2018.

The information contained in this Information Statement speaks only as of the date indicated on the cover of this Information Statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this Information Statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Report of Independent Registered Public Accounting Firm

The Board of Managers and Member

Covey Park Energy LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Covey Park Energy LLC and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operation, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2013.

Denver, Colorado

June 12, 2019

COVEY PARK ENERGY LLC

Consolidated Balance Sheets

(in thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net of $876 and $66 allowance for doubtful accounts:
Oil, NGLs and natural gas	130,905	52,735
Joint interest owners and other	29,221	24,552
Derivative financial assets	30,019	40,361
Prepaid expenses and other	24,826	18,191

Total current assets	214,971	135,839

Oil and natural gas properties—using successful effort accounting:
Unproved properties	43,354	76,606
Proved properties, including wells and related equipment, at cost	2,299,469	1,874,460
Accumulated depletion	(444,735)	(245,247)

Oil and natural gas properties, net	1,898,088	1,705,819

Other property and equipment, net	4,374	5,110
Derivative financial assets, net of current position	23,397	30,471
Debt issuance cost, net	3,246	4,234
Deposits	76	76

Total assets	$2,144,152	$1,881,549

Liabilities and Member Equity
Current liabilities:
Accounts payable	$34,966	$13,672
Revenue payable	56,630	25,960
Suspense payable	23,838	21,300
Accrued liabilities:
Marketing and transportation costs	14,871	8,061
Interest	6,360	7,717
Capital expenditures	33,947	37,620
Operating costs	7,583	4,033
General and administrative and other	10,038	6,647
Asset retirement obligations	519	665
Derivative financial liabilities	26,524	899

Total current liabilities	215,276	126,574
Credit facility, net	365,000	160,000
Senior Notes, net of issuance costs	622,062	621,567
Asset retirement obligations, net of current portion	29,099	22,022
Derivative financial liabilities, net of current position	10,944	9,083
Deferred liabilities	1,925	2,118

Total liabilities	1,244,306	941,364

Mezzanine equity:
Series A Preferred Units, net of issuance costs	146,748	245,634
Commitments and contingencies (note 12)
Member equity	753,098	694,551

Total liabilities and member equity	$2,144,152	$1,881,549

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Revenues:
Natural gas	$603,395	$358,682	$146,128
Oil	2,350	2,082	1,539
Natural gas liquids	11,179	8,594	3,417
Other revenue	1,114	1,206	3,221

Total revenues	618,038	370,564	154,305

Expenses:
Lease operating	48,615	38,784	23,357
Gathering and transportation	69,871	65,838	34,010
Production and ad valorem taxes	18,434	12,462	6,704
Exploration and abandonment	6,537	1,799	3,021
General and administrative	33,906	28,911	15,218
Depletion and depreciation	200,900	119,590	64,200
Other expense	782	1,409	3,269
Accretion of discount on asset retirement obligation	1,715	1,846	1,376

Total expenses	380,760	270,639	151,155

Operating income	237,278	99,925	3,150
Other income (expense):
Interest	(60,968)	(50,799)	(18,442)
Derivative gain (loss)	(56,688)	103,344	(74,112)

Total other income (expense)	(117,656)	52,545	(92,554)

Income (loss) before income taxes	119,622	152,470	(89,404)
Income tax benefit (expense)	(122)	(591)	308

Net income (loss)	119,500	151,879	(89,096)
Preferred dividends and accretion on Series A Preferred Units	(34,192)	(27,299)	—

Net income (loss) available to member equity	$85,308	$124,580	$(89,096)

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Changes in Member Equity

(in thousands)

	Mezzanine Equity Series A Preferred Units	Member equity
Balance at December 31, 2015	$—	$255,893
Member contributions	—	403,174
Net loss	—	(89,096)

Balance at December 31, 2016	$—	$569,971

Issuance of Series A preferred units, net of issuance costs	218,335	—
Accrued dividends on Series A Preferred Units ($71.82 per unit)	16,159	(16,159)
Accretion on Series A Preferred Units	11,140	(11,140)
Net income	—	151,879

Balance at December 31, 2017	$245,634	$694,551

Accrued dividends on Series A Preferred Units ($87.03 per unit)	17,521	(17,521)
Dividends paid on Series A Preferred Units ($43.73 per unit)	(9,839)	—
Accretion on Series A Preferred Units	16,671	(16,671)
Partial redemption of Series A Preferred Units	(123,239)	—
Deemed dividend on partial redemption of Series A Preferred Units ($118.94 per unit)	—	(26,761)
Net income	—	119,500

Balance at December 31, 2018	$146,748	$753,098

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$119,500	$151,879	$(89,096)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion and depreciation	200,900	119,590	64,200
Accretion of discount on asset retirement obligation	1,715	1,846	1,376
Amortization and write-off of deferred loan origination costs	1,746	7,602	3,143
(Gain) loss on fair value of derivatives	56,688	(103,344)	74,112
Net cash received (paid) for derivative settlements	(11,788)	24,084	29,892
Deferred income taxes	98	574	(237)
Other noncash items	(295)	43	355
Changes in operating assets and liabilities:
Accounts receivable	(81,165)	(29,716)	(34,585)
Prepaid expenses and other	4,418	(5,529)	(2,541)
Accounts payable	3,166	(5,654)	11,567
Revenue and suspense payable	33,209	17,467	10,221
Accrued liabilities and other	12,056	11,882	(2,864)

Net cash provided by operating activities:	340,248	190,724	65,543

Cash flows from investing activities:
Funds (paid) released from escrow for acquisitions	—	35,003	(35,003)
Payments for acquisitions	(900)	(450,899)	(561,129)
Development of oil and natural gas properties	(387,261)	(259,090)	(70,121)
Purchases of other property and equipment	(697)	(2,327)	(2,436)
Proceeds from sale of property	3,712	—	—

Net cash used in investing activities:	(385,146)	(677,313)	(668,689)

Cash flows from financing activities:
Proceeds on long-term debt	714,000	529,000	828,000
Payments on long-term debt	(509,000)	(877,000)	(621,000)
Proceeds from Senior Notes	—	632,438	—
Proceeds from issuance of Series A Preferred Units	—	225,000	—
Preferred unit issuance costs	—	(6,665)	—
Debt issuance costs and other	(263)	(16,184)	(7,028)
Preferred dividends paid	(9,839)	—	—
Partial redemption of Series A Preferred Units	(150,000)	—	—
Contribution from member	—	—	403,174

Net cash provided by financing activities:	44,898	486,589	603,146

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

Supplemental cash flow information:
Cash paid during the period for income taxes	$—	$—	$45
Cash paid during the period for interest	60,150	37,103	15,135
Increase in liabilities for oil and natural gas properties capital expenditures	14,456	14,914	22,186
Series A Preferred Unit interest dividends paid in kind and accretion	$24,353	$27,299	$—

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Nature of Operations

Covey Park Energy LLC and its predecessors, (together with its subsidiaries, Covey Park or the Company), a wholly-owned subsidiary of Covey Park Holdings LLC (Holdings LLC), was formed in 2013 as a Delaware limited liability Company, and is engaged in the acquisition, development, and production of oil and natural gas in the Haynesville and Bossier shale plays of East Texas and North Louisiana.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable. Such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from those estimates.

Significant estimates made in preparing these consolidated financial statements include, among other things, the estimated quantities of proved oil and natural gas reserves used to calculate depletion of oil and natural gas properties; impairment of the book value of proved oil and natural gas reserves, and the estimated present value of future net cash flows used in evaluations of purchase price allocations. Changes in the assumptions utilized could have a significant impact on reported results in future periods.

(c) Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and depository accounts held by banks. The Company considers all highly liquid investments to be cash equivalents if they have original maturities of three months or less. The Company has outstanding checks that are written in excess of the cash balances at its bank that create a book overdraft, which the Company records as an account payable in the consolidated balance sheets and the change in the related balance is reflected in operating activities in the consolidated statements of cash flows.

(d) Accounts Receivable

The Company’s accounts receivable consists primarily of oil and natural gas sales receivables and joint interest receivables. The Company reviews its outstanding accounts receivable balances based on the specific facts and circumstances of each outstanding amount and general economic conditions. The Company establishes an allowance for doubtful accounts equal to the estimable portion of accounts receivable for which failure to collect is considered probable. For the year ended December 31, 2018, the Company had an allowance for doubtful accounts of $876 thousand based on the Company’s review of the collectability of outstanding balances.

(e) Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, all costs associated with productive and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed. Net capitalized costs of unproven property and exploration well costs are reclassified as proved property and well costs when related proved reserves are found.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties and exploratory wells in progress of being drilled are excluded from depletion until such time as the related project is completed and proved reserves are established. If the project is unsuccessful, exploration expense is recognized.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If an impairment loss is indicated by the carrying amount of the assets exceeding the sum of the undiscounted expected future net cash flows, then an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value. Estimates of the sum of expected future cash flows require management to estimate future recoverable proved and risk-adjusted probable and possible reserves, forecasts of future commodity prices, production and capital costs, and discount rates. Uncertainties about these future cash flow variables cause impairment estimates to be inherently imprecise. The Company had no impairment charges on oil and natural gas properties for the years ended December 31, 2018, 2017, and 2016.

Unproved oil and gas properties consist of costs to acquire unevaluated leases and unproved reserves. The Company evaluates significant unproved oil and gas properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When unproved reserve cases are converted to proved, unproved property costs are reclassified to proved properties and depleted on a unit-of-production basis. Impairment expense and lease extension payments for unproved properties, if any, are reported in exploration expenses in the consolidated statements of operations. No impairment expense was attributable to unproved properties for the year ended December 31, 2018, 2017, and 2016.

(f) Other Property and Equipment

Other property and equipment are carried at cost and consists of fixed assets, including computer equipment, computer software, furniture and fixtures, building, leasehold improvements, and transportation equipment used at the corporate or field offices. Depreciation, depending on its classification, is expensed on a straight-line basis over estimated useful lives, which range from two to seven years, except and thirty-nine years for a company owned building.

(g) Asset Retirement Obligations

The Company records a liability for the fair value of an asset retirement obligation in the period in which it is incurred. For oil and natural gas properties, this is the period in which the property is acquired or a new well is drilled. Asset retirement obligations are capitalized as part of the carrying values of the long-lived assets.

Revisions to estimated asset retirement obligations result with adjustments to the related capitalized asset and corresponding liability.

Asset retirement obligations are recorded at the present value of expected future net cash flows and are discounted using the Company’s credit-adjusted, risk-free rate, and then accreted until settled or sold, at which time the liability is reversed. Estimates are based on average plugging, abandonment well costs, and restoration costs of wells and estimated remaining field life based on reserve estimates. The company does not recognize asset retirement obligations for gathering facilities used to transport natural gas to sales delivery points as those costs are included in well abandonment and restoration costs.

(h) Segments

The Company has only one reportable operating segment, the upstream oil and natural gas exploration and production segment. The Company considers midstream operations necessary to support our upstream and production activities and manages these services to support such activities.

(i) Concentration of Credit Risk

Financial Instruments. The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, trade and accrued production receivables, and the derivative instruments discussed below. Cash and cash equivalents are exposed to the concentration of credit risk and the Company often has balances in excess of federally insured limits. The Company manages and controls this risk by investing these funds with major financial institutions. All of the derivative contracts are with parties that are lenders under Covey Park’s secured bank credit facility (or affiliates of such lenders). There are no margin requirements with the counterparties of the Company’s derivative contracts.

Major Customers. The Company’s share of oil and natural gas production is sold to various purchasers. The Company is of the opinion that the loss of any one purchaser would not have a material adverse effect on the ability of the Company to sell its oil and natural gas production.

For the years ended December 31, 2018, 2017 and 2016, each of the following purchasers accounted for more than 10% of the Company’s revenue:

	Year ended December 31,
	2018	2017	2016
Enterprise Gathering LLC	49%	29%	18%
DTE Energy Trading Inc	10%	4%	—
Southwest Energy LP	8%	10%	4%
BP Energy Company	4%	12%	24%

(j) Revenue Recognition

The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. These contracts generally require the Company to deliver a specific amount of a commodity per day for a specified number of days at a price that is either fixed or variable. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. These contracts frequently meet the definition of a derivative under ASC 815 and are accounted for as derivatives unless the Company elects to treat them as normal sales as permitted under that guidance. The Company typically elects to treat contracts to sell oil and gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. The contract consideration is typically allocated to specific performance obligations in the contract according to the price stated in the contract. The Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASU No. 2014-09 Revenue from Contracts with Customers (ASC 606). Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606 and is not considered revenue from contracts with customers subject to ASC 606. The Company may use financial contracts accounted for as derivatives as economic hedges to manage the price risk associated with normal sales.

The Company utilizes the sales method to account for natural gas production imbalances; if the Company sells natural gas to a customer in excess of its entitled share of production, the Company is required to perform a principal versus agent analysis to determine whether it should record the gross amount of revenue and transportation and processing costs equal to the other owners’ interests or recognize the net amount of revenue. In conjunction with the adoption of ASC 606, there was no material impact to the financial statements due to production imbalances.

(k) Derivatives

The Company periodically uses various financial instruments for nontrading purposes to manage and reduce price volatility and other market risks associated with its oil and natural gas production. These arrangements are structured to reduce the Company’s exposure to commodity price decreases, but they can also limit the benefit the Company might otherwise receive from commodity price increases. The Company’s risk management activity is generally accomplished through over-the-counter derivative contracts with large financial institutions, all of which are lenders under the Company’s credit agreement.

The Company applies the provisions of the Accounting Standard Codification (ASC) Topic 815-10 Derivatives, which requires each derivative instrument to be recorded in the accompanying consolidated balance sheets at fair value. The Company elected not to designate its current portfolio of commodity derivative contracts as hedges for accounting purposes. Therefore, changes in fair value of these derivative instruments are marked to market through earnings.

(l) Income Taxes

The Company is organized as a limited liability company and is classified as a partnership for federal income tax purposes. Due to its partnership classification, the Company is not subject to federal income tax. Similarly, most states treat entities classified as partnerships for federal income tax purposes as partnerships for state purposes. As such, income tax liabilities are generally passed through to the members. However, Texas imposes an entity-level tax on all forms of business regardless of federal entity classification.

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are established when necessary to reduce net deferred tax assets to amounts expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company follows ASC Subtopic 740-10, Income Taxes, to account for tax uncertainties. The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken within its consolidated financial statements that would not meet this threshold. The Company’s policy is to reflect interest and penalties related to uncertain tax positions, when and if they become applicable. The Company has not recognized any potential interest or penalties in its consolidated financial statements for the years ended December 31, 2018, 2017, and 2016.

(m) Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized. The new model requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services.

As of January 1, 2018, the Company adopted ASC 606 using the modified retrospective method to adopt the standard, meaning the cumulative effect of initially applying the standard is recognized in the most current period presented in the financial statements. There was no impact on the timing of revenue recognized, results of operations or cash flows from the adoption of the new revenue recognition model under ASC 606.

(n) Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Codification (ASC) 842, Leases, which replaces the existing guidance in ASC 840, Leases. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (ROU) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset. For operating leases, the lessee would recognize a straight-line total lease expense. ASC 842 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.

In July 2018, the Financial Accounting Standards Board issued Accounting Standards Update 2018-11, “Lease (Topic 842): Targeted Improvements.” This update provides another transition method of allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is evaluating the effect ASC 842 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. The Company expects to adopt ASC 842 on January 1, 2020.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force) (“ASU 2016-18”). The amendments in this update require that a statement of cash flows explain the change during the period in total cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for annual and interim periods beginning after December 15, 2017 and early adoption is permitted. The Company expects to adopt ASU 2016-18 on January 1, 2019, and does not expect the impact to be material to our Consolidated Statements of Cash Flows.

In January 2017, the FASB issued ASU No. 2017-01, which clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. For public entities, the new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in the financial statements that have been issued. The Company will adopt this guidance on January 1, 2019 and does not expect it to have a material impact on our consolidated financial statements.

(3) Oil and Gas Properties

The Company’s oil and gas properties are all located within the United States. The net capitalized costs related to the Company’s oil and gas producing activities were as follows (in thousands):

	As of December 31,
	2018	2017
Proved oil and gas properties	$2,245,532	$1,840,219
Unproved oil and gas properties(1)	43,354	76,606
Wells in progress(2)	53,937	34,241

Total capitalized costs	2,342,823	1,951,066
Accumulated depletion, depreciation and amortization	(444,735)	(245,247)

Net capitalized costs	$1,898,088	$1,705,819

(1)	Unproved oil and gas properties represent unevaluated costs the Company excludes from the amortization base until proved reserves are established or impairment is determined.
(2)	Costs from wells in progress are excluded from the amortization base until production commences.

(4) Acquisitions

Acquisitions

Chesapeake Energy Acquisition

On February 15, 2017, we acquired leaseholds and related producing oil and gas properties located in Louisiana for total consideration of $445.8 million from Chesapeake Energy Corporation (the “Chesapeake Acquisition”) net of customary preliminary closing adjustments. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk-adjusted, discounted cash flow analysis. The acquisition was funded with proceeds from the issuance of $225 million of convertible preferred stock by our subsidiary (the “Series A Preferred Units”), a $150.0 million term loan facility, and borrowings under our revolving credit facility. A portion of the proceeds from the Senior Notes offering were used to repay the term loan Please see Note 8—Series A Preferred Units and Note 6—Credit Agreement and Long Term Debt for a description of the Series A Preferred Units and Senior Notes.

The following table presents a summary of the estimated fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$414,580
Unproved properties	40,632
Accounts receivable	3,280

Total assets acquired	458,492

Suspense payable	(11,410)
Asset retirement obligations	(1,306)

Total liabilities assumed	(12,716)

Fair value of net assets acquired	$445,776

The operations of the Chesapeake properties acquired have been included in the Company’s results of operations since the February 15, 2017 date of closing. We incurred approximately $1.4 million of expenses in connection with the acquisition, of which $1.2 million is reflected in general and administrative expenses in the accompanying Consolidated Statements of Operations for the year ended December 31, 2017, respectively

Haynesville East Texas Shelby Trough Acquisition

In November 2016, the Company completed an acquisition of natural gas and oil properties in East Texas and North Louisiana (the Haynesville East Texas Shelby Trough Acquisition “HNVL” or “HNVL E. TX Acquisition”) for a total of approximately $169.6 million in cash, net of customary closing adjustments. The Acquisition which was financed through member contributions and borrowings under the Company’s credit agreement. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk adjusted, discounted cash flow analysis.

The following table presents a summary of the fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$105,203
Unproved properties	70,421
Other property and equipment	160
Other assets	216
Accounts receivable	89

Total assets acquired	176,089

Current liabilities	(132)
Suspense payable	(2,468)
Asset retirement obligations	(3,863)

Total liabilities assumed	(6,463)

Fair value of net assets acquired	$169,626

The operations of the properties acquired above have been included in the Company’s results of operations since the date of closing, November 1, 2016. The Company incurred approximately $0.4 million of expenses in connection with the acquisition, which is recorded in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2016.

EP Energy Acquisition

In May 2016, the Company completed an acquisition of natural gas and oil properties in North Louisiana from subsidiaries of EP Energy Corporation (the EP Energy Acquisition) for a total of approximately $396.5 million, net of customary closing adjustments. The Acquisition was financed through member contributions and borrowings under the Company’s credit agreement. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk adjusted, discounted cash flow analysis.

The following table presents a summary of the fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$404,187
Other property and equipment	271
Accounts receivable	201

Total assets acquired	404,659

Current liabilities	(264)
Suspense payable	(3,835)
Asset retirement obligations	(1,346)
Firm pipeline transportation liabilities	(2,158)
Ad valorem taxes payable	(547)

Total liabilities assumed	(8,150)

Fair value of net assets acquired	$396,509

The operations of the properties acquired above have been included in the Company’s results of operations since the date of closing, May 3, 2016. The Company incurred approximately $0.9 million of expenses in connection with the acquisition, which is recorded in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2016.

Pro Forma Financial Information (Unaudited)

For the year ended December 31, 2017 and 2016, the following pro forma financial information represents the combined results for the Company as if the Chesapeake, EP, and HNVL Acquisition each had occurred on January 1, 2016. Pro forma information related to the Chesapeake Acquisition includes $60 million of borrowings under our revolving credit facility, issuance of the Series A Preferred Units, the term loan transaction and the Senior Notes as if each had occurred on January 1, 2016. The pro forma information includes the effects of adjustments for depletion, depreciation, and accretion expense of $1.2 and $28.1 million for the year ended December 31, 2017 and 2016, respectively. The pro forma information includes the effects of adjustments for the incremental interest expense on our credit facility, term loan interest, Senior Notes, and related debt issuance cost amortization of $(0.4) and $32.1 million for the year ended December 31, 2017 and 2016, respectively. Pro forma adjustments for the effect of income taxes were Nil for the years ended December 31, 2018 and 2017, and $(0.1) million for the year ended December 31, 2016.

The following pro forma results do not include any cost savings or other synergies that may result from the acquisition or any estimated costs that have been or will be incurred by the Company to integrate the properties acquired.

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

	Year Ended December 31, 2017
	December 31, 2017	December 31, 2017	December 31, 2017
	Covey Park	Chesapeake	Proforma
Revenues	$370,564	$13,780	$384,344
Net Income	$151,879	$4,306	$156,185

	Year Ended December 31, 2016
	December 31, 2016	December 31, 2016	December 31, 2016	December 31, 2016	December 31, 2016
	Covey Park	Chesapeake	EP	HNVL	Proforma
Revenues	$154,305	$46,626	$24,793	$25,487	$251,211
Net income (loss)	$(89,096)	$12,530	$4,140	$(36,443)	$(108,869)

(5) Fair Value Measurements

(a) Fair Value Hierarchy

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value input hierarchy level to which an asset or liability measurement is determined based on the lowest level of input that is significant to the measurement. Reclassifications of fair value between Level 1, Level 2 and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter.

The following methods and assumptions were used to estimate the fair values of the Company’s assets and liabilities that are accounted for at fair value on a recurring basis:

Level 2—Fair value of variable to fixed-price swaps are determined under the same valuation technique using a discounted cash flow model. The Company’s valuation model is an industry-standard model that considers various inputs to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for natural gas; and (iii) interest rates, such as a U.S. dollar money market curve for a term similar to the commodity derivative contract.

The Company adjusts the valuation from the valuation model for nonperformance risk. For commodity derivative contracts that are in an asset position, the Company adds the counterparty’s credit default swap spread to the risk-free rate. For commodity derivative contracts that are in a liability position, the Company uses its credit adjusted risk-free rate. As of December 31, 2018, the increase or decrease of net derivative assets and derivate liability resulted from nonperformance risk is de minimus.

The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2018 (in thousands):

	Fair Value Measurements at December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$53,416	$—	$53,416
Financial Liabilities:
Commodity derivative liability	—	(37,468)	—	(37,468)

The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2017 (in thousands):

	Fair Value Measurements at December 31, 2017
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$70,832	$—	$70,832
Financial Liabilities:
Commodity derivative liability	—	(9,982)	—	(9,982)

(b) Derivative Contracts

The Company’s derivative contracts have consisted of natural gas fixed-price swaps, basis swaps and collars. Swap contracts allow us to sell at a floating market price and receive a fixed-price from the counterparties for the hedged commodity. A collar is a combination of options including a sold call and a purchased put. We receive the excess, if any, of the fixed floor over the floating rate or pay the excess, if any, of the floating rate over the fixed ceiling price as well as purchase puts, whereby we would pay a premium for the right to receive the excess, if any, of the fixed floor over the floating rate. The production that the Company hedges varies from year to year depending on the Company’s levels of debt and financial position, expectation of production, and future commodity prices.

In order to more effectively hedge the cash flows received from Covey Park’s natural gas sales, the Company also enters basis swaps, whereby we swap certain per Mmbtu floating market indices for a fixed amount. These contracts do not change the Company’s overall hedged volumes. These market indices are a component of the price the Company is paid on its actual sales, and we are able to realize a net price with a more consistent differential to NYMEX is the basis of all the Company’s natural gas fixed-price swap contracts, the Company believes a more consistent differential results in more effective hedges.

The Company attempts to minimize credit risk exposure to counterparties through formal credit policies, monitoring procedures, and diversification, and all of Covey Park’s commodity derivative contracts are entered with parties that are lenders under the Credit Agreement and accordingly is not required to post collateral. As of December 31, 2018, all of the outstanding derivative contracts were subject to enforceable master netting arrangements whereby payables on those contracts can be offset against receivables from separate derivative contracts with the same counterparty. It is Covey Park’s policy to classify derivative assets and liabilities on a gross basis on the Company’s consolidated balance sheets, even if the contracts are subject to enforceable master netting arrangements.

The tables below outline the classification of the derivative financial instruments on the Company’s consolidated balance sheets (in thousands):

	December 31, 2018	December 31, 2017
Derivative financial assets—Current assets	$30,019	$40,361
Derivative financial assets—Long-term assets	23,397	30,471
Derivative financial liabilities—Current liabilities	(26,524)	(899)
Derivative financial liabilities—Long-term liabilities	(10,944)	(9,083)

Net derivative financial instruments	$15,948	$60,850

The Company does not designate its derivative instruments as hedges. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its statements of operations as they occur. The following table summarizes the amounts reported in earnings related to the commodity derivative instruments for the years ended December 31, 2018, 2017, and 2016 (in thousands):

	Year ended December 31,
	2018	2017	2016
Derivatives gain (loss)	$(56,688)	$103,344	$(74,112)

Due to the volatility of oil and natural gas prices, the estimated fair value of the Company’s commodity derivatives are subject to large fluctuations from period to period.

Commodity derivative contracts at December 31, 2018. The following table sets forth the Company’s swap contracts at December 31, 2018 and the weighted average contract price of those contracts.

Term	Average daily volume (MMbtu)	Weighted average swap price per ($/MMbtu)	Fair Value at December 31, 2018 (In thousands)
2019	446,962	2.90	$4,418
2020	186,132	2.83	10,328
2021	57,283	2.87	4,931
2022	30,000	2.81	1,583

Total natural gas derivative fixed swap contracts			$21,260

The fair value of the Company’s 3-way swap contracts as of December 31, 2018 is as follows:

Term	2019	2020	2021 & Thereafter
Notional volume (MMBtu/d)	124,438	42,432	—
Floor price (long put) ($/MMBtu)	$2.80	$2.66	$—
Short put ($/MMBtu)	$2.42	$2.32	$—
Weighted average cap (short call) ($/MMBtu)	$3.10	$2.95	$—
Fair value at December 31, 2018 (in thousands)	$581	$(1,454)	$—

In addition to above fixed-price swap contracts and collar contracts, the Company also has entered into basis swap contracts receiving NYMEX Henry Hub settlement and paying Houston Ship Channel index Insider FERC or Columbia Gulf Insider FERC index:

Term	Average daily volume (MMbtu)	Weighted average swap price per (MMbtu)	Fair Value at December 31, 2018 (In thousands)
2019	60,000	(0.08)	$(1,504)
2020	60,000	(0.08)	(1,201)
2021	40,000	(0.12)	(921)
2022	30,000	(0.16)	(813)

Total natural gas derivative basis swap contacts			$(4,439)

(c) Other Fair Value Measurements

The carrying value of the Company’s credit agreement approximates fair value, as it is subject to short term floating interest rates that approximate the rates available to us for those periods. The Company also has other financial instruments consisting primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable whose carrying value approximate fair value due to the short maturity of these instruments.

We estimate the fair value of the 7.5% Senior Unsecured Notes due 2025 using quoted market prices. Fair value and carrying value of the Senior Notes is presented in the table below:

		December 31, 2018		December 31, 2017
	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
7.5% Senior Notes, due 2025	1	$622,062	$547,956	$621,567	$654,225

(d) Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

As discussed in note 3, the Company’s acquisitions were recorded at fair value, which was determined using a risk-adjusted, discounted cash flow. The fair value of oil and natural gas properties is based on significant inputs not observable in the market. Key assumptions include (i) NYMEX oil and natural gas futures prices, which are observable, (ii) projections of the estimated quantities of oil and natural gas reserves, including those classified as proved, probable, and possible, (iii) projections of future rates of production, (iv) timing and amount of future development and operating costs, (v) projected recovery factors, and (vi) risk-adjusted discount rates. Accordingly, acquisitions are considered Level 3 measurements in the fair value hierarchy.

Asset retirement obligations are initially recorded at fair value. Unobservable inputs are used in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered Level 3 measurements in the fair value hierarchy.

As of December 31, 2018 there is no fair value measured liability associated with firm transportation. Unobservable inputs are used in the estimation of firm pipeline transportation liabilities that include, but are not limited to, projection of future production and the discount rate. Accordingly, firm pipeline transportation liabilities are considered Level 3 measurements in the fair value hierarchy.

(6) Credit Agreement and Long-Term Debt

The carrying value of our total debt as of December 31, 2018 and 2017:

(in thousands)	December 31, 2018	December 31, 2017
RBL Credit Agreement	$365,000	$160,000
Senior Notes	625,000	625,000
Unamortized premium and financing costs associated with the Senior Notes	(2,938)	(3,433)

Total long term debt	$987,062	$781,567

Credit Agreement

On December 22, 2016, we entered into an amended and restated credit agreement (the “RBL Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “RBL Agent”), and the lenders named therein, that provides for a senior secured revolving credit facility (the “credit facility”) with commitments of $1.5 billion. The amount available to be borrowed under the Credit Facility is subject to a borrowing base that is redetermined semiannually on each April 1 and October 1 and will depend on the volumes of our proved oil and gas reserves and estimated cash flows from these reserves and other information deemed relevant by the RBL Agent. The RBL Credit Agreement matures on December 22, 2021 and is secured by liens on substantially all of our properties and unconditionally guaranteed by each of our direct and indirect subsidiaries pursuant to a guarantee agreement executed in connection with the revolving credit facility and guarantees from us and our current and future subsidiaries. In connection with the December 2017 Notes Offering, our borrowing base was reduced to $586.0 million on December 11, 2017. The Company elected to have the commitment remain at $450.0 as of December 31, 2017.

In May 2018, pursuant to a regular semi-annual redetermination, the Company entered into the Fifth Amended and Restated Credit Agreement with respect to the RBL Credit Agreement. Concurrent with the execution of this amendment, the RBL Credit Agreement’s borrowing base increased from $586 million to $650 million and the Company elected commitment of $450 million was increased to $650 million. In addition, the amendment also included minor modification of the covenants and other technical modifications.

In November 2018, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was increased to $825.0 million, but the Company elected to have the commitment remain at $650.0 million as of December 31, 2018.

Principal amounts borrowed will be payable on the maturity date, and we may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs. Loans under our revolving credit facility may be comprised of either Eurodollar borrowings or alternate base rate borrowings, and interest on such borrowings will be payable (i) quarterly for alternate base rate borrowings and (ii) at the end of the applicable interest period for Eurodollar borrowings. Eurodollar borrowings bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to the product of: (a) the LIBOR rate, multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentages (expressed as a decimal) established by the Board of Governors of the Federal Reserve System to which the RBL Agent is subject with respect to such adjusted LIBOR rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 200 to 300 basis points, depending on the percentage of our borrowing base utilization. Alternate base rate borrowings bear interest at a rate per annum equal to the greatest of (i) the RBL Agent’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the adjusted one-month LIBOR rate (as calculated above) plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the percentage of our borrowing base utilization. As of December 31, 2018, the weighted average interest rate on borrowings under our revolving credit facility was approximately 5.58%.

Our revolving credit facility contains restrictive covenants that may limit our ability to, among other things:

•	incur or guarantee additional indebtedness;

•	enter into transactions with our affiliates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

Our revolving credit facility requires us to maintain the following financial ratios:

•

a current ratio, which is the ratio of our consolidated current assets (including the unused commitments under the credit facility and excluding derivative assets) to our consolidated current liabilities (excluding obligations under the credit facility, certain suspended liabilities and assets and certain derivative assets), of not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

a consolidated total leverage ratio, which is the ratio of (i) net debt, or total consolidated debt as of the last day of each fiscal quarter, subject to certain customary exclusions, minus cash of up to $50 million to (ii) our consolidated EBITDAX for the four fiscal quarter period most recently ended, not to exceed 4.0 to 1.0 as of the last day of such fiscal quarter, and provided further that EBITDAX shall be subject to pro forma adjustments for material acquisitions and material dispositions assuming that such transactions had occurred on the first day of the applicable calculation period, which adjustments shall be made in a manner reasonably acceptable to the RBL Agent.

The RBL Credit Agreement contains customary events of default, including, among others: (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, material indebtedness; (d) bankruptcy or insolvency events involving us or certain of our subsidiaries; and (e) a change in control, as defined in the credit facility.

If an event of default under the Credit Facility exists and is continuing, the lenders may accelerate the maturity of the Company’s outstanding obligations under the Credit Facility. As of December 31, 2018, the Company was in compliance with its debt covenants.

Senior Notes

The Company issued unsecured senior notes with a combined aggregate principal of $625.0 million in May 2017 and December 2017 as described below. The indenture that governs these notes is identical. Unless otherwise specified, these two separate issuances collectively referred to as the Senior Notes.

On May 3, 2017, we issued $450 million of aggregate principal amount of Initial Notes (the “Initial Notes Offering”) due 2025. The Initial Notes Offering, which are unsecured, were issued at par and bear interest at 7.5% per year, payable semi-annually on May 15 and November 15 of each year commencing November 15, 2017. We may redeem up to 35% of the aggregate principal amount of the Senior Notes prior to May 15, 2020, with an amount of cash not greater than the net proceeds raised in certain equity offerings at a redemption price of 107.5% of the principal amount, plus accrued interest, if any, and redeem all or a part of the notes at a redemption price equal to 100% beginning on May 15, 2020 or for any period thereafter, plus a make whole premium and any accrued and unpaid interest. If we experience certain kinds of change of control, holders of Senior Notes may have the right to require us to repurchase their notes at 101.0% of the principal amount, plus accrued interest, if any.

On December 11, 2017, we issued an additional $175.0 million aggregate principal amount of Senior Notes (“Tack-On Notes Offering”) at 104.250% of par. The December 2017 Notes were issued as additional notes under the indenture governing the May 2017 Notes. The December 2017 Notes have identical terms, other than the issue date, and Initial Notes Offering and Tack-On Notes Offering will be treated as a single class of securities under the indenture governing the Notes. The December 2017 Notes resulted in gross proceeds to the Company of $183.4 million, including a $7.4 million premium and $0.9 million of accrued and unpaid interest and net proceeds to the Company, after deducting offering expenses of approximately $1.3 million.

The indenture governing the Senior Notes contains covenants that restrict our ability to: (1) incur or guarantee additional indebtedness or issue certain types of preferred stock; (2) pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness; (3) transfer or sell assets; (4) make investments; (5) create certain liens; (6) enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; (7) consolidate, merge or transfer all or substantially all of our assets; (8) engage in transactions with affiliates; and (9) create unrestricted subsidiaries. As of December 31, 2018 the Company was in compliance with its debt covenants.

During the twelve months December 31, 2018 and 2017, the weighted average interest rates for total indebtedness were 7.0% and 6.0%, respectively. The increase in the weighted average interest rate for the year ended December 31, 2018 is attributable to the interest on the Senior Notes.

Principal maturities of long-term debt. Principal maturities of long-term debt outstanding at December 31, 2018 (in thousands) were as follows:

	2019	2020	2021	2022	2023	Thereafter
RBL Credit Agreement	$—	$—	$365,000	$—	$—	$—
Senior Notes	—	—	—	—	—	625,000

	$—	$—	$365,000	$—	$—	$625,000

(7) Asset Retirement Obligations

Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in the Company’s asset retirement obligations for the periods indicated (in thousands):

	Year ended December 31,
	2018	2017
Beginning balances	$22,687	$19,847
Liabilities assumed in business combinations	—	1,306
Additions	221	164
Liabilities settled	(340)	(476)
Revisions of previous estimates	5,335	187
Sale of properties	—	(187)
Accretion of discount	1,715	1,846

Ending balances	29,618	22,687
Less current portion	519	665

Asset retirement obligations—noncurrent	$29,099	$22,022

(8) Series A Preferred Units

On February 15, 2017, Covey Park Energy LLC, our wholly-owned subsidiary, issued to, among others, investment funds affiliated with Magnetar Capital (“Magnetar”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) $225.0 million in convertible preferred units (the “Series A Preferred Units”) to fund a portion of the purchase price for the Chesapeake Acquisition. At the closing, we issued a total of 225,000 Series A Preferred Units at a price of $1,000 per unit. Net proceeds, after offering costs were $218.3 million.

On October 15, 2018, we redeemed 113,098 of the outstanding 225,000 Series A Preferred Units for $150.0 million in cash. The payment was funded with drawings from our RBL Credit Agreement. In connection with the redemption, the holders of the Series A Preferred Units agreed to modify certain terms of the Series A Preferred Units effective following the redemption to, among other things, decrease our cash redemption obligation in future time periods, eliminate the ability of the holders to force a conversion of portion of the Series A Preferred Units in connection with a qualified initial public offering and modify the number of Series A Preferred Units that we may convert to common units in connection with a qualified initial public offering. The description of the Series A Preferred Units below reflects the modification of terms agreed to be the holders in connection with the redemption.

The Series A Preferred Units are entitled to receive a cash dividend of 8% per year, payable quarterly in arrears, and we have the ability to pay the quarterly dividend in kind for up to eight quarters, which may be non-consecutive. We may redeem the Series A Preferred Units at any time for cash in an amount (such amount, the ‘‘Series A Preferred Liquidation Preference’’) equal to: (i) an amount sufficient to cause the ROI of each Series A preferred Unit to be 1.35, for a redemption occurring after December 31, 2017 and on or prior to December 31, 2018; (ii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.35; and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14.0%, for a redemption occurring after December 31, 2018 and on or prior to March 31, 2019; and (iii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.40 and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14%, for a redemption occurring on or after April 1, 2019, in each case net of any cash distributions previously paid in respect of the Series A Preferred Units. The holders may cause us to redeem the Series A Preferred Units for cash at the Series A Preferred Liquidation Preference in connection with a change of control or at any time following December 31, 2026.

In connection with the closing of any initial public offering for proceeds of at least $250 million by us or any parent or subsidiary of ours that consummates such an initial public offering (us or any such other entity, in such capacity, the ‘‘IPO Issuer’’), we will have the option to convert Series A Preferred Units into shares of the IPO Issuer’s common stock that have a value up to $50 million of IPO shares subject to limits on equity ownership and public float limitations that may reduce the actual percentage of Series A Preferred Units that can convert to common stock.

The Preferred Units have a liquidation preference in the event of dissolution in an amount equal to the Liquidation Preference plus any unpaid dividends not otherwise included in the calculation of the Liquidation Preference through the date of liquidation payment. The Preferred Units have been classified as “Mezzanine equity” between total liabilities and member equity on the Consolidated Balance Sheets pursuant to ASC 480-10-S99-3A. The Preferred Units, while not currently redeemable, are considered probable of becoming redeemable and therefore the Company is accreting changes in the redemption value each reporting period from the initial value to the estimated redemption value. The accretion is presented as a deemed dividend and recorded in “Series A Preferred Units” on the Consolidated Balance Sheet and within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statement of Operations. In accordance with ASC 480-10-S99-3A, an adjustment to the carrying amount presented in mezzanine equity will be recognized as charges against member equity.

The current redemption value of the preferred as of December 31, 2018 is $149.8 million. For the year ended December 31, 2018 and 2017, we accrued $17.5 million and $16.2 million of dividends, respectively, and $16.7 million and $11.1 million of accretion, respectively, each of which is presented within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statements of Operations and the Consolidated Statement of Changes in Equity. The company paid cash dividends of $9.8 million during the year months ended December 31, 2018 on Series A Preferred Units.

(9) Member Equity

On June 18, 2013, the Company entered into an Operating Agreement with members of Covey Park’s management and nonmanagement investors. Under the terms of the Operating Agreement and subsequent amendments, a total of $295 million in capital was committed to the Company by Covey Park’s nonmanagement investors. This commitment from nonmanagement investors expired in 2016 upon receipt of $295 million in capital contributions.

Through its parent, Holdings LLC, the Company has established a management incentive plan, in which management incentive units (“MIU’s”) may be granted to employees at the discretion of the Board. There are 100,000 units authorized to be issued. The MIU’s are considered profits interests which participate only in distributions in liquidation events, meeting requisite financial thresholds after investors have recovered their investment, and special allocation amounts. MIU’s have no voting rights. The MIU awards are designed as “profits interests” which are accounted for in a manner similar to a profit sharing arrangement in which the amount of compensation cost is measured and recognized at the time of a distribution. Compensation expense for these awards will be allocated to outstanding units when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event). Accordingly, no value was assigned to the interests when issued.

These incentive units are subject to various performance and forfeiture provisions and are subject to various performance criteria but generally vest over five years and 100% upon consummation of a monetization event. All unvested incentive units, shall be forfeited upon termination of employment for any reason or due to death or disability. The following table resents the activity for incentive units outstanding:

Outstanding Incentive Units
As of December 31, 2017	63,914
Forfeitures	(2,250)
Issuances	3,000

As of December 31, 2018	64,664

(10) Employment Benefit Plan

Covey Park’s 401(k) Plan commenced in 2015. The Company made contributions to the 401(k) Plan, which is a voluntary and contributory plan for eligible employees based on a percentage of employee contributions, of approximately $997 thousand and $446 thousand during the years ended December 31, 2018 and 2017, respectively.

(11) Income Taxes

The Company is subject to tax at the entity level in Texas; certain of the Company’s consolidated subsidiaries are also taxed as corporations for federal and state income taxes purposes. The entity level tax in Texas, in combination with taxable status of a consolidated subsidiary, resulted in an income tax expense of approximately $122 thousand and $591 thousand for the year ended December 31, 2018 and 2017, compared to an income tax benefit of $308 thousand for the year ended December 31, 2016.

The Company’s net deferred income tax liability totaled $996 thousand and $898 thousand at December 31, 2018 and 2017, respectively. The balance consists primarily of the Texas Margin tax effect on temporary differences related to the Company’s unrealized derivative assets, oil and natural gas properties, and asset retirement obligations. As of December 31, 2018, the Company believes that it has no liability for uncertain tax positions.

There are no changes in income taxes as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) If the Company were to determine there was an uncertain tax position, the Company would recognize the liability and related interest and penalties within income tax expense.

(12) Commitments and Contingencies

(a) General

The Company is subject to contingent liabilities with respect to existing or potential claims, lawsuits, and other proceedings, including those involving environmental, tax, and other matters, certain of which are discussed more specifically below. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date and the Company’s estimates of the outcomes of these matters and its experience in contesting, litigating, and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which management currently believes will not have a material effect on the Company’s consolidated financial position, results of operations, or liquidity.

The Company regularly maintains cash balances at financial institutions. From time to time, these cash balances exceed the Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

(b) Lease Agreements

The Company leases office facilities and certain equipment under operating leases. Rental expenses associated with these operating leases during the years ended December 31, 2018, 2017, and 2016 were approximately $1.1 million, $1.0 million, and $0.7 million, respectively, and are included in general and administrative expenses in the accompanying consolidated statement of operations. The corporate office lease can be terminated on December 31, 2019 with a one-time fee of $1.6 million. The following table summarizes the remaining future payments under these operating leases for the periods indicated (in thousands):

Year Ended December 31:
2019	$1,286
2020	1,297
2021	621
2022	174
2023	—

Total	$3,378

(c) Firm Pipeline Transportation Agreements

The Company has contractual commitments with midstream service companies and pipeline carriers for future gathering, processing and transportation of oil, natural gas and NGL to transport certain of Covey Park’s production to markets. The Company charges working interest owners and royalty interest owners, where appropriate for their proportionate share of these costs to the extent actual volumes are delivered to the pipeline. Commitments related to gathering, processing and transportation agreements are not recorded as obligations in the accompanying consolidated balance sheet at December 31, 2018 as the Company believes there are no expected shortfalls; however, they are reflected in the Company’s estimates of proved reserves. There were no shortfalls on minimum volume commitments requiring settlement during 2017 or 2018.

Gathering and firm transportation services reflect contracts whereby Covey Park commits to transport a minimum quantity of natural gas on a gatherer’s system or a shippers’ pipeline. Whether or not Covey Park delivers the minimum quantity, we pay the fees as if the quantities were delivered. These expenses represent the gross commitments under these contracts and a portion of these costs will be incurred by working interest and other owners. The Company’s outstanding minimum delivery commitments as of December 31, 2018 are as follows:

Acadian. The Company has the following minimum delivery volume committed at average prices below:

Term	MMbtu/Day	$/MMbtu	Total Amount
			(in thousands)
January—October 2019	127,575	0.45	$17,555
November—December 2019	77,575	0.45	2,141
January—December 2020	77,050	0.45	12,761
January—October 2021	76,500	0.45	10,526

Total Commitment			$42,983

Amoruso. The Company has assumed an eight-year commitment ending May 2020. The volume commitment is cumulative and any volume over the committed amount can reduce future volume commitments starting January 1, 2017 Covey Park’s liability would not start under this contract until January 2019 as follows:

Term	Bbtu	$/MMbtu	Total Amount
			(in thousands)
January—May 2019	—	0.34	$—
June—December 2019	15,559	0.35	5,446
January—May 2020	16,425	0.35	5,749

Total Commitment			$11,195

Additional commitments. The Company has the following minimum daily volume committed at average prices below:

Term	MMbtu/Day	$/MMbtu	Total Amount
			(in thousands)
Enbridge 11/1/2016-12/31/2020
January—December 2019	3,950	$0.100	$144
January—December 2020	3,225	$0.100	118
Azure 8/1/2010-9/30/2020
January—December 2019	3,750	$0.162	222
January—September 2020	3,075	$0.162	122
Azure 1/1/2017-12/31/2021
January—December 2019	25,000	$0.230	2,099
January—December 2020	25,000	$0.230	2,105
January—August 2021	25,000	$0.230	2,099

Total Commitment			$6,909

Vendor Commitment. In 2017, the Company entered in to a commitment whereby the Company is under a two-year obligation for $250.0 thousand a month until December 2019.

(13) Related-party Transactions

The Company reimbursed non-management investors less than $150 thousand for legal and travel expenses incurred during the years ended December 31, 2018, 2017, and 2016.

(14) Subsequent Events

Derivative Contracts. Subsequent to December 31, 2018, the Company entered into additional fixed swap natural gas derivative contracts:

Term	Average daily volume (MMbtu)	Weighted average swap price per (MMbtu)
2019	10,000	2.720
2020	50,000	2.740

Subsequent to December 31, 2018, the Company entered into additional natural gas three way option contracts:

Term	Average daily volume (MMbtu)	Weighted average Shortput/ Floor/ Cap price per (MMbtu)
2020	30,000	$2.35 / $2.63 / $3.03

In February 2019, the Company entered into an agreement to acquire additional interest within our Haynesville operating area for $35mm, which is subject to customary closing conditions and adjustments. The transaction closed in March of 2019.

During April 2019, the Company extended $15.8 million of capital commitments for drilling and completion activities to be performed through the period through December 31, 2020.

In June 2019, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was decreased to $800.0 million, but the Company elected to have the commitment remain at $650.0 million.

Subsequent events have been evaluated through June 12, 2019, the date the consolidated financial statements were issued.

(15) Supplemental Disclosure of Oil and Natural Gas Operations (Unaudited)

The following is supplemental information regarding our consolidated oil and natural gas producing activities. The Company’s oil and natural gas reserves are attributable solely to properties within the U.S.

Capitalized Costs

	December 31,
	2018	2017
Unproved properties	$43,354	$76,606
Proved properties	2,299,469	1,874,460

	2,342,823	1,951,066
Accumulated depletion	(444,735)	(245,247)

Net capitalized costs	$1,898,088	$1,705,819

Costs Incurred for Oil and Natural Gas Producing Activities

The following table presents information regarding the Company’s net costs incurred in oil and gas property acquisition, exploration and development activities (in thousands):

	2018	2017	2016
Property acquisition costs:
Proved	$—	$415,154	$509,391
Unproved	—	45,183	70,421
Development costs	389,892	265,000	92,211

Total	$389,892	$725,337	$672,023

Total excluding asset retirement obligations	$384,336	$724,250	$666,848

Results of Operations for Gas Producing Activities

	Year Ended December 31,
	2018	2017	2016
Revenues	$616,924	$369,358	$151,084
Production Costs	136,920	117,084	64,071
Depletion	199,468	117,755	64,200

Results of Operations from Producing Activities	$280,536	$134,519	$22,813

Reserve Quantity Information

The following information represents estimates of the Company’s proved reserves as of December 31, 2018, which have been prepared and presented under SEC rules. These rules require SEC reporting companies to prepare their reserve estimates using specified reserve definitions and pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The pricing that was used for estimates of the Company’s reserves as of December 31, 2018, 2017, and 2016 was based on an unweighted average 12-month average WTI posted price per Bbl for oil and NGLs and a Henry Hub spot natural gas price per Mcf for natural gas, as set forth in the following table:

	Year Ended December 31,
	2018	2017	2016
Oil (per Bbl)	$65.56	$51.34	$42.75
Natural gas (per Mcf)	$3.10	$2.98	$2.48

Subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This requirement has limited and may continue to limit, the Company’s potential to record additional proved undeveloped reserves as it pursues its drilling program. Moreover, the Company may be required to write down its proved undeveloped reserves if it does not drill on those reserves with the required five-year timeframe. The Company does not have any proved undeveloped reserves which have remained undeveloped for five years or more.

The Company’s proved oil and natural gas reserves are located in the U.S. in the Haynesville shale of North Louisiana and East Texas as well as the Bossier shale in East Texas. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates.

Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a roll forward of the total proved reserves for the years ended December 31, 2018, 2017, and 2016, as well as proved developed and proved undeveloped reserves at the beginning and end of each respective year:

	Oil (MBbl)	Liquids (MBbl)	Natural Gas (MMcf)	Total (MMcfe)
Proved Reserves
January 1, 2018	253	5,122	3,582,293	3,614,543
Revisions of previous estimates(1)	(6)	(2,022)	(1,056,395)	(1,068,563)
Extensions & discoveries(2)	3	315	543,405	545,313
Sales of reserves	—	—	—	—
Acquisition of reserves	—	—	—	—
Production	(37)	(399)	(201,508)	(204,124)

December 31, 2018	213	3,016	2,867,795	2,887,169

Proved developed reserves	213	1,170	1,012,999	1,021,297

Proved undeveloped reserves	—	1,846	1,854,796	1,865,872

Proved Reserves
January 1, 2017	249	1,212	1,383,515	1,392,281
Revisions of previous estimates(5)	26	1,694	303,725	314,045
Extensions & discoveries(4)	22	2,540	1,266,243	1,281,615
Sales of reserves	—	—	(19,170)	(19,170)
Acquisitions of reserves(3)	—	—	770,707	770,707
Production	(44)	(324)	(122,727)	(124,935)

December 31, 2017	253	5,122	3,582,293	3,614,543

Proved developed reserves	253	2,188	874,290	888,936

Proved undeveloped reserves	—	2,934	2,708,003	2,725,607

Proved Reserves
January 1, 2016	297	1,922	692,427	705,741
Revisions of previous estimates(6)	(72)	(611)	(260,072)	(264,170)
Extensions & discoveries	8	50	5,088	5,436
Acquisitions of reserves(7)	55	—	1,005,579	1,005,909
Production	(39)	(149)	(59,507)	(60,635)

December 31, 2016	249	1,212	1,383,515	1,392,281

Proved developed reserves	249	655	566,256	571,681

Proved undeveloped reserves	—	557	817,259	820,600

(1)	The reserves revision decreased due to (1,009) Bcfe of negative PUD revisions caused by a change in development plan and removal of certain locations from the 5 year develop schedule.
(2)	The increase in extensions and discoveries is attributable to the development of unproved reserves. Increases to PUDs were 450 Bcfe.
(3)	During 2017, we acquired natural gas and oil reserves from Chesapeake.
(4)	The increase in extensions and discoveries is attributable to the development of unproved reserves. Increases to PUDs were 1.1 Tcfe.
(5)	The reserve revisions increased due to more favorable type curves in current year estimates resulting from changes in completion technologies and current year development results.

(6)

Revisions consisted of (289,327) MMcfe of negative revisions caused by a change in development plan and removal of certain locations from the 5 year development schedule due to acquisitions, partially offset by improved well performance.

(7)	During 2016, we acquired natural gas and oil reserves from EP Energy and HNVL E.TX.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2018, 2017, and 2016 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

The standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGLs reserves is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Future cash inflows	$8,458,884	$10,135,919	$3,180,417
Future production costs	(2,384,387)	(2,815,521)	(1,158,459)
Future development costs(1)	(1,837,589)	(2,272,046)	(747,845)
Future income tax expense(2)	(11,135)	(14,670)	(5,817)

Future net cash flows	$4,225,773	$5,033,682	$1,268,296

10% annual discount for estimated timing of cash flows	(1,923,056)	(2,704,114)	(653,346)

Standardized measure of discounted future net cash flows	$2,302,717	$2,329,568	$614,950

(1)	Includes abandonment costs.
(2)

Future net cash flows do not include the effects of income taxes on future revenues because Covey Park is a limited liability company not subject to entity-level taxation other than Texas margin taxes. Accordingly, no provision for federal or state corporate taxes has been provided because income was passed through to the Company’s sole member.

In the foregoing determination of future cash inflows, sales prices used for oil, natural gas and NGLs for December 31, 2018, 2017, and 2016, were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month. Prices were adjusted by lease for quality, fuel deduction fees and regional price differentials. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of its’ predecessor’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations and no value may be assigned to probable or possible reserves.

Changes in the standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGLs reserves are as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Balance, beginning of period	$2,329,568	$614,950	$314,478
Sales of oil and natural gas produced during the period, net	(480,004)	(252,274)	(87,013)
Previous estimated development costs incurred	158,974	94,828	14,617
Net changes in prices and production costs	188,231	513,309	(34,919)
Net changes in future development costs	(62,334)	(75,197)	(10,105)
Net changes due to extensions & discoveries	366,101	586,399	4,715
Net changes due to revisions of previous quantity estimates	(518,135)	276,068	(108,609)
Net change in taxes	1,550	(4,228)	(372)
Acquisition of reserves	—	320,569	523,451
Divestiture of reserves	—	(10,288)	—
Accretion of discount	233,682	85,395	31,713
Changes in timing and other	85,084	180,037	(33,006)

Standardized measure of discounted future net cash flows	$2,302,717	$2,329,568	$614,950

COVEY PARK ENERGY LLC

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net of $876 and $876 allowance for doubtful accounts:
Oil, NGLs and natural gas	90,579	130,905
Joint interest owners and other	27,407	29,221
Derivative financial assets	21,144	30,019
Prepaid expenses and other	7,144	24,826

Total current assets	146,274	214,971

Oil and natural gas properties—using successful effort accounting:
Unproved properties	37,490	43,354
Proved properties, including wells and related equipment, at cost	2,459,983	2,299,469
Accumulated depletion	(511,974)	(444,735)

Oil and natural gas properties, net	1,985,499	1,898,088

Other property and equipment, net	4,244	4,374
Derivative financial assets, net of current position	20,989	23,397
Debt issuance cost, net	2,969	3,246
Deposits	76	76

Total assets	$2,160,051	$2,144,152

Liabilities and Member Equity
Current liabilities:
Accounts payable	$19,341	$34,966
Revenue payable	37,619	56,630
Suspense payable	24,148	23,838
Accrued liabilities:
Marketing and transportation costs	18,172	14,871
Interest	18,174	6,360
Capital expenditures	50,828	33,947
Operating costs	3,983	7,583
General and administrative and other	3,444	10,038
Asset retirement obligations	522	519
Derivative financial liabilities	15,207	26,524

Total current liabilities	191,438	215,276
Credit facility, net	365,000	365,000
Senior Notes, net of issuance costs	622,216	622,062
Asset retirement obligations, net of current portion	32,003	29,099
Derivative financial liabilities, net of current position	3,681	10,944
Deferred liabilities	1,837	1,925

Total liabilities	1,216,175	1,244,306

Mezzanine equity:
Series A Preferred Units, net of issuance costs	149,244	146,748
Commitments and contingencies (note 11)
Member equity	794,632	753,098

Total liabilities and member equity	$2,160,051	$2,144,152

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Revenues:
Natural gas	$182,455	$106,333
Oil	503	630
Natural gas liquids	2,024	2,596
Other revenue	461	226

Total revenues	185,443	109,785

Expenses:
Lease operating	13,893	10,320
Gathering and transportation	17,794	17,128
Production and ad valorem taxes	6,142	4,003
Exploration and abandonment	3,751	199
General and administrative	8,037	6,058
Depletion and depreciation	67,601	33,533
Other expense	414	56
Accretion of discount on asset retirement obligation	553	416

Total expenses	118,185	71,713

Operating income	67,258	38,072
Other income (expense):
Interest	(17,215)	(14,405)
Derivative gain (loss)	(3,547)	(4,866)

Total other income (expense)	(20,762)	(19,271)

Income before income taxes	46,496	18,801
Income tax expense	19	27

Net income	46,477	18,774
Preferred dividends and accretion on Series A Preferred Units	(4,943)	(8,284)

Net income available to member	$41,534	$10,490

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statement of Changes in Member Equity

(In thousands)

(Unaudited)

	Mezzanine Equity Series A Preferred Units	Member equity
Balance at December 31, 2018	$146,748	$753,098
Accrued dividends on Series A Preferred Units ($21.87/unit)	2,447	(2,447)
Dividends paid on Series A Preferred Units ($21.87/unit)	(2,447)	—
Accretion on Series A Preferred Units	2,496	(2,496)
Net income	—	46,477

Balance at March 31, 2019	$149,244	$794,632

	Mezzanine Equity Series A Preferred Units	Member equity
Balance at December 31, 2017	$245,634	$694,551
Accrued dividends on Series A Preferred Units ($21.44/unit)	4,823	(4,823)
Accretion on Series A Preferred Units	3,461	(3,461)
Net income	—	18,774

Balance at March 31, 2018	$253,918	$705,041

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cash flows from operating activities:
Net income	$46,477	$18,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and depreciation	67,601	33,533
Accretion of discount on asset retirement obligation	553	416
Amortization and write-off of deferred loan origination costs	431	436
Derivative (gain) loss	3,547	4,866
Net cash received (paid) for derivative settlements	(10,844)	4,794
Deferred income taxes	(8)	17
Other noncash items	(82)	(79)
Changes in operating assets and liabilities:
Accounts receivable	32,311	(7,972)
Prepaid expenses and other	(641)	401
Accounts payable	2,505	(4,352)
Revenue and suspense payable	(14,378)	(784)
Accrued liabilities	4,920	9,819

Net cash provided by operating activities:	132,392	59,869

Cash flows from investing activities:
Payments for acquisitions	(33,470)	—
Development of oil and natural gas properties	(96,243)	(99,669)
Purchases of other property and equipment	(232)	(170)

Net cash used in investing activities:	(129,945)	(99,839)

Cash flows from financing activities:
Proceeds from long-term debt	216,000	122,000
Payments on long-term debt	(216,000)	(82,000)
Series A Preferred Units dividends paid	(2,447)	—
Debt issuance costs and other	—	(30)

Net cash provided by (used in) financing activities:	(2,447)	39,970

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

Supplemental cash flow information:
Cash paid during the period for interest	$4,970	$2,617
Increase (decrease) in accrued liabilities for oil and natural gas properties capital expenditures	$16,881	$4,058
Series A Preferred Unit interest dividends paid in kind and accretion	$2,496	$8,284

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization and Nature of Operations

Covey Park Energy LLC and its predecessors, (together with its subsidiaries, Covey Park or the Company), a wholly owned subsidiary of Covey Park Holdings LLC (Holdings LLC), was formed in 2013 as Delaware limited liability Company, and is engaged in the acquisition, development, and production of oil and natural gas in the Haynesville and Bossier shale plays of East Texas and North Louisiana.

(2)	Basis of Presentation

The accompanying Consolidated Balance Sheets as of March 31, 2019 and December 31, 2018, the Consolidated Statements of Operations for the three ended March 31, 2019 and 2018, the Consolidated Statement of Changes in Equity for the three months ended March 31, 2019 and 2018, and the Consolidated Statements of Cash Flows for the three months ended March 31, 2019 and 2018 are for Covey Park and its subsidiaries. The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In the opinion of management, all adjustments necessary to fairly present the consolidated financial position of Covey Park at March 31, 2019 and its results of operations and cash flows for the periods presented have been included. Certain information and disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted, although we believe that the disclosures we have made are adequate to make the information presented not misleading. These unaudited interim financial statements should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended December 31, 2018.

Significant Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable. Such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from those estimates.

Significant estimates made in preparing these consolidated financial statements include, among other things, the estimated quantities of proved oil and natural gas reserves used to calculate depletion of oil and natural gas properties; the estimated present value of future net cash flows used in evaluations of purchase price allocations; and impairment on oil and gas properties. Changes in the assumptions utilized could have a significant impact on reported results in future periods.

The successful efforts method requires the separation of proved properties into depletable asset pools based primarily on geographic and geologic similarities for which we have two pools. Our proved or unproved reserves for each pool are subject to revision due to changes in development plans in combination with volatile commodity prices. Because of the volatile nature of oil and gas prices, it generally is not possible to predict the timing or magnitude of impairments. In addition, due to the inter-relationship of the various judgments made to estimate proved reserves, it is impractical to provide quantitative analyses of the effects of potential changes in these estimates. However, decreases in estimates of proved reserves would generally increase our depletion rate and, thus, our depletion expense. Decreases in our proved or unproved reserves due to changes in development plans may also increase the likelihood of recognizing an impairment.

Assuming the futures pricing market at period end remains consistent and general economic conditions remain stable, the Company does not expect to recognize impairments under the successful efforts method. If future prices decline, an impairment could occur and could be material to our net income but will have no impact on our cash flows from operations, liquidity or capital resources.

Significant Accounting Policies

The Company’s exploration and production activities are accounted for under the successful efforts method. Other significant accounting policies followed by the Company are set forth in note 2 to the Company’s consolidated financial statements for the year ended December 31, 2018 and are supplemented by the notes to the unaudited consolidated financial statements in this report.

Revenue Recognition

The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. These contracts generally require the Company to deliver a specific amount of a commodity per day for a specified number of days at a price that is either fixed or variable. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. These contracts frequently meet the definition of a derivative under ASC 815 and are accounted for as derivatives unless the Company elects to treat them as normal sales as permitted under that guidance. The Company typically elects to treat contracts to sell oil and gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. The contract consideration in the Company’s contracts are typically allocated to specific performance obligations in the contract according to the price stated in the contract. The Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC 606. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606 and is not considered revenue from contracts with customers subject to ASC 606. The Company may use financial contracts accounted for as derivatives as economic hedges to manage the price risk associated with normal sales.

The Company utilizes the sales method to account for natural gas production imbalances; if the Company sells natural gas to a customer in excess of its entitled share of production, the Company is required to perform a principal versus agent analysis to determine whether it should record the gross amount of revenue and transportation and processing costs equal to the other owners’ interests or recognize the net amount of revenue. In conjunction with the adoption of ASC 606, there was no material impact on the financial statements due to production imbalances.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, trade and accrued production receivables, and the derivative instruments discussed below. Cash and cash equivalents are exposed to a concentration of credit risk and the Company often has balances in excess of federally insured limits. The Company manages and controls this risk by investing these funds with major financial institutions. The Company enters into derivative instruments with counterparties that are lender’s under our secured bank credit facility (or affiliates thereof). There are no margin requirements with the counterparties of the Company’s derivative contracts.

The Company’s share of oil and natural gas production is sold to various purchasers. The Company monitors our purchaser concentrations, and while we believe that we could replace any single purchaser the economics may or may not be similar.

For the three months ended March 31, 2019 and 2018, the following purchaser accounted for more than 10% of the Company’s revenue:

	Three Months Ending March 31,
	2019	2018
Enterprise Products Operating	53%	41%

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (ASU) No. 2017-01, which clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. For public entities, the new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in the financial statements that have been issued. The Company adopted this guidance on January 1, 2019, which resulted in a screening test to determine whether a transaction is treated as a business combination or asset acquisition. The new ASU did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Codification (ASC) 842, Leases, which replaces the existing guidance in ASC 840, Leases. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (ROU) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset. For operating leases, the lessee would recognize a straight-line total lease expense. ASC 842 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.

In July 2018, the Financial Accounting Standards Board issued ASU 2018-11, “Lease (Topic 842): Targeted Improvements.” This update provides another transition method of allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is evaluating the effect ASC 842 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. The Company expects to adopt ASC 842 on January 1, 2020.

(3)	Oil and Gas Properties

The Company’s oil and gas properties, which are accounted for using the successful efforts method, are all located within the United States. The net capitalized costs related to the Company’s oil and gas producing activities were as follows (in thousands):

	March 31, 2019	December 31, 2018
Proved oil and gas properties	$2,419,033	$2,245,532
Unproved oil and gas properties(1)	37,490	43,354
Wells in progress(2)	40,950	53,937

Total capitalized costs	2,497,473	2,342,823
Accumulated depletion	(511,974)	(444,735)

Net capitalized costs	$1,985,499	$1,898,088

(1)	Unproved oil and gas properties represent costs on unevaluated properties, which the Company excludes from the amortization base until proved reserves are established or impairment is determined.
(2)	Costs from wells in progress are excluded from the amortization base until production commences.

(4)	Acquisitions

Thunderbird Acquisition

On March 5, 2019, we acquired leaseholds and related producing oil and gas properties located in Texas for a total consideration of $33 million from Thunderbird Resources LP (the “Thunderbird Acquisition”) net of customary closing adjustments. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk-adjusted, discounted cash flow analysis. The acquisition was funded with proceeds from borrowings under our revolving credit facility.

The following table presents a summary of the estimated fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$33,087

Total assets acquired	33,087

Asset retirement obligations	(39)

Total liabilities assumed	(39)

Fair value of net assets acquired	$33,048

The operations of the properties acquired have been included in the Company’s results of operations since the March 5, 2019 date of closing.

Pro Forma Financial Information (Unaudited)

For the quarter ended March 31, 2019, the following pro forma financial information represents the combined results for the Company as if the Thunderbird Acquisition had occurred on January 1, 2018. Pro forma information related to the Thunderbird Acquisition includes $30 million of borrowings under our revolving credit facility. The pro forma information includes the effects of adjustments for depletion of $0.4 million for the quarters ended March 31, 2018 and 2019. The pro forma information includes the effects of adjustments for the incremental interest expense on our credit facility of $0.4 million and $0.3 for the quarter ended March 31, 2018 and 2019. Pro forma adjustments for the effect of income taxes related to Texas margin tax were not material.

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

	Three Months Ended March 31, 2019
(in thousands)	Covey Park Historical	Thunderbird Acquisition	Pro Forma
Revenues	$185,443	$3,440	$188,883
Net income	$46,477	$1,346	$47,823

	Three Months Ended March 31, 2018
(in thousands)	Covey Park Historical	Thunderbird Acquisition	Pro Forma
Revenues	$109,785	$2,261	$112,046
Net Income	$18,774	$511	$19,285

(5)	Fair Value Measurements

(a)	Fair Value Hierarchy

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value input hierarchy level to which an asset or liability measurement is determined based on the lowest level of input that is significant to the measurement.

The following methods and assumptions were used to estimate the fair values of the Company’s assets and liabilities that are accounted for at fair value on a recurring basis:

•

Level 2—Fair value of the variable to fixed price swaps are determined under the same valuation technique using a discounted cash flow model. The Company’s valuation model is an industry-standard model that considers various inputs to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for natural gas; and (iii) interest rates, such as a U.S. dollar money market curve for a term similar to the commodity derivative contract.

The Company adjusts the valuation from the valuation model for nonperformance risk. For commodity derivative contracts that are in an asset position, the Company adds the counterparty’s credit default swap spread or other applicable credit measures to the risk-free rate. For commodity derivative contracts that are in a liability position, the Company uses its credit adjusted risk-free rate. As of March 31, 2019, the increase or decrease of net derivative assets and derivative liability resulted from nonperformance risk is de minimus.

The following tables set forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2019 (in thousands):

	Fair Value Measurements at March 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$42,133	$—	$42,133
Financial Liabilities:
Commodity derivative liability	—	(18,888)	—	(18,888)

The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2018 (in thousands):

	Fair Value Measurements at December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$53,416	$—	$53,416
Financial Liabilities:
Commodity derivative liability	—	(37,468)	—	(37,468)

(b)	Derivative Contracts

The Company’s derivative contracts consist of natural gas fixed-price swaps and basis swaps and collars. Swap contracts allow us to sell at a floating market price to and receive a fixed price from the counterparties for the hedged commodity. A collar is a combination of options including a sold call and purchased put. We receive the excess, if any, of the fixed floor over the floating rate. The production that the Company hedges varies from year to year depending on the Company’s levels of debt and financial strength, the expectation of further production, and the expectation of future commodity prices.

In order to more effectively hedge the cash flows received from Covey Park’s natural gas sales, the Company also enters basis swaps, whereby we swap certain per Mmbtu floating market indices for a fixed amount. These contracts do not change the Company’s overall hedged volumes. These market indices are a component of the price the Company is paid on its actual sales, and we are able to realize a net price with a more consistent differential to NYMEX. Since NYMEX is the basis of all the Company’s natural gas fixed-price swap contracts, the Company believes a more consistent differential results in more effective hedges.

The Company manages and controls market and counterparty credit risk through established internal control procedures that are reviewed on an ongoing basis. The Company attempts to minimize credit risk exposure to counterparties through formal credit policies, monitoring procedures, and diversification, and all of Covey Park’s commodity derivative contracts are entered with parties that are lenders under the Credit Agreement and accordingly is not required to post collateral. As of March 31, 2019, all of the outstanding derivative contracts were subject to enforceable master netting arrangements whereby payables on those contracts can be offset against receivables from separate derivative contracts with the same counterparty. It is Covey Park’s policy to classify derivative assets and liabilities on a gross basis on the Company’s Consolidated Balance Sheets, even if the contracts are subject to master netting arrangements.

The tables below outline the classification of the derivative financial instruments on the Company’s Consolidated Balance Sheets (in thousands):

	March 31, 2019	December 31, 2018
Derivative financial assets - Current assets	$21,144	$30,019
Derivative financial assets - Long-term assets	20,989	23,397
Derivative financial liabilities - Current liabilities	(15,207)	(26,524)
Derivative financial liabilities - Long-term liabilities	(3,681)	(10,944)

Net derivative financial instruments	$23,245	$15,948

The Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its statements of operations as they occur. The following table summarizes the amounts reported in earnings related to the commodity derivative instruments for the three ended March 31, 2019 and 2018 (in thousands):

	Three months ended March 31,
	2019	2018
Derivatives gain (loss)	$(3,547)	$(4,866)

Due to the volatility of oil and natural gas prices, the estimated fair value of the Company’s commodity derivatives are subject to large fluctuations from period to period.

Commodity derivative contracts at March 31, 2019. The following table sets forth the Company’s outstanding derivative contracts at March 31, 2019 which represent the natural gas fixed price swaps based on the NYMEX – Henry Hub last trading day futures price. When aggregating multiple contracts, the weighted average contract price is disclosed.

Term	Average daily volume (Mmbtu)	Weighted average swap price per (Mmbtu)	Fair Value at March 31, 2019 (In thousands)
Remaining 2019	423,186	2.88	$10,140
2020	246,132	2.81	5,871
2021	57,283	2.87	4,035
2022	30,000	2.81	1,466

Total natural gas derivative fixed swap contacts			$21,512

The fair value of the company’s 3-way swap contracts as of March 31, 2019 is as follows:

Term	2019	2020	2021 & Thereafter
Notional volume (MMBtu/d)	140,000	72,432	—
Floor price (long put) ($/MMBtu)	$2.79	$2.65	$—
Short put ($/MMBtu)	$2.42	$2.33	$—
Weighted average cap (short call) ($/MMBtu)	$3.10	$2.99	$—
Fair value at March 31, 2019 (in thousands)	$2,034	$(1,922)	$—

In addition to above fixed price swap contracts, the Company also has entered into basis swap contracts receiving NYMEX Henry Hub settlement and paying Inside FERC Houston Ship Channel index or CGML index price. The fair value of these basis swap contracts as of March 31, 2019 is as follows:

Term	Average daily volume (Mmbtu)	Weighted average swap price per (Mmbtu)	Fair Value at March 31, 2019 (In thousands)
Remaining 2019	60,000	(0.08)	203
2020	60,000	(0.08)	777
2021	40,000	(0.12)	400
2022	30,000	(0.16)	241

Total natural gas derivative basis swap contacts			$1,621

(c)	Other Fair Value Measurements

The carrying value of the Company’s credit agreement approximates fair value, as it is subject to short-term floating interest rates that approximate the rates available to us for those periods. The Company also has other financial instruments consisting primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable whose carrying value approximate fair value due to the short maturity of these instruments.

We estimate the fair value of the 2025 Senior Unsecured Notes (the “Senior Notes”) using quoted broker prices. Fair value is compared to the carrying value in the table below:

		March 31, 2019		December 31, 2018
	Fair Value	Carrying	Estimated	Carrying	Estimated
	Hierarchy Level	Amount	Fair Value	Amount	Fair Value
7.5% Senior Notes, due 2025	1	$622,216	$581,125	$622,062	$547,956

(d)	Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

As discussed in Note 4—“Acquisitions”, the Company’s acquisitions were recorded at fair value, which was determined using a risk-adjusted, discounted cash flow. The fair value of oil and natural gas properties is based on significant inputs not observable in the market. Key assumptions include: (i) NYMEX oil and natural gas futures prices, which are observable, (ii) projections of the estimated quantities of oil and natural gas reserves, including those classified as proved, probable, and possible, (iii) projections of future rates of production, (iv) timing and amount of future development and operating costs, (v) projected recovery factors, and (vi) risk-adjusted discount rates. Accordingly, acquisitions are considered Level 3 measurements in the fair value hierarchy.

Asset retirement obligations are initially recorded at fair value. Unobservable inputs are used in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered Level 3 measurements in the fair value hierarchy.

(6)	Credit Agreement and Long-Term Debt

The carrying value of our total debt as of March 31, 2019 and December 31, 2018 is as follows:

(in thousands)	March 31, 2019	December 31, 2018
RBL Credit Agreement	$365,000	$365,000
Senior Notes	625,000	625,000
Unamortized premium and financing costs associated with the Senior Notes	(2,784)	(2,938)

Total long term debt	$987,216	$987,062

Credit Agreement

On December 22, 2016, we entered into an amended and restated credit agreement (the “RBL Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “RBL Agent”), and the lenders named therein, that provides for a senior secured revolving credit facility (the “credit facility”) with commitments of $1.5 billion. The amount available to be borrowed under the Credit Facility is subject to a borrowing base that is redetermined semiannually on each April 1 and October 1 and will depend on the volumes of our proved oil and gas reserves and estimated cash flows from these reserves and other information deemed relevant by the RBL Agent. The RBL Credit Agreement matures on December 22, 2021 and is secured by liens on substantially all of our properties and unconditionally guaranteed by each of our direct and indirect subsidiaries pursuant to a guarantee agreement executed in connection with the revolving credit facility and guarantees from us and our current and future subsidiaries.

In November 2018, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was increased to $825.0 million, but the Company elected to have the commitment remain at $650.0 million.

Principal amounts borrowed will be payable on the maturity date, and we may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs. Loans under our revolving credit facility may be comprised of either Eurodollar borrowings or alternate base rate borrowings, and interest on such borrowings will be payable (i) quarterly for alternate base rate borrowings and (ii) at the end of the applicable interest period for Eurodollar borrowings. Eurodollar borrowings bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to the product of: (a) the LIBOR rate, multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentages (expressed as a decimal) established by the Board of Governors of the Federal Reserve System to which the RBL Agent is subject with respect to such adjusted LIBOR rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 200 to 300 basis points, depending on the percentage of our borrowing base utilization. Alternate base rate borrowings bear interest at a rate per annum equal to the greatest of (i) the RBL Agent’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the adjusted one-month LIBOR rate (as calculated above) plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the percentage of our borrowing base utilization. As of March 31, 2019, the weighted average interest rate on borrowings under our revolving credit facility was approximately 5.6%.

Our revolving credit facility contains restrictive covenants that may limit our ability to, among other things:

•	incur or guarantee additional indebtedness;

•	enter into transactions with our affiliates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

Our revolving credit facility requires us to maintain the following financial ratios:

•

a current ratio, which is the ratio of our consolidated current assets (including the unused commitments under the credit facility and excluding derivative assets) to our consolidated current liabilities (excluding obligations under the credit facility, certain suspended liabilities and assets and certain derivative assets), of not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

a consolidated total leverage ratio, which is the ratio of (i) net debt, or total consolidated debt as of the last day of each fiscal quarter, subject to certain customary exclusions, minus cash of up to $50 million to (ii) our consolidated EBITDAX for the four fiscal quarter period most recently ended, not to exceed 4.0 to 1.0 as of the last day of such fiscal quarter, and provided further that EBITDAX shall be subject to pro forma adjustments for material acquisitions and material dispositions assuming that such transactions had occurred on the first day of the applicable calculation period, which adjustments shall be made in a manner reasonably acceptable to the RBL Agent.

The RBL Credit Agreement contains customary events of default, including, among others: (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, material indebtedness; (d) bankruptcy or insolvency events involving us or certain of our subsidiaries; and (e) a change in control, as defined in the credit facility.

If an event of default under the Credit Facility exists and is continuing, the lenders may accelerate the maturity of the Company’s outstanding obligations under the Credit Facility. As of March 31, 2019, the Company was in compliance with its debt covenants.

Senior Notes

The Company issued unsecured senior notes with a combined aggregate principal of $625.0 million in May 2017 and December 2017 as described below. The indenture that governs these notes is identical. Unless otherwise specified, these two separate issuances collectively referred to as the Senior Notes.

On May 3, 2017, we issued $450 million of aggregate principal amount of Initial Notes. The Initial Notes, which are unsecured, were issued at par and bear interest at 7.5% per year, payable semi-annually on May 15 and November 15 of each year commencing November 15, 2017. We may redeem up to 35% of the aggregate principal amount of the Senior Notes prior to May 15, 2020, with an amount of cash not greater than the net proceeds raised in certain equity offerings at a redemption price of 107.5% of the principal amount, plus accrued interest, if any, and redeem all or a part of the notes at a redemption price equal to 100% beginning on May 15, 2020 or for any period thereafter, plus a make whole premium and any accrued and unpaid interest. If we experience certain kinds of change of control, holders of Senior Notes may have the right to require us to repurchase their notes at 101.0% of the principal amount, plus accrued interest, if any.

On December 11, 2017, we issued an additional $175.0 million aggregate principal amount of Senior Notes (“Tack-On Notes Offering”) at 104.250% of par. The Tack-On Notes were issued as additional notes under the indenture governing the May 2017 Notes. The Tack-On Notes have identical terms, other than the issue date, and the Initial Notes Offering and Tack-On Notes Offering will be treated as a single class of securities under the indenture governing the Notes. The Tack-On Notes resulted in gross proceeds to the Company of $183.4 million, including a $7.4 million premium and $0.9 million of accrued and unpaid interest and net proceeds to the Company, after deducting offering expenses of approximately $1.3 million.

The indenture contains covenants that restrict our ability to: (1) incur or guarantee additional indebtedness or issue certain types of preferred stock; (2) pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness; (3) transfer or sell assets; (4) make investments; (5) create certain liens; (6) enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; (7) consolidate, merge or transfer all or substantially all of our assets; (8) engage in transactions with affiliates; and (9) create unrestricted subsidiaries. As of March 31, 2019 the Company was in compliance with its debt covenants.

During the three months ended March 31, 2019 and the twelve months December 31, 2018, the weighted average interest rates for total indebtedness was 6.9% and 7.0%, respectively.

Principal maturities of long-term debt. Principal maturities of long-term debt outstanding at March 31, 2019 were as follows:

(in thousands)	2019	2020	2021	2022	2023	Thereafter
RBL Credit Agreement	$—	$—	$365,000	$—	$—	$—
Senior Notes	—	—	—	—	—	625,000

Total long term debt	$—	$—	$365,000	$—	$—	$625,000

(7)	Asset Retirement Obligations

Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in the Company’s asset retirement obligations for the periods indicated (in thousands):

Balance as of December 31, 2018	$29,618
Acquired	2,262
Additions	93
Accretion of discount	552

Balance as of March 31, 2019	32,525
Current portion of asset retirement obligations	(522)

Asset retirement obligations—noncurrent	$32,003

(8)	Series A Preferred Units

In connection with the Chesapeake Acquisition, on February 15, 2017, Covey Park Energy LLC, our wholly-owned subsidiary, issued to, among others, investment funds affiliated with Magnetar Capital (“Magnetar”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) $225.0 million in convertible preferred units (the “Series A Preferred Units”) to fund a portion of the purchase price for the Chesapeake Acquisition. At the closing, we issued a total of 225,000 Series A Preferred Units at a price of $1,000 per unit. Net proceeds, after offering costs were $218.3 million.

On October 15, 2018, we redeemed 113,098 of the outstanding 225,000 Series A Preferred Units for $150.0 million in cash. The payment was funded with drawings from our RBL Credit Agreement. In connection with the redemption, the holders of the Series A Preferred Units agreed to modify certain terms of the Series A Preferred Units effective following the redemption to, among other things, decrease our cash redemption obligation in future time periods, eliminate the ability of the holders to force a conversion of portion of the Series A Preferred Units in connection with a qualified initial public offering and modify the number of Series A Preferred Units that we may convert to common units in connection with a qualified initial public offering. The description of the Series A Preferred Units below reflects the modification of terms agreed to be the holders in connection with the redemption.

The Series A Preferred Units are entitled to receive a cash dividend of 8% per year, payable quarterly in arrears, and we have the ability to pay the quarterly dividend in kind for up to eight quarters, which may be non-consecutive. We may redeem the Series A Preferred Units at any time for cash in an amount (such amount, the ‘‘Series A Preferred Liquidation Preference’’) equal to: (i) an amount sufficient to cause the ROI of each Series A preferred Unit to be 1.35, for a redemption occurring after December 31, 2017 and on or prior to December 31, 2018; (ii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.35; and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14.0%, for a redemption occurring after December 31, 2018 and on or prior to March 31, 2019; and (iii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.40 and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14%, for a redemption occurring on or after April 1, 2019, in each case net of any cash distributions previously paid in respect of the Series A Preferred Units. The holders may cause us to redeem the Series A Preferred Units for cash at the Series A Preferred Liquidation Preference in connection with a change of control or at any time following December 31, 2026.

In connection with the closing of any initial public offering for proceeds of at least $250 million by us or any parent or subsidiary of ours that consummates such an initial public offering (us or any such other entity, in such capacity, the ‘‘IPO Issuer’’), we will have the option to convert Series A Preferred Units into shares of the IPO Issuer’s common stock that have a value up to $50 million of IPO shares subject to limits on equity ownership and public float limitations that may reduce the actual percentage of Series A Preferred Units that can convert to common stock.

The Preferred Units have a liquidation preference in the event of dissolution in an amount equal to the Liquidation Preference plus any unpaid dividends not otherwise included in the calculation of the Liquidation Preference through the date of liquidation payment. The Preferred Units have been classified as “Mezzanine equity” between total liabilities and member equity on the Consolidated Balance Sheets pursuant to ASC 480-10-S99-3A. The Preferred Units, while not currently redeemable, are considered probable of becoming redeemable and therefore the Company is accreting changes in the redemption value each reporting period from the initial value to the estimated redemption value. The accretion is presented as a deemed dividend and recorded in “Series A Preferred units” on the Consolidated Balance Sheet and within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statement of Operations. In accordance with ASC 480-10-S99-3A, an adjustment to the carrying amount presented in mezzanine equity will be recognized as charges against member equity.

The current redemption value of the preferred as of March 31, 2019 is $152.6 million. For the three months ended March 31, 2019, we accrued $2.4 million of dividends and $2.5 million of accretion each of which is presented within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statements of Operations and the Consolidated Statement of Changes in Equity. The company paid cash dividends of $2.4 million during the three months ended March 31, 2019 on the Series A Preferred Units.

This footnote should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended December 31, 2018 for disclosure of the historical terms of the Series A Preferred Units.

(9)	Member Equity

On June 18, 2013, the Company entered into an Operating Agreement with members of Covey Park’s management and nonmanagement investors. Under the terms of the Operating Agreement and subsequent amendments, a total of $295 million in capital was committed to the Company by Covey Park’s non-management investors. This commitment from non-management investors expired in 2016 upon receipt of $295 million in capital contributions.

Through our parent, Holdings LLC, the Company has established a management incentive plan, in which management incentive units may be granted to certain employees in the form of units in Covey Park Management LLC. There are 100,000 units authorized to be issued. The management incentive units participate only in distributions in liquidation events, meeting requisite financial thresholds after investors have recovered their investment, and special allocation amounts. Management incentive units have no voting rights. Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event). Accordingly, no value was assigned to the interests when issued.

These incentive units are subject to various performance and forfeiture provisions and are subject to various performance criteria but generally vest over five years and 100% upon consummation of a monetization event. All unvested incentive units, shall be forfeited upon termination of employment for any reason or due to death or disability. The following table presents the activity for incentive units outstanding:

Outstanding
Incentive
Units
Balance as of December 31, 2018	64,664
Forfeitures	—
Issuances	—

Balance as of March 31, 2019	64,664

(10)	Income Taxes

The Company is subject to margin tax at the entity level in Texas; certain of the Company’s consolidated subsidiaries are also taxed as corporations for federal and state income tax purposes. The entity level tax in Texas, in combination with taxable status of a consolidated subsidiary, resulted in income tax expense of $19 thousand and $27 thousand for the three months ended March 31, 2019 and 2018, respectively.

The Company’s net deferred income tax liability totaled $988 thousand and $996 thousand at March 31, 2019 and December 31, 2018, respectively. The balance consists primarily of the Texas Margin tax effect on temporary differences related to the Company’s unrealized derivative assets, oil and natural gas properties, and asset retirement obligations. As of March 31, 2019, the Company believes that it has no liability for uncertain tax positions.

(11)	Commitments and Contingencies

Drilling and Completion Agreements. During April 2019, the Company extended $15.8 million of capital commitments for drilling and completion activities to be performed through the period through December 31, 2020.

Other than this new commitment, there have been no material changes, outside the ordinary course of business to our contractual obligations and commercial commitments as reported in Note 12 – Commitments and Contingencies of the Company’s annual financial statements.

(12)	Subsequent Events

In June 2019, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was decreased to $800.0 million, but the Company elected to have the commitment remain at $650.0 million.

Subsequent events have been evaluated through June 12, 2019, the date these consolidated financial statements were available to be issued.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

COMSTOCK RESOURCES, INC.,

NEW COVEY PARK ENERGY LLC,

COVEY PARK ENERGY LLC,

AND

SOLELY FOR PURPOSES OF SECTION 5.14 HEREOF,

COVEY PARK ENERGY HOLDINGS LLC

DATED AS OF JUNE 7, 2019

A-i

A-ii

EXHIBITS

Exhibit A –	Shareholders’ Agreement
Exhibit B –	Registration Rights Agreement
Exhibit C –	Company Reserve Report
Exhibit D –	Form of Master Reorganization Agreement
Exhibit E –	Form of Charter Amendment
Exhibit F –	Assumed Hedges
Exhibit G –	Preferred Stock Designation

LIST OF SCHEDULES

Schedule 4.1(c)(i)(A)	Outstanding Interests as of the Execution Date
Schedule 4.1(c)(i)(B)	Outstanding Interests as of Closing
Schedule 4.1(c)(ii)	Capitalization Matters
Schedule 4.1(c)(iii)	Subsidiaries
Schedule 4.1(d)(i)	Company Required Governmental Authorizations
Schedule 4.1(d)(ii)	No Conflict – Company Entities
Schedule 4.1(e)(i)	Financial Statements
Schedule 4.1(g)	Absence of Certain Changes, Events and Conditions
Schedule 4.1(i)	Legal Proceedings
Schedule 4.1(j)	Taxes
Schedule 4.1(m)(iii)	Real Property
Schedule 4.1(n)(i)	Benefit Plans
Schedule 4.1(n)(iv)	ERISA Compliance
Schedule 4.1(n)(v)	Employee Plan Proceedings
Schedule 4.1(n)(ix)	Change in Control Payments
Schedule 4.1(n)(x)	Acceleration of Employee Payments
Schedule 4.1(o)(i) Schedule 4.1(o)(iii)	Business Employees Termination of Employment
Schedule 4.1(o)(iv)	Labor and Employment Litigation
Schedule 4.1(p)(i)	Material Contracts
Schedule 4.1(q)	Insurance
Schedule 4.1(r)	Intellectual Property
Schedule 4.1(s)	Environmental Matters
Schedule 4.1(u)	Preferential Rights and Consents
Schedule 4.1(w)	Brokers’ Fees – Company Entities
Schedule 4.2(c)(i)	Required Governmental Authorizations
Schedule 4.2(c)(ii)	No Conflict – Holdings
Schedule 4.3(c)	Parent Required Governmental Authorizations
Schedule 4.3(d)	Brokers’ Fees – Parent
Schedule 4.3(f)	Legal Proceedings – Parent
Schedule 4.3(h)(v)	Absence of Changes – Parent
Schedule 4.3(i) Schedule 4.3(k)(iii)	Outstanding Interests – Parent Taxes
Schedule 4.3(l)	Environmental – Parent
Schedule 4.3(n)	Parent Contracts
Schedule 4.3(o)	Related Party Contracts
Schedule 5.4	Company Entities’ Conduct Prior to Closing
Schedule 5.5	Parent Entities’ Conduct Prior to Closing
Schedule 5.11(a)	Employment Agreement Recipients
Schedule 5.11(b)	Severance Payment Plan
Schedule 5.11(e) Schedule 7.3	Non-Transferred Plans Expenses
Schedule A-1	Knowledge Persons of Company
Schedule A-2	Knowledge Persons of Parent

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 7, 2019 (the “Execution Date”), among Comstock Resources, Inc., a Nevada corporation (“Parent”), Covey Park Energy LLC, a Delaware limited liability company (the “Company”), New Covey Park Energy LLC, a Delaware limited liability company (“Holdings”) and, solely for purposes of Section 5.14, Covey Park Energy Holdings LLC, a Delaware limited liability company (“Current Holdings”).

WHEREAS, Parent desires to effect the transactions contemplated hereby, including the merger of the Company with and into Parent (the “Merger”);

WHEREAS, the managing member of the Company has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the sole member of Holdings has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into a subscription agreement (the “Jones Purchase Agreement”) with each of Arkoma Drilling CP, LLC, a Texas limited liability company (“Arkoma”) and Williston Drilling CP, LLC, a Texas limited liability company (“Williston” and, together with Arkoma, the “Jones Entities”), pursuant to which the Jones Entities have agreed to purchase, and Parent has agreed to issue and sell to the Jones Entities, on the terms and subject to the conditions and limitations set forth therein, certain shares of common stock of Parent, par value $0.50 per share (“Parent Common Stock”) and certain shares Series B Preferred Stock (as defined below);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects (A) this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the shares of Parent Common Stock and Series A Preferred Stock (as defined below) pursuant thereto, (B) the amendment to the Second Amended and Restated Articles of Incorporation of Parent in the form attached hereto as Exhibit E (the “Charter Amendment”) and (C) the Jones Purchase Agreement and the transactions contemplated thereby, including the issuances of Parent Common Stock and Series B Preferred Stock pursuant thereto, (iii) directed that this Agreement, including the Merger and the issuance of Parent Common Stock and Series A Preferred Stock contemplated hereby, together with the issuances of Parent Common Stock and Series B Preferred Stock contemplated by the Jones Purchase Agreement, be submitted to the stockholders of the Company for approval and (iv) recommended that Parent’s stockholders approve this Agreement, including the Merger, and the issuances of Parent Common Stock contemplated hereby and by the Jones Purchase Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto and as a condition and material inducement to the Parties to enter into this Agreement, Affiliates of the Jones Entities, which collectively hold approximately 84% of the issued and outstanding shares of Parent Common Stock, have executed the irrevocable written stockholders’ consent in lieu of a stockholder meeting in compliance with Nevada law for the purpose of providing all necessary approvals under the Nevada Revised Statutes (the “NRS”) and the applicable rules and listing standards of the New York Stock Exchange (the “NYSE”) of this Agreement and the consummation of the transactions contemplated by this Agreement, and the Jones Purchase Agreement, including without limitation the Charter Amendment, the Merger and the issuances of Parent Common Stock and Preferred Stock (as defined below) in connection herewith and therewith and the issuance of shares of Parent Common Stock upon conversion of the Preferred Stock, which consents shall become effective immediately following the execution of this Agreement (the “Stockholder Consent”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto, (i) Parent, the Jones Entities and Holdings have entered into the shareholders agreement attached hereto as

Exhibit A (the “Shareholders’ Agreement”) and (ii) certain Persons (including Parent, the Jones Entities and Holdings) have entered into the registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto and as a condition and material inducement to the Parties to enter into this Agreement, Comstock Control Person has entered into a Support Agreement (the “Support Agreement”); and

WHEREAS, immediately prior to the Effective Time, Holdings and the Company Entities will complete the Restructuring;

WHEREAS, Parent, the Company and Holdings desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” or “action” means any action, claim, demand, arbitration, hearing, charge, complaint, inquiry, investigation, audit, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Arkoma” shall have the meaning set forth in the Recitals.

“Articles of Merger” shall have the meaning set forth in Section 2.2(b).

“Assumed Hedges” means the Derivative Transactions described on Exhibit F.

“Assumed Hedge Counterparty” means each Person listed in the “Counterparty” column of Exhibit F who is a counterparty to Company with respect to an Assumed Hedge.

“Benefit Continuation Period” shall have the meaning set forth in Section 5.11(a).

“Benefit Management Records” shall have the meaning set forth in Section 5.11(h).

“Business Day” means any day other than Saturday, Sunday, or any day on which commercial banks in Texas are generally authorized or obligated by Law to be closed.

“Business Employees” means those employees and service providers of the Company or its Affiliate listed on Schedule 4.1(o)(i).

“Cash Consideration” shall have the meaning set forth in Section 3.1(b).

“Cash Severance Payment” shall have the meaning set forth in Section 5.11(c).

“Cause” shall have the meaning set forth in Schedule 5.11(b).

“Charter Amendment” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration” shall have the meaning set forth in Section 3.1(b).

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall have the meaning set forth in Section 8.11.

“Company Alternative Transaction” shall have the meaning set forth in Section 5.24.

“Company Assets” means all assets and properties of the Company Entities after giving effect to the Restructuring.

“Company Entities” means the Company and its Subsidiaries (after giving effect to the Restructuring).

“Company Good and Defensible Title” shall have the meaning set forth in Section 4.1(t)(i).

“Company Group Indemnified Parties” shall have the meaning set forth in Section 5.18(a).

“Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated as of February 15, 2017, as may be amended from time to time.

“Company Permits” shall have the meaning set forth in Section 4.1(l).

“Company Required Governmental Authorizations” shall have the meaning set forth in Section 4.1(d)(i).

“Company Reserve Report” shall have the meaning set forth in Section 4.1(t)(i).

“Company Reserve Report Oil and Gas Properties” shall have the meaning set forth in Section 4.1(t)(i).

“Comstock Control Person” means Jerral W. Jones.

“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of October 10, 2018, by and between Parent and the Company.

“Consents” shall have the meaning set forth in Section 4.1(u).

“Continuing Employee” shall have the meaning set forth in Section 5.11(a).

“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Current Holdings” shall have the meaning set forth in the Preamble.

“D&O Insurance” means a prepaid run-off or “tail” directors’ and officers’ liability insurance and indemnification policy or policies.

“Debt Financing” means a debt financing by Parent in the amounts set forth in the Debt Financing Term Sheet and of the type described in the Debt Financing Term Sheet.

“Debt Financing Term Sheet” shall have the meaning set forth in Section 4.3(p)(i).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disability” shall have the meaning set forth in Schedule 5.11(b).

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Effective Time” shall have the meaning set forth in Section 2.2(b).

“e-mail” shall have the meaning set forth in Section 8.3.

“Employment Agreement Recipients” shall have the meaning set forth in Section 5.11(a).

“Employee Plan” or “Employee Plans” shall have the meaning set forth in Section 4.1(n)(i).

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.

“End Date” shall have the meaning set forth in Section 7.1(b)(ii).

“Environmental Laws” shall mean all Laws pertaining to the environment, pollution, contamination, natural resources, or the use, handling, transportation, treatment, storage, disposal, release, reporting, threatened release, discharge, emission, presence, investigation, remediation or monitoring of, or exposure to, Hazardous Materials, as in effect as of or before the date of this Agreement.

“Equity Securities” means any and all shares of capital stock, partnership interests, membership interests or other equity interests of such Person, and all warrants and options for, and other securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Sections 414(b), (c), (m) or (o) of the Code or of a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” shall have the meaning set forth in the Preamble.

“Financial Statements” shall have the meaning set forth in Section 4.1(e).

“Financing” shall have the meaning set forth in Section 4.3(p)(v).

“Financing Failure” means the failure of the Debt Financing to be available to Parent on the terms and conditions described in the Debt Financing Term Sheet (or, with respect to the terms and conditions contemplated by the Debt Financing Term Sheet, on such terms and conditions that are not materially less favorable to Parent than the terms and conditions described in the Debt Financing Term Sheet) at a time where (i) all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the parties to the Jones Purchase Agreements stand ready, willing and able to consummate the closing of the transactions contemplated therein contemporaneously with the Closing (and have delivered an irrevocable notice to such effect to the Company), and (iii) Parent is not in Willful and Material Breach (with respect to clause (a) of such definition).

“Financing Termination Fee” means $100,000,000.00.

“FSA Benefits” shall have the meaning set forth in Section 5.11(f).

“GAAP” means Generally Accepted Accounting Principles in the United States.

“Good Reason” shall have the meaning set forth in Schedule 5.11(b).

“Governmental Authority” means any tribal authority, the United States and any state, county or parish, city and political subdivisions that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof or any court, tribunal or arbitral body of competent jurisdiction.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any material, chemical, compound, substance, mixture, waste or by-product that is regulated or subject to standards of liability of control under Environmental Laws due to its actual or potential adverse effects upon health or the environment, or that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “oil and gas waste,” “hazardous chemical,” or “toxic pollutant,” and includes any “hazardous substances” as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, any “hazardous wastes” as defined, listed, designated or regulated under the Resource Conservation and Recovery Act, as amended, and, to the extent defined, listed, designated or regulated under Environmental

Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, any radioactive materials (including naturally occurring radioactive materials) and any petroleum or petroleum substances, including crude oil, or any fractionation thereof.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder and any similar foreign, state, provincial or local Law.

“Holdings” shall have the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, (e) with respect to items (a)-(d) above, any interest, prepayment penalties, expenses or fees relating to such liabilities, (f) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Individual Agreement” shall have the meaning set forth in Section 5.11(c).

“Information Statement” shall have the meaning set forth in Section 5.13(a).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intended Tax Treatment” shall have the meaning set forth in Section 3.2(b).

“Involuntary Termination” shall have the meaning set forth in Schedule 5.11(b).

“IRS” means the Internal Revenue Service.

“Jones Entities” shall have the meaning set forth in the Recitals.

“Jones Purchase Agreement” shall have the meaning set forth in the Recitals.

“Knowledge” means with respect to the Company, the collective actual knowledge of the individuals listed on Schedule A-1 of the Schedules, in each case, after reasonable inquiry, and with respect to Parent, the collective actual knowledge of the individuals listed on Schedule A-2 of the Schedules, in each case, after reasonable inquiry.

“Law” means any law, including common law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Authority, arbitrator or arbitration authority.

“Liabilities” shall have the meaning set forth in Section 4.1(f).

“Management Units” means the “Units” as defined in that certain Limited Liability Company Agreement of Covey Park Management LLC, a Delaware limited liability company, dated June 18, 2013, as amended.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole, or (b) any Company Entity’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: general changes in Hydrocarbon prices; changes in condition or developments generally applicable to the oil and gas industry in the United States; general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); changes in Laws or GAAP or the interpretation thereof; any effect resulting from any action taken by Parent or any Affiliate of Parent; any effect resulting from any action taken by the Company or any Affiliate of the Company (including the Company Entities) that is expressly required hereunder or any failure of the Company or any Affiliate of the Company to take any action that is prohibited hereunder; any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items; or (viii) any effects or changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby, except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i) through (v) above disproportionately affect the Company Entities as compared to other participants in the industries and areas in which the Company Entities operate.

“Material Contract” shall have the meaning set forth in Section 4.1(p)(i).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“MMcf” means one million cubic feet.

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property, after giving effect to all royalties, minimum royalties, overriding royalties and other similar burdens applicable thereto.

“Notes” means the 7.50% Senior Notes due 2025 issued by the Company and Covey Park Finance Corp.

“Notes Indenture” means that certain Indenture, dated as of May 3, 2017, by and among the Company, Covey Park Finance Corp., the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, in respect of the Notes, and as otherwise modified or supplemented prior to the date of this Agreement.

“Novation Agreements” mean, collectively, each ISDA Novation Agreement by and among an Assumed Hedge Counterparty, Company and Parent pursuant to which Company shall novate the Assumed Hedges to Parent.

“NRS” shall have the meaning set forth in the Recitals.

“NYSE” shall have the meaning set forth in the Recitals.

“Oil and Gas Lands” means all lands covered by Oil and Gas Leases or such pools or units included with such lands covered by the Oil and Gas Leases.

“Oil and Gas Leases” shall mean all leases, subleases, or licenses under which a Company Entity leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other mineral interest, including all such oil and gas leases set forth in the Company Reserve Report.

“Oil and Gas Properties” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, including after payout interests or back-ins, and other non-working interests and non-operating interests; (b) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in the units with which the Oil and Gas Leases may have been pooled or unitized and (c) all Oil and Gas Wells.

“Oil and Gas Wells” means all oil and gas wells, water wells, disposal wells and other wells located on or under the Oil and Gas Leases and/or Oil and Gas Lands, including the oil and gas wells more fully described in the Company Reserve Report.

“Order” or “order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” means with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company or Holdings, and (b) when used with respect to Parent, the Company and Holdings.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Contracts” shall have the meaning set forth in Section 4.3(n)(i).

“Parent Entities” means Parent and its Subsidiaries.

“Parent Good and Defensible Title” shall have the meaning set forth in Section 4.3(m)(i).

“Parent Indenture” means that certain Indenture, dated as of August 3, 2018, by and between Comstock Escrow Corporation, as issuer, and American Stock Transfer & Trust Company LLC, as trustee, as amended.

“Parent Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of the Parent Entities, taken as a whole, or (b) any Parent Entity’s ability to perform its obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including the conversion or exercise provisions of the Preferred Stock); provided, however, that the following shall not be considered in determining whether a Parent Material Adverse Effect has occurred or would be reasonably expected to occur: general changes in Hydrocarbon prices; changes in condition or developments generally applicable to the oil and gas industry in the United States; general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); changes in Laws or GAAP or the interpretation thereof; any effect resulting from any action taken by any Company Entity; any effect resulting from any action taken by Parent or any Affiliate of Parent (including the Parent Entities) that is expressly required hereunder or failure of Parent or any Affiliate of Parent to take any action that is prohibited hereunder; any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items; or any effects or changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby, except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i) through (v) above disproportionately affect the Parent Entities as compared to other participants in the industries and areas in which the Parent Entities operate.

“Parent Related Party” shall have the meaning set forth in Section 7.2(d).

“Parent Required Governmental Authorizations” shall have the meaning set forth in Section 4.3(c)(i).

“Parent Reserve Report” shall have the meaning set forth in Section 4.3(m)(i).

“Parent Reserve Report Oil and Gas Properties” shall have the meaning set forth in Section 4.3(m)(i).

“Parent Revolving Credit Facility” means that certain Credit Agreement dated as of August 14, 2018 among Parent, the lenders party thereto and Bank of Montreal, as Administrative Agent.

“Parent Severance Amount” shall have the meaning set forth in Section 5.11(c).

“Parent Stock Plan” means the Comstock 2019 Long-term Incentive Plan.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permit” means all permits, licenses, approvals, emission or other pollution credits or allowances, registrations, variances, authorizations, and consents from or filed with appropriate Governmental Authorities, in each case, necessary to conduct operations in compliance with Laws, including relevant applications for the same.

“Permitted Encumbrances” means:

(a)    preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)    contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business;

(c)    Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report;

(d)    Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and has no material adverse effect on the current use of the property encumbered thereby;

(e)    such Encumbrances as Parent (in the case of Encumbrances with respect to properties or assets of the Company Entities) may have expressly waived in writing;

(f)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Company Entity that are customarily granted in the oil and gas industry and do not materially interfere with the current use of the property or asset affected;

(g)    the terms and conditions of each of the Material Contracts;

(h)    any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(i)    Encumbrances imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions;

(j)    Encumbrances arising under the Revolving Credit Facility; or

(k)    Encumbrances, exceptions, defects or irregularities in title, imperfections of title, claims, charges, security interests, covenants, and restrictions that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the Net Revenue Interest of the Company Entities in any Oil and Gas Lease below the Net Revenue Interest shown in the Company Reserve Report with respect to such lease (now or in the future), or increase the Working Interest of the Company Entities in any Oil and Gas Lease above the Working Interest shown on the Company Reserve Report with respect to such lease (now or in the future).

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Authority, association or unincorporated organization, or any other form of business or professional entity.

“Preferred Stock” shall have the meaning set forth in Section 4.3(i)(i).

“Preferred Stock Designation” means the Certificate of Designation of Preferred Stock of Parent in the form attached hereto as Exhibit G.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Reference Balance Sheet Date” shall have the meaning set forth in Section 4.1(f).

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Related Party” shall have the meaning set forth in Section 4.3(o).

“Related Party Contract” shall have the meaning set forth in Section 4.3(o).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Governmental Authorizations” shall have the meaning set forth in Section 4.2(c)(i).

“Restrictive Legend” shall have the meaning set forth in Section 4.2(d)(iv).

“Restructuring” means the transactions contemplated by the Master Reorganization Agreement attached hereto as Exhibit D.

“Revolving Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of December 22, 2016, by and among the Company, Wells Fargo Bank, N.A., as administrative agent and a syndicate of lenders, as amended.

“Rights-of-Way” shall have the meaning set forth in Section 4.1(v).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“Schedules” means (i) with respect to the Company, the schedules delivered by Company to Parent contemporaneously with the execution hereof and (ii) with respect to Parent, the schedules delivered by Parent to the Company contemporaneously with the execution hereof, in each case as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent with or to the SEC, as such documents have been supplemented, modified or amended since the time of filing.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Balance” means the aggregate Series A Preferred Liquidation Preference attributable to the Series A Preferred Units as of the Effective Time.

“Series A Preferred Liquidation Preference” has the meaning given to such term in the Company LLC Agreement.

“Series A Preferred Members” has the meaning given to such term in the Company LLC Agreement.

“Series A Preferred Stock” means the Series A Preferred Stock of Parent having the rights, preferences and privileges set forth in the Preferred Stock Designation.

“Series A Preferred Units” has the meaning given to such term in the Company LLC Agreement.

“Series B Preferred Stock” means the Series B Preferred Stock of Parent having the rights, preferences and privileges set forth in the Preferred Stock Designation.

“Severance Payment” shall have the meaning set forth in Section 5.11(b).

“Severance Protection Period” shall have the meaning set forth in Section 5.11(b).

“Shareholders’ Agreement” shall have the meaning set forth in the Recitals.

“Stock Consideration” shall have the meaning set forth in Section 3.1(b).

“Stockholder Consent” shall have the meaning set forth in the Recitals.

“Subject Marks” shall have the meaning set forth in Section 5.15.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Entity” shall have the meaning set forth in Section 2.1.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tax” or “Taxes” means (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, margins, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, wealth, net wealth, net worth, alternative or add-on minimum, estimated or any other taxes, any payments in lieu of taxes or other similar payments, charges, fees, fines, levies, imposts, customs or duties of any kind, whatsoever, including any interest, penalty, fines, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local requirement of Law (including, but not limited to, Texas Tax Code Chapter 171).

“Terminable Breach” shall have the meaning set forth in Section 7.1(b)(iii).

“Trademark Rights” means trademarks, service marks, trade names, service names, logos, certifications, trade dress, corporate names, brand names, and other indicators of source or origin, including all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Preferred Stock Designation, the Support Agreement, the Shareholders’ Agreement, and the Registration Rights Agreement.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transaction Expenses” means all third-party expenses incurred in connection with or related to the authorization, preparation, investigation, negotiation and performance of this Agreement and the transactions contemplated hereby, including the expenses of investment bankers, attorneys, accountants and other third party advisors.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“WARN Obligation” shall have the meaning set forth in Section 5.11(j).

“Willful and Material Breach” shall mean (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in the applicable Sections of Article VI have been satisfied or waived in accordance with the terms of this Agreement, or would have been satisfied except for the breach or failure of any of such Party’s representations, warranties or covenants hereunder (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur). Notwithstanding the foregoing, the failure of Parent to consummate the Closing following a Financing Failure shall not constitute a Willful and Material Breach.

“Williston” shall have the meaning set forth in the Recitals.

“Working Interest” means, with respect to any Oil and Gas Property, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property required to be borne with respect thereto, but without regard to the effect of any royalties, minimum royalties, overriding royalties and other similar burdens applicable thereto.

1.2    Rules of Construction.

(a)    All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement. The inclusion of any information in the Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules that such information is required to be listed in the Schedules, that such items are material to the Company Entities, taken as a whole, or the Parent Entities, taken as a whole, as the case may be, or that such items have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)    It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(d)    The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)    Any performance required hereunder or any event requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day; in the case of payments deferred pursuant to this subsection, no interest shall be payable for such day(s) deferred. Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.

(h)    In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iii) “days” mean calendar days.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Parent in accordance with the provisions of the NRS and the DLLCA. As a result of the Merger, the separate existence of the Company shall cease and Parent shall continue its existence under the laws of the State of Nevada as the surviving entity (in such capacity, Parent is sometimes referred to herein as the “Surviving Entity”).

2.2    Closing.

(a)    The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Dallas, Texas time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P. in Dallas, Texas, or such other place as Parent and the Company may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)    As soon as practicable on the Closing Date after the Closing, certificates of merger prepared and executed in accordance with the relevant provisions of the NRS and DLLCA (the “Articles of Merger”) shall be filed with the Office of the Secretaries of State of the States of Nevada and Delaware in such form as necessary to effect the Merger. The Merger shall become effective upon the later filing and acceptance of the Articles of Merger with the Offices of the Secretaries of State of the States of Nevada or Delaware or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger (the “Effective Time”).

2.3    Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Parent shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

2.4    Organizational Documents. At the Effective Time, Organizational Documents of Parent in effect immediately prior to the Effective Time shall continue to be the Organizational Documents of the Surviving Entity, in each case until thereafter amended, subject to Section 5.18, in accordance with their respective terms and applicable Law.

2.5    Directors and Officers of the Surviving Entity. Except as provided in the Shareholders’ Agreement, the Parties shall cooperate and use reasonable best efforts to ensure that from and after the Effective Time, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Entity.

ARTICLE III

EFFECT OF THE MERGER; PAYMENT

3.1    Effect of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company, or any holder of any securities of Parent or the Company:

(a)    All of the Equity Securities in Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding.

(b)    All of the issued and outstanding Equity Securities of the Company shall be converted into the right to receive from Parent (A) an aggregate 28,833,000 shares of Parent Common Stock (subject to Section 3.1(c)) (such shares of Parent Common Stock, the “Common Stock Consideration”), (B) 210,000 shares of Series A Preferred Stock (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”) and (C) cash in an amount equal to $700,000,000.00 plus the Series A Preferred Balance (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). At the Closing, (i) the Cash Consideration shall be paid by Parent to Holdings by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to Parent not less than two (2) Business Days prior to the Closing and (ii) Parent shall deliver to Holdings the Stock Consideration, in book entry form, together with an executed certificate of the transfer agent, certifying as to the book entry issuance thereof and any other evidence of issuance reasonably requested by Holdings.

(c)    If, at any time on or after the Execution Date and prior to the Closing, Parent makes (or any record date occurs with respect thereto) any Parent dividend or distribution on Parent Common Stock in shares of Parent Common Stock, subdivision or split of any Parent Common Stock, combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock or issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent is the surviving person) or any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Stock is converted to cash or other securities, the number of shares of Parent Common Stock to be issued to Holdings pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, to provide for the receipt by Holdings, in lieu of any Parent Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Parent Common Stock in connection with any such transaction. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.

3.2    Intended Tax Treatment; Withholding.

(a)    Notwithstanding any other provision of this Agreement, Parent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to Holdings such amounts Parent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law; provided that Parent shall notify Holdings and the Company of its determination and such Persons shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holdings in respect of which such deduction and withholding was made, and Parent shall disburse such withheld amounts to the applicable Governmental Authority.

(b)    The Parties intend and agree that for U.S. federal income tax purposes (and any state and local income tax purposes that follow such treatment) that the merger of the Company into Parent in exchange for the

Merger Consideration, and the issuance and sale of Parent Common Stock and Preferred Stock pursuant to the Jones Purchase Agreement are, taken together, intended to qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code (the “Intended Tax Treatment.”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1    Representations and Warranties Concerning the Company Entities. Except as set forth in the Schedules, the Company, Holdings and New Holdings represent and warrant to Parent as set forth below (it being understood that, except with respect to the representations and warranties in Section 4.1(d), Section 4.1(e) and Section 4.1(u)), the representations and warranties set forth in this Section 4.1 are made after giving effect to the Restructuring as if it occurred immediately prior to the execution of this Agreement):

(a)    Organization, Existence and Power; Authority. Each of the Company Entities is a limited liability company or corporation, as applicable, duly organized and validly existing under the Laws of the State of Delaware. Each of the Company Entities has the necessary limited liability company or corporate, as applicable, power and authority to carry on the business as now being conducted by such Company Entity and is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which such qualification or license is necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of the Organizational Documents of each Company Entity as of the Execution Date. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

(b)    Authorization; Enforceability.

(i)    The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby.

(ii)    This Agreement has been duly executed and delivered by the Company and constitutes, and, as of the Closing, each of the other Transaction Documents to which the Company is a party will be duly executed and delivered by the Company, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person party thereto, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(c)    Capital Structure.

(i)    As of the Execution Date, the Equity Securities set forth on Schedule 4.1(c)(i)(A) constitute all of the issued and outstanding Equity Securities of each of the Company Entities. After giving effect to the Restructuring and as of the Closing, the Equity Securities set forth on Schedule 4.1(c)(i)(B) will constitute all of the issued and outstanding Equity Securities of each of the Company Entities. All of such Equity Securities have been or will be, as the case may be, duly authorized, validly issued and fully paid. No such Equity Securities were or will be issued in violation of the Organizational Documents of the Company Entities, as applicable and such Equity Securities were or will be, as the case may be, issued in accordance with applicable Law in all material respects. Schedule 4.1(c)(i) sets forth the Series A Preferred Balance as of the Execution Date.

(ii)    Except as set forth on Schedule 4.1(c)(ii) or in the Organizational Documents of the Company Entities, as applicable, there are no outstanding (A) Equity Securities of any Company Entity; (B) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts that may require any Company Entity to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem, any Equity Securities of any Company Entity (including any securities convertible into or exchangeable or exercisable for any Equity Security of any Company Entity); or (C) stock appreciation, phantom stock, profit participation, or similar rights with respect to any Company Entity.

(iii)    Except as set forth on Schedule 4.1(c)(iii), none of the Company Entities owns, directly or indirectly, any Equity Securities of any Person.

(d)    No Conflicts.

(i)    Except for those set forth on Schedule 4.1(d)(i) (collectively, the “Company Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required on the part of any Company Entity in connection with the execution and delivery of this Agreement by the Company and, as of the Closing, the other Transaction Documents by any such Company Entity or the consummation of the transactions contemplated hereby and thereby, except filings, consents or approvals which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)    Except as set forth on Schedule 4.1(d)(ii) and assuming receipt of the Company Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery of this Agreement by the Company and, as of the Closing, the other Transaction Documents by the Company or any Company Entity, and the consummation of the transactions contemplated hereunder and thereunder, including but not limited to the Restructuring, will not result in (i) any conflict with the Organizational Documents of the Company Entities, (ii) any breach or violation of, or default under, or constitute or give rise to a right of termination pursuant to, any Material Contract, (iii) a violation of or default under any Law or Order to which any Company Entity is subject, or (iv) the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on the Company Assets, except, in the case of each of the foregoing clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)    Financial Statements.

(i)    Set forth on Schedule 4.1(e)(i) are (i) the audited consolidated balance sheet of Current Holdings as of December 31, 2018 and 2017, and the related Statements of Operations, Changes in Equity and Cash Flows for the years ended December 31, 2018 and 2017 and the notes thereto and (ii) the unaudited consolidated balance sheet of Current Holdings as of March 31, 2019 and the related Statements of Operations, Changes in Equity and Cash Flows for the three months ended March 31, 2019 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP (except that, being unaudited, the Financial Statements referred to in clause (ii) do not contain all notes required by GAAP and are subject to normal and recurring year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby, and (iii) fairly present in all material respects the financial condition and results of operations of the Company Entities at the respective dates and for the respective periods described therein.

(f)    Undisclosed Liabilities. Since March 31, 2019 (the “Reference Balance Sheet Date”), the Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those Liabilities which (a) are adequately reflected or reserved against in the balance sheet as of the Reference Balance Sheet Date, (b) have been incurred in the ordinary course of business since the Reference Balance Sheet Date, (c) are not required to be presented on the face of a balance sheet prepared in accordance with GAAP, (d) are incurred in connection with the transactions contemplated hereby or (e) would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(g)    Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date and through the Execution Date, other than (x) in the ordinary course of business consistent with past practice, (y) in connection with the Restructuring or (z) as set forth on Schedule 4.1(g), there has not been, with respect to the Company Entities, any:

(i)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)    amendment of the Organizational Documents of any of the Company Entities;

(iii)    split, combination or reclassification of any shares of its membership interests;

(iv)    issuance, sale or other disposition of any of its membership interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests;

(v)    declaration or payment of any dividends or distributions on or in respect of any of its membership interests or redemption, purchase or acquisition of its membership interests (other than tax distribution and in connection with payments of dividends to the Series A Preferred Members);

(vi)    material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP;

(vii)    material change in the Company Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii)    entry into any Contract that would constitute a Material Contract;

(ix)    incurrence, assumption or guarantee of any indebtedness for borrowed money by any Company Entity other than borrowings under the Revolving Credit Facility;

(x)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the balance sheet or cancellation of any debts or entitlements in excess of $2,000,000;

(xi)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(xii)    any capital investment in, or any loan to, any other Person (other than a wholly owned, directly or indirectly, Subsidiary);

(xiii)    acceleration, termination, material modification to or cancellation of any Material Contract;

(xiv)    any commitment for capital projects that, if funded during 2019, would cause the Company Entities, taken as a whole, to make capital expenditures exceeding 110% of the aggregate capital expenditures contemplated by the Company’s 2019 budget;

(xv)    any loan to (or forgiveness of any loan to) any of its members or current or former directors, officers and employees;

(xvi)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xvii)    (A) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (B) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $250,000, or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xviii)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Employee Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(xix)    except for the transaction contemplated herein, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xx)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $2,500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases in the ordinary course of business consistent with past practice;

(xxi)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxii)    action by any of the Company Entities to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any period after the Closing Date; or

(xxiii)    commitment, resolution or agreement to take any of the foregoing actions.

(h)    Bankruptcy. No Company Entity (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt or (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against such Company Entity.

(i)    Legal Proceedings. Except as set forth on Schedule 4.1(i), (a) there is no Legal Proceeding pending or, to the Knowledge of Company, threatened against the Company or any Company Entity which (i) involves or affects any Company Entity or the Company Assets and has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated hereby, and (b) there are no material outstanding Orders imposed upon any Company Entity or any of the Company Assets which have not been satisfied as of the Execution Date.

(j)    Taxes. Except as set forth on Schedule 4.1(j):

(i)    Each of the Company Entities has timely filed all material Tax Returns required to be filed by or with respect to the material Taxes of the Company Entities, and has timely paid in full all material Taxes required to have been paid. No material audits or Legal Proceedings have been conducted or have been threatened, in writing, with respect to Taxes of the Company Entities. There are no material Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Company Assets.

(ii)    No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by a Company Entity has been executed or filed with the IRS or any other Governmental Authority that is currently in effect.

(iii)    No Company Entity (i) is a party to any Tax allocation or sharing agreement (other than agreements or arrangements not primarily related to Taxes), (ii) is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than groups the common parent of which is the Company) or (iii) otherwise has any liability for the Taxes of any Person (other than any of the Company Entities) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise.

(iv)    All material Taxes required to be withheld, collected or deposited by or with respect to the Company Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority. Each of the Company Entities has complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(v)    Since its formation, each of the Company Entities has been classified as either a partnership or a disregarded entity for U.S. federal (within the meaning of Treasury Regulation Section 301.7701-2) and state and local income Tax purposes (where the applicable state or local jurisdiction conforms with the Treasury Regulations as to classification of entities).

(vi)    None the Company Entities have participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)    Compliance with Laws. Each Company Entity is, and at all times since January 1, 2017, has been, in compliance with all Laws applicable to its businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to any of the Company Entities is pending or threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)    Permits. Each Company Entity holds all permits, licenses, franchises, approvals, certificates, exemptions, orders, registrations, or other authorizations of any Governmental Authority necessary for them to own, lease and operate their respective properties and assets and to carry on their respective businesses and operations in all material respects as currently conducted (the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)    Properties.

(i)    Each Company Entity has good and valid material title to, or in the case of leased property and leased tangible assets, a valid material leasehold interest in, all of its real properties and tangible assets that are necessary for each Company Entity to conduct their respective businesses as currently conducted, free and clear of all Encumbrance other than (i) Encumbrance for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’

Encumbrance arising in the ordinary course of business of the Company Entities consistent with past practice and (iii) any such matters of record, Encumbrance and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company Entities as currently conducted. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company Entities is in good working order (reasonable wear and tear excepted).

(ii)    Each of the Company Entities, to Company’s Knowledge, has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Entities enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)    Schedule 4.1(m)(iii) sets forth a true and complete list of (i) all real property owned by each Company Entity and (ii) all real property leased for the benefit of each Company Entity pursuant to a Contract providing for annual aggregate rent in excess of $500,000; except in each case any real property that are Oil and Gas Leases.

This Section 4.1(m) does not relate to the Company Entities’ Intellectual Property, which is the subject of Section 4.1(r), or Oil and Gas Properties, which is the subject of Section 4.1(t).

(n)    Benefit Plans.

(i)    Schedule 4.1(n)(i) contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and all stock purchase, stock option, phantom stock or other equity-based plan (other than the Management Units), severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former manager, consultant, former Business Employee of the Company, including any Continuing Employee (or any of their beneficiaries or dependents), has any present or future right to compensation or benefits or any Company Entity sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Each such plan, agreement, program, policy and arrangement shall be singularly referred to as an “Employee Plan” and collectively as the “Employee Plans.”

(ii)    The Company has provided or made available to Parent a current, accurate and complete copy of each Employee Plan, or if such Employee Plan is not in written form, a written summary of all of the material terms of such Employee Plan. With respect to each Employee Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (A) any related trust agreement or other funding instrument, (B) the most recent determination letter of the IRS, (C) any summary plan description, summary of material modifications, and other similar material written communications to the employees of Company Entities concerning the benefits provided under an Employee Plan, and (D) for the three (3) most recently completed fiscal years, (1) the Form 5500 and attached schedules, (2) audited financial statements, and (3) actuarial valuation reports.

(iii)    No Company Entity nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise), and no fact or event exists that would reasonably be expected to give rise to any such liability, with respect to: (A) a “multiemployer plan” (within the meaning of Section 3(37)(B) of ERISA), (B) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (C) a “multiple employer plan” within the meaning of Section 413 of the Code and Prohibited Transaction Exemption 76-1, Part C, Section III, (D) a “multiple employer welfare arrangement” within the meaning of Section 4(30) of ERISA or (E) a “funded welfare plan” within the meaning of Section 419 of the Code.

(iv)    With respect to the Employee Plans, except as is disclosed in Schedule 4.1(n)(iv): (A) each Employee Plan complies with its terms and complies in form and in operation in all material respects with the applicable provisions of ERISA and the Code and all other applicable legal requirements; (B) no prohibited transaction, other than those for which correction has been made or will be made prior to Closing and in each case, without any Material Adverse Effect, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, and all contributions required to be made under the terms of any Employee Plan have been timely made or accrued; and (C) each Employee Plan intended to be qualified under Section 401(a) of the Code that is required to do so has received or applied for a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and to Company’s Knowledge nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and to Company’s Knowledge nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Employee Plan.

(v)    Except as is disclosed in Schedule 4.1(n)(v) there is no Action by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other regulatory authority having jurisdiction over an Employee Plan or by any plan participant or beneficiary pending, or to Company’s Knowledge, threatened, relating to the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions.

(vi)     Each Employee Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B(b) of the Code, the Health Insurance Portability and Accountability Act of 1986, as amended, Section 4980D of the Code and the Patient Protection and Affordable Care Act of 2010, as amended, and the Company Entities are not subject to any liability, including additional contributions, fines, penalties, assessable payments, or loss of Tax deduction as a result of such administration and operation.

(vii)    The Company Entities have no obligation to provide any welfare benefits to any employee following termination of employment, except continuation coverage required under Section 4980B(f) of the Code and Section 601(a) of ERISA (or equivalent state Law).

(viii)    Each Employee Plan subject to Section 409A of the Code has complied in form and operation with the material requirements of Section 409A of the Code as in effect from time-to-time.

(ix)    Except as disclosed in Schedule 4.1(n)(ix) none of the Company Entities are obligated to make any payments in connection with the transactions contemplated by this Agreement (either alone or in connection with any other event), including under any benefit plan, that would be or reasonably could expected to be an “excess parachute payments” pursuant to Section 280G of the Code, including those which could be approved by the applicable shareholders in a vote conducted in accordance with Treasury Regulation Section 1.280G-1, Q/A-7. There is no agreement, plan or other arrangement to which any Company Entity is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(x)    Except as disclosed in Schedule 4.1(n)(x), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (A) entitle any current or former manager, consultant, former Business Employee of the Company, including any Continuing Employee to severance pay, unemployment compensation or any other similar termination payment that could become payable by Parent or any Parent Affiliate, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Continuing Employee, which would become the financial responsibility of Parent or any Parent Affiliate.

(o)    Labor Matters.

(i)    Schedule 4.1(o)(i) sets forth a list of the names of each Business Employee, along with the annualized base salary or hourly rate of pay, bonus and benefits for which such Business Employees are eligible. The Company Entities are and since January 1, 2017 have been, in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, overtime compensation, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, retaliation, immigration control, employee classification, information privacy and security, and payment and withholding of Taxes. During the preceding three years, there has not been, and as of the Execution Date there is not pending or, to Company’s Knowledge, threatened, any work stoppage, labor strike, lockout or similar labor dispute by employees of the Company Entities.

(ii)    No employee of any Company Entity or any Business Employee is represented by a labor union or covered by an effective or pending collective bargaining agreement or similar labor agreement. During the preceding three years, to Company’s Knowledge, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any Business Employees or employees of the Company Entities. There are no (A) unfair labor practice charges or complaints against the Company Entities pending before the National Labor Relations Board or any other labor relations tribunal or authority and to Company’s Knowledge no such charges, claims or petitions are threatened, (B) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (C) grievances or pending arbitration proceedings against the Company Entities that arose out of or under any collective bargaining agreement.

(iii)    To Company’s Knowledge as of the Execution Date, except as set forth on Schedule 4.1(o)(iii) no Business Employee who is a management employee or officer intends, or is expected, to terminate his or her employment in connection with or as a result of the consummation of the transactions contemplated herein.

(iv)    Except as set forth on Schedule 4.1(o)(iv), with respect to any current or former employee, officer, consultant, worker or other service provider of any Company Entity, there are no Legal Proceedings against the Company Entities pending, or to Company’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider to any Company Entity, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in any Company Entity incurring a material liability.

(v)    The Company, with respect to the Business Employees, is, and at all times since at least January 1, 2017 has been, in material compliance with all applicable Laws relating to immigration and/or the verification of employment eligibility, including without limitation the Immigration Reform and Control Act of 1986, as amended, and the Immigration and Nationality Act, as amended. Each Business Employee has provided documentation that he or she is legally authorized to work in the

United States and, to the Company’s Knowledge, has properly completed an I-9 form and the Company has retained such form in accordance with the requirements of applicable immigration Laws.

(p)    Material Contracts.

(i)    Schedule 4.1(p)(i) lists each Contract of the following types to which any of the Company Entities is a party or by which any of their respective properties or assets is bound as of the Execution Date:

(A)    any Contract that materially limits the ability of any Company Entity to compete in any line of business or with any Person or in any geographic area;

(B)    any Contract with respect to the formation, creation, operation, management or Control of a joint venture, partnership or other similar agreement or arrangement with any Person other than another Company Entity involving assets or obligations in excess of $5,000,000;

(C)    any Contract relating to Indebtedness having an outstanding principal amount in excess of $1,000,000;

(D)    any Contract involving the acquisition or disposition of assets with a value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise) (other than acquisitions or dispositions of inventory or Hydrocarbons in the ordinary course of business consistent with past practice);

(E)    any Contract that by its terms calls for aggregate payment or receipt by any Company Entity under such Contract of more than $5,000,000 and has a term greater than one year, not including any Contracts made in the ordinary course of business for oil and gas well drilling and completion;

(F)    any Contract that obligates any Company Entity to make any capital commitment, loan or expenditure in an amount in excess of $5,000,000;

(G)    any Contract not entered into in the ordinary course of business between any Company Entity, on the one hand, and any Affiliate thereof (other than any other Company Entity), excluding the Organizational Documents of the Company Entities;

(H)    any Contract with any Governmental Authority, excluding any Oil and Gas Leases and Company Permits;

(I)    each joint operating agreement, joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract that either (A) is material to the operation of the Company Entities, taken as a whole, (B) would reasonably be expected to require the Company Entities to make aggregate expenditures in excess of $5,000,000 in the aggregate during the 12-month period following the Closing Date or (C) contains an area of mutual interest, or any “tag along” or “drag along (or similar rights) allowing a third party, or requiring the Company Entities to, participate in any future transactions with respect to any assets or properties of the Company Entities;

(J)    any Contract that provides for the sale by a Company Entity of Hydrocarbons for a term greater than one year and in excess of 10 MMcf of Hydrocarbons per day over a period of one month (calculated on a yearly average basis);

(K)    each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case, affecting the business or the Oil and Gas Properties of any Company Entity, to which any Company Entity or any of their respective Subsidiaries is subject, and is material to such Company Entity, other than those contained in

(i) any agreement in which such provision is solely for the benefit of such Company Entity, (ii) customary royalty pricing provisions in Oil and Gas Leases or (iii) customary preferential rights in joint operating agreements, unit agreements or participation agreements; or

(L)    each Contract for any Derivative Transaction, including for the avoidance of doubt, a summary of the material terms of each confirmation with respect thereto setting forth the counterparty, trade date, product, price, term and notional amounts or volumes).

Each contract of the type described in clauses (A) through (L) is referred to herein as a “Material Contract.”

(ii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company Entity to the extent such Company Entity is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (B) there is no default under any Material Contract by the Company Entity or, to the Company’s Knowledge, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of any Company Entity or, to the Company’s Knowledge, any other party thereto under any such Material Contract. No Company Entity has received any written notice of any such default, event or condition. Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto, as of the Execution Date.

(q)    Insurance. Schedule 4.1(q)(i) sets forth a list of all of the material policies of insurance carried by or for the benefit of the Company Entities or the Company Assets, other than title insurance policies, if any, with respect to any real property. As of the Execution Date, except as set forth on Schedule 4.1(q)(ii), no material claim relating to the Company Entities or the Company Assets is outstanding under any of the policies set forth on Schedule 4.1(q)(i), and to the Company’s Knowledge, no carrier of any such policy has asserted any denial of coverage. As of the Execution Date, all premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full.

(r)    Intellectual Property. Except as disclosed on Schedule 4.1(r), (a) the Company Entities own, or have valid licenses or other rights to use, all Intellectual Property necessary for the operation of the Company business, subject to any limitations contained in the agreements governing the use of the same, except has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (b) to the Company’s Knowledge, none of such Intellectual Property is the subject of any challenge regarding use thereof, (c) to the Company’s Knowledge, the conduct of the Company business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, and (d) no Company Entity has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which any Company Entity is a party or by which it is bound.

(s)    Environmental. Except as set forth on Schedule 4.1(s):

(i)    Each Company Entity is and, for the previous five years, has been in compliance with Environmental Laws in all material respects, and such compliance includes obtaining and possessing and complying in all material respects with all Permits required pursuant to any Environmental Law in connection with the assets and operations of the Company Entities as presently conducted.

(ii)    There have been no Releases of Hazardous Materials at any property currently or, to the Company’s Knowledge, formerly owned, operated or otherwise used by the Company Entities, or, to the Company’s Knowledge, by any predecessors of any Company Entity, except as has not had, and would not reasonably be expected to cause a material Liability to any Company Entity, and, as of the Execution Date, neither Company nor any Company Entity have received any written notice asserting material non-compliance with, or a material liability or obligation under any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by any Company Entity, or at or from any offsite location where Hazardous Materials from any Company Entity’s operations have been sent for treatment, disposal, storage or handling.

(iii)    As of the Execution Date, no Company Entity (x) is the subject of any pending or, to the Company’s Knowledge, any threatened Legal Proceeding regarding, and has not received from any Governmental Authority or other Person any written notice or claim of, any actual or potential material violation of or Liability under any Environmental Law other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority, and for which such Company Entity has no further material obligations outstanding, or regarding the termination, revocation, suspension or adverse modification of any material Permit issued under Environmental Laws, and (y) is not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree imposing material outstanding obligations pursuant to Environmental Laws.

(iv)    Prior to the Execution Date, the Company has made available to Parent true and complete copies of all environmental investigations, studies, audits and tests, and other material documents, including but not limited to, Phase I and Phase II environmental site assessments, in the possession, control or custody of Company or any Company Entity and relating to (a) material environmental conditions at any current or former properties or facilities owned or operated by any Company Entity or (b) any unresolved material Liability of an Company Entity under Environmental Laws.

(v)    Except as expressly set forth in this Section 4.1(s), neither the Company nor any of the Company Entities make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law or with respect to Hazardous Materials.

(t)    Oil and Gas Matters.

(i)    Except as would not be material to the Company Entities taken as a whole and except for any Oil and Gas Properties (1) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by the Company’s independent petroleum engineers relating to the Company’s interests referred to therein as of December 31, 2018 (the “Company Reserve Report”) attached hereto as Exhibit C or (2) reflected in the Company Reserve Report as having been sold or otherwise disposed of, the Company Entities have Company Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (after giving effect to such excepted assets and properties, the “Company Reserve Report Oil and Gas Properties”) and in each case as attributable to interests owned by the Company Entities, free and clear of any material Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “Company Good and Defensible Title” means that any Company Entity’s title (as of the date hereof and as of the Closing) to each of the Company Reserve Report Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (a) entitles any Company Entity to receive (after satisfaction or payment of all royalties, minimum royalties, overriding royalties and other similar leasehold burdens applicable thereto), not less than the Net Revenue Interest shown in the Company Reserve Report of all Hydrocarbons produced from such Company Reserve Report Oil and Gas Properties throughout the productive life of such Company Reserve Report Oil and Gas Properties other than (i) any decreases in connection with those operations in which the Company Entities may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms of this Agreement, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units, (iv) any decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries or (v) as otherwise expressly stated in the Company Reserve Report, (b) obligates a Company Entity to bear a Working Interest relating to such Company Reserve Report Oil and Gas Properties of not greater than the Working Interest shown on the Company Reserve Report for such Company Reserve Report Oil and Gas Properties other than (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (ii) changes due to the exercise after the Execution Date of non-consent rights under the applicable operating agreements and similar agreements or applicable Law, (iii) increases that are accompanied by at least a proportionate increase in the Company Entities’ collective Net Revenue Interest in such Company Reserve Report Oil and Gas Properties, or (iv) as otherwise expressly stated in the Company Reserve Report, and (c) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)    Except for any such matter that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the factual, non-interpretive data supplied by the Company to its independent petroleum engineers relating to the Company’s interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Company Reserve Report Oil and Gas Properties in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. The oil and gas reserve estimates of Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company’s independent petroleum engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company Entities as of the dates indicated therein.

(iii)    With respect to the Company Entities, (1) all material rentals, shut-in royalties and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases held by any Company Entity have been properly and timely paid in all material respects, (2) all material royalties, minimum royalties, overriding royalties and other similar leasehold burdens owed by any Company Entity with respect the Company Entities’ interests in any Oil and Gas Properties have been timely and properly paid in all material respects and (3) none of the Company Entities (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company Entities.

(iv)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties owned by the Company Entities are being received by them in a timely manner and are not being held in suspense (by Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Hydrocarbon wells.

(v)    All of the Hydrocarbon wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Company Entities or otherwise associated with an Oil and Gas Property of the Company Entities have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by the Company Entities related to such wells and applicable Law, in each case in all material respects. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(u)    Preferential Rights and Consents. Schedule 4.1(u) contains a list of all (a) rights or agreements that permit any Person to purchase or acquire any assets of any Company Entity or portions thereof triggered by and arising in connection with the transactions contemplated hereby, and (b) consents to assignment, approvals, waivers, or authorizations (excluding any of the foregoing customarily obtained from Governmental Authorities or following Closing) triggered by and arising in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby required to be obtained by Company (the “Consents”) except those rights, agreements or Consents that would not be material to the Company Entities taken as a whole.

(v)    Rights-of-Way. Each of the Company Entities has such easements, rights-of-way, fee assets and other surface or sub-surface use or ingress and egress rights from the applicable Persons (collectively “Rights-of-Way”) as are sufficient to conduct its business as such business is currently operated in all material respects. Each of the Company Entities has fulfilled and performed in all material respects all of its material obligations with respect to such Rights-of-Way and is conducting in all material respects its business in a manner that does not materially violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way. All pipelines operated by the Company Entities are subject to Rights-of-Way or are located on real property owned or leased by the Company Entities, and there are no material gaps (including any gap arising as a result of any breach by any Company Entity of the terms of any Rights-of-Way) in the Rights-of-Way.

(w)    Brokers’ Fees. Except as set forth on Schedule 4.1(w), no Company Entity is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or its Affiliates (including, following the Closing, the Company Entities) based on any arrangements made by or on behalf of any Company Entity or any of its Affiliates prior to Closing, other than as contemplated by this Agreement.

(x)    Books and Records. All books and records of the Company Entities and the Company business have been maintained in accordance with applicable Law in all material respects and in the ordinary course of business consistent with past practices of the Company Entities.

(y)    Ownership of Comstock Securities. Neither the Company nor any of its Subsidiaries or the “affiliates” or “associates” (as such terms are defined in NRS Sections 78.412 and 78.413, respectively) of any such Person is, and at no time during the last four (4) years has been an “interested stockholder” (as such term is defined in NRS Section 78.423) of Parent.

(z)    Information Supplied. Subject to the accuracy of the representations and warranties set forth in Section 4.3, none of the information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Information Statement will, on the date it is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing by or on behalf of Parent for inclusion or incorporation by reference in any of the foregoing documents.

(aa)    Restructuring. The consummation of the Restructuring will not result in any breach or violation of, or default under, or constitute or give rise to a right of acceleration pursuant to, the Notes Indenture.

(bb)    Transaction Expenses. No Company Entity has prepaid any Transaction Expenses to be incurred after the Execution Date.

(cc)    No Additional Representations. Except for the representations and warranties made in Section 4.1 and Section 4.2, neither Company nor any other Person makes any express or implied representation or warranty with respect to the Company Entities or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and each Company Entity disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither any Company Entity nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to any Company Entity or their respective businesses; or any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company Entities, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

4.2    Representations and Warranties Concerning Holdings. Except as set forth in the Schedules, Holdings and Current Holdings represent and warrant to Parent as set forth below (it being understood that the representations and warranties set forth in this Section 4.2 as they pertain to Holdings are made after giving effect to the Restructuring as if it occurred immediately prior to the execution of this Agreement):

(a)    Due Organization; Authority. Each of Holdings and Current Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

(b)    Authorization; Enforceability.

(i)    The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Holdings and Current Holdings and no other limited liability company proceedings on the part of Holdings or Current Holdings are necessary to approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby.

(ii)    This Agreement has been duly executed and delivered by Holdings and Current Holdings and constitutes, and, as of the Closing, each of the other Transaction Documents to which Holdings and Current Holdings is a party will be duly executed and delivered by Holdings and Current Holdings, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person party thereto, the valid and binding obligations of Holdings and Current Holdings, enforceable against Holdings and Current Holdings in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(c)    No Conflict.

(i)    Except as set forth on Schedule 4.2(c)(i) (collectively, the “Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required on the part of Holdings or Current Holdings in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Holdings and Current Holdings or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of Holdings or Current Holdings to fulfill its obligations hereunder or under the other

Transaction Documents to which it is or will be a party as of the Closing, (ii) those that may be required because of Parent’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (iii) those customarily given or obtained post-closing for transactions of the type contemplated herein.

(ii)    Except as set forth on Schedule 4.2(c)(ii) and assuming receipt of the Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Holdings and Current Holdings and the performance by Holdings of its obligations hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of either Holdings or Current Holdings, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any material Contract to which Holdings or Current Holdings is a party or by which Holdings, Current Holdings or any of their properties or assets are bound, (iii) a violation of or default under any Law or Order to which Holdings is subject or (iv) the creation or imposition of any Encumbrance, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of Holdings and Current Holdings to fulfill their obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.

(d)    Private Placement.

(i)    Each of Holdings and Current Holdings is acquiring the Stock Consideration for their own account with no present intention to resell or otherwise distribute such securities in violation of applicable securities laws. Holdings is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Each of Holdings and Current Holdings acknowledge that the Stock Consideration has not been registered under the Securities Act or any state securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act (whether under the Registration Rights Agreement or otherwise) or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

(ii)    Each of Holdings and Current Holdings (A) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in Parent Common Stock, and (B) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(iii)    Each of Holdings and Current Holdings (A) has conducted its own investigation of Parent, the Series A Preferred Stock and Parent Common Stock, (B) has had access to the SEC Reports and to such financial and other information as it deems necessary in connection with its decision to receive the Stock Consideration, and (C) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of Parent and its Subsidiaries and to ask questions of Parent and receive answers thereto, each as it deems necessary in connection with its decision to receive the Stock Consideration. Each of Holdings and Current Holdings further acknowledges that they have had the opportunity to consult with its own counsel, financial, tax, and other professional advisers as it believes is sufficient for purposes of its receipt of the Stock Consideration.

(iv)    Each of Holdings and Current Holdings understand that upon the original issuance of the Stock Consideration, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Stock Consideration, and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend (the “Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

(v)    Promptly upon the earlier of (A) the expiration of Rule 144’s applicability to Holdings (and its transferees) and/or its (and their) designees(s) holdings of Parent’s securities or (B) the effectiveness of a registration statement covering the Stock Consideration pursuant to the Registration Rights Agreement, Parent shall submit a letter to its transfer agent as well as a customary written opinion of its legal counsel instructing the transfer agent to remove the Restrictive Legend contemplated hereby. Any restrictive legend applicable to the Common Stock issuable upon conversion of the Series A Preferred Stock shall be removed consistent with the foregoing.

(e)    Ownership of the Company. As of the Execution Date, all of the issued and outstanding common Equity Securities of the Company are owned by Current Holdings, free and clear of all Encumbrances, other than those Encumbrances set forth in the applicable Organizational Documents or under applicable securities Laws. After giving effect to the Restructuring, all of the issued and outstanding Equity Securities of the Company will be owned by Holdings, free and clear of all Encumbrances, other than those Encumbrances set forth in the applicable Organizational Documents or under applicable securities Laws.

(f)    No Additional Representations. Except for the representations and warranties made in Section 4.1 and Section 4.2, neither Holdings, Current Holdings nor any other Person makes any express or implied representation or warranty with respect to Holdings, Current Holdings or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and each of Holdings and Current Holdings disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Holdings, Current Holdings nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to Holdings, Current Holdings or their respective businesses; or any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of Holdings and Current Holdings, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

4.3    Representations and Warranties Concerning Parent. Except as set forth in the Schedules, and except as disclosed in the SEC Reports filed after December 31, 2018 and prior to the Execution Date (excluding any disclosures set forth in any such SEC Reports in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, Parent represents and warrants to the Company and Holdings as follows:

(a)    Due Organization; Authority. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada. Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder. Each of Parent and its Subsidiaries is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which it carries on business or owns assets, and such qualification is required by Law except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Authorization; Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and the consummation by Parent of the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock) have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and the other Transaction Documents to consummate the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock). This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(c)    No Conflict.

(i)    Except for those set forth on Schedule 4.3(c) (collectively, the “Parent Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required on the part of Parent in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Parent or the consummation of the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock), except filings, consents or approvals which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)    Assuming receipt of the Parent Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent does not, and the consummation of the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock) and compliance by Parent with the provisions hereof and thereof (including the conversion or exercise provisions of the Preferred Stock) will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of Parent’s Organizational Documents, or Organizational Documents of any Subsidiary of Parent, any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other Contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or subject to the Parent Required Governmental Authorizations, any Law or any rule or regulation of the NYSE applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except, with respect to clauses (b) and (c), for any such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)    The Stockholder Consent is the only approval of Parent’s stockholders necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Jones Purchase Agreement.

(d)    No Brokers. Except as set forth on Schedule 4.3(d), neither Parent nor any of its Subsidiaries are parties to any Contract for the payment of any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origin, negotiation, execution or performance of this Agreement for which the Company of any of its Affiliates will have any liability whatsoever.

(e)    Bankruptcy. There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending, being contemplated by, or to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent. Parent is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

(f)    Legal Proceedings. Except as set forth on Schedule 4.3(f), (a) there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Entity which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated hereby, or (iii) as of the Execution Date, challenges the validity or enforceability of the obligations of Parent under this Agreement or the respective obligations of Parent under the other Transaction Documents to which it is or will be a party and (b) there are no material outstanding Orders imposed upon any Parent Entity or any of its assets which have not been satisfied as of the Execution Date.

(g)    The Stock Consideration.

(i)    Parent Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any Equity Securities of Parent has been issued and is continuing, and no proceedings for such purpose are, to the Knowledge of Parent, pending, contemplated or threatened.

(ii)    The Stock Consideration and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, when issued pursuant to the terms of this Agreement and the Preferred Stock Designation, as applicable, will be issued in the name of the Holdings and/or its designee(s), and duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all pledges, claims, restrictions, charges, preemptive, preferential or similar purchase rights, security interests, hypothecations or other Encumbrances of any nature whatsoever, other than such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various states of the United States and such Encumbrances as may be imposed by the Company.

(iii)    At or prior to Closing, 106,250,000 shares of Common Stock to be issued upon any conversion of shares of Preferred Stock into Common Stock shall have been duly reserved for such issuance and approved for listing on the NYSE, subject to official notice of issuance.

(h)    SEC Reports; Undisclosed Liabilities.

(i)    Since January 1, 2018, Parent has filed and furnished with the SEC on a timely basis true and complete copies of all SEC Reports required to be filed or furnished under the Securities Act or the

Exchange Act. The SEC Reports, as of their respective effective dates (in the case of the SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Reports), or, if amended, as finally amended, prior to the Execution Date, complied, or if not yet filed or furnished will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SEC Reports, and none of the SEC Reports as of such respective dates contained, or if filed or furnished with the SEC subsequent to the Execution Date will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)    The consolidated financial statements of Parent, including all notes and schedules thereto, included in the SEC Reports as of their respective dates (if amended, as of the date of the last such amendment) comply, or if filed after the Execution Date will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, or will have been, prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), in a manner consistent with the books and records of Parent and its Affiliates and fairly present, or will fairly present, in all material respects, in accordance with the applicable requirements of GAAP the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(iii)    Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit and risk committee of Parent Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SEC Reports, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective.

(iv)    Since December 31, 2018, neither Parent and nor any of its Subsidiaries has any Liabilities, except those Liabilities which (a) are adequately reflected or otherwise reserved against on the balance sheet of Parent and its Subsidiaries as of December 31, 2018 included in the SEC Reports filed by

Parent and publicly available prior to the Execution Date, (b) have been incurred in the ordinary course of business since December 31, 2018, (c) are not required to be presented on the face of a consolidated balance sheet of Parent prepared in accordance with GAAP, (d) are incurred in connection with the transactions contemplated hereby or (e) would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(v)    Since December 31, 2018, and other than as set forth on Schedule 4.3(h)(v), (i) there has not been any fact, event, circumstance, change, occurrence, effect, result, consequence, condition or matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Parent Entities have in all material respects operated in the ordinary course consistent with past practices (other than the entry into this Agreement and the negotiation thereof) and (iii) Parent has not (A) declared or paid any dividends in respect of its Equity Securities (other than tax distributions consistent with past practice) or (B) repurchased or redeemed any Equity Securities of Parent.

(vi)    Since December 31, 2018, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or Representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(vii)    As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports. To the Knowledge of Parent, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.

(viii)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

(ix)    Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.

(i)    Capitalization.

(i)    As of the Execution Date, the authorized capital stock of Parent consists of (i) 155,000,000 shares of Parent Common Stock, par value $0.50 per share, and (ii) 5,000,000 shares of preferred stock, par value $10.00 per share (“Preferred Stock”). At the close of business on June 6, 2019: (A) 105,953,681 shares of Parent Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding; (B) the shares of Parent Common Stock issued and outstanding include 497,162 shares of restricted stock; (C) 671,090 shares were subject to outstanding performance share units (assuming maximum performance) and 7,570,291 shares of Parent Common Stock remained available for issuance pursuant to the Parent Stock Plan.

(ii)    All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any pre-emptive or similar rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance, in all material respects, with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Parent Stock Plan). As of the close of business on June 6, 2019, except as set forth in this Section 4.3(i), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any Equity Securities of Parent or securities convertible into or exchangeable or exercisable for Equity Securities of Parent. All outstanding shares of capital stock or other Equity Securities of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.3(i), there are outstanding: (A) no Equity Securities of Parent, Voting Debt or other voting securities of Parent, (B) no Equity Securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Equity Securities of Parent, Voting Debt or other voting securities of Parent and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Equity Securities of Parent or its Subsidiaries or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other Equity Securities of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any Equity Securities of Parent. As of the Execution Date, neither Parent nor any of its Subsidiaries has any (1) interests in any joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.3(i).

(j)    Information Supplied. Subject to the accuracy of the representations and warranties set forth in Sections 4.1 and 4.2, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Information Statement will, on the date it is first published, distributed or disseminated to the stockholders of Parent, at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

(k)    Taxes.

(i)    Parent is not an investment company within the meaning of Section 351(e)(1) of the Code.

(ii)    To Parent’s Knowledge, there is no agreement, arrangement or understanding relating to rights or obligations to vote Parent Common Stock among Parent and certain of its stockholders.

(iii)    Except as set forth on Schedule 4.3(k)(iii), there is no current plan, intention, agreement, arrangement or understanding for: (a) Parent to issue any shares of Parent Common Stock or other interests in its equity other than the Stock Consideration, Parent Common Stock and convertible preferred stock issued pursuant to the Jones Purchase Agreement; or (b) Parent or, to Parent’s Knowledge, any other person affiliated with Parent, to redeem or otherwise reacquire any Parent Common Stock or convertible preferred stock to be issued in connection with this Agreement, or the Jones Purchase Agreement.

(iv)    To Parent’s Knowledge, there is no current plan, intention, agreement, arrangement or understanding for any person to exercise any stock rights, warrants or subscriptions with respect to any capital stock of Parent other than pursuant to the transactions contemplated by this Agreement.

(v)    To Parent’s Knowledge, there is no current plan, intention, agreement, arrangement or understanding for any person to dispose of any Parent Common Stock or other interests in its equity that would prevent the transactions described in Section 3.2(b) from qualifying for the Intended Tax Treatment.

(l)    Environmental. Except as set forth on Schedule 4.3(l):

(i)    Each Parent Entity is and, for the previous five years, has been in compliance with Environmental Laws in all material respects, and such compliance includes obtaining and possessing and complying in all material respects with all Permits required pursuant to any Environmental Law in connection with assets and operations of the Parent Entities as presently conducted.

(ii)    There have been no Releases of Hazardous Materials at any property currently or, to Parent’s Knowledge, formerly owned, operated or otherwise used by the Parent Entities, or, to Parent’s Knowledge, by any predecessors of an Parent Entity, except as have not had, and would not reasonably be expected to cause a material Liability to any Company Entity, and, as of the Execution Date, neither Parent nor any Parent Entity have received any written notice asserting material non-compliance with, or a material liability or obligation under any Environmental Laws in all material respects, including with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by an Parent Entity, or at or from any offsite location where Hazardous Materials from an Parent Entity’s operations have been sent for treatment, disposal, storage or handling.

(iii)    As of the Execution Date, no Parent Entity (x) is the subject of any pending or, to Parent’s Knowledge, any threatened Legal Proceeding regarding, and has not received from any Governmental Authority or other Person any written notice or claim of, any actual or potential material violation of or Liability under any Environmental Law other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority, and for which such Parent Entity has no further material obligations outstanding, or regarding the termination, revocation, suspension or adverse modification of any material Permit issued under Environmental Laws, and (y) is not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree imposing material outstanding obligations pursuant to Environmental Laws.

Except as expressly set forth in this Section 4.3(l), neither Parent nor any of the Parent Entities make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law or with respect to Hazardous Materials.

(m)    Oil and Gas Matters.

(i)    Except as would not be material to the Parent Entities taken as a whole and except for any Oil and Gas Properties (1) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Parent’s independent petroleum engineers relating to Parent’s interests referred to therein as of December 31, 2018 (the “Parent Reserve Report”) filed as exhibit 99.1 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019, or (2) reflected in the Parent Reserve Report as having been sold or otherwise disposed of, the Parent Entities have Parent Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (after giving effect to such excepted assets and properties, the “Parent Reserve Report Oil and Gas Properties”) and in each case as attributable to interests owned by the Parent Entities, free and clear of any material Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “Parent Good and Defensible Title”

means that any Parent Entity’s title to each of the Parent Reserve Report Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (a) entitles any Parent Entity to receive (after satisfaction or payment of all royalties, minimum royalties, overriding royalties and other similar leasehold burdens applicable thereto), not less than the Net Revenue Interest shown in the Parent Reserve Report of all Hydrocarbons produced from such Parent Reserve Report Oil and Gas Properties throughout the productive life of such Parent Reserve Report Oil and Gas Properties other than (i) any decreases in connection with those operations in which the Parent Entities may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms of this Agreement, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units, (iv) any decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries or (v) as otherwise expressly stated in the Parent Reserve Report, (b) obligates a Parent Entity to bear a Working Interest relating to such Parent Reserve Report Oil and Gas Properties of not greater than the Working Interest shown on the Parent Reserve Report for such Parent Reserve Report Oil and Gas Properties other than (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (ii) changes due to the exercise after the Execution Date of non-consent rights under the applicable operating agreements and similar agreements or applicable Law, (iii) increases that are accompanied by at least a proportionate increase in the Parent Entities’ collective Net Revenue Interest in such Parent Reserve Report Oil and Gas Properties, or (iv) as otherwise expressly stated in the Parent Reserve Report, and (c) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)    Except for any such matter that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to its independent petroleum engineers relating to Parent’s interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Parent Reserve Report Oil and Gas Properties in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. The oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by Parent’s independent petroleum engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Parent Entities as of the dates indicated therein.

(iii)    With respect to the Parent Entities, (1) all material rentals, shut-in royalties and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases held by any Parent Entity have been properly and timely paid in all material respects, (2) all material royalties, minimum royalties, overriding royalties and other similar leasehold burdens owed by any Parent Entity with respect the Parent Entities’ interests in any Oil and Gas Properties have been timely and properly paid in all material respects and (3) none of the Parent Entities (and, to Parent’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Parent Entities.

(iv)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties owned by the Parent Entities are being received by them in a timely manner and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Hydrocarbon wells.

(v)    All of the Hydrocarbon wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Parent Entities or otherwise associated with an Oil and Gas Property of Parent

Entities have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by the Parent Entities related to such wells and applicable Law, in each case in all material respects. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(vi)    None of the Oil and Gas Properties of the Parent Entities is subject to any (a) rights or agreements that permit any Person to purchase or acquire any assets of any Parent Entity or portions thereof triggered by and arising in connection with the transactions contemplated hereby, or (b) consents to assignment, approvals, waivers, or authorizations (excluding any of the foregoing customarily obtained from Governmental Authorities or following Closing) triggered by and arising in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby required to be obtained by Parent, except those rights, agreements or consents that would not be material to the Parent Entities taken as a whole.

(vii)     Rights-of-Way. Each of the Parent Entities has such Rights-of-Way as are sufficient to conduct its business as such business is currently operated in all material respects. Each of the Parent Entities has fulfilled and performed in all material respects all of its material obligations with respect to such Rights-of-Way and is conducting in all material respects its business in a manner that does not materially violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way. All pipelines operated by the Parent Entities are subject to Rights-of-Way or are located on real property owned or leased by the Parent Entities, and there are no material gaps (including any gap arising as a result of any breach by any Parent Entity of the terms of any Rights-of-Way) in the Rights-of-Way.

(n)    Material Contracts.

(i)    Any Contract to which any Parent Entity is party that (i) is required to be filed with the SEC in the SEC Reports pursuant to the Exchange Act or (ii) will be required to be filed with the SEC in any subsequent SEC Report pursuant to the Exchange Act (such Contracts, collectively, the “Parent Contracts”) is either filed as an exhibit to the SEC Reports or is set forth on Schedule 4.3(n).

(ii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Contract is valid and binding on the Parent Entity to the extent such Parent Entity is a party thereto, as applicable, and to Parent’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (B) there is no default under any Parent Contract by the Parent Entity or, to Parent’s Knowledge, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of a Parent Entity or, to Parent’s Knowledge, any other party thereto under any such Parent Contract. No Parent Entity has received any written notice of any such default, event or condition. Parent has made available to the Company (including through the SEC Reports) true and complete copies of all Parent Contracts, including all amendments thereto, as of the Execution Date.

(o)    Related Parties. Except as set forth on Schedule 4.3(o), no Affiliate of Parent, the Jones Entities or Comstock Control Person, nor any of their respective directors, officers or employees (nor any members of such Person’s “immediate family”) (as defined in Rule 16a-1 of the Securities Act (any such Person, a “Related Party”) (i) is a party to any Contract with, or is providing or receiving services from, any Parent Entity, (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Parent Entity or (iii) is indebted to any Parent Entity (any Contract related to the arrangements described in clauses (i) through (iii) hereof, including any such agreements listed (or required to be listed) on Schedule 4.3(o), a “Related Party Contract”).

(p)    Financing.

(i)    Parent has received a term sheet (the “Debt Financing Term Sheet”) from certain prospective lenders regarding the terms pursuant to which such lenders (and/or other lender parties to be identified following the date hereof), may provide the Debt Financing for the purposes of funding a portion of the Cash Consideration, Parent’s other obligations hereunder (including the repayment of the Indebtedness under the Revolving Credit Facility) and related fees and expenses required to be paid by Parent in connection with the transactions contemplated by this Agreement. Parent has delivered to the Company true, complete and correct copies of the Debt Financing Term Sheet. As of the date hereof, assuming the conditions in Sections 6.1 and 6.2 are met, Parent has no reason to believe that the Debt Financing will not be provided or made available to Parent at or prior to the time contemplated under this Agreement for the Closing as contemplated by the Debt Financing Term Sheet.

(ii)    Parent has delivered to the Company true, complete and correct copies of the executed Jones Purchase Agreement.

(iii)    Except as expressly set forth in the Jones Purchase Agreement, there are no conditions precedent to the obligations of each of the Jones Entities to perform their obligations under the Jones Purchase Agreement or any contractual contingencies that would permit such Jones Entities to reduce the value of the shares of Parent Common Stock or the principal amount of preferred equity in Parent that such Jones Entities are required to purchase thereunder. Parent does not have any reason to believe that it will be unable to satisfy all terms and conditions to be satisfied by it in the Jones Purchase Agreement on or prior to the Closing Date nor does Parent have knowledge that any Jones Entity will not perform its obligations thereunder (subject to the terms and conditions thereof).

(iv)    The Jones Purchase Agreement is a valid and binding obligation of Parent and, to Parent’s Knowledge, of each of the other parties thereto. No event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Jones Purchase Agreement. The Jones Purchase Agreement has not been modified or amended, and none of the commitments under the Jones Purchase Agreement have been withdrawn or rescinded in writing in any respect.

(v)    The Debt Financing and the funding of the amounts contemplated by the Jones Purchase Agreement are collectively referred to in this Agreement as the “Financing.” The Financing, if and when funded in accordance with the Debt Financing Term Sheet and the Jones Purchase Agreement, shall provide Parent, taken together with other cash on hand, with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations to pay all amounts contemplated by this Agreement, including (i) the Cash Consideration, (ii) the repayment of the Indebtedness outstanding under the Revolving Credit Facility, and (iii) any fees and expenses of or payable by Parent under this Agreement and under the Debt Financing Term Sheet and the Jones Purchase Agreement that are due on the Closing Date.

(q)    Form S-3. Parent is eligible to register the shares of Parent Common Stock comprising the Stock Consideration and the shares of Parent Common Stock to be issued upon conversion of the Preferred Stock for resale by Holdings under a Registration Statement on form S-3 promulgated under the Securities Act.

(r)    Investment Company. Parent is not now, and immediately after the issuance and sale of Parent Common Stock comprising the Stock Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

(s)    Compliance with Laws. Each Parent Entity is, and at all times since January 1, 2017, has been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Authority with respect to any of the Parent Entities is pending or threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(t)    Parent Opinion. Parent has received the written opinion of BMO Capital Markets Corp., dated as of May 31, 2019 and addressed to the Parent Board, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration, excluding the Series A Preferred Balance, to be paid by Parent is fair, from a financial point of view, to Parent.

(u)    Distribution Restrictions. Parent is not currently prohibited, nor as of the Closing, will be prohibited, directly or indirectly, from paying any distributions with respect to its Equity Securities, except (a) as prohibited under the Parent Revolving Credit Facility, the Parent Indenture, the Notes Indenture, the documents contemplated by the Debt Financing or the Transaction Documents or (b) such prohibitions mandated by the Laws of each of the Parent’s or its Subsidiaries’ state of formation and the terms of their respective Organizational Documents.

(v)    No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that no Company Entity has made or is making any representations or warranties relating to the Company Entities whatsoever, express or implied, beyond those expressly given by the Company Entities in Section 4.1 and Section 4.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company Entities furnished or made available to Parent or any of its Affiliates or Representatives and that Parent has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated hereby).

ARTICLE V

COVENANTS AND AGREEMENTS

5.1    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, Parent and the Company shall cooperate with the other and use (and shall cause their respective Controlled Affiliates to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the End Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain promptly (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third Person necessary, proper or advisable to consummate the transactions contemplated hereby.

(b)    In furtherance and not in limitation of the foregoing, each Party hereto (including by their respective Controlled Affiliates) agrees to make an appropriate filing or filings (if required) of a Notification and

Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days after the Execution Date (unless a later date is mutually agreed to by the Parties hereto), supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, use its reasonable best efforts to take, or cause to be taken (including by their respective Controlled Affiliates), all other actions consistent with this Section 5.1 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the End Date), request and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(c)    Each of the Parties hereto shall use (and shall cause their respective Controlled Affiliates to use) its reasonable best efforts to (i) cooperate in all respects with each other, and provide each other all necessary information and assistance, in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Party a reasonable advance opportunity to review and comment thereon and considering in good faith the views of the other Party, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly supply to the other Party copies of all written communications and the substance of any oral communications received by such Party from, or given by such Party to, any Governmental Authority and received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Party a reasonable opportunity to review and comment in advance, and consider in good faith the views of the other Party and incorporate the other Party’s reasonable comments, in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and give the other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.1(b), the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.1 in a manner so as to preserve the applicable privilege.

(d)    Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require a Party, or any of its respective Affiliates, without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets or businesses (or to agree or commit to any of the foregoing) or (ii) enter into any consent decree, Order or agreement with any Governmental Authority that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of Parent to own, operate or retain all or any portion of Parent’s or the Company Entities’ assets, properties or businesses or Parent’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement. The Parties acknowledge and agree that the obligations under this Section 5.1(d) shall not include any requirement to defend any investigation, litigation or proceeding challenging this Agreement or the Transactions, or conduct any negotiations with any Governmental Authority or other Person relating to this Agreement or the Transactions beyond the End Date.

(e)    Prior to the Closing, Parent and Holdings shall use commercially reasonable efforts to enter into a transition services agreement related to the provision by Parent to Holdings of certain administrative services (including assistance with respect to the filing of Tax Returns and financial reporting obligations following the Closing with respect to the calendar year 2019) on a cost-free basis and on such other customary terms and conditions as are agreed to by Parent and Holdings (including that such services shall not be unduly burdensome on Parent); provided that such agreement shall provide that Parent shall not be required to incur any third party costs and expenses in connection with the provision of such services unless agreed to and reimbursed by Holdings.

5.2    NYSE Listing. Parent shall take all action necessary to cause Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

5.3    Assumed Hedges. Parent shall use all commercially reasonable efforts to take, on or prior to the Closing, all actions necessary to novate the Assumed Hedges to Parent pursuant to the Novation Agreements (including entering into an ISDA Master Agreement with each Assumed Hedge Counterparty).

5.4    Company Entities’ Conduct Prior to Closing. During the period from the date of this Agreement to Closing, except as consented to in writing in advance by Parent, as required by applicable Law or as otherwise contemplated by this Agreement (including the Restructuring), the Company shall cause the Company Entities to carry on their business in the ordinary course consistent with past practice. In addition to and without limiting the generality of the foregoing, during the period from the Execution Date to Closing, except as (i) contemplated by the Restructuring, (ii) set forth on Schedule 5.4, (iii) as required by applicable Law, (iv) specifically required by this Agreement or (v) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Entity to:

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the Equity Securities of any Company Entity, other than (x) tax distributions as required by the Organizational Documents of any Company Entity or made in the ordinary course consistent with past practice, (y) dividends in respect of the Series A Preferred Units in accordance with the Company LLC Agreement, or (z) dividends by any wholly owned Subsidiary of any Company Entity to such Company Entity, (ii) purchase, redeem or otherwise acquire Equity Securities of any Company Entity or any options, warrants, or rights to acquire any Equity Securities in any Company Entity or (iii) split, combine, reclassify or otherwise amend the terms of the Equity Securities of any Company Entity;

(b)    issue, deliver, sell, grant, pledge or otherwise encumber any Equity Securities of any Company Entity or any securities convertible into, exchangeable for or exercisable for any Equity Securities in any Company Entity, or any rights, warrants or options to acquire, any such Equity Securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive Equity Securities in any Company Entity on a deferred basis or other rights linked to the value of equity interests, including pursuant to agreements as in effect on the date hereof;

(c)    other than in the ordinary course consistent with past practice, (i) grant any new or modify or increase any existing compensation, bonus or other benefits for any Continuing Employee under any Employee Plan, (ii) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Employee Plan or other Contract, (iii) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Employee Plan, other than as required by applicable Law, or (iv) hire employees at the executive level or higher or any other employees;

(d)    amend or otherwise change, or authorize or propose to amend or otherwise change, its Organizational Documents;

(e)    directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person or (ii) any assets that are otherwise material to the Company Entities, taken as a whole;

(f)    directly or indirectly sell, lease, license, farmout, allow to lapse, sell and leaseback, abandon, mortgage or otherwise subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory or Hydrocarbons in the ordinary course of business consistent with past practice or a trade or swap of the Company’s acreage for acreage of a third party that is in the Haynesville Basin;

(g)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h)    (i) other than borrowings under the Revolving Credit Facility but subject to Section 6.2(e), incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to another Company Entity;

(i)    incur or commit to incur during 2019 any capital expenditures or authorizations or commitments with respect thereto that in the aggregate, together with all prior expenditures during 2019, exceed 110% of the aggregate capital expenditures contemplated by the Company’s 2019 budget;

(j)    (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or (B) as required by their terms as in effect on the Execution Date of claims, liabilities or obligations reflected or reserved against in the Financial Statements or the notes thereto (for amounts not in excess of such reserves) or incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to Company Entities, or (iii) waive, release, grant or transfer any right of material value to the Company Entities, taken as a whole;

(k)    (i) modify, amend, terminate, cancel or extend any Material Contract in any material respect or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(l)    commence any Action (other than an Action as a result of an Action commenced against such Company Entity), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of any material equitable relief on, or the admission of wrongdoing by, any Company Entity;

(m)    change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(n)    settle or compromise any material liability for Taxes; make, revoke or modify any material Tax election; file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any irrevocable power of attorney; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any Tax sharing or indemnification agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)); or change any method of accounting for Tax purposes;

(o)    change its fiscal year;

(p)    adopt or enter into any collective bargaining agreement or other labor union Contract,

(q)    terminate any employees of the Company Entities or otherwise cause any employees of the Company Entities to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with the Company Entities’ past practices);

(r)    fail to use reasonable best efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company Entities as currently in effect;

(s)    renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company Entities;

(t)    enter into any new line of business outside of its existing business;

(u)    take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(v)    authorize payment by any Company Entity of any Transaction Expenses; or

(w)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Requests for approval of any action restricted by this Section 5.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Parent:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns, President

Email: rburns@comstockresources.com

Parent’s approval of any action restricted by this Section 5.4 shall be considered granted within ten (10) days after the Company’s notice to Parent requesting such consent unless Parent notifies the Company to the contrary during that period. In the event of an emergency, the Company may take such action as a prudent operator would take and shall notify Parent of such action promptly thereafter.

5.5    Parent Entities’ Conduct Prior to Closing. During the period from the date of this Agreement to Closing, except as consented to in writing in advance by the Company, as required by applicable Law or as otherwise contemplated by this Agreement, Parent shall cause the Parent Entities to carry on their business in the ordinary course consistent with past practice. In addition to and without limiting the generality of the foregoing, during the period from the Execution Date to Closing, except as (i) set forth on Schedule 5.5, (ii) as required by applicable Law, (iii) specifically required by this Agreement or (iv) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Entity to:

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the Equity Securities of any Parent Entity, (ii) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, Equity Securities of any Parent Entity or any options, warrants, or rights to acquire any Equity Securities in any Parent Entity or (iii) split, combine, reclassify or otherwise amend the terms of the Equity Securities of any Parent Entity;

(b)    other than pursuant to and in accordance with the Parent Stock Plan or equity issued pursuant to the Financing, issue, deliver, sell, grant, pledge or otherwise encumber any Equity Securities of any Parent Entity or any securities convertible into, exchangeable for or exercisable for any Equity Securities in any Parent Entity, or any rights, warrants or options to acquire, any such Equity Securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive Equity Securities in any Parent Entity on a deferred basis or other rights linked to the value of equity interests, including pursuant to agreements as in effect on the date hereof;

(c)    amend or otherwise change, or authorize or propose to amend or otherwise change, its Organizational Documents;

(d)    (i) incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, other than borrowings under the Parent Revolving Credit Facility in the ordinary course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to another Parent Entity;

(e)    incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that in the aggregate are in excess of $25,000,000 not provided for in the capital expenditure budget previously provided to the Company;

(f)    enter into any Related Party Contract or other Contract or transaction with any Related Party, in each case involving payments, receipts or liabilities in excess of $2,000,000;

(g)    consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merge, consolidate, combine or amalgamate with any other Person;

(h)    acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by another manner), any business or any Person or other business organization or division thereof, in each case other than acquisitions for which the purchase price is less than $50,000,000 individually and $100,000,000 in the aggregate;

(i)    directly or indirectly sell, lease, license, farmout, allow to lapse, sell and leaseback, abandon, mortgage or otherwise subject to any Encumbrances (other than Permitted Encumbrances) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory or Hydrocarbons in the ordinary course of business consistent with past practice;

(j)    change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(k)    take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(l)    take any action that would require the consent or approval of the holders of Series A Preferred Stock under the Preferred Stock Designation if the Series A Preferred Stock were issued and outstanding as of the applicable time; or

(m)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Requests for approval of any action restricted by this Section 5.5 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of the Company:

Alan Levande

New Covey Park Energy LLC

8401 North Central Expressway, Suite 700

Dallas, TX 75225

Email:    ALevande@coveypark.com

The Company’s approval of any action restricted by this Section 5.5 shall be considered granted within five (5) days after Parent’s notice to the Company requesting such consent unless the Company notifies Parent to the contrary during that period. In the event of an emergency, Parent may take such action as a prudent operator would take and shall notify the Company of such action promptly thereafter.

5.6    Information, Access and Assistance. From the Execution Date through the earlier of the termination of this Agreement and the Closing Date, upon receipt of reasonable advance notice and solely in furtherance of Parent’s investigation of the Company Entities, the Company will afford Parent and its authorized Representatives reasonable access during normal business hours to the offices, properties, books and records, and Representatives of the Company Entities who have significant responsibility in connection with the Company business, and will furnish Parent with such additional information directly concerning the Company Entities’ businesses, properties and personnel as may reasonably be requested; provided, however, that the Company shall have the right to have a Representative of the Company or its Affiliates present for any communication with the Company Entities’ Representatives; provided further, Parent shall, and shall cause its Representatives to, observe and comply with all material health, safety, and security requirements of the Company Entities and the Company; provided further, that for purposes of clarification and avoidance of doubt, the Company shall not be required to provide any information regarding any of its other business opportunities or operations which are not directly related to the current business and operations of the Company Entities. Notwithstanding the foregoing, (i) neither Parent nor any of its Affiliates or Representatives, shall conduct any subsurface investigation or testing of any environmental media without the prior written consent of the Company, such consent not to be unreasonably withheld, conditions or delayed; (ii) Parent will have no right of access to, and none of the Company nor the Company Entities will have any obligation to provide to Parent, (A) information relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would jeopardize any privilege available to any Company Entity or any of their respective Affiliates, (C) any information that the disclosure of which would cause a breach of a confidentiality obligation by any Company Entity or any of their respective Affiliates, or (D) any information, the disclosure of which would result in a violation of Law; and (iii) without the prior written consent of the Company, the Parent will not contact any suppliers to, or customers of, any Company Entity with respect to the transactions contemplated hereby. All information obtained pursuant to this Section 5.6 will be “Confidential Information” as such term is used in the Confidentiality Agreement and will be subject to the terms thereof. Parent agrees to indemnify, defend, and hold harmless Holdings and each Company Entity and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all liabilities (including court costs and reasonable attorneys’ fees) to the extent attributable to, arising out of or relating to the access to the Company Entities, any offices of the Company Entities, or the Company Assets by Parent or any of Parent’s Representatives after the Execution Date, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY COMPANY ENTITY.

5.7    Transaction Litigation. Each of the Company, on the one hand, and Parent, on the other hand, shall have the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced by or against any Person following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement with any such Person regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed). In addition, in connection with a proceeding seeking to prevent or delay the transactions contemplated by this Agreement, Parent shall (i) afford the Company a reasonable opportunity to review and comment on filings and responses related thereto, which comments Parent shall consider and implement in good faith, acting reasonably and (ii) keep the Company apprised of, and consult with the Company with respect to, proposed strategy and any significant decisions related thereto.

5.8    Cooperation. Each party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

5.9    Notification of Certain Matters. Parent and Company shall promptly notify each other of (a) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the transactions contemplated hereby, or (b) any change, condition or event that (i) renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate such that the conditions to Closing set forth in Section 6.2 or Section 6.3, as applicable, would not be satisfied at the Closing, or (ii) that results or would reasonably be expected to result in any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

5.10    Tax Matters. Neither Parent nor Holdings shall take any action reasonably likely to cause the transactions described in Section 3.2(b) to not qualify for the Intended Tax Treatment. Each of Parent and Holdings agrees to file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position during the course of any audit, litigation, or other proceeding with respect to Taxes, except as otherwise required by a final determination by an applicable Governmental Authority. If either Party becomes aware of any audit, inquiry, litigation or other proceeding relevant to the Intended Tax Treatment, such person shall promptly notify the other Party of such proceeding, and all Parties shall use reasonable efforts to cooperate with respect to such proceeding. The Parties shall comply with the record keeping and information reporting requirements set forth in Treasury Regulations Section 1.351-3.

5.11    Employment Matters.

(a)    With respect to each individual who is employed by a Company Entity immediately prior to the Closing (each, a “Continuing Employee”), Parent shall, or shall cause its Affiliate to, for twelve (12) months following the Closing Date (the “Benefit Continuation Period”), and subject to the provisions of this Section 5.11, provide (i) a base salary or base wage rate, as applicable, that is no less than such Continuing Employee’s base salary or base wage rate immediately prior to the Closing; and (ii) employee benefits that are substantially comparable in aggregate value to the employee benefits that such Continuing Employee was eligible to receive from the Company or its Affiliates immediately prior to the Closing. Schedule 5.11(a) shall list all employees that are a subset of the Continuing Employees, to be referred to as an “Employment Agreement Recipient.”

(b)    With respect to any Continuing Employee (other than an Employment Agreement Recipient) whose employment with Parent or any of its Affiliates is terminated due to an Involuntary Termination (as defined in Schedule 5.11(b)) during the twelve (12) month period beginning on the Closing Date (the “Severance Protection Period”), Parent shall, or shall cause its applicable Affiliate to, pay to each a severance payment (the “Severance Payment”). The terms of applicable Severance Payments, including, without limitation, payment amounts and timing, are set forth within Schedule 5.11(b). Parent shall document all applicable terms of the Severance Payment program in compliance with Section 409A of the Code and all regulations promulgated thereunder, consistent with the terms set forth in Schedule 5.11(b).

(c)    With respect to any Employment Agreement Recipient whose employment with Parent or any of its Affiliates is terminated in a manner that results in the Employment Agreement Recipient becoming eligible to receive a cash severance payment incident to the Employment Agreement Recipient’s involuntary termination of employment without “Cause,” “Non-Renewal,” voluntary termination for “Good Reason,” or death or “Disability,” all as defined in and limited to the terms of the applicable employment, severance or change in control agreement governing the employment of the Employment Agreement Recipient (the “Individual Agreement”) during the Severance Protection Period (a “Cash Severance Payment”), Parent shall, or shall cause its Affiliates to, pay a portion of any applicable Cash Severance Payment due to the Employment Agreement Recipient pursuant to their Individual Agreement up to an amount that equals twelve (12) months of the Employment Agreement Recipient’s base salary as in effect immediately prior to the applicable separation of service for that individual (the “Parent Severance Amount”). In the event that the Cash Severance Payment due to an Employment Agreement Recipient during the Severance Protection Period exceeds the Parent Severance Amount, the remainder shall be the financial responsibility of Holdings or one of its Affiliates (the “Holdings Severance Amount”). Following the end of the Severance Protection Period, in the event that an Employment Agreement Recipient’s employment with Parent or any of its Affiliates is terminated in a manner that results in the Employment Agreement Recipient becoming eligible to receive a Cash Severance Payment, Parent or one of its Affiliates shall be the sole responsible party for making all Cash Severance Payments pursuant to the Individual Agreement. Notwithstanding anything to the contrary in Section 5.11(g), Parent, or one of its Affiliates, shall at all times be responsible for any COBRA-related liabilities or payments with respect to an Employment Agreement Recipient as provided under such Employment Agreement Recipient’s Individual Agreement. All Cash Severance Payments due to an Employment Agreement Recipient pursuant to an Individual Agreement shall remain subject to the terms and conditions of the Individual Agreement, including, without limitation, the timing of such payments, or requirements for the Employment Agreement Recipient to execute a release agreement or to comply with applicable restrictive covenants.

(d)    With respect to each Continuing Employee, Parent shall, and shall cause its Affiliates to: (i) recognize, for all purposes (including eligibility, vesting and benefit levels and accruals, but other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Parent or its Affiliates for the benefit of such Continuing Employee, service with the Company or its Affiliates prior to the Closing to the extent such service was recognized under the corresponding plan, program or arrangement covering such Continuing Employee immediately prior to the Closing; (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Parent or its Affiliates for the benefit of such Continuing Employee, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding benefit plan maintained by the Company or its Affiliate in which such Continuing Employee was eligible to participate immediately prior to the Closing; (iii) not require a physical examination or other proof of insurability, except to the extent it is a prerequisite of the insurance carrier for new hires and (iv) provide full credit for all co-payments, deductibles, out-of-pocket limits and similar payments such Continuing Employee made or incurred under a benefit plan sponsored or maintained by the Company or its Affiliate prior to the Closing for the plan year in which the Closing Date occurs. Parent shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Continuing Employees which accrued prior to the Closing.

(e)    Except as listed in Schedule 5.11(e), all Employee Plans, and all Liabilities relating thereto, shall be transferred to Parent, and Parent shall, or shall cause an Affiliate to, assume and adopt all such Employee Plans as the new sponsor of such transferred plans. Subject to the provisions of this Section 5.11, each Continuing Employee shall remain eligible to participate in all such transferred Employee Plans for the remainder of the 2019 calendar year.

(f)    Parent shall provide benefit plans which provide health care flexible spending accounts and dependent care flexible spending accounts (“FSA Benefits”) to all Continuing Employees that maintained such benefits in an Employee Plan immediately prior to Closing. It is the intention of the parties that all activities under an Employee Plan for the plan year in which the Closing occurs be treated instead as activity under the corresponding FSA Benefit plan of Parent. Accordingly, all expenses, contributions or reimbursements made with respect to the Company’s applicable Employee Plan in the year in which the Closing occurs will be deemed to have been made with respect to the corresponding FSA Benefits plan of Parent.

(g)    On and after the Closing, Parent or its applicable Affiliates shall assume all Liabilities and other obligations under COBRA (and shall provide any required coverage under Parent’s applicable welfare plans)

with respect to all Continuing Employees (and their qualifying beneficiaries) who have a COBRA qualifying event (as defined in Section 4980B of the Code) after the Closing. On and after the Closing, if either Holdings or any Subsidiary of Holdings has any continuing operations on and after the Closing, Holdings or such Subsidiary(s) shall assume all Liabilities and other obligations under COBRA for all former employees of a Company Entity who do not become employed by Parent or any of its Affiliates (and their qualifying beneficiaries) who had a COBRA qualifying event on or before the Closing. If neither Holdings nor any Subsidiary of Holdings has any continuing operations on or after Closing, Parent or its applicable Affiliates shall assume all Liabilities and other obligations under COBRA incurred on or after the later of (i) the date that neither Holdings nor any Subsidiary has any continuing operations or (ii) the effective date of cessation of coverage under the group health plan(s) maintained by Holdings or any applicable Subsidiary, for all former employees of a Company Entity who do not become employed by Parent or any of its Affiliates (and their qualifying beneficiaries) and who had a COBRA qualifying event on or before the Closing; and Holdings shall provide or cause to be provided any and all reasonably necessary information related to former employees of a Company Entity (and their qualifying beneficiaries) who have elected or are eligible to elect continuation coverage under COBRA to allow Parent or its applicable Affiliates to properly assume such Liabilities and other obligations under COBRA.

(h)    The Parties shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to effectuate the actions set forth in this Section 5.11. Subject to any limitations imposed by applicable Law, the Parties (acting directly or through applicable Affiliates, respectively) shall provide to the other and their respective agents and vendors all information reasonably necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate agreements and/or confidentiality agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA (or other applicable Law). Subject to any limitations imposed by applicable Law, as soon as administratively feasible following the Closing, Parent shall, or shall cause its Affiliate to, assume, for purposes of the Continuing Employees, all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Employee Plans and all absence management records, Family and Medical Leave Act and employee leave records, insurance beneficiary designations, flexible spending account enrollment confirmations, attendance, and return to work information (“Benefit Management Records”). Parent will use Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management.

(i)    To the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local Law (collectively, a “WARN Obligation”) arise with respect to any loss of employment by any employee of Holdings or any of its Affiliates in connection with or as a result of the transactions contemplated by this Agreement, whether on or before the Closing, the Company and/or Holdings shall be solely responsible for such WARN Obligation and any associated obligations.

(j)    To the extent that any WARN Obligations arise with respect to any loss of employment by any Continuing Employee in connection with or as a result of the transactions contemplated by this Agreement after the Closing, Parent shall be solely responsible for such WARN Obligation and any associated obligations.

(k)    The provisions of this Section 5.11 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer on or give to any person (including any current or former employees, directors, or independent contractors of any Company Entity, Parent or any of its Affiliates, or legal representative or beneficiary thereof), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.11. Nothing contained herein, express or implied, shall be (i) deemed an amendment of any benefit plan, program, policy or arrangement or (ii) construed to prevent Parent or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Parent or its Affiliates may establish or maintain.

5.12    Financing.

(a)    Parent shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Term Sheet (or, with respect to the terms and conditions contemplated by the Debt Financing Term Sheet, on such terms and conditions that are not materially less favorable to Parent than the terms and conditions described in the Debt Financing Term Sheet), including reasonable best efforts to negotiate and enter into definitive agreements with respect to the Debt Financing having such terms and conditions.

(b)    Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing and shall provide prompt notice to the Company of any material developments with regard to the Debt Financing (including any changes in the terms of the Debt Financing relative to the Debt Financing Term Sheet or any facts, events or circumstances that could be reasonably expected to hinder, delay or alter the expected terms of the Debt Financing).

(c)    Parent shall use its reasonable best efforts to obtain the proceeds called for from the Jones Entities under the Jones Purchase Agreement, in each case on terms and conditions no less favorable to Parent than the terms and conditions described in the Jones Purchase Agreement, as applicable, including reasonable best efforts to, as applicable, (i) maintain in effect the Jones Purchase Agreement, (ii) satisfy (or obtain a waiver of) on a timely basis all conditions in the Jones Purchase Agreement and (iii) enforce its rights under the Jones Purchase Agreement (including using its reasonable best efforts to cause the Jones Entities to fund on the Closing Date the amounts required to be funded by them under the Jones Purchase Agreement). Parent shall not, without the prior written consent of the Company, (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Jones Purchase Agreement if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Jones Entities under the Jones Purchase Agreement, or make the satisfaction of the conditions under the Jones Purchase Agreement materially less likely to occur, (2) reduces the principal amount of preferred stock or the value of the shares of Parent Common Stock the Jones Entities are required to purchase under the Jones Purchase Agreement, (3) materially and adversely affects the ability of Parent to enforce its rights against any of the other parties to the Jones Purchase Agreement, or (4) adds new (or modifies any existing) conditions to the Jones Entities’ purchase obligations under the Jones Entities’ purchase obligations under the Jones Purchase Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate amounts payable by the Jones Entities under the Jones Purchase Agreement, or (B) terminate the Jones Purchase Agreement.

5.13    Stockholder Consent; Information Statement.

(a)    As promptly as practicable following the date of this Agreement (and in any event within 20 days of the date hereof), Parent shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the transactions contemplated by this Agreement and the Jones Purchase Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). Each of Parent, Holdings and the Company shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of Parent and Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Company. If, at any time prior to the date that is 20 days after the Information Statement is first mailed to Parent’s stockholders, any information relating to Parent, the Company or any of their respective affiliates, officers or directors should be discovered by Parent or the Company which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent.

(b)    Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of Parent, in each case as promptly as practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement.

5.14    Restructuring. Prior to the Closing, each of Current Holdings, Holdings and the Company shall cause the Restructuring to be consummated in accordance with the terms of the Master Reorganization Agreement attached as Exhibit D hereto, including the execution and delivery of each of the documents with respect thereto.

5.15    Change of Name. From and after Closing, Parent agrees, on behalf of Parent and each Parent Entity, that they shall have no right to use the name “Covey Park” or any Trademark Rights related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and will not at any time market, promote, advertise or offer for sale any products, goods or services utilizing any of the Subject Marks or otherwise hold themselves out as having any affiliation with Holdings or any of its Affiliates. In furtherance thereof, as promptly as reasonably practicable after Closing, and in any event, no later than ninety (90) days after the Closing Date, Parent shall: change the legal name of each Company Entity to a name which does not include any Subject Marks and file all documentation reasonably necessary to change the legal name of each Company Entity in all applicable jurisdictions; and remove, strike over, cover or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

5.16    Records. Parent shall preserve and keep a copy of all books and records related to the business of the Company Entities in Parent’s or any Company Entity’s possession for a period of at least seven years after the Closing Date. After such seven year period, before Parent shall dispose of any such books and records, Parent shall give Holdings at least 90 days’ written notice to such effect, and Holdings shall be given an opportunity, at Holdings’ cost and expense, to remove and retain all or any part of such books and records as Holdings may select. From and after Closing, Parent shall provide to Holdings, at Holdings’ expense, reasonable access to such books and records as remain in Parent’s possession and reasonable access to the Company Assets and other properties and employees of Parent in connection with matters relating to the ownership or operations of the Company Assets on or before the Closing Date, including any claims or disputes.

5.17    Takeover Laws. Subject to and in reliance upon the accuracy of the Company’s representations and warranties contained in Section 4.1(y), Parent shall take all actions as are necessary to cause Sections 78.378 through 78.379, inclusive, and Sections 78.411 through 78.444, inclusive, of the NRS or any other Takeover Laws (including, in the event Parent re-incorporates in any other jurisdiction, then the similar Takeover Laws of such jurisdiction) to not apply to the issuance of the Stock Consideration contemplated hereunder. If Parent approves the adoption of a “poison pill” or other stockholder rights plan, Parent shall cause such plan to exclude Holdings and its transferees from being considered an acquiring person thereunder.

5.18    D&O Insurance.

(a)    Parent agrees that, from the Closing Date until the six year anniversary date of the Closing Date, Parent shall not, and shall not permit its Subsidiaries and Affiliates to, amend, repeal or modify any obligation relating to indemnification of each present and former director, manager or officer of each Company Entity (in all of their capacities) (collectively, the “Company Group Indemnified Parties”) arising under the Organizational Documents of the Company Entities in existence on the Closing Date in any manner that would adversely affect the rights thereunder of any such individual. From and after the Closing Date, Parent shall indemnify and hold harmless (and advance expenses to) the Company Group Indemnified Parties as provided in the Organizational Documents of the applicable Company Entity in existence as of the Closing.

(b)    At or prior to the Closing Date, the Company shall cause the Company Entities to purchase (at the Company’s sole cost and expense), and, following the Closing Date, Parent shall cause the Company Entities to maintain for six years after the Effective Time, for the benefit of the Company Group Indemnified Parties the D&O Insurance with an insurer or insurers with the same or better credit rating as the current carrier or carriers of the Company Entities, which D&O Insurance shall provide coverage for acts or omissions occurring prior to the Effective Time and cover each such person covered by directors’ and officers’ liability insurance policies of the Company Entities in effect on the Execution Date on terms with respect to coverage and in amounts no less favorable in the aggregate than the directors’ and officers’ liability insurance policies of the Company Entities in effect on the Execution Date; provided, however, that in no event shall the Company Entities expend for such D&O Insurance an aggregate amount in excess of 300% of the amount per annum the Company Entities paid in its last full fiscal year for its existing coverage; and provided, further, however, that if the aggregate premium for such insurance coverage exceeds 300% of such annual amount, the Company Entities shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount.

(c)    The provisions of this Section 5.18 are intended to be for the benefit of, and will be enforceable by, each Company Group Indemnified Party and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Company Group Indemnified Party in enforcing the indemnity obligations provided in this Section 5.18 unless it is ultimately determined that such Company Group Indemnified Party is not entitled to such indemnity.

(d)    For a period of six years after the Effective Time, if Parent, or any of its successors or assigns, consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent honor the indemnification obligations set forth in this Section 5.18.

5.19    Section 16(b) Matters; Corporate Opportunities. Prior to the Closing, Parent shall, and shall cause its Affiliates to, take all such steps as may be required to cause any acquisition of Equity Securities of Parent (including derivative securities with respect thereto) resulting from the transactions contemplated hereby by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 under the Exchange Act. Prior to Closing, Parent shall adopt a resolution of Parent Board providing a corporate opportunity waiver with respect to Holdings and its Affiliates (and their respective employees, officers, directors, managers, partners and agents) on terms substantially consistent with those set forth in Article Nine of the Second Amended and Restated Certificate of Incorporation of Parent dated August 13, 2018.

5.20    Indebtedness.

(a)    Prior to the Closing, Parent and the Company shall use reasonable best efforts to negotiate and obtain releases of all Encumbrances securing Indebtedness under the Revolving Credit Facility, written authorizations to file UCC-3 termination statements written releases in all applicable jurisdictions to evidence the release of Encumbrances securing Indebtedness under the Revolving Credit Facility, and all instruments and agreements to effect and file of record the release of all Encumbrances securing Indebtedness under the Revolving Credit Facility, in each case to be effective upon the repayment in full of the Indebtedness outstanding under the Revolving Credit Facility. At Closing, Parent shall pay off all Indebtedness under the Revolving Credit Facility and secure the release in full, upon such payment, of all Encumbrances securing Indebtedness under the Revolving Credit Facility.

(b)    Prior to the Closing, Parent shall take all steps reasonably necessary to cause the Notes, and all covenants, agreements and obligations thereunder, to be assumed by Parent at the Effective Time, including by executing at the Closing a supplemental indenture acceptable to the trustee under and pursuant to the Notes Indenture.

5.21    Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. The Parties will not, and will cause their Representatives not to, issue any other public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties; provided, however, that a Party, its Subsidiaries or their Representatives may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of Parent is listed; provided, further, that if in the good faith judgment of such party it is reasonably practicable to do so, such party (x) provides the other party with a reasonable opportunity in light of the circumstances to review such party’s intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party; provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees or, with respect to the Company and Holdings, any such Party’s ability to disclose information related to this Agreement and the transactions contemplated hereby to the limited partners of any Affiliate of the Company or Holdings.

5.22    Financing Cooperation.

(a)    From and after the date of this Agreement, and until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause its and their Representatives (including their auditors and reserve engineers) to, use its respective reasonable best efforts to cooperate reasonably in connection with the Debt Financing (including using reasonable best efforts to (A) provide financial and other information regarding the Company and its Subsidiaries, including (x) proved reserve reports with respect to the Oil and Gas Properties of the Company and its Subsidiaries, (y) information with respect to property descriptions of the Oil and Gas Properties of the Company and its Subsidiaries necessary to execute and record mortgages and (z) information relating to applicable “know your customer” and anti-money laundering rules and regulations and (B) assist Parent in preparing pro forma financial statements) as reasonably requested by Parent to assist Parent with the Debt Financing.

(b)    Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the business or ongoing operations of the Company Entities, (B) such requested cooperation shall not require the Company to waive or amend any terms of this Agreement, (C) no Company Entity shall be obligated to adopt resolutions or execute consents to approve or authorize the Debt Financing prior to Closing, (D) no obligation of the Company Entities under any certificate, document or instrument of any financing shall be effective until the Closing, (E) no Company Entity shall be required to pay any commitment or similar fee or incur any other liability in connection with the arrangement of any Debt Financing prior to the Closing, (F) any information required to be provided hereunder shall be reasonably available to the Company Entities and (G) such requested cooperation shall not require the Company Entities to take any action that would conflict with any applicable Law, the Organizational Documents of any of the foregoing or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any Contract to which any of the foregoing is a party.

(c)    Parent shall, promptly upon written request by the Company, reimburse the Company Entities for any and all reasonable and customarily documented out-of-pocket costs and expenses incurred, paid or payable by the Company Entities or their Affiliates and Representatives in connection with their respective obligations regarding the Debt Financing.

(d)    Parent shall indemnify and hold harmless the Company Entities and their respective Affiliates and Representatives from and against any and all claims and losses suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith.

(e)    Notwithstanding anything in this Agreement to the contrary, in no event will any failure by the Company to comply with this Section 5.22 be used by Parent as a basis to (i) terminate this Agreement pursuant to Article VII or (ii) assert the failure of the condition set forth in Section 6.2 to be satisfied.

5.23    Preferred Stock.

(a)    Prior to the Closing, the Parent shall file in the office of the Secretary of State of the State of Nevada the Preferred Stock Designation in the form attached to this Agreement as Exhibit G, with such changes thereto as may be agreed to by Holdings and the Company Control Person and approved by the Board of Directors of Parent.

(b)    If any occurrence since the date hereof until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Preferred Stock Designation) pursuant to Section 8 of the Preferred Stock Designation if the Series A Preferred Stock had been issued and outstanding since the date hereof, the Parent shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by Section 8 of the Preferred Stock Designation if the Series A Preferred Stock had been issued and outstanding since the date hereof.

(c)    The Parent shall file prior to the Closing Date a supplemental listing application with the NYSE to list 106,250,000 shares of Parent Common Stock to be issued upon conversion of the Preferred Stock.

5.24    Non-Solicitation. During the period from the date hereof through the earlier of the Effective Time and the termination of this Agreement, the Company shall not, and shall cause the Company’s Controlled Affiliates and their respective Representatives not to, directly or indirectly, (i) solicit, encourage, assist or initiate the submission of proposals or offers, or inquiries that could reasonably be expected to lead to proposals or offers from, (ii) provide any confidential information concerning the Company or its Affiliates or assets to, or (iii) respond to any proposals, participate in discussions or negotiations or enter into any Contract with, in each case, any Person (other than Parent and its Affiliates) relating to any potential transaction pursuant to which any Person (or group of Persons), directly or indirectly, would acquire (A) more than 15% of the outstanding Equity Securities of the Company or outstanding voting power of the Company or (B) Control of assets of any of the Company Entities that, in the aggregate, represent more than 15% of the fair market value of all the assets of the Company Entities, taken as a whole, in each case calculated as of immediately prior to the closing of such transaction, whether in an acquisition structured as a merger, consolidation, exchange, license, sale of assets, sale of stock or otherwise (a “Company Alternative Transaction”), or facilitate in any other manner any effort or attempt by any Person (other than Parent or its Affiliates) to do or seek any of the foregoing. The Company shall, and shall cause the Company’s Controlled Affiliates and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent or its Affiliates) conducted heretofore with respect to any Company Alternative Transaction.

ARTICLE VI

CONDITIONS PRECEDENT

6.1    Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)    Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

(b)    No Injunctions or Restraints. No Governmental Authority having jurisdiction over any Party shall have issued any Order, ruling or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c)    Information Statement. The Information Statement shall have been mailed to Parent’s stockholders in accordance with Section 5.13 at least twenty (20) days prior to the Closing Date and the issuance of the Stock Consideration shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

6.2    Additional Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties of the Company and Holdings. The representations and warranties of the Company and Holdings set forth in Sections 4.1(b),4.1(c)(i)-(ii), 4.2(b) and 4.2(e) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), the representations and warranties of the Company and Holdings set forth in Sections 4.1(a), 4.1(c)(iii), 4.1(d)(ii)(i), 4.1(h), 4.1(w), 4.1(aa), 4.2(a) and 4.2(c)(ii)(i) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and all other representations and warranties of the Company and Holdings set forth in Section 4.1 and Section 4.2 of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Performance of Obligations of the Company and Holdings. The Company and Holdings shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)    Compliance Certificate. Parent shall have received (i) a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 6.2(a) and (b) have been satisfied with respect to representations and warranties made, and covenants required to be performed, by the Company, (ii) a certificate of Holdings signed by an executive officer of Holdings, dated the Closing Date, confirming that the conditions in Sections 6.2(a) and (b) have been satisfied with respect to representations and warranties made, and covenants required to be performed, by Holdings, and (iii) a certificate of non-foreign status executed by Holdings satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form satisfactory to Parent.

(d)    No Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)    Revolving Credit Facility Balance. The outstanding principal balance under the Revolving Credit Facility does not exceed $390,000,000.

(f)    Restructuring. The Restructuring shall have been consummated.

6.3    Additional Conditions to Obligations of the Company and Holdings. The obligation of the Company and Holdings to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties of Parent. The representations and warranties of Parent set forth in Sections 4.3(b) and 4.3(g) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), the representations and warranties of Parent set forth in Sections 4.3(a), 4.3(c)(ii)(a) and 4.3(d) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), the representations and warranties of Parent set forth in Section 4.3(i) shall be true and correct in all respects as of the Closing Date, except for any de minimis inaccuracies, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and all other representations and warranties of Parent set forth in Section 4.3 of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent. Parent shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by Parent under this Agreement at or prior to the Effective Time.

(c)    Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 6.3(a) and (b) have been satisfied.

(d)    Charter Amendment. Parent shall have executed and filed the Charter Amendment with the Secretary of State of the State of Nevada and such Charter Amendment shall have been accepted by the Secretary of State of the State of Nevada.

(e)    Preferred Stock Designation. Parent shall have executed and filed the Preferred Stock Designation with the Secretary of State of the State of Nevada and such Preferred Stock Designation shall have been accepted by the Secretary of State of the State of Nevada.

(f)    NYSE Listing. The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been authorized for listing on the NYSE, subject only to official notice of issuance and 106,250,000 shares of Parent Common Stock issuable upon conversion of the Preferred Stock shall have been reserved and authorized for listing on the NYSE, subject only to official notice of issuance.

(g)    No Parent Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(h)    Notes. Contemporaneously with the Closing, Parent shall have assumed the Notes, in accordance with the requirements of the Notes Indenture.

(i)    Revolving Credit Facility. Contemporaneously with the Closing, Parent shall have paid off in full all Indebtedness outstanding under the Revolving Credit Facility and secured the release in full, upon such payment, of all Encumbrances securing Indebtedness under the Revolving Credit Facility.

6.4    Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if any Governmental Authority having jurisdiction over any Party shall have issued any Order or ruling or taken any other action permanently restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger and such Order, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(b)(i) occurring;

(ii)    if the Merger shall not have been consummated on or before 5:00 p.m. Dallas, Texas time, on November 30, 2019 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party whose material breach of this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; provided, further, that either Parent or the Company shall have the unilateral right to extend the End Date by up to thirty (30) additional days in the event that as of the End Date (prior to such extension) all conditions (other than conditions that by their nature are to be satisfied at the Closing) in Sections 6.1(a), 6.1(b) and 6.2 have been satisfied or waived and the Closing shall not have occurred due solely or in part to the failure of the condition in Section 6.1(c) to have been satisfied or waived as of such time;

(iii)    in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, if it was continuing as of the Closing Date and cannot be or has not been cured by the earlier of (A) thirty (30) days after the giving of written notice to the breaching Party of such breach and the basis for such notice, and (B) the End Date (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided further that the cure period set forth above shall not apply to any covenant or agreement required to be performed on the Closing Date;

(c)    by the Company, upon written notice to Parent, (i) if all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the Company has confirmed that all conditions set forth in Section 6.3 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and it is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) within five (5) Business Days after the Company has delivered such written notice to Parent, Parent fails to consummate the transactions contemplated by this Agreement.

7.2    Notice of Termination; Effect of Termination; Financing Termination Fee.

(a)    A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such valid written notice to the other Party. In the event of a termination by Parent, Parent shall deliver the notice of termination to the Company. In the event of a termination by the Company or Holdings, the applicable terminating Party shall deliver notice of termination to the Parent.

(b)    In the event of termination of this Agreement by any Party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 7.2, Section 7.3 and Articles I and VIII; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach or fraud.

(c)    In the event that this Agreement is terminated pursuant to Section 7.1(c), Parent shall pay the Financing Termination Fee within five (5) Business Days of such termination to an account as directed by the Company. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Financing Termination Fee on more than one occasion.

(d)    In the event that the Financing Termination Fee is paid to the Company pursuant to Section 7.2(c), the receipt by the Company of the Financing Termination Fee shall be deemed the sole and exclusive remedy of the Company, Holdings, New Holdings and any other Person (other than Parent) against Parent and its stockholders, controlling persons, directors, officers, employees, agents, Affiliates or assignees and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each of the foregoing, a “Parent Related Party,” and collectively, the “Parent Related Parties”), and no Parent Related Party shall have any other liability or obligation for any Liabilities, Transaction Expenses or other amounts suffered or incurred by the Company, Holdings, New Holdings or any other Person relating to or arising out of this Agreement (and the termination hereof) or the transactions contemplated hereby and thereby (and the abandonment thereof) or any matter forming the basis for such termination, including any breach of this Agreement, and neither the Company, Holdings, New Holdings or any other Person shall be entitled to bring or maintain any other Action against Parent or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination, whether in equity or at law, in contract, in tort, or otherwise.

(e)    So long as this Agreement shall not have been terminated, the Company shall be entitled to pursue both a grant of specific performance under Section 8.12 and the payment of the Financing Termination Fee under Section 7.2(c), but under no circumstances shall the Company, Holdings or New Holdings be permitted or entitled to receive both a grant of specific performance and the Financing Termination Fee.

7.3    Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated. For avoidance of doubt, Holdings shall be responsible for all Transaction Expenses that have not been paid prior to Closing. Notwithstanding the foregoing, in the event this Agreement is terminated (other than by Parent pursuant to Section 7.1(b)(iii) or under circumstances in which the Financing Termination Fee is paid), then, in addition to any other remedies available to the Company hereunder, Parent shall reimburse the Company and Holdings for all of Holdings’ and the Company Entities’ reasonable, documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Holdings or any Company Entity or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby; provided that the reimbursement of such expenses (i) with respect to the period prior to the Execution Date shall be as set forth on Schedule 7.3 hereto and (ii) with respect to the period following the Execution Date shall not exceed $2,500,000 without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). For avoidance of doubt all third-party expenses incurred by Holdings or any Company Entity in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby of the Company Entities incurred after the date hereof shall be paid by Holdings from the Cash Consideration received by Holdings.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Schedule Definitions. All capitalized terms in the Schedules shall have the meanings ascribed to them herein except as otherwise defined therein.

8.2    Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II, III and VIII, and the Sections 5.10, 5.11, 5.15, 5.16, 5.17, 5.18, 5.19 and 5.21 will survive the Closing. The Confidentiality Agreement shall terminate as of the Effective Time.

8.3    Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person; if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to Parent, to:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns, President

Email: rburns@comstockresources.com

with a required copy to (which copy shall not constitute notice):

Locke Lord LLP 2200

Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Jack E. Jacobsen

                    Michael Blankenship

E-mail:      jjacobsen@lockelord.com

                     michael.blankenship@lockelord.com

(ii)	if to the Company or Holdings, to:

New Covey Park Energy LLC

8401 North Central Expressway, Suite 700

Dallas, TX 75225

Attention: Alan Levande

Email: ALevande@coveypark.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Douglas E. McWilliams

                  Shamus Crosby

E-mail: dmcwilliams@velaw.com

             scrosby@velaw.com

8.4    Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or e-mail in “portable document format” form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

8.5    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.6    Further Cooperation. After Closing, each Party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement

8.7    Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the other Transaction Documents and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of equity interests in the Company, including Holdings) and Section 5.18 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of any Party’s Willful and Material Breach of this Agreement or intentional fraud, then the other Party shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees and Parent acknowledges and agrees that, in the event of Parent’s Willful and Material Breach of this Agreement or intentional fraud, the result of which is a failure of Closing to occur, an appropriate measure of such damages may include a decrease in equity value.

8.8    Governing Law; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)    THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGEMENTS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9    No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any

Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be void.

8.11    Affiliate Liability. Solely for purposes of this Section 8.11, each of the following is herein referred to as a “Company Affiliate” any (a) Affiliate of the Company and any direct or indirect holder of equity interests or securities in the Company or any such Affiliate (in each case, whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of any Person described in clause (a). No Company Affiliate, other than any Party, shall have any liability or obligation, to Parent or any of its Affiliates of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and Parent, on behalf of itself and each of its Affiliates, hereby waives and releases all claims of any such liability and obligation.

8.12    Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 7.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 8.12, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 8.12; provided, however, that solely to the extent a Financing Failure exists, the Company shall not be entitled to specifically enforce Parent’s obligation to consummate the Closing. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

8.13    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.14    Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by, with respect to Parent, its Board of Directors, and, with respect to the Company, its board of managers, to the extent legally allowed:

(a)    extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)    waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)    waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

COMSTOCK RESOURCES, INC.

By:	/s/ M. Jay Allison
Name:	M. Jay Allison
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

COVEY PARK ENERGY LLC

By:	/s/ Alan Levande
Name:	Alan Levande
Title:	Authorized Person

NEW COVEY PARK ENERGY LLC

By:	/s/ Alan Levande
Name:	Alan Levande
Title:	Authorized Person

Solely for purposes of Section 5.14,

COVEY PARK HOLDINGS LLC

By:	/s/ Alan Levande
Name:	Alan Levande
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

Annex B

Execution Version

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of June 7, 2019 (the “Execution Date”) is made and entered into by and between Comstock Resources, Inc. a Nevada corporation (the “Company”), Arkoma Drilling CP, LLC, a Texas limited liability company (“Arkoma”) and Williston Drilling CP, LLC, a Texas limited liability company (“Williston” and, together with Arkoma, the “Jones Entities”).

WHEREAS, the Company is party to that certain Agreement and Plan of Merger dated as of the Execution Date (the “Merger Agreement”) by and among the Company, Covey Park Energy Holdings LLC (“Holdings”), Covey Park Energy LLC, a Delaware limited liability company (“CP Energy”), and New Covey Park Energy LLC, a Delaware limited liability company, pursuant to which CP Energy will merge with and into the Company, with the Company being the surviving entity;

WHEREAS, the Jones Entities have, on or prior to the date hereof, approved, adopted, declared advisable and authorized in all respects the amendment to the Articles of Incorporation of the Company in the form attached to the Merger Agreement as Exhibit F (the “Charter Amendment”);

WHEREAS, the Jones Entities have, on or prior to the date hereof, approved, adopted, declared advisable and authorized in all respects the Certificate of Designation of Preferred Stock in the form attached to the Merger Agreement as Exhibit G (the “Preferred Stock Designation”);

WHEREAS, as a condition of Holdings and its Affiliates entering into the Merger Agreement and consummating the transactions contemplated therein (the “Transactions”), the Company is entering into this Agreement with the Jones Entities;

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement; and

WHEREAS, the Jones Entities desire to purchase from the Company in the aggregate (i) 50 million shares of common stock (the “Common Shares”) of the Company, par value $0.50 per share (the “Common Stock”) in exchange for $300.0 million in cash (the “Common Purchase Price”); and (ii) 175,000 shares of Series B Preferred Stock (the “Series B Preferred Shares” and together with the Common Shares, the “Shares”) of the Company, par value $10.00 per share (the “Preferred Stock”) in exchange for $175.0 million in cash (the “Preferred Purchase Price” and when added to the Common Purchase Price, the “Purchase Price”).

NOW, THEREFORE, for and in consideration of the premises and mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SUBSCRIPTION AND PAYMENT

Section 1.1    Subscription. Upon the terms and subject to the conditions of this Agreement, each of the Jones Entities hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to sell to such Jones Entity, the number of Shares at the Purchase Price as set forth on Schedule 1.1.

Section 1.2    Payment. Each of the Jones Entities shall pay its share of the Purchase Price to the Company, in immediately available US funds on the Closing Date.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

The Company hereby represents and warrants to each Jones Entity as of the date hereof and as of the Closing Date (except as set forth herein) as follows:

Section 2.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

Section 2.2    Capitalization. As of the Execution Date, the authorized capital stock of the Company consists of (i) 155,000,000 shares of Common Stock, (ii) 5,000,000 shares of Preferred Stock. At the close of business on June 6, 2019: (A) 105,953,681 shares of Common Stock were issued and outstanding, and no shares of Series A Preferred Stock or Series B Preferred Stock were issued and outstanding; (B) the shares of Common Stock issued and outstanding include 497,162 shares of restricted stock; (C) 671,090 shares were subject to outstanding performance share units (assuming maximum performance) and 7,570,291 shares of Common Stock remained available for issuance pursuant to the Cowboy 2019 Long-term Incentive Plan.

Section 2.3    Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the registration rights agreement set forth as Exhibit A hereof (the “Registration Rights Agreement”), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Shares has been taken or will be taken prior to the Closing Date, and this Agreement and the Registration Rights Agreement constitute the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent any indemnification provisions or agreements therein may be limited by applicable United States federal or state securities laws.

Section 2.4    No Conflict. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company does not and will not (with or without notice or lapse of time or both) conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, except as would not have a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operation of the Company and its subsidiaries (taken as a whole) or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 2.5     Valid Issuance. The Shares when issued and paid for in compliance with the provisions of this Agreement will be duly authorized and validly issued, fully paid, non-assessable, and, assuming that the representations and warranties of the Jones Entities made herein are true, complete and correct at the time of issuance, issued in compliance with United States federal and state securities laws.

Section 2.6    Compliance with Charter Documents. Subject to filing of the Charter Amendment, neither the execution and delivery of, nor the consummation of any transaction or execution of any instrument contemplated by, this Agreement, nor the issuance of the Shares has constituted or resulted in, or will constitute or result in, a default under or breach or violation of any term or provision of the Company’s Articles of Incorporation or Bylaws.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE JONES ENTITIES

As an inducement to the Company to enter into this Agreement, the Jones Entities, severally and not jointly, hereby represent and warrant to and agree with the Company as of the date hereof and as of the Closing Date (except as set forth herein) as follows:

Section 3.1    Authorization; Validity; No Conflict; Binding Effect.

(a)    The Jones Entities have the full power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to perform all of its obligations hereunder and thereunder, and to purchase, acquire and accept delivery of the Shares purchased hereunder.

(b)    The execution and delivery by the Jones Entities of this Agreement and the Registration Rights Agreement, the performance by the Jones Entities of their obligations hereunder and thereunder, and the purchase, acquisition and acceptance of delivery of the Shares by the Jones Entities have been duly and validly authorized by all requisite corporate or other action on the part of the Jones Entities.

(c)    Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Jones Entities and constitutes the legal, valid and binding obligation of each Jones Entity, enforceable in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditors’ rights generally, (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent any indemnification provisions or agreements therein may be limited by applicable United States federal or state securities laws.

(d)    The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Jones Entities does not and will not (with or without notice or lapse of time or both) conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Jones Entities are a party or by which each is bound, except was would not have a material adverse effect on the ability of the Jones Entities to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.2    Jones Entities Acknowledgments.

(a)    The Jones Entities are familiar with and understand the current and proposed business of the Company. The Jones Entities have carefully considered and have, to the extent the Jones Entities believe such discussion necessary, discussed with the Jones Entities’ professional legal, tax, accounting and financial advisers the suitability of an investment in the Shares for the Jones Entities’ particular tax and financial situation and has determined that the Shares being subscribed for are a suitable investment for the Jones Entities.

(b)    The Jones Entities acknowledge that (i) the Jones Entities and the Jones Entities’ attorney, accountant or other advisor(s) have had the right to request copies of any documents, records and books pertaining to this investment and (ii) such documents, records, and books which the Jones Entities or such other persons have requested have been made available for inspection by such persons.

(c)    The Jones Entities have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning this purchase of Shares and all such questions have been answered to the Jones Entities’ full satisfaction.

(d)    Each Jones Entity believes that it has received all the information that it considers necessary or appropriate for making an investment decision with respect to the Shares, and that such Jones Entities have had an opportunity to ask questions and receive answers from the Company and its management regarding, the terms and conditions of this Agreement, and the business, industry, management, technology, properties, financial condition, results of operations and prospects of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to such Jones Entities or to which such Jones Entities had access. Other than for the representations and warranties made by the Company in this Agreement, the Jones Entities are not relying upon any other information, representation or warranty by the Company or any of its agents, in determining to invest in the Shares and are relying on the Jones Entities’ own examination of the Company, including the merits and risks involved, in making their investment decision.

(e)    The Jones Entities are not subscribing for the Shares as a result of or subsequent to any advertisement, article, notice, registration statement or other communication published in any newspaper, magazine or similar media, filed with the SEC or broadcast over television or radio or presented at any seminar or meeting to which the public was invited.

(f)    Each Jones Entity represents and warrants that it is a sophisticated investor, has had prior experience with investments of a similar nature and that such Jones Entity’s knowledge and experience in business and financial matters are such that it is capable of evaluating the risk of investment in the Shares and determining the suitability of its investment in the Shares.

(g)    Each Jones Entity understands that the Shares are being offered and sold to it, in reliance upon specific exemptions from the registration requirements of the Securities Act and applicable state exemption(s) and that the Company is relying upon the truth and accuracy of, and the Jones Entities’ compliance with, the Jones Entities’ representations, warranties, covenants, agreements, acknowledgments and understandings set forth herein in order to determine the availability of such exemptions and its eligibility to acquire the Shares.

(h)    Each Jones Entity is an “Accredited Investor” as defined in Rule 501(d) of Regulation D, promulgated by the SEC under the Securities Act.

(i)    The Jones Entities acknowledge that the Shares herein subscribed for have not been registered under the Securities Act, or under the securities laws of any state and, therefore, cannot be sold, transferred or otherwise disposed of unless they are either registered under the Securities Act and any applicable state securities laws or unless exemptions from such registration are available, provided that the Jones Entities deliver to the Company an opinion of counsel reasonably satisfactory to the Company confirming the availability of such exemption. Each Jones Entity represents that it is purchasing Shares for its own account, for investment and neither as a nominee, nor with a view to the resale or distribution thereof except in compliance with the Securities Act and the restrictions contained in the immediately preceding sentence. The Jones Entities have not offered or sold any portion of the Shares being acquired nor does any Jones Entity have any present intention, agreement, understanding or arrangement to subdivide, sell, distribute, assign, transfer or otherwise dispose of all or any portion of the Shares to any other person either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance in violation of the Securities Act. The Jones Entities further recognize that, except to the extent set forth in the Registration Rights Agreement, the Company is not assuming any obligation to register the Shares.

(j)    The Jones Entities further covenant that they will not make any sale, transfer or other disposition of the Shares in violation of the Securities Act, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the SEC promulgated thereunder or any applicable state securities laws.

(k)    Each Jones Entity has had the opportunity to review with its own tax advisors the federal, state and local tax consequences of the purchase of the Shares. Each Jones Entity understands that such Jones Entity (and not the Company) shall be responsible for its own tax liability that may arise as a result of the purchase or sale of the Shares.

(l)    The Jones Entities have carefully reviewed and considered the risk factors included in the Company’s Annual Reports and Quarterly Reports (collectively, the “Risk Factors”). Each Jones Entity hereby acknowledges and confirms that it has carefully reviewed and considered the risks and uncertainties described in the Risk Factors before making an investment decision to purchase the Shares.

Section 3.3    Legends on Stock Certificates.

(a)    The Jones Entities acknowledge and understand that the certificates representing the Shares to be purchased by such Jones Entities will bear, by imprint or endorsement, appropriate legends reflecting the status of the Shares under the Securities Act and applicable state securities laws. The Jones Entities understand that the Common Shares shall bear a restrictive legend in, or substantially in, the form set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

The Jones Entities understands that the Series B Preferred Shares shall also bear a restrictive legend in, or substantially in, the form set forth below:

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF COMSTOCK RESOURCES, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “ARTICLES”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE SERIES OF STOCK OR MORE THAN ONE SERIES OF ANY SERIES AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH SERIES OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE ARTICLES. THE TERMS OF THE ARTICLES ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(b)    The Jones Entities agree, that so long as the restrictive legends described herein in this Agreement remain on the certificates representing the Shares, the Company may maintain appropriate “stop transfer” orders with respect to the Shares, or any portion thereof, on its stock books and ledger and with its registrar and transfer agent.

ARTICLE IV

UNDERSTANDINGS AND NOTICE TO THE JONES ENTITIES

The Jones Entities understand and acknowledge as follows:

(a)    The Shares have not been registered under the Securities Act or the securities laws of any state and are intended to be offered and sold in reliance on exemption from the registration requirements of the

Securities Act by virtue of Section 4(a)(2) and/or other exemptions thereunder, which is in part dependent upon the truth, completeness and accuracy of the statements made by the undersigned herein. The Shares purchased by the Jones Entities will constitute “restricted securities” as defined in Rule 144.

(b)    The Jones Entities hereby acknowledge and agree that the subscription and agreement to purchase the Shares hereunder is irrevocable by the Jones Entities, and that, except as required by applicable law (if any), the Jones Entities are not entitled to cancel, terminate or revoke this Agreement or any agreements of the undersigned hereunder and that this Agreement shall survive the death or disability of the undersigned and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the Jones Entities are more than one person, the obligations of the Jones Entities parties hereunder shall be joint and several and the agreements, representations, warranties, covenants and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his/her heirs, executors, administrators, successors, legal representatives and permitted assigns.

(c)    The Shares are subject to restrictions on transferability and resale under applicable law and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom.

(d)    The Jones Entities acknowledge that any information provided to the Jones Entities and/or the Jones Entities’ legal and financial advisors with respect to the sale of Shares, furnished by the Company to the Jones Entities and/or their advisors in connection with the Shares, is confidential and nonpublic and agree that all such information shall be kept in confidence by the Jones Entities and his advisors and neither used by the Jones Entities nor their advisors for the Jones Entities’ or other person’s personal benefit (other than in connection with this Agreement), nor disclosed to any other third party for any reason; provided, however, that this obligation shall not apply to any such information that (i) is part of the public knowledge or literature and readily accessible at the date hereof, or (ii) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of breach of this provision).

(e)    The sale of the Shares are intended to be exempt from registration under the securities law of certain states in the United States. Persons subscribing for the Shares must note that there are restrictions on the transfer of the Shares as stipulated herein. Each Jones Entity hereby acknowledges that it has read the following notices and has taken full cognizance of and understands the notices applicable to such Jones Entity and the restrictions on the transfer of the Shares.

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS SALE OF SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND ONLY IF PERMITTED UNDER THE STOCKHOLDER AGREEMENT. THE JONES ENTITIES SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1    Mutual Covenants. Neither the Jones Entities nor the Company shall, and each party shall cause its respective Affiliates not to, take any action that would, or would reasonably be expected to, result in any condition set forth in Article V not being satisfied, and neither the Jones Entities or the Company may rely on the failure of any such condition to be satisfied if such failure was caused by such party’s failure to perform any of its obligations hereunder or to act in good faith.

Section 5.2    NYSE Listing. Promptly following execution of this Agreement, the Company shall apply to cause the Common Shares and any shares of Common Stock issuable upon the conversion of the Series B Preferred Shares to be approved for listing on the NYSE, subject only to official notice of issuance.

Section 5.3    Impact of Stock Splits, Etc. In the event of any change in the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding after the Execution Date and prior to the Closing by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or membership interests or the like, the Shares shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Shares. Nothing in this Section 5.3 shall be construed to permit the Company to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 5.4    Amendment to Company Charter and Preferred Stock Designation. The Company shall take all appropriate action to increase the authorized number of shares of Common Stock available for issuance, including without limitation, taking the actions set forth in Section 5.13 of the Merger Agreement and filing the Charter Amendment with the Secretary of State of the State of Nevada promptly following satisfaction of the condition set forth in Section 6.1(c) of the Merger Agreement. The Company shall prepare and file with the Secretary of State of Nevada the Preferred Stock Designation.

ARTICLE VI

CONDITIONS TO OBLIGATIONS

Section 6.1    Mutual Conditions. The respective obligations of each party hereto to consummate the transactions provided herein are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)    (i) all conditions to closing of the transactions contemplated by the Merger Agreement shall have been satisfied (or waived) (excluding conditions that, by their nature cannot be satisfied until the closing thereof, so long as such conditions will be satisfied at the closing thereof); (ii) the parties to the Merger Agreement stand ready, willing and able to consummate the transactions contemplated by the Merger Agreement immediately following the closing of the transactions contemplated by this Agreement (the “Closing”); and (iii) the Closing shall occur immediately prior to (and, for the avoidance of doubt, on the same date) with the consummation of the transactions contemplated by the Merger Agreement;

(b)    no order shall have been entered (or be in effect) by a court of competent jurisdiction which enjoins, prohibits or materially restrains the transactions contemplated by this Agreement;

(c)    the Charter Amendment shall have been filed with the Secretary of State of Nevada; and

(d)    the Preferred Stock Designation shall have been filed with the Secretary of State of Nevada.

Section 6.2    Conditions to Obligations of the Company. The obligation of the Company to sell and issue the Shares purchasable by the Jones Entities to the Jones Entities in accordance with this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)    each of the representations and warranties of the Jones Entities contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and each of the covenants and agreements of the Jones Entities contained in this Agreement to be performed on or before the Closing Date shall have been duly and fully performed in all material respects on or before such date;

(b)    each of the Jones Entities shall have delivered to the Company a wire transfer (as directed and requested by the Company) of its share of the Purchase Price payable for the Shares to be purchased by such Jones Entity as provided hereunder; and

(c)    the Jones Entities shall have executed and delivered to the Company the Registration Rights Agreement.

Section 6.3    Conditions to Obligations of the Jones Entities. The obligation of the Jones Entities to purchase the Shares purchasable by Jones Entities in accordance with this Agreement is subject to, the satisfaction on or prior to the Closing Date of the following conditions:

(a)    each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date; and each of the covenants and agreements of the Company contained in this Agreement to be performed on or before the Closing Date shall have been duly and fully performed in all material respects on or before such date; and

(b)    the Company shall have executed and delivered to the Jones Entities the Registration Rights Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS AND PROVISIONS

Section 7.1    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

Section 7.2    Third Party Beneficiary. Each of the Company and Jones Entities acknowledge and agree that Holdings is and is hereby made a third party beneficiary of this Agreement only for the purpose of seeking specific performance of the Jones Entities’ obligation to Purchase the Shares hereunder (solely to the extent that the Company has the right to enforce such obligation pursuant to the terms hereof) and for no other purpose (including, without limitation, any claim for monetary damages hereunder).

Section 7.3    Headings. The article, section, subsection, captions, headings and other titles preceding the text of each section, subsection or paragraph hereof are for convenience of reference only and shall not effect the construction, meaning or interpretation of this Agreement (or of any provision hereof).

Section 7.4    Construction. The parties acknowledge that each party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement (or of any provision hereof).

Section 7.5    Survival. None of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Article I will survive the Closing.

Section 7.6    Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the other parties hereto solely by a written instrument executed by such other parties; any such written and signed waiver, and any failure by any party to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

Section 7.7    Amendment and Modification; Termination. Except as set forth elsewhere in this Agreement, neither this Agreement nor any provision hereof shall be amended waived, modified, supplemented, changed, discharged, terminated, revoked or canceled, except by a written instrument mutually agreed upon and executed by all parties hereto, provided that this Agreement and the parties’ obligations hereunder shall automatically terminate upon the termination of the Merger Agreement in accordance with Article VII thereof.

Section 7.8    Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns, President

Email: rburns@comstockresources.com

With copy to (which shall not constitute notice):

Locke Lord LLP

2200 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Jack E. Jacobsen

            Michael Blankenship

E-mail:     jjacobsen@lockelord.com

            michael.blankenship@lockelord.com

If to the Jones Entities:

c/o Arkoma Drilling CP, LLC

5950 Berkshire Lane, Suite 1400

Dallas, Texas 75225

Attention: Jason Cohen

Email:       jcohen@DallasCowboys.net

With copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Doug Rayburn

Email:       drayburn@gibsondunn.com

Section 7.9    Binding Effect. This Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estate, legal representatives, successors and permitted assigns and are not intended and shall not be construed so as to confer any rights or benefits upon any other person or party.

Section 7.10    Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party or parties hereto in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its reasonable best efforts to ensure that the purposes of this Agreement (and the related documents and agreements referred to herein) are realized and to take such further actions or steps, and execute and deliver (and, as appropriate, file) such further documents, certificates, instruments and agreements, as are reasonably necessary to implement the provisions of this Agreement and to consummate the transactions contemplated by this Agreement.

Section 7.11    Governing Law. This Agreement shall be governed by the Laws of the State of Texas, without giving effect to any principles of conflicts of law, and, to the extent mandatorily applicable to the internal affairs of the Company, the Laws of the State of Nevada.

Section 7.12    Severability. It is the desire and intention of the parties hereto that, whenever possible, each provision of this Agreement be interpreted in such a manner as to be effective and valid under applicable law; if, however, any provision of this Agreement is found or held to be invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

Section 7.13    Counterparts. This Agreement may be executed through the use of one or more counterparts, all of which together shall be considered one and the same agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

Section 7.14    Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party shall be entitled to specific performance of the agreements and obligations of the other party hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

Section 7.15    Expenses. All costs and expenses incurred by either party in connection with this Agreement shall be paid by the Company.

Section 7.16    Waiver of Jury Trial. THE JONES ENTITIES AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LETTER AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE JONES ENTITIES AND THE COMPANY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date this Agreement.

COMPANY:

COMSTOCK RESOURCES, INC.

By:	/s/ M. Jay Allison
Name:	M. Jay Allison
Title:	CEO

JONES ENTITIES:
ARKOMA DRILLING CP, LLC

By:	/s/ Thomas L. Walker
Name:	Thomas L. Walker
Title:	Asst. Treasurer

WILLISTON DRILLING CP, LLC

By:	/s/ Thomas L. Walker
Name:	Thomas L. Walker
Title:	Asst. Treasurer

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

SCHEDULE 1.1

Jones Entity	Shares of Series B Preferred Stock	Shares Of Common Stock
Arkoma Drilling CP, LLC	132,003	37,715,000
Williston Drilling CP LLC	42,997	12,285,000

Annex C

COMSTOCK RESOURCES, INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 78.1955 of the Nevada Revised Statutes

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $10.00 Per Share)

Comstock Resources, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Third Article of the Second Amended and Restated Articles of Incorporation of the Corporation (as amended and as further amended from time to time in accordance with its terms and the NRS, the “Articles of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 5,000,000 shares of preferred stock, par value $10.00 per share (the “Authorized Preferred Stock”), and in accordance with the provisions of Section 78.1955 of the NRS, the Board duly adopted on [●], 2019 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the Articles of Incorporation and the provisions of Section 78.1955 of the NRS, the Board hereby authorizes and establishes two new series consisting of 385,000 shares of Authorized Preferred Stock in the aggregate, designated Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock, and hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series of Authorized Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”) as follows:

1.	General.

(a)    There shall be created from the 5,000,000 shares of Authorized Preferred Stock of the Corporation authorized to be issued pursuant to the Articles of Incorporation, (i) a series of Preferred Stock designated as “Series A Redeemable Convertible Preferred Stock” par value $10.00 per share (the “Series A Preferred Stock”), and (ii) the “Series B Redeemable Convertible Preferred Stock” (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 210,000 and the authorized number of shares of Series B Preferred Stock shall be 175,000. Shares of Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be permanently cancelled and shall no longer be authorized for future issuance.

(b)    Subject to the following sentence, the Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; and (iv) junior to existing and future indebtedness and liabilities of the Corporation. The Series A Preferred Stock, with respect to rights upon the liquidation, winding-up or dissolution of the Corporation and in the event of any redemption of the Preferred Stock, ranks senior to all Series B Preferred Stock.

2.	Definitions. As used herein, the following terms shall have the following meanings:

(a)    “Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share, whether or not declared, from, and including, the last day of the most recently preceding fiscal quarter (or the Initial Issue Date, if there has been no prior full fiscal quarter) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid dividends on such share from all prior fiscal quarters (including any dividends attributable to the Default Rate or Registration Delay Rate, as applicable).

(b)    “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this Certificate of Designations, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(c)    “Articles of Incorporation” shall have the meaning specified in the recitals.

(d)    “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any Equity Securities that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Corporation or any of its Subsidiaries.

(e)    “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(f)     “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(g)    “Capital Stock” shall mean, for any entity, any and all shares, equity interests, rights to purchase, warrants, options, equity participations or other equity equivalents of or equity interests in (however designated) capital stock issued by that entity.

(h)    “Cash Dividends” shall have the meaning specified in Section 3(a).

(i)    “Certificate of Designations” shall have the meaning specified in the recitals.

(j)    A “Change of Control” shall be deemed to have occurred at any time after the Preferred Stock is originally issued if any of the following occurs:

(i)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a Subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the “persons” (as defined above) who were Beneficial Owners of the voting stock of the Corporation immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a Subsidiary;

(ii)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is defined above) other than the Corporation or its Subsidiaries and other than any Permitted Holder); or

(iii)    the adoption of a plan relating to the liquidation or dissolution of the Corporation.

(k)    “Change of Control Cash Price” shall mean, as of the date of any redemption in connection with a Change of Control Put, (a) during the period prior to the 12-month anniversary of the Initial Issue Date, the sum of (i) the Liquidation Value per share of Preferred Stock plus (ii) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Change of Control and (b) following the twelve-month anniversary of the Initial Issue Date, the greater of (i) the sum of (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Change of Control and (ii) an amount equal to (A) the number of shares of Common Stock into which such share of Preferred Stock is convertible (at the Conversion Rate then in effect) as of immediately prior to such Change of Control multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to such Change of Control.

(l)    “Change of Control Notice” shall have the meaning specified in Section 4(b).

(m)    “Change of Control Put” shall have the meaning specified in Section 4(a).

(n)    “Close of Business” shall mean 5:00 p.m., New York City time.

(o)    “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose with the prior consent of holders of a majority of the outstanding Preferred Stock. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this definition for the determination of the Closing Sale Price of the Common Stock. If the Closing Sale Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Sale Price of the Common Stock on such date shall be the fair market value as determined in good faith by the Corporation in a commercially reasonable manner.

(p)    “Code” shall mean Internal Revenue Code of 1986, as amended.

(q)    “Common Stock” shall mean the Common Stock, par value $0.50 per share, of the Corporation, subject to Section 8(d)

(r)    “Comstock Indenture” shall mean that certain Indenture, dated as of August 3, 2018, by and between Comstock Escrow Corporation, as issuer, and American Stock Transfer & Trust Company LLC, as trustee (as the same is in effect as of the date hereof) and any future indenture relating to a comparable refinancing or refunding thereof.

(s)    “Conversion Date” shall have the meaning specified in Section 7(a)(ii).

(t)    “Conversion Price” shall be $4.00 per share of Common Stock, as adjusted in accordance with Section 8.

(u)    “Conversion Rate” shall mean, with respect to each share of Preferred Stock subject to conversion, a number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Liquidation Value per share of such Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of conversion divided by (ii) the then applicable Conversion Price.

(v)    “Corporation” shall have the meaning specified in the recitals.

(w)    “Corporation Optional Redemption” shall have the meaning specified in Section 7(b)(i).

(x)    “Corporation Optional Redemption Date” shall have the meaning specified in Section 7(b)(ii).

(y)    “Corporation Optional Redemption Price” shall mean, as of the date of any redemption pursuant to Section 7(c), (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date fixed for such redemption.

(z)    “CP Indenture” shall mean that certain Indenture, dated as of May 3, 2017, by and among Covey Park Energy LLC, Covey Park Finance Corp., the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (as the same is in effect as of the date hereof) and any future indenture relating to a comparable refinancing or refunding thereof.

(aa)    “Default Rate” means, as of any time of determination, (i) in the event that any Delisting Event has occurred and is continuing, 6.0% per annum, computed on the basis of a 360-day year comprised of 30-day months and (ii) in the event that no Delisting Event has occurred and is continuing, (a) in the event that any Non-Payment of Dividends has occurred and any Non-Payment of Dividends remains uncured as of such time (but less than four Non-Payment of Dividends remain uncured as of such time), 3.0% per annum, computed on the basis of a 360-day year comprised of 30-day months and (ii) in the event that any Non-Payment of Dividends has occurred and four or more Non-Payment of Dividends remain uncured as of such time, an additional 3.0% per annum (in addition to the additional amounts described in clause (i)(a) of this definition), computed on the basis of a 360-day year comprised of 30-day months, provided that under no circumstances shall the Default Rate exceed 6.0% per annum.

(bb)     “Delisting Event” shall have the meaning specified in Section 3(b).

(cc)    “Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on [September 30, 2019]1.

(dd)    “Dividend Period” shall have the meaning specified in Section 3(a).

(ee)    “Dividend Rate” shall mean the rate of 10% per annum per share of Preferred Stock.

(ff)    “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding such Dividend Payment Date.

(gg)    “Equity Securities” means the equity securities of the Corporation, including shares with respect to Common Stock and Preferred Stock.

[1]	First Dividend Payment Date after the Initial Issue Date.

(hh)    “Event” shall have the meaning specified in Section 5(b).

(ii)    “Ex-Date,” when used with respect to any issuance, dividend or distribution of Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(jj)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(kk)    “Expiration Date” shall have the meaning specified in Section 8(a)(iv).

(ll)    “Holder” shall mean a holder of shares of Preferred Stock.

(mm)    “Holdings” shall mean Covey Park Energy Holdings LLC, a Delaware limited liability company.

(nn)    “Initial Issue Date” shall mean the first date of original issuance of shares of the Preferred Stock.

(oo)    “Jones Entities” means each of Arkoma Drilling CP, LLC, a Texas limited liability company, and Williston Drilling CP, LLC, a Texas limited liability company.

(pp)    “Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock or Series B Preferred Stock (as applicable) as to dividend rights, redemption rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(qq)    “Liquidation Value” shall mean, with respect to each share of Preferred Stock, $1,000.00.

(rr)    “NRS” shall have the meaning specified in the recitals.

(ss)    “National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.

(tt)     “Non-Payment of Dividends” shall have the meaning specified in Section 3(b).

(uu)    “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(vv)    “Open of Business” shall mean 9:00 a.m., New York City time.

(ww)    “Ownership Notice” shall mean the notice of ownership of Capital Stock of the Corporation containing the information required to be set forth or stated on certificates pursuant to the NRS and, in the case of an issuance of Capital Stock by the Corporation (including the Preferred Stock), in substantially the form attached hereto as Exhibit A.

(xx)    “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with either Series A Preferred Stock or Series B Preferred Stock (as applicable) as to dividend rights, redemption rights or rights upon the liquidation, winding up or dissolution of the Corporation.

(yy)    “Permitted Holder” shall mean collectively, (1) the Jones Entities and each of their respective Affiliates (but not, however, any operating company in the Oil and Gas Business (as defined in the Comstock Indenture) thereof), (2) Jerral W. Jones, (3) any family member, heir or estate of the foregoing, (4) any trust directly or indirectly controlled by or for the benefit of any of the foregoing, and (5) any other Persons directly or indirectly controlled by any of the foregoing (but not, however, any operating company in the Oil and Gas Business thereof).

(zz)    “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(aaa)    “Preferred Stock” shall have the meaning specified in Section 1.

(bbb)    “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(ccc)    “Reference Property” shall have the meaning specified in Section 8(d).

(ddd)    “Registration Delay” shall have the meaning specified in Section 3(i).

(eee)    “Registration Delay Rate” means an additional 0.25% per quarter for each quarter during which a Registration Delay is continuing, cumulative to the Dividend Rate as in effect for the applicable period, computed on the basis of a 90-day quarters comprised of 30-day months; provided, however, that in no event shall the Registration Delay Rate exceed 1.0% per annum in the aggregate.

(fff)    “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Initial Issue Date by and among the Corporation and the others party thereto.

(ggg)    “Reorganization Event” shall have the meaning specified in Section 8(d).

(hhh)    “Requested Number of Shares” shall have the meaning specified in Section 4(c).

(iii)    “SEC” shall mean the Securities and Exchange Commission.

(jjj)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(kkk)    “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(lll)    “Shareholders Agreement” shall mean that certain Shareholders Agreement dated as of the date hereof by and among the Corporation, Holdings, the Jones Entities and the others party thereto.

(mmm)    “Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Registrable Securities (as defined in the Registration Rights Agreement) by holders thereof.

(nnn)    “Special Rights End Date” shall have the meaning specified in Section 4(a).

(ooo)    “Specified Contract Terms” shall mean (i) Sections 4.07, 4.10 and 4.15 of the Comstock Indenture and (ii) Section 4.07 of the CP Indenture, in each case as it relates to the purchase of Preferred Stock in connection with a Change of Control as contemplated by the definition of “Disqualified Capital Stock” under the Comstock Indenture or the definition of “Disqualified Stock” under the CP Indenture, as applicable.

(ppp)    “Spin-Off” shall have the meaning specified in Section 8(a)(iii).

(qqq)    “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(rrr)    “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(sss)    “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, for value or without value, or to enter into any written or oral contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Certificate of Designations; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations, a Transfer shall not include (i) the conversion of one or more shares of Preferred Stock into Common Stock pursuant to the terms of this Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Corporation or (iii) the transfer of any limited partnership or limited liability company interests or other equity interests in a Holder (or any direct or indirect parent entity of a Holder), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities.

(ttt)    “Transfer Agent” shall mean American Stock Transfer & Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Preferred Stock and the Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(uuu)    “Treasury Regulation” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

3.	Dividends.

(a)    Subject to Section 3(c), from and after the Initial Issue Date, dividends shall, with respect to each outstanding share of Preferred Stock, accrue on the Liquidation Value at (i) the Dividend Rate plus (ii) the

Default Rate during any period that the Default Rate is applicable pursuant to Section 3(b), plus (iii) the Registration Delay Rate during any period that the Registration Delay Rate is applicable pursuant to Section 3(h) for each Dividend Period (as defined below) to and including the next Dividend Payment Date (“Cash Dividends”). Such Cash Dividends shall be cumulative and shall be payable only when, as and if declared by the Board, and when so declared and paid, Cash Dividends shall be paid in cash out of funds legally available therefor and shall be payable on the next Dividend Payment Date following such declaration by the Board to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. Dividends on the Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent fiscal quarter, or if there has been no prior full fiscal quarter, from the Initial Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such Accrued Dividends or pursuant to Sections 3(b) and 3(c). With respect to any dividend that is declared and paid by the Board, if the Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date. The period from the Initial Issue Date to and including the first Dividend Payment Date and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(b)    If (i) the Corporation fails to pay in cash in full all or any part of any Cash Dividend when due and payable in accordance with Section 3(a) for any Dividend Period (such failure, a “Non-Payment of Dividends”) or (ii) the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or any other National Securities Exchange (a “Delisting Event”) and such Delisting Event is continuing, then (A) from and after (1) in the case of a Non-Payment of Dividends, the first day immediately following the Dividend Period for which the Non-Payment of Dividends occurred and continuing until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Default Rate), or (2) in the case of a Delisting Event, the date such Delisting Event occurs and continuing until such Delisting Event shall cease to be continuing, the Default Rate shall be applicable to any Cash Dividend payable pursuant to Section 3(a). The amount of accrued but unpaid cash dividends described above (if any) shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Default Rate until paid.

(c)    Cash Dividends payable under Section 3(a) for any period less than a full quarterly dividend or accretion period (based upon the number of days elapsed during the period), shall each be computed on the basis of a 360-day year consisting of twelve 30-day months.

(d)    Holders of shares of Preferred Stock subject to conversion or redemption (including in respect of a Change of Control Put) shall not be entitled to receive any payment of dividends declared pursuant to Section 3(a) in respect of the Dividend Period in which such conversion or redemption occurs notwithstanding that a Dividend Record Date may have occurred for the payment of such dividends prior to such conversion or redemption.

(e)     Notwithstanding anything herein to the contrary, the Corporation shall be prohibited from paying a dividend on any Junior Stock while any Accrued Dividends are outstanding except for (i) a dividend payable on Junior Stock in shares of Junior Stock; (ii) the acquisition of shares of Junior Stock in exchange for shares of Junior Stock and the payment of cash in lieu of fractional shares of Junior Stock; (iii) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; and (iv) the exchange, redemption or conversion of Junior Stock for, into or with Junior Stock.

(f)    Holders of shares of Preferred Stock shall not be entitled to any dividend other than as set forth in this Section 3.

(g)    In the event the Corporation has insufficient cash to pay in cash in full all or any part of any Cash Dividend when due and payable in accordance with Section 3(a) or in the case of any other partial Cash Dividend, the Holders of Preferred Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to Section 3(a), in any Cash Dividends paid by the Corporation to the Holders of Preferred Stock.

(h)    If the Corporation fails to cause a Shelf Registration Statement with respect to the Registrable Securities (as defined in the Registration Rights Agreement) to be declared effective 30 days prior to the first anniversary of the Initial Issue Date (such failure, a “Registration Delay”), then from and after the first day of the immediately following such fiscal quarter and continuing until such failure is cured by the effectiveness of a registration statement pertaining to the Registrable Securities, (i) the Cash Dividends shall accrue at the Dividend Rate plus the Registration Delay Rate and (ii) the amount of such accrued but unpaid cash dividends shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Registration Delay Rate until paid.

4. Special	Rights Upon a Change of Control.

(a)    Special Rights at the Option of the Holder. A Holder shall have the right, in connection with any Change of Control, with respect to all but not less than all of its Preferred Stock, to select one of the following options, by notice given to the Corporation within 10 Business Days of the date the Corporation delivers the Change of Control Notice (such end date, the “Special Rights End Date”), subject to the provisions of this Section 4, and with the understanding that unless otherwise agreed in writing by the applicable Holder and the Corporation, any Holder who fails to timely provide notice of its election to the Corporation shall be deemed to have elected the option set forth in sub-clause (ii) below:

(i)    convert all, but not less than all, of the shares of Preferred Stock held by such Holder to Common Stock at the Conversion Rate; or

(ii)    require the Corporation (or its successor or the surviving entity if the Corporation is not the surviving entity) to purchase (a “Change of Control Put”) all, but not less than all, of its shares of Preferred Stock for cash at a purchase price per share of Preferred Stock equal to the Change of Control Cash Price; provided that the Corporation shall only be required to pay the Change of Control Cash Price (i) to the extent permitted by the Specified Contract Terms and (ii) to the extent such purchase can be made under applicable law and out of funds legally available therefor.

(b)    Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur or has occurred), a written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Transfer Agent, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, (x) the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed or (y) the date on which the Change of Control occurred). Such notice shall state (i) the anticipated effective date of such Change of Control; (ii) the anticipated Special Rights End Date; (iii) the name and address of the Transfer Agent; and (iv) the procedures that Holders must follow to exercise their right pursuant to this Section 4 (such notice, a “Change of Control Notice”).

(c)    If the Corporation would be in violation of the Specified Contract Terms if all shares of Preferred Stock that Holders have requested to be purchased under Section 4(a)(ii) (the “Requested Number of Shares”) are purchased by the Corporation, (A) the Corporation shall (1) purchase, pro rata among the Holders of Series A Preferred Stock that have requested their shares of Series A Preferred Stock be purchased pursuant to Section 4(a)(ii), a number of shares of Series A Preferred Stock with an aggregate Change of Control Cash Price equal to the lesser of (x) the amount legally available for the purchase of shares of Preferred Stock under applicable law and (y) the largest amount that can be used for such purchase not prohibited by the Specified

Contract Terms, (2) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Cash Price as soon as possible after the Corporation is able to make such purchase out of assets legally available for the purchase of such share of Preferred Stock and without violation of the Specified Contract Terms, (3) purchase any shares of Series B Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Cash Price as soon as possible after the Corporation (x) satisfies its obligations under clauses (1) and (2) and (y) is able to make such purchase out of assets legally available for the purchase of such share of Preferred Stock and without violation of the Specified Contract Terms, and (4) notify all Holders of shares of Preferred Stock requested to be purchased under Section 4(a)(ii) that will not be purchased as of the consummation of the Change of Control and (B) the Holders of any shares of Preferred Stock that are not purchased by the Corporation in connection with the consummation of the Change of Control as a result of the application of this sentence shall have the right, immediately prior to the consummation of such Change of Control, to convert any of the shares of Preferred Stock held by such Holder to Common Stock at the then-applicable Conversion Rate. The inability of the Corporation to make a purchase payment for any reason shall not relieve the Corporation from its obligation to effect any required purchase when, as and if permitted by applicable law, the Specified Contract Terms and this Certificate of Designations.

(d)    Upon full conversion or payment for any shares of Preferred Stock pursuant to Section 4(a), as the case may be, such shares of Preferred Stock will cease to be entitled to any dividends that may thereafter be payable on the Preferred Stock; such shares of Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights of the Holder of such shares of Preferred Stock shall cease and terminate with respect to such shares.

5. Voting;	Other Rights.

(a)    Voting.

(i)    The shares of Preferred Stock shall not have voting rights other than those set forth in this Section 5(a) or as otherwise required by Nevada law or the Articles of Incorporation.

(ii)    So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of (i) the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting and (ii) the Holders of at least a majority in voting power of the shares of Series B Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

(A)    authorize, declare, pay or set aside any dividend or distribution on or agree to or consummate any redemption or repurchase of any Junior Stock, other than (i) a dividend payable on Junior Stock in shares of Junior Stock; (ii) the acquisition of shares of Junior Stock in exchange for shares of Junior Stock and the payment of cash in lieu of fractional shares of Junior Stock; (iii) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; and (iv) the exchange, redemption or conversion of Junior Stock for, into or with Junior Stock;

(B)    authorize or create, or increase the authorized amount of, or issue or reissue any class or series of Senior Stock or Parity Stock or reclassify any of the authorized capital stock of the Corporation into shares of Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

(C)    authorize, declare or initiate general assignments to creditors, file a voluntary bankruptcy petition, petition for liquidation or dissolution or consent to the appointment or appoint a trustee, receiver or liquidator of the Corporation;

(D)    cause or enter into any agreement that would result in a Change of Control, unless upon consummation of such Change of Control the Corporation pays in full to the holders of Preferred Stock that have requested shares of Preferred Stock to be redeemed pursuant to Section 4(a) cash in an amount equal to the Change of Control Cash Price on the Requested Number of Shares;

(E)    issue any equity securities of any of the Corporation’s Subsidiaries, other than (i) to the Corporation or another of the Corporation’s wholly-owned Subsidiaries; or (ii) in connection with the contribution of any assets or cash in excess of $10,000,000 to any Person that is not wholly-owned by the Corporation;

(F)    enter into or modify any agreement or arrangement that by its terms expressly prohibits the Corporation from (i) declaring and paying any dividend to the holders of the Preferred Stock in accordance with this Certificate or (ii) redeeming all or any portion of the Preferred Stock in accordance with this Certificate (it being understood, for the avoidance of doubt, that the limitations set forth in the proviso in Section 4(a)(ii) and Section 4(c) shall have no effect when determining whether such redemption occurs in accordance with this Certificate);

(G)    consummate, cause or enter into any agreement related to any transaction (including, without limitation, any merger or consolidation) with any Person (including any Permitted Holder) the result of which is that the Common Stock (or other common stock into which the Preferred Stock is convertible) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or any other National Securities Exchange (any such transaction, a “Take-Private Transaction”), unless in connection with the consummation of such transaction the Corporation redeems each share of Preferred Stock in full for an amount in cash equal to (a) during the period prior to the 12-month anniversary of the Initial Issue Date, the sum of (i) the Liquidation Value per share of Preferred Stock plus (ii) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Take-Private Transaction and (b) following the twelve-month anniversary of the Initial Issue Date, the greater of (i) the sum of (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Take-Private Transaction and (ii) an amount equal to (1) the number of shares of Common Stock into which such share of Preferred Stock is convertible (at the Conversion Rate then in effect) as of immediately prior to such Take-Private Transaction multiplied by (2) the price paid per share of Common Stock in the applicable Take-Private Transaction (the “Take Private Cash Price”);

(H)    directly or indirectly, in one transaction or a series of related transactions, acquire or agree to acquire, (A) any Person by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, such Person or (B) any assets, in each case other than any acquisition or series of related acquisitions for which the purchase price is less than $125,000,000;

(I)    directly or indirectly, sell, lease, transfer, convey or otherwise dispose (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, unless in connection with the consummation of such transaction the Corporation redeems each share of Preferred Stock in full for an amount in cash equal to (a) during the period prior to the 12-month anniversary of the Initial Issue Date, the sum of (i) the Liquidation Value per share of Preferred Stock plus (ii) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable transaction and (b) following the twelve-month anniversary of the Initial Issue Date, the greater of (i) the sum of (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable transaction and (ii) an amount equal to (1) the number of shares of Common Stock into which such share of Preferred Stock is convertible (at the Conversion Rate then in effect) as of immediately prior to such transaction multiplied by (2) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to such transaction; or

(J)    agree or commit to take any of the foregoing actions.

(b)    So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Articles of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an “Event”) so as to adversely affect any right, preference, privilege or power of the shares of Series A Preferred Stock; provided, however, without limiting the rights in Section 5(a)(ii)(D) or Section 5(a)(ii)(G), with respect to the occurrence of any Event, so long as (i) the holders of the shares of Series A Preferred Stock receive the Change of Control Cash Price or Take Private Cash Price, as applicable, in connection therewith or to exercise their right to convert their shares of Series A Preferred Stock into shares of Common Stock or (ii) any shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for a preferred security in the surviving entity or parent of the surviving entity that has the same rights, preferences and privileges as the Series A Preferred Stock in all respects, the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or power of the Series A Preferred Stock; provided, further, that any increase in the amount of the authorized Junior Stock, or the creation or issuance of any additional shares of Junior Stock, shall not be deemed to adversely affect such rights, preferences, privileges or powers.

(c)    So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series B Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Articles of Incorporation or this Certificate of Designations, including by any Event, so as to adversely affect any right, preference, privilege or power of the shares of Series B Preferred Stock; provided, however, with respect to the occurrence of any Event, so long as (i) the holders of the shares of Series B Preferred Stock are entitled to exercise the Change of Control Put in connection therewith or to exercise their right to convert their shares of Series B Preferred Stock into shares of Common Stock, in each case in accordance with Section 4(a) hereof or (ii) any shares of the Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for a preferred security in the surviving entity or parent of the surviving entity that has the same rights, preferences and privileges as the Series B Preferred Stock in all respects, the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or power of the Series B Preferred Stock; provided, further, that any increase in the amount of the authorized Junior Stock, or the creation or issuance of any additional shares of Junior Stock, shall not be deemed to adversely affect such rights, preferences, privileges or powers.

(d)    So long as Holdings or any of its Affiliates collectively beneficially own in the aggregate at least (i) 10% of the issued and outstanding Common Stock or (ii) 21,000 shares of Series A Preferred Stock, the Corporation shall not, without the affirmative consent of Holdings, take any action that would require the approval of Holdings pursuant to Section 3.6(b) or Section 3.6(c) of the Shareholders Agreement. So long as Holdings or any of its Affiliates collectively beneficially own in the aggregate at least 21,000 issued and outstanding shares of Series A Preferred Stock, the Corporation shall not, without the affirmative consent of Holdings, take any action that would require the approval of Holdings pursuant to Section 3.6(d) of the Shareholders Agreement.

(e)    In all cases in which Holders shall be entitled to vote, whether a plurality, majority or other portion of the Series A Preferred Stock, Series B Preferred Stock or any other series of voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective aggregate liquidation preferences of the Series A Preferred Stock, Series B Preferred Stock or such other series of voting Preferred Stock, as applicable.

6. Liquidation	Preference.

(a)    In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), an amount in cash equal to the greater of (i) (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date fixed for liquidation, winding up or dissolution and (ii) solely in the event such liquidation, winding up or dissolution of the Corporation occurs following [●]2, (A) the number of shares of Common Stock into which all of such Holder’s shares of Preferred Stock are convertible (at the Conversion Rate) as of immediately prior to such liquidation, winding up or dissolution multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to such liquidation, winding up or dissolution. For the avoidance of doubt, the Series A Preferred Stock, with respect to rights set forth in this Section 6(a), ranks senior to all Series B Preferred Stock and the Series B Preferred Stock shall not receive any proceeds on liquidation or dissolution under this Section 6(a) unless and until the Series A Preferred Stock has received the amount in cash provided in this Section 6(a).

(b)    Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 6, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment shall be made to Holders pursuant to this Section 6 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation’s Subsidiaries without the approval of the Corporation or its stockholders.

(c)    After the payment to the Holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 6, the Holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)    In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 6, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 6, in any distribution of the assets of the Corporation.

7.	Conversion; Redemption.

(a)    Holder Conversion.

(i)     Each Holder shall have the right at any time following [●]3, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such Holder’s shares of Preferred Stock into shares of Common Stock at the Conversion Rate and to receive cash in lieu of fractional shares, if any, as set out in Section 9. Notwithstanding anything to the contrary in this Certificate of Designations, each Holder shall

[2]	The 12-month anniversary of the Initial Issue Date.
[3]	The 12-month anniversary of the Initial Issue Date.

have the right, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such Holder’s shares of Preferred Stock into shares of Common Stock at the Conversion Rate in connection with the consummation of any Change of Control or Take-Private Transaction in which all of such Holder’s shares of Preferred Stock are not redeemed in full for the Change of Control Cash Price or Take Private Cash Price, as applicable (and the Corporation shall give prior written notice of any such Change of Control or Take-Private Transaction to each Holder consistent with the time periods set forth in Section 4(a)).

(ii)    In order to convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 7(a), the Holder must (i) deliver a notice of conversion to the Corporation in the form attached hereto as Exhibit B and (ii) surrender the certificates, if any, representing such shares of Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent in the case of uncertificated book-entry shares), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation), together with written notice that such Holder elects to convert all or such lesser number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, if any, together with such notice, by the Corporation or (in accordance with the immediately preceding sentence) its authorized agent will be the “Conversion Date.”

(b)    Corporation Optional Redemption.

(i)    At any time, the Corporation shall have the right, at its option, to elect to cause any or all of the shares of Preferred Stock to be redeemed for cash at a redemption price per share equal to the Corporation Optional Redemption Price (a “Corporation Optional Redemption”); provided, however, that the price to redeem any shares of Preferred Stock in a redemption of the Preferred Stock that occurs within 30 days prior to or at any time following the announcement or execution by the Corporation of an agreement providing for a Change of Control or Take-Private Transaction and prior to the termination of such agreement, shall be the Change of Control Cash Price or Take Private Cash Price, as applicable. The Corporation shall not be permitted to redeem any shares of Series B Preferred Stock to the extent any shares of Series A Preferred Stock remain outstanding.

(ii)     To exercise the redemption right described in this Section 7(c), the Corporation must deliver to the Holders a written notice setting forth: (x) the date on which the redemption will occur (the “Corporation Optional Redemption Date”), which shall be no earlier than ten (10) Business Days after the date such notice is given; and (y) with respect to each Holder, the number of shares of Preferred Stock subject to redemption and the price to be paid to such Holder in respect thereof. For the avoidance of doubt, prior to the Corporation Optional Redemption Date, the Holders shall be entitled to exercise the rights set forth in Section 7(a) following receipt of the written notice described in the immediately preceding sentence.

(c)    Conversion and Redemption Procedures.

(i)    In connection with any redemption in accordance with Section 7(b) or Section 7(c), the Holder must deliver transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation).

(ii)    On the Conversion Date or the Corporation Optional Redemption Date, as applicable, with respect to any share of Preferred Stock, uncertificated book-entry shares representing the number of shares of Common Stock into which the applicable shares of Preferred Stock are converted or for which the applicable shares of Preferred Stock are redeemed shall be promptly issued and delivered to the Holder thereof or such Holder’s designee (or cash shall be paid to an account designated by such Person) upon instructions to the Transfer Agent, to the Corporation and, if required, such Holder’s furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder. For the avoidance of doubt, the satisfaction of the obligations set forth in Section 7(c)(i) shall be conditions to the issuance of share of Common Stock or the payment of the cash redemption price, as applicable, but shall not impact the conversion or redemption of the Preferred Stock, as applicable.

(iii)    From and after the Conversion Date or the Corporation Optional Redemption Date, as applicable, the shares of Preferred Stock to be converted on such Conversion Date or redeemed on such Corporation Optional Redemption Date will cease to be entitled to any dividends that may thereafter accrue on the Preferred Stock; such shares of Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except (i) in the case of conversion, the right to receive from the Corporation the Common Stock or (ii) in the case of redemption, the right to receive from the Corporation the cash payable in respect of such shares of Preferred Stock) of the Holder of such shares of Preferred Stock to be converted or redeemed shall cease and terminate with respect to such shares.

(iv)    The Person or Persons entitled to receive the Common Stock and/or other securities issuable upon conversion or redemption of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Close of Business on the Conversion Date, if applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or securities to be issued or upon conversion or redemption of shares of Preferred Stock should be registered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder.

(v)    So long as any shares of Preferred Stock remain outstanding, the Corporation shall cause a number of shares of Common Stock equal to the maximum number of shares of Common Stock to be issued upon conversion of the Preferred Stock to be reserved and approved for listing on the New York Stock Exchange, subject to official notice of issuance, an in connection therewith, shall file any supplemental listing application necessary to comply with the provisions of this Section 7(c)(v).

(vi)    In connection with a Corporation Optional Redemption, in lieu of the Corporation exercising such redemption right, the Corporation may assign the right to exercise the Corporation Optional Redemption to a third party, and such third party will be entitled to exercise the Corporation Optional Redemption on the same terms as the Corporation, provided that (i) such third party shall be required, as a condition to exercising the Corporation Optional Redemption, to convert the acquired shares of Series A Preferred Stock in accordance with Section 7(c) immediately following the acquisition such shares of Series A Preferred Stock; (ii) such third party purchaser shall bear all costs and expenses of such transaction, the holders of Series A Preferred Stock shall have no liability to the purchaser thereof and shall be required to make no representations or warranties to such third party other than with respect to their ownership of the Series A Preferred Stock that is the subject of such transaction. For the avoidance of doubt, the foregoing restrictions and obligations shall not apply to any privately negotiated purchase of shares of Series A Preferred Stock between the Holder and any purchaser thereof in which such purchaser is not acquiring Series A Preferred Stock pursuant to an assignment of the Corporation Optional Redemption Right. Notwithstanding the foregoing, in no event will any holder of Series A Preferred Stock be required to engage in any transaction pursuant to this Section 7(c)(vi) that would, or could reasonably be expected to, result in any liability under Section 16(b) of the Exchange Act.

8. Conversion	Price Adjustments; Reorganization Event.

(a)    The Conversion Price (or portion thereof as contemplated by the definition of Conversion Price) shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)    If the Corporation issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, then the Conversion Price in effect immediately following the Record Date for such dividend, distribution, share subdivision or share combination shall be divided by the following fraction:

OS1 / OS0

where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share subdivision or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 8(a)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii)    If the Corporation distributes to all holders of its Common Stock any rights, options or warrants entitling them to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

OS0 + X
OS0 + Y

where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any decrease to the Conversion Price made under this Section 8(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Price shall be increased, effective as of the date of such expiration, to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Price that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until the triggering events occur.

For purposes of this Section 8(a)(ii), in determining the aggregate price payable to exercise any such rights, options or warrants there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)    If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of Common Stock, excluding (A)dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 8(a)(i) or Section 8(a)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Preferred Stock, (C) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 8(d) and (D) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 8(a)(iii) shall apply, then the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

SP0
SP0 – FMV

where,

SP0	=	Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

Any decrease to the Conversion Price made under the portion of this Section 8(a)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased, effective as of the earlier of the date the Board determines not to pay the distribution and the date such dividend or distribution was to have been paid, to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder converted all of its shares of Preferred Stock at the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 8(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a National Securities Exchange (a “Spin-Off”), the Conversion Price shall be adjusted immediately after the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Date for the Spin-off by dividing the Conversion Price in effect immediately prior to the Close of Business on such tenth (10th) Trading Day by the following fraction:

FMV + MP0
MP0

where,

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Price under the preceding paragraph shall become effective at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 8(a)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)    If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be adjusted immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date by dividing the Conversion Price in effect immediately prior to the Close of Business on such last Trading Day of the 10 consecutive Trading Day period by the following fraction:

AC + (SP1 x OS1)
SP1 x OS0

where,

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any decrease to the Conversion Price made under this Section 8(a)(iv) shall become effective at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 8(a)(iv) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(v)    Notwithstanding anything herein to the contrary, no adjustment under this Section 8(a) shall be required to be made to the Conversion Price unless such adjustment would result in a change of at least 1% in the Conversion Price then in effect. Any lesser adjustment that is not made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Price; provided, however, that the Corporation may make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Preferred Stock and (C) upon the occurrence of a Change of Control. No adjustment to the Conversion Price shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(vi)    Notwithstanding the foregoing in this Section 8(a) and for the avoidance of doubt, the Conversion Price shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan broadly available to holders of its Common Stock providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments as compensation pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries, in each case approved by the Corporation’s stockholders; the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; a change in the par value of Common Stock; a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 8(a)(i) through Section 8(a)(iv); ordinary course of business stock repurchases that are not tender offers referred to in Section 8(a)(iv), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s

Subsidiaries as described in Section 8(a)(iv); and accrued and unpaid dividends or distributions, except as provided in Section 4, Section 7, and Section 8;.

(b)    Notwithstanding Section 8(a)(ii) and Section 8(a)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(a)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive, upon conversion of shares of Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Price will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 8(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Price.

(c)    Upon any decrease in the Conversion Price pursuant to this Section 8, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the Conversion Price then in effect following such adjustment.

(d)    In the case of:

(i)    any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii)    any consolidation, merger or other combination involving the Corporation,

(iii)    any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv)    any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock (but not the Preferred Stock) would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the Holder would have received if it had converted all of its shares of Preferred Stock at the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). Notwithstanding Section 8(a), no adjustment to the Conversion Price shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The provisions of this Section 8(d) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 8(d) shall affect the right of a Holder to convert its Preferred Stock into shares of Common Stock as set forth in Section 7(a) prior to the effective time of such Reorganization Event, or the right of the Corporation to redeem the Preferred Stock in accordance with Section 7(b) prior to or at the effective time of such Reorganization Event in accordance with the terms of this Certificate of Designation. The Corporation shall not become party to a Reorganization Event unless its terms are consistent with this Section 8(d).

In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(e)    A converting Holder is not required to pay any stock transfer, documentary, stamp or similar tax that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of the Preferred Stock. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

9.    No Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion or redemption. In lieu of fractional shares otherwise issuable, the Corporation shall round up to the nearest whole share the number of shares of Common Stock to be delivered, provided that in lieu of such rounding, the Corporation may elect to pay the applicable Holder an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date, if applicable. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion or redemption of such Holder’s shares of Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Preferred Stock of such Holder that are being converted or redeemed on any single Conversion Date, if applicable.

10. Transfer	Restrictions; Certificates.

(a)    Transfer Restrictions.

(i)    No Holder shall Transfer all or any portion of its Preferred Stock to any Person that is not (i) a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) a “withholding foreign partnership” (within the meaning of Treasury Regulation Section 1.1441-5(c)(2)) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code.

(ii)    In the event that a Holder Transfers shares of Preferred Stock, other than in connection with a Transfer permitted by and in accordance with this Certificate of Designations, such Transfer shall be null and void and of no force or effect, and the Corporation shall not recognize or be bound by any such purported Transfer.

(b)    Uncertificated Shares.

(i)    Form. The shares of Preferred Stock shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the NRS. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii)    Transfer. Transfers of Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested Transfer until furnished evidence reasonably satisfactory to it that such Transfer is made in accordance with the terms of this Certificate of Designation.

11. Other	Provisions.

(a)    At any time that any Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of Preferred Stock then outstanding.

(b)    With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c)    Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Nevada) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation; provided that any issuance of such shares as Series A Preferred Stock and Series B Preferred Stock must be in compliance with the terms hereof.

(d)    All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by electronic mail or facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three (3) Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder.

(e)    Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(f)    Holders of shares of Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation.

(g)    The Corporation shall take all such steps as may be required to cause any redemption or conversion of the Preferred Stock contemplate hereunder to be exempt under Rule 16b-3 under the Exchange Act to the extent applicable.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this [●] day of [●], 2019.

COMSTOCK RESOURCES, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designations of Comstock Resources, Inc.]

EXHIBIT A

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF COMSTOCK RESOURCES, INC. (THE “CORPORATION”), INCLUDING ANY CERTIFICATES OF DESIGNATIONS (AS FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN THE PROVISIONS OF THE CHARTER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Corporation listed on Schedule A to this letter.

In addition, please be advised that the Corporation will furnish without charge to each stockholder of the Corporation who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Corporation.

The shares of capital stock of the Corporation have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

Exhibit A-1

Dated:

COMSTOCK RESOURCES, INC.

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of Series A Redeemable Convertible Preferred Stock (the “Preferred Stock”) of Comstock Resources, Inc. (the “Corporation”), into shares of Common Stock, par value $0.50 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”). The Corporation will pay any stock transfer, documentary, stamp or similar tax on the issuance of shares of Common Stock upon conversion of the Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax.

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s), if any, for any shares of Common Stock are to be registered:4

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[4]	The Corporation is not required to issue shares of Common Stock until you satisfy the remainder of the conditions set forth in the Certificate of Designations.

Exhibit B-1

Annex D

700 Louisiana Street, Ste. 2100 Houston, TX 77002 May 31, 2019

CONFIDENTIAL

The Board of Directors

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, TX 75034

Dear Members of the Board of Directors:

We understand that Comstock Resources, Inc., a Nevada corporation (the “Acquiror”), Covey Park Energy LLC, a Delaware limited liability company (the “Company”) and a wholly-owned subsidiary of the New Covey Park Energy LLC, a Delaware limited liability company (“Holdings”), and, solely for purposes of Section 5.14 of the Agreement (as defined below), Covey Park Energy Holdings LLC, a Delaware limited liability company (“Current Holdings”), propose to enter into the Agreement pursuant to which, among other things, the Company will be merged with and into the Acquiror (the “Transaction”) and that, in connection with the Transaction, (a) (i) the Acquiror will issue $210 million of redeemable preferred stock to Denham Capital (the “Preferred Issuance”), (ii) all of the outstanding Common Units (as defined in the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of February 15, 2017 (the “Company LLC Agreement”)) (“Company Common Units”), of the Company will be converted into the right to receive from the Acquiror 28,833,000 shares of common stock of the Acquiror, par value $0.50 per share (“Acquiror Common Stock”) (such shares of Acquiror Common Stock, the “Stock Consideration”) and (iii) cash in an amount equal to $700 million (the “Cash Consideration”, and collectively with the Preferred Issuance and the Stock Consideration, the “Proposed Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion), and (b) the Acquiror will continue as the surviving corporation.

The Board of Directors (the “Board”) of the Acquiror has requested that BMO Capital Markets Corp. (“BMOCM” or “we”) render an opinion, as investment bankers, to the Board as to the fairness, from a financial point of view, to the Acquiror, of the Proposed Consideration to be paid by the Acquiror, in the aggregate, for all of the outstanding Company Common Units in the Transaction pursuant to the Agreement (the “Opinion”).

For purposes of this Opinion, we have reviewed the draft dated May 27, 2019 of the Agreement and Plan of Merger by and among the Acquiror, Holdings, Current Holdings and the Company (the “Draft Agreement”). We have assumed that the final Agreement and Plan of Merger (the “Agreement”) will not differ in any material respect from the Draft Agreement, and will reflect the terms of the Draft Agreement.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)	reviewed the Draft Agreement;

2)	reviewed certain publicly available business and financial information relating to each of the Acquiror and the Company that we deemed to be relevant;

3)

reviewed certain information relating to (i) the historical, current and future operations, financial condition and prospects of the Company made available to us by the Acquiror, including financial projections prepared by the management of the Acquiror relating to the Company for the fiscal years ending 2019 through 2021 (the “Company Projections”), (ii) the historical, current and future operations, financial condition and prospects of the Acquiror made available to us by the Acquiror, including financial projections prepared by the management of the Acquiror relating to the Acquiror for the fiscal year ending 2019 (the “Acquiror Projections”, and together with the Company Projections, the “Projections”), and (iii) certain forecasts and estimates of potential cost savings, operating efficiencies and other synergies expected to result from the Transaction, all as prepared by the management of the Acquiror (the “Synergies”);

4)

conducted discussions with members of senior management of each of the Acquiror and the Company and certain of their respective representatives and advisors concerning their view of the businesses, operations, financial condition and prospects of each of the Acquiror and the Company, the Transaction and related matters;

5)	compared certain financial and stock market information for each of the Acquiror and the Company with that of selected publicly traded companies that we deemed to be relevant;

6)	reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in the Company’s industry which we deemed to be relevant;

7)	performed discounted cash flow analyses, in the form of Net Asset Valuation (“NAV”) for the Company based on the Company Projections;

8)

reviewed (i) published third party engineer reports of proved, probable and possible oil and gas reserves and resources of each of the Acquiror and the Company (the “Engineer Reports”), and (ii) the Reserve Database, Commodity Pricing, Reserve Category Definitions, and Category Risking Methodology (the “Riskings”) for Net Asset Valuations for each of the Acquiror and the Company provided by the management of the Acquiror (together with the Riskings, “NAV Inputs and Assumptions”);

9)	reviewed the current and historical market prices and trading volume for certain of the publicly traded securities of the Acquiror;

10)

reviewed a certificate addressed to us from senior management of the Acquiror which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Acquiror; and

11)	performed such other studies and analyses, and conducted such discussions as we deemed appropriate.

We have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company or its representatives or advisors, the Acquiror or its representatives or advisors, or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Acquiror or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to our analysis. We have has also assumed that the Transaction will be consummated in accordance with the terms of the Agreement, without any waiver, modification or amendment of any terms, condition or agreement that would be material to our analysis, that the representations and warranties of each party contained in the Agreement will be true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification. With respect to the Company Projections, we have reviewed and discussed such estimates with the management of the Acquiror and such management has advised us, and we have assumed, that such estimates represent reasonable estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such estimates or the assumptions on which they are based. With respect to the Acquiror Projections, we have been advised by the Acquiror, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of the management of the Acquiror of the expected future competitive, operating and regulatory environments and related financial performance of the Acquiror. Furthermore, upon the advice of management of the Acquiror, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Acquiror and that the Synergies will be achieved in the amounts and the time periods indicated thereby. We express no opinion with respect to such Projections or the Synergies, or the assumptions on which any of them are based. At the direction of the Board, we have used and relied upon the Engineer Reports for purposes of this Opinion and our financial analyses underlying this Opinion. With respect to the NAV Inputs and Assumptions, management of the Acquiror advised BMOCM, and BMOCM assumed without independent verification, that such inputs and assumptions were reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the appropriate inputs and assumptions for the Acquiror and for the Company, respectively. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either the Acquiror or the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties of the Company or the Acquiror. In reaching our conclusions hereunder, we did not perform a net asset valuation analysis for the Acquiror because projections for the Acquiror for a sufficient period of time were not provided to us.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, business or operations of the Acquiror or any other party, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist, and the information made available to us, as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. Furthermore, we did not apply any liquidity discounts to the value of the Acquiror Common Stock issued as part of the Transaction after considering the substantial ownership of Jerry Jones and his affiliates (together, “the Jones Partnerships”).

This Opinion does not constitute a recommendation as to any action the Board or any other party should take in connection with the Transaction or the other transactions contemplated by the Agreement or any aspect thereof and is not a recommendation to any director of the Acquiror, any security holder or any other party on how to act or vote with respect to the Transaction or related transactions and proposals or any other matter. This Opinion relates solely to the fairness of the Proposed Consideration, from a financial point of view, to the Acquiror. We express no opinion herein as to the relative merits of the Transaction and any other transactions or business strategies discussed by the Board as alternatives to the Transaction or the decision of the Board to proceed with the Transaction, nor do we express any opinion on the structure, terms or effect of any other aspect of the Transaction or the other transactions contemplated by the Agreement. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Acquiror’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Proposed Consideration to be paid by of the Acquiror. We are not experts in, and this Opinion does not address, any of the legal, tax or accounting aspects of the Transaction, including, without limitation, whether or not the Transaction or the other transactions contemplated by the Agreement constitute a change of control under any contract or agreement to which the Company, the Acquiror or any of their respective subsidiaries is a party. We have relied solely on the Acquiror’s legal, tax and accounting advisors for such matters.

BMOCM has acted as financial advisor to the Board with respect to the Transaction and will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain potential liabilities arising out of our engagement. BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

In the two years prior to the date of this Opinion, BMOCM has not had any material relationships (other than this engagement, and having acted as (i) lead arranger and administrative agent for the Acquiror in connection with its $700 million senior secured credit facility in May 2018, (ii) joint bookrunner for the Acquiror in connection with its $850 million senior notes offering in August 2018, and (iii) an advisory engagement with the Company regarding the sale of the Eagle Ford assets of the Company in May 2018 for which we were paid customary compensation, as well as our current engagement to act as lead arranger and administrative agent for the Acquiror’s new $1,550 million senior secured credit facility for which we expect to be paid customary compensation), nor are any material relationships mutually understood to be contemplated, in which any compensation was received or is intended to be received by BMOCM as a result of any such relationship with either the Acquiror or the Company in connection with the provision of any financial advisory or financing services by BMOCM to either the Acquiror or the Company. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of the Company, the Acquiror or any of their respective affiliates for its own account and for the accounts of customers.

This Opinion has been approved by a fairness opinion committee of BMOCM. This Opinion has been prepared at the request and for the benefit and use of the Board (in its capacity as such) in evaluating the fairness of the Proposed Consideration, from a financial point of view, to the Acquiror and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating a fiduciary duty on BMOCM’s part to any party.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion, as investment bankers, that as of the date hereof, the Proposed Consideration to be paid by the Acquiror, in the aggregate, for all of the outstanding Company Common Units in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Acquiror.

Very truly yours,

Annex E

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

COMSTOCK RESOURCES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article Third of the Second Amended and Restated Articles of Incorporation of COMSTOCK RESOURCES, INC. is amended and restated to read in its entirety as follows:

“THIRD: That the amount of the total of the authorized capital stock of the corporation is Four Hundred Five Million (405,000,000) shares, of which Four Hundred Million (400,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges, as may be determined by resolution of the Board of Directors of the corporation.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

x

Signature of Officer

*

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15

Annex F

EXECUTIVE COMMITTEE		CHAIRMAN & CEO C.H (SCOTT) REES III
ROBERT C. BARG JOHN G. HATTNER DAN PAUL SMITH	P. SCOTT FROST MIKE K. NORTON JOSEPH J. SPELLMAN	PRESIDENT & COO DANNY D. SIMMONS EXECUTIVE VP G. LANCE BINDER
DANIEL T. WALKER

June 13, 2019

Mr. David Terry

Covey Park Energy LLC

8401 North Central Expressway, Suite 700

Dallas, Texas 75225

Dear Mr. Terry:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2018, to the Covey Park Energy LLC (CPE) interest in certain oil and gas properties located in Louisiana and Texas. We completed our evaluation on January 28, 2019. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by CPE. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. Definitions are presented immediately following this letter. This report has been prepared for CPE’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

We estimate the net reserves and future net revenue to the CPE interest in these properties, as of December 31, 2018, to be:

	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed Producing	212.7	1,170.4	960,157.9	1,812,382.6	1,142,264.3
Proved Developed Non-Producing	0.3	0.0	52,841.4	57,350.4	27,912.9
Proved Undeveloped	0.0	1,845.9	1,854,795.8	2,367,175.1	1,138,244.1

Total Proved	213.0	3,016.3	2,867,795.0	4,236,908.1	2,308,421.3

Totals may not add because of rounding.

The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. As requested, probable and possible reserves that exist for these properties have not been included. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

2100 ROSS AVENUE, SUITE 2200 ● DALLAS, TEXAS 75201 ● PH: 214-969-5401 ● FAX: 214-969-5411	info@nsai-petro.com
1301 MCKINNEY STREET, SUITE 3200 ● HOUSTON, TEXAS 77010 ● PH: 713-654-4950 ● FAX: 713-654-4951	netherlandsewell.com

Gross revenue is CPE’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for CPE’s share of production taxes, ad valorem taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2018. For oil and NGL volumes, the average West Texas Intermediate spot price of $65.56 per barrel is adjusted for quality and market differentials. For gas volumes, the average Henry Hub spot price of $3.100 per MMBTU is adjusted for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $64.17 per barrel of oil, $29.63 per barrel of NGL, and $2.914 per MCF of gas.

Operating costs used in this report are based on operating expense records of CPE. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Operating costs have been divided into per-well costs and per-unit-of-production costs and are inclusive of all CPE transportation contract costs, including the fees associated with CPE’s Enterprise Acadian Haynesville transportation contract that are included in the proved developed producing category as additional operating expenses and as a separate economic projection. Headquarters general and administrative overhead expenses of CPE are included to the extent that they are covered under joint operating agreements for the operated properties. Operating costs are not escalated for inflation.

Capital costs used in this report were provided by CPE and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for workovers, new development wells, and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are CPE’s estimates of the costs to abandon the wells and production facilities, net of any salvage value. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the CPE interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on CPE receiving its net revenue interest share of estimated future gross production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by CPE, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. A substantial portion of these reserves are for undeveloped locations; such reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from CPE, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. Matthew T. Dalka, a Licensed Professional Engineer in the State of Texas, has been practicing consulting petroleum engineering at NSAI since 2013 and has over 7 years of prior industry experience. William J. Knights, a Licensed Professional Geoscientist in the State of Texas, has been practicing consulting petroleum geoscience at NSAI since 1991 and has over 10 years of prior industry experience. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

		By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By:	/s/ Matthew T. Dalka	By:	/s/ William J. Knights
	Matthew T. Dalka, P.E. 125306		William J. Knights, P.G. 1532
	Vice President		Vice President

Date Signed: June 13, 2019		Date Signed: June 13, 2019

MTD:JMP

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2018 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas, and (3) the SEC’s Compliance and Disclosure Interpretations.

(1) Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers’ fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2) Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);

(ii)	Same environment of deposition;

(iii)	Similar geological structure; and

(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3) Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4) Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5) Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

Definitions - Page 1 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Supplemental definitions from the 2018 Petroleum Resources Management System:

Developed Producing Reserves – Expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate. Improved recovery Reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves – Shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals that are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

(7) Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)

Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)

Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)

Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8) Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9) Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10) Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value

Definitions - Page 2 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

(11) Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12) Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)

Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.

(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.

(iii)	Dry hole contributions and bottom hole contributions.

(iv)	Costs of drilling and equipping exploratory wells.

(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13) Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14) Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

(15) Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16) Oil and gas producing activities.

(i)	Oil and gas producing activities include:

(A)	The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;

Definitions - Page 3 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(B)	The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;

(C)

The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and

(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and

(D)

Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and

b.

In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:

(A)	Transporting, refining, or marketing oil and gas;

(B)

Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)	Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or

(D)	Production of geothermal steam.

(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)

When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

Definitions - Page 4 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(ii)

Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)

The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)

Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)

Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19) Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and

Definitions - Page 5 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

(20) Production costs.

(i)

Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.

(B)	Repairs and maintenance.

(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.

(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.

(E)	Severance taxes.

(ii)

Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21) Proved area. The part of a property to which proved reserves have been specifically attributed.

(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A)	The area identified by drilling and limited by fluid contacts, if any, and

(B)

Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

Definitions - Page 6 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(ii)

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)

Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) Proved properties. Properties with proved reserves.

(24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should

Definitions - Page 7 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity’s interests in both of the following shall be disclosed as of the end of the year:

a.  Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)

b.  Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

a.  Future cash inflows. These shall be computed by applying prices used in estimating the entity’s proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

b.  Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

c.   Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity’s proved oil and gas reserves.

d.  Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

e.   Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

f.   Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

Definitions - Page 8 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(27) Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28) Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

(29) Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30) Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)

Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)

Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

Definitions - Page 9 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

From the SEC’s Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:

•  The company’s level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);

•  The company’s historical record at completing development of comparable long-term projects;

•  The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;

•  The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and

•  The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

(iii)

Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) Unproved properties. Properties with no proved reserves.

Definitions - Page 10 of 10